As filed with the Securities and Exchange Commission on May 2, 2018

Registration No. 333-224328

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NorthWest Indiana Bancorp

(Exact name of registrant as specified in its charter)

Indiana	6035	35-1927981
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9204 Columbia Avenue, Munster, Indiana 46321, (219) 836-4400

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Leane E. Cerven

Executive Vice President, General

Counsel and Secretary

NorthWest Indiana Bancorp

9204 Columbia Avenue

Munster, Indiana 46321

(219) 836-4400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David P. Hooper, Esq. Barnes & Thornburg LLP 11 S. Meridian Street Indianapolis, Indiana 46204 (317) 236-1313	Abdul R. Mitha, Esq. Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison Street, Suite 3900 Chicago, Illinois 60606 (312) 984-3100

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon the effective time of the merger of First Personal Financial Corp. with and into the Registrant pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) described in the proxy statement/prospectus included in Part I of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, without par value	161,935	N/A	$2,650,819	$331

(1)	Represents the maximum number of shares of common stock of NorthWest Indiana Bancorp (OTCBB: NWIN) (the “Registrant”), that is expected to be issued in connection with the merger of First Personal Financial Corp. into the Registrant. Under the Merger Agreement, in certain circumstances the Registrant may increase the exchange ratio pursuant to a formula in the Merger Agreement, and thus issue additional stock consideration to accommodate this increase, in order to prevent a termination of the Merger Agreement. In the event the Registrant increases the exchange ratio as described, the Registrant will file a registration statement pursuant to Rule 413 to cover the issuance of the additional shares of common stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(f)(2) and (f)(3), based on $8.71 per share, the book value of a share of First Personal Financial Corp. common stock as of February 28, 2018, multiplied by 1,299,763 shares of First Personal Financial Corp. common stock that may be received by the Registrant and/or cancelled upon consummation of the merger, less $8,670,117, which is the estimated aggregate amount of cash expected to be paid by the Registrant in exchange for shares of First Personal Financial Corp. common stock.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED MAY 2, 2018

PROXY STATEMENT FOR THE SPECIAL MEETING OF

STOCKHOLDERS OF FIRST PERSONAL FINANCIAL CORP.

and

PROSPECTUS OF

NORTHWEST INDIANA BANCORP

The boards of directors of First Personal Financial Corp. (“First Personal”) and NorthWest Indiana Bancorp (“NWIN”) have approved an Agreement and Plan of Merger (which is referred to herein as the “Merger Agreement”) that provides for First Personal to merge with and into NWIN. If the merger is approved by First Personal’s stockholders and all other closing conditions are satisfied, each outstanding share of First Personal common stock (other than shares then held of record by NWIN, shares held as treasury shares of First Personal, or dissenting shares) owned by stockholders owning of record and/or beneficially at least 100 shares of First Personal common stock shall be converted into the right to receive 0.1246 shares of NWIN common stock (subject to certain adjustments as described in the Merger Agreement), and $6.67 in cash. Stockholders of First Personal who own of record and/or beneficially fewer than 100 shares of First Personal common stock will be entitled to receive only fixed consideration of $12.12 per share in cash and will not be entitled to receive any shares of NWIN common stock. Each First Personal stockholder also will receive cash in lieu of any fractional shares of NWIN common stock that such stockholder would otherwise receive in the merger, with the amount of cash based on the market value of one share of NWIN common stock determined shortly before the closing of the merger. Additionally, First Personal has the right to terminate the Merger Agreement during the five-business day period following the 15th business day prior to the scheduled closing date of the merger if the volume weighted average of the daily closing sales prices of a share of NWIN common stock during the immediately preceding 15 consecutive trading days is less than $35.00, and NWIN’s share price declines by an amount that is at least 20% greater than the corresponding price decline in the SNL Small Cap U.S. Bank and Thrift Index during the same period. However, if First Personal elects to exercise its termination rights, NWIN has the right to prevent First Personal’s termination under those circumstances by agreeing to increase the stock consideration pursuant to a formula set forth in the Merger Agreement.

Based on the 1,299,763 shares of First Personal common stock expected to be outstanding as of the closing of the merger, NWIN will issue an aggregate of 161,935 shares of common stock for the stock consideration and pay an aggregate of $8,670,117 in cash for the cash consideration. Subject to the adjustments described in the Merger Agreement and based on NWIN’s closing stock price of $44.25 on May 1, 2018, the value of the aggregate consideration that First Personal’s stockholders will receive in the merger is approximately $15.8 million. The boards of directors of both First Personal and NWIN believe that the merger is in the best interests of each of their respective companies and shareholders.

Your vote is very important. We cannot complete the merger unless the stockholders of First Personal approve the Merger Agreement and the merger. This document is a proxy statement that First Personal is using to solicit proxies for use at its special meeting of stockholders to be held on June 27, 2018 to vote on the Merger Agreement and the merger. This document also serves as a prospectus relating to NWIN’s issuance of up to 161,935 shares of NWIN common stock in connection with the merger. This proxy statement/prospectus describes the First Personal special meeting, the merger proposal, and other related matters.

First Personal’s board of directors unanimously recommends that First Personal’s stockholders vote “FOR” approval of the Merger Agreement and the merger.

NWIN’s common stock is not listed on any national securities exchange, but rather is quoted on the OTC Pink Marketplace, which is maintained by OTC Markets Group, Inc., and on the OTC Bulletin Board, which is maintained by the Financial Industry Regulatory Authority, Inc., under the symbol “NWIN.” On February 20, 2018, the last day prior to the public announcement of the merger, the closing price of a share of NWIN common stock was $42.80. On May 1, 2018, the latest practicable date before the date of this document, the closing price of a share of NWIN common stock was $44.25. There is no established trading market for First Personal’s common stock, and First Personal’s common stock is not listed on any national securities exchange. Please see “Risk Factors” beginning on page 14 for a discussion of certain risks relating to the merger.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

This proxy statement/prospectus is dated [●], 2018, and it is first being mailed to First Personal’s stockholders on or about [●], 2018.

AVAILABLE INFORMATION

As permitted by Securities and Exchange Commission rules, this document incorporates certain important business and financial information about NWIN from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request. Your requests for these documents should be directed to the following:

NorthWest Indiana Bancorp

9204 Columbia Avenue

Munster, Indiana 46321

Attn: Shareholder Services

(219) 836-4400

In order to ensure timely delivery of these documents, you should make your request no later than five business days before the special meeting date, or by June 20, 2018.

You also can obtain documents incorporated by reference in this document through the SEC’s website at www.sec.gov. See “Where You Can Find More Information.”

In addition, if you are a First Personal stockholder and have questions about the merger or the First Personal special meeting, need additional copies of this proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, you may contact the following:

First Personal Financial Corp.

14701 Ravinia Avenue

Orland Park, Illinois 60462

Attn: Randall R. Schwartz, President and Chief Executive Officer

(708) 226-2727

In order to ensure timely delivery of these documents, you should make your request no later than five business days before the special meeting date, or by June 20, 2018.

First Personal does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents or reports with the SEC.

All information in this proxy statement/prospectus concerning NWIN and its subsidiaries has been furnished by NWIN, and all information in this proxy statement/prospectus concerning First Personal and its subsidiaries has been furnished by First Personal. You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the proposals to First Personal’s stockholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.

This proxy statement/prospectus is dated [●], 2018. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of NWIN shares as contemplated by the Merger Agreement shall create any implication to the contrary.

14701 Ravinia Avenue

Orland Park, Illinois 60462

(708) 226-2727

Notice of Special Meeting of Stockholders

To Be Held on June 27, 2018

To the Stockholders of First Personal Financial Corp.:

We are pleased to notify you of and invite you to a special meeting of the stockholders of First Personal Financial Corp. (“First Personal”) to be held on Wednesday, June 27, 2018, at 10:00 a.m., local time, at the main office of First Personal Bank, located at 14701 Ravinia Avenue, Orland Park, Illinois 60462, to consider and vote upon the following matters:

1.	Merger Proposal. To approve the Agreement and Plan of Merger dated February 20, 2018 (which we refer to as the “Merger Agreement”) by and between NorthWest Indiana Bancorp (“NWIN”) and First Personal, pursuant to which First Personal will merge with and into NWIN. Simultaneously with the merger, First Personal Bank, the wholly-owned Illinois state chartered commercial bank subsidiary of First Personal, will merge with and into Peoples Bank SB (“Peoples Bank”), the wholly-owned Indiana state chartered savings bank subsidiary of NWIN.

2.	Adjournment. To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the special meeting in person or by proxy to approve the Merger.

3.	Other Matters. To vote upon such other matters as may properly come before the meeting or any adjournment thereof. The board of directors is not aware of any such other matters.

The enclosed proxy statement/prospectus describes the Merger Agreement and the proposed merger in detail and includes, as Appendix A, the complete text of the Merger Agreement. We urge you to read these materials for a description of the Merger Agreement and the proposed merger. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 14 of the enclosed proxy statement/prospectus for a discussion of certain risk factors relating to the Merger Agreement and the merger.

The board of directors of First Personal recommends that First Personal’s stockholders vote “FOR” the approval and adoption of the Merger Agreement and the merger, and “FOR” adjournment of the special meeting, if necessary.

The board of directors of First Personal has fixed the close of business on May 4, 2018, as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

YOUR VOTE IS VERY IMPORTANT. The Merger Agreement must be adopted by the affirmative vote of holders of the issued and outstanding shares of First Personal common stock and convertible preferred stock, voting together as a single class, having a majority of the voting power of such shares entitled to vote thereon, in order for the proposed merger to be consummated. IF YOU DO NOT RETURN YOUR PROXY CARD OR DO NOT VOTE IN PERSON AT THE SPECIAL MEETING, THE EFFECT WILL BE A VOTE AGAINST THE PROPOSED MERGER. Whether or not you plan to attend the special meeting in person, we urge you to date, sign, and return promptly the enclosed proxy card in the accompanying envelope. You may revoke your proxy at any time before the special meeting or by attending the special meeting and voting in person.

As required by Section 262 of the Delaware General Corporation Law, First Personal is notifying all stockholders entitled to vote on the merger that you are or may be entitled to assert appraisal rights in connection with the proposed merger. A copy of the appraisal rights statute is included with the accompanying proxy statement/prospectus as Appendix D. See also “Appraisal Rights” beginning on page 68 in the accompanying proxy statement/prospectus.

By Order of the Board of Directors,

Randall R. Schwartz
President and Chief Executive Officer
Orland Park, Illinois
[●], 2018

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	Why do First Personal and NWIN want to merge?

A:	We believe that combining First Personal and NWIN will create a stronger banking franchise with an expanded regional presence in both Indiana and Illinois. The merger will give the combined company greater scale, not only for serving existing customers more efficiently but also for future expansion. We have similar, community-oriented philosophies, and the merger is expected to give NWIN a stronger presence in current and new markets. We also believe the locations of First Personal’s banking offices are consistent with NWIN’s strategic expansion plans in the Chicagoland market. We further believe the Chicagoland market offers significant growth potential as evidenced by several factors, including the large population along the Interstate Highway 80 corridor, existing customer relationships in the market, disruption in the local banking competitive landscape, the creation of a wider trade area, and the higher legal lending limit afforded by the additional capital to be created by the merger.

For additional information regarding each company’s reasons for the merger, see “The Merger – First Personal’s Reasons for the Merger; Board Recommendation” beginning on page 33, and “The Merger – NWIN’s Reasons for the Merger” beginning on page 35.

Q:	What will First Personal’s stockholders receive in the merger?

A:	If the merger is completed, each share of First Personal common stock held by a First Personal stockholder owning 100 or more shares will be converted into the right to receive both (i) 0.1246 shares of NWIN common stock (subject to certain adjustments as described in the Merger Agreement) (which we refer to as the “exchange ratio”), and (ii) $6.67 in cash (which we refer to as the “cash consideration”). We refer to the cash consideration and the exchange ratio, as adjusted, collectively as the “merger consideration.” Because the exchange ratio for the stock consideration is fixed, the value of the stock consideration will fluctuate with the market price of NWIN’s common stock. Accordingly, at the time of the merger, the per share value of the stock consideration may be greater or less than the per share value of the cash consideration. If the merger is completed, each share of First Personal common stock held by a First Personal stockholder who owns of record and/or beneficially fewer than 100 shares will receive fixed consideration in the amount of $12.12 per share in cash and will not be entitled to receive any shares of First Personal common stock.

NWIN will be entitled to reduce the amount of the cash consideration if the estimated environmental clean-up costs with respect to the real property owned or leased by First Personal are greater than $100,000, or exceed $250,000 and NWIN elects not to terminate the Merger Agreement. For more details, see “The Merger Agreement – Environmental Inspections” beginning on page 66.

The exchange ratio is subject to adjustment as follows:

•	if prior to the effective time of the merger, NWIN changes the number of shares of NWIN common stock outstanding by way of a stock split, stock dividend, or similar transaction, or if NWIN establishes a record date for such a change, the exchange ratio will be adjusted accordingly so that each stockholder of First Personal receives at the effective time, in the aggregate, the number of shares of NWIN common stock representing the same percentage of the outstanding shares of NWIN common stock that they would have received if such change had not occurred; or

•	if First Personal elects to terminate the Merger Agreement because the volume-weighted average closing price of NWIN’s common stock is less than $35.00 for the fifteen consecutive trading days before the second business day prior to the closing of the merger and if the decline in NWIN’s share price is more than 20% greater than the corresponding price decline in the SNL Small Cap U.S. Bank and Thrift Index, NWIN may elect to negate First Personal’s termination by exercising NWIN’s option to increase the exchange ratio pursuant to the formula specified in the Merger Agreement. See “The Merger Agreement – Merger Consideration” beginning on page 51.

In lieu of any fractional shares of NWIN common stock, NWIN will distribute an amount in cash equal to such fraction multiplied by the volume-weighted average per share closing price of a share of NWIN common stock as quoted on the OTC Pink Marketplace during the fifteen consecutive trading days preceding the second business day prior to the closing of the merger.

Q:	Will NWIN’s shareholders receive any shares or cash as a result of the merger?

A:	No, NWIN’s shareholders will not receive any cash or shares in the merger.

Q:	What risks should First Personal’s stockholders consider before voting on the Merger Agreement?

A:	You should review “Risk Factors” beginning on page 14.

Q:	What are the tax consequences of the merger to First Personal’s stockholders?

A:	NWIN and First Personal expect the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes: (1) a holder of First Personal common stock generally will recognize gain, but not loss, in an amount equal to the lesser of the amount of cash received (excluding any cash received in lieu of a fractional share of NWIN common stock), or the amount of gain “realized” in the merger where the amount of such realized gain will equal the amount by which (a) the cash plus the fair market value of the NWIN common stock received, exceeds (b) the holder’s aggregate adjusted tax basis in the First Personal common stock; and (2) a holder of First Personal common stock will recognize gain or loss, if any, on any fractional share of NWIN common stock for which cash is received equal to the difference between the amount of cash received and the holder’s allocable tax basis in the fractional share. At the closing, NWIN and First Personal are each to receive an opinion confirming these tax consequences. See “Material Federal Income Tax Consequences” beginning on page 75.

Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	What will First Personal’s stockholders be voting on at the special stockholders meeting?

A:	At the Special Meeting of Stockholders of First Personal (the “Special Meeting”), First Personal’s stockholders will be asked to approve the Merger Agreement, as well as any proposal of the First Personal board of directors to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes, in person or by proxy, to approve any of these items. The First Personal board of directors unanimously recommends that First Personal’s stockholders vote “FOR” approval of the Merger Agreement, and “FOR” any proposal of the First Personal board of directors to adjourn or postpone the Special Meeting, if necessary.

Q:	What are the vote requirements to approve the matters that will be considered at the Special Meeting?

A:	At the Special Meeting, the affirmative vote of holders of the issued and outstanding shares of First Personal common stock and First Personal’s Convertible Preferred Stock, Series A (“Convertible Preferred Stock”), voting together as a single class, having a majority of the voting power of such shares entitled to vote thereon, is required to approve both the Merger Agreement and the proposal to adjourn the Special Meeting to allow extra time to solicit proxies.

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly. If you hold stock in your name as a shareholder of record, you must complete, sign, date, and mail your proxy card in the enclosed return envelope as soon as possible. If you hold your stock through a bank or broker (commonly referred to as held in “street name”), you may direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Submitting your proxy card or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the Special Meeting.

Q:	Why is my vote important?

A:	If you do not vote by proxy or in person at the Special Meeting, it will be more difficult for First Personal to obtain the necessary quorum to hold the Special Meeting. In addition, if you fail to vote, by proxy or in person, it will have the same effect as a vote “AGAINST” the approval of the Merger Agreement. The Merger Agreement must be approved by the holders of the issued and outstanding shares of First Personal common stock and Convertible Preferred Stock, voting together as a single class, having a majority of the voting power of such shares entitled to vote at the Special Meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	If you hold First Personal shares in street name with a broker, your broker will not be able to vote your shares without instructions from you on the proposal to approve the Merger Agreement or the proposal to adjourn the Special Meeting. You should contact your broker and ask what directions your broker will need from you. If you hold First Personal shares in street name with a broker and you do not provide instructions to your broker on how to vote on the merger, your broker will not be able to vote your shares on that proposal, and this will have the effect of a vote “AGAINST” the merger.

Q:	Can I attend the Special Meeting and vote my shares in person?

A:	Yes. All First Personal stockholders are invited to attend the Special Meeting. If you are a First Personal stockholder of record, you can vote in person at the Special Meeting. If you hold First Personal shares in street name through a bank, broker, or other nominee, then you must obtain a legal proxy from the holder of record by contacting your bank, broker, or other nominee to vote your shares in person at the Special Meeting. However, we would prefer that you vote by proxy, even if you plan to attend the meeting. As noted below, you still will have a right to change your vote at the meeting, should you so choose.

Q:	What happens if I do not vote?

A:	Because the required vote of First Personal’s stockholders to approve the Merger Agreement is based upon the number of issued and outstanding shares of First Personal common stock entitled to vote rather than upon the number of shares actually voted, abstentions from voting and “broker non-votes” will have the same practical effect as a vote “AGAINST” the merger. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the approval and adoption of the Merger Agreement and the merger.

Q:	Can I change my vote before the Special Meeting?

A:	Yes. If you are a First Personal stockholder of record, there are three ways for you to revoke your proxy and change your vote. First, you may send written notice to First Personal’s President before the Special Meeting stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card before the Special Meeting that is dated later than the date of your prior proxy card. Third, you may vote in person at the Special Meeting. Merely being present at the Special Meeting, without voting at the meeting, will not constitute a revocation of a previously given proxy. If you hold your shares in street name with a bank or broker, you must follow the directions you receive from your bank or broker to change your vote.

Q:	When do you currently expect to complete the merger?

A:	We expect to complete the merger in the third quarter of 2018. However, we cannot assure you when or if the merger will occur. The approval of First Personal’s stockholders on the Merger Agreement, among other things, must first be obtained before we are able to close the merger.

Q:	Do First Personal’s stockholders have appraisal rights?

A:	Yes. First Personal stockholders are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (“DGCL”), provided that the stockholders fully comply with and follow the procedures and satisfy the conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see the section entitled “Appraisal Rights” beginning on page 68 of this proxy statement/prospectus. In addition, a copy of Section 262 of the DGCL is attached as Appendix D to this proxy statement/prospectus. Failure to comply with Section 262 of the DGCL will result in your waiver of, or inability to exercise, appraisal rights.

Q:	Should I send in my First Personal stock certificates now?

A:	No. As soon as practicable after the completion of the merger, you will receive a letter of transmittal describing how you may exchange your shares for the merger consideration and surrender your First Personal stock certificates. At that time, you must send your completed letter of transmittal to NWIN’s exchange agent for the merger named in the letter of transmittal in order to receive the merger consideration. You should not send your First Personal stock certificates until you receive the letter of transmittal.

Q:	Whom should I contact if I have other questions about the Merger Agreement or the merger?

A:	If you have more questions about the Merger Agreement or the merger, you should contact:

NorthWest Indiana Bancorp

9204 Columbia Avenue

Munster, Indiana 46321

(219) 836-4400

Attention: Shareholder Services

You may also contact:

First Personal Financial Corp.

14701 Ravinia Avenue

Orland Park, Illinois 60462

(708) 226-2727

Attention: Randall R. Schwartz, President and Chief Executive Officer

SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the appendices and the documents referred to in this proxy statement/prospectus. A list of the documents incorporated by reference appears under the caption “Where You Can Find More Information” beginning on page 95.

The Companies

NorthWest Indiana Bancorp

9204 Columbia Avenue

Munster, IN 46321

(219) 836-4400

NorthWest Indiana Bancorp, an Indiana corporation, was incorporated on January 31, 1994, and is the holding company for its wholly-owned subsidiary Peoples Bank SB, an Indiana savings bank. NWIN’s business activities include being a holding company for Peoples Bank and Peoples Bank’s wholly owned subsidiaries, as well as a holding company for NWIN Risk Management, Inc., a captive insurance company. Peoples Bank is primarily engaged in the business of attracting deposits from the general public and the origination of loans, mostly upon the security of single family residences and commercial real estate, as well as, construction loans and various types of consumer loans, commercial business loans, and municipal loans, within its primary market area of Lake and Porter Counties, in Northwest Indiana. In addition, NWIN’s Wealth Management Group provides estate and retirement planning, guardianships, land trusts, profit sharing and 401(k) retirement plans, IRA and Keogh accounts, investment agency accounts, and serves as the personal representative of estates and acts as trustee for revocable and irrevocable trusts.

Peoples Bank’s deposit accounts are insured up to applicable limits by the Deposit Insurance Fund (“DIF”), which is administered by the Federal Deposit Insurance Corporation (“FDIC”), an agency of the federal government. As the holding company for Peoples Bank, NWIN is subject to comprehensive examination, supervision, and regulation by the Board of Governors of the Federal Reserve System (“FRB”), while Peoples Bank is subject to comprehensive examination, supervision, and regulation by both the FDIC and the Indiana Department of Financial Institutions (“IDFI”). Peoples Bank is also subject to regulation by the FRB governing reserves required to be maintained against certain deposits and other matters. Peoples Bank is also a member of the Federal Home Loan Bank (“FHLB”) of Indianapolis, which is one of the eleven regional banks comprising the system of Federal Home Loan Banks.

NWIN maintains its corporate office at 9204 Columbia Avenue, Munster, Indiana, from which it oversees the operation of its sixteen branch locations. NWIN’s website address is www.ibankpeoples.com. Information contained in, or accessible through, NWIN’s website does not constitute a part of this proxy statement/prospectus. NWIN’s common stock is quoted on the OTC Pink Marketplace and on the OTC Bulletin Board under the symbol “NWIN.” Additional information about NWIN and its subsidiaries is included in documents incorporated by reference into this document. For more information, please see the section entitled “Where You Can Find More Information” beginning on page 95.

First Personal Financial Corp.

14701 Ravinia Avenue

Orland Park, IL 60462

(708) 226-2727

First Personal Financial Corp. is a Delaware corporation and registered bank holding company. Through its wholly owned subsidiary, First Personal Bank (“FPB”), it offers a full range of banking services to commercial and retail customers. FPB was established in 1999 and is headquartered in Orland Park, Illinois. It serves the south suburban Chicagoland market with three full service locations in Chicago, Orland Park and Lemont, Illinois and is connected to an ATM network that provides customers with access to more than 55,000 surcharge-free ATMs. FPB is community-oriented and focuses primarily on offering commercial and consumer loan and deposit services to individuals and small and middle market businesses in and around the Chicagoland metropolitan area.

As of December 31, 2017, First Personal had total assets of approximately $147 million, total gross loans, including loans held for sale, of approximately $100 million, total deposits of approximately $130 million and total shareholders’ equity of approximately $11 million. First Personal common stock is privately held and not traded in any public market.

First Personal’s website address is www.firstpersonalbank.net. Information contained in, or accessible through, First Personal’s website does not constitute a part of this proxy statement/prospectus. Additional information about First Personal and FPB is included elsewhere in this proxy statement/prospectus. For more information, please see the section entitled “Where You Can Find More Information” beginning on page 95.

Special Meeting of First Personal’s Stockholders; Required Vote (page 20)

The Special Meeting of First Personal’s stockholders is scheduled to be held on Wednesday, June 27, 2018, at 10:00 a.m., local time, at the main office of First Personal Bank, located at 14701 Ravinia Avenue, Orland Park, Illinois 60462. At the Special Meeting, First Personal’s stockholders will be asked to vote to approve the Merger Agreement and the merger of First Personal into NWIN contemplated by that agreement. Only First Personal stockholders of record as of the close of business on May 4, 2018 are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the Special Meeting.

As of May 4, 2018, First Personal’s directors and executive officers and their affiliates owned and were entitled to vote 394,634 shares of First Personal common stock, and had the power to vote 138,288 shares represented by shares of Convertible Preferred Stock, which in the aggregate represents approximately 41.0% of the voting power represented by the outstanding shares of First Personal common stock and Convertible Preferred Stock. In connection with the execution of the Merger Agreement, all of the directors of First Personal and FPB executed a voting agreement pursuant to which they agreed to vote all their shares in favor of the merger. A copy of that voting agreement is attached as Appendix C to this proxy statement/prospectus.

Adoption of both the Merger Agreement and the proposal to adjourn the Special Meeting to allow extra time to solicit proxies each requires the affirmative vote of holders of the issued and outstanding shares of First Personal common stock and Convertible Preferred Stock, voting together as a single class, having a majority of the voting power of such shares entitled to vote thereon.

The Merger and the Merger Agreement (page 25)

NWIN’s acquisition of First Personal is governed by the Merger Agreement. The Merger Agreement provides that, if all of the conditions are satisfied or waived, First Personal will be merged with and into NWIN, with NWIN as the surviving corporation. Simultaneous with the merger, FPB will be merged with and into Peoples Bank, a wholly-owned subsidiary of NWIN, with Peoples Bank surviving. We encourage you to read the Merger Agreement, which is included as Appendix A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.

What First Personal’s Stockholders Will Receive in the Merger (page 51)

If the merger is completed, each share of First Personal common stock held by a First Personal stockholder owning 100 or more shares will be converted into the right to receive both (i) 0.1246 shares of NWIN common stock, and (ii) $6.67 in cash. However, if a stockholder owns beneficially and/or of record fewer than 100 shares of First Personal common stock, that stockholder will be entitled to receive only $12.12 per share in cash and will not be entitled to receive any shares of NWIN common stock. The exchange ratio is subject to the following adjustments:

•	Anti-Dilution Adjustments. If prior to the effective time of the merger, NWIN changes the number of shares of NWIN common stock outstanding by way of a stock split, stock dividend, or similar transaction, or if NWIN establishes a record date for such a change, the exchange ratio will be adjusted so that each holder of First Personal common stock receives at the effective time, in the aggregate, the number of shares of NWIN common stock that such stockholder would have received if such change had not occurred; or

•	Decrease in Market Price of NWIN Common Stock. If First Personal elects to terminate the Merger Agreement because the volume-weighted average closing price of NWIN’s common stock is less than $35.00 for the fifteen consecutive trading days before the second business day prior to the closing of the merger and if the decline in NWIN’s share price is more than 20% greater than the corresponding price decline in the SNL Small Cap U.S. Bank and Thrift Index, NWIN may elect to negate First Personal’s termination by increasing the exchange ratio pursuant to the formula specified in the Merger Agreement.

Because the exchange ratio for the stock consideration is fixed, the value of the stock consideration will fluctuate with the market price of NWIN’s common stock. Accordingly, at the time of the merger, the per share value of the stock consideration may be greater or less than the per share value of the cash consideration.

In lieu of any fractional shares of NWIN common stock, NWIN will distribute an amount in cash equal to such fraction multiplied by the volume-weighted average per share closing price of a share of NWIN common stock as quoted on the OTC Pink Marketplace during the fifteen consecutive trading days preceding the second business day prior to the closing.

Recommendation of First Personal’s Board of Directors (page 33)

The First Personal board of directors unanimously approved the Merger Agreement and the proposed merger. The First Personal board believes that the Merger Agreement, including the merger contemplated by the Merger Agreement, is advisable and fair to, and in the best interests of, First Personal and its stockholders, and therefore recommends that First Personal’s stockholders vote “FOR” the proposal to adopt the Merger Agreement. In reaching its decision, the First Personal board of directors considered a number of factors, which are described in the section captioned “The Merger – First Personal’s Reasons for the Merger; Board Recommendation” beginning on page 33. Because of the wide variety of factors considered, the First Personal board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

The First Personal board also recommends that you vote “FOR” the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the Special Meeting in person or by proxy to approve the merger.

Appraisal Rights (page 68)

First Personal’s stockholders are entitled to appraisal rights under Section 262 of the DGCL, provided they fully comply with and follow the procedures and satisfy all of the conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see the section entitled “Appraisal Rights” beginning on page 68 of this proxy statement/prospectus. In addition, a copy of Section 262 of the DGCL is attached as Appendix D to this proxy statement/prospectus. Failure to comply with Section 262 of the DGCL will result in your waiver of, or inability to exercise, appraisal rights.

Voting Agreements (page 52)

As of May 4, 2018, the directors and executive officers of First Personal owned and had the power to vote 394,634 shares of First Personal common stock and 138,288 shares represented by shares of Convertible Preferred Stock, which in the aggregate represents approximately 41.0% of the voting power represented by the outstanding shares of First Personal common stock and Convertible Preferred Stock. In connection with the execution of the Merger Agreement, all of the directors of First Personal and FPB executed a voting agreement pursuant to which they agreed to vote their shares in favor of the merger. A copy of that voting agreement is attached as Appendix C to this proxy statement/prospectus.

Opinion of First Personal’s Financial Advisor (page 37)

In connection with the merger, First Personal retained Piper Jaffray & Co. (“Piper Jaffray”) as its financial advisor. In this regard, Piper Jaffray delivered a written opinion, dated February 20, 2018, to the First Personal board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the holders of First Personal common stock in the proposed merger. The full text of Piper Jaffray’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Jaffray in preparing the opinion, is attached as Appendix B to this proxy statement/prospectus. The opinion was for the information of, and was directed to, the First Personal board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of First Personal to engage in the merger or enter into the Merger Agreement or constitute a recommendation to the First Personal board in connection with the merger, and it does not constitute a recommendation to any holder of First Personal common stock as to how to vote in connection with the merger or any other matter.

Reasons for the Merger (page 33)

The First Personal board of directors believes that the merger and the Merger Agreement are advisable and fair to, and in the best interests of, First Personal and its common stockholders and, therefore, the board of directors recommends that First Personal’s stockholders vote “FOR” the proposal to adopt the Merger Agreement. In reaching its decision, the First Personal board of directors considered many factors, including the factors described under the heading “The Merger – First Personal’s Reasons for the Merger; Board Recommendation” beginning on page 33.

Regulatory Approvals (page 67)

Under the terms of the Merger Agreement, the merger cannot be completed until NWIN receives necessary regulatory approvals, which include a waiver from the Federal Reserve Bank of Chicago (“FRB”) of the application requirements for the merger of First Personal into NWIN, and the approvals of the FDIC and IDFI of the merger of FPB into Peoples Bank. As of the date of this proxy statement/prospectus, NWIN has filed the required applications with the FDIC and IDFI. NWIN previously received confirmation from the FRB that no formal application was required to be submitted to the FRB for the transactions contemplated by the Merger Agreement, but instead NWIN could submit a waiver request, which NWIN filed on April 3, 2018. On April 10, 2018, the FRB approved NWIN’s waiver request. Although we believe that we will be able to obtain these regulatory approvals and waivers, there can be no assurance that all requisite approvals and waivers will be obtained or that they will be obtained within the time period we anticipate.

Conditions to the Merger (page 60)

The obligation of NWIN and First Personal to consummate the merger is subject to the satisfaction or waiver, on or before the completion of the merger, of a number of conditions, including, but not limited to:

•	the Merger Agreement must receive the requisite approval of First Personal’s stockholders;

•	approval of the transaction by the appropriate regulatory authorities;

•	the accuracy of the representations and warranties of the other party under the Merger Agreement (subject to the materiality standards set forth in the Merger Agreement) as of the date of the Merger Agreement and as of the effective date of the merger;

•	the covenants made by the parties must have been fulfilled or complied with in all material respects at or prior to the effective time of the merger;

•	the parties must have received the respective closing deliveries of the other parties to the Merger Agreement;

•	the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, relating to the NWIN shares to be issued pursuant to the Merger Agreement, must have become effective under the Securities Act of 1933, as amended, and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the Securities and Exchange Commission;

•	the boards of directors of NWIN and First Personal must have received an opinion from their respective legal counsel to the effect that the merger will qualify as a “reorganization” for purposes of Section 368(a) of the Code;

•	NWIN must have received a letter of tax advice, in a form satisfactory to NWIN, from First Personal’s outside, independent certified public accountants to the effect that any amounts that are paid by First Personal before the effective time of the merger, or required under First Personal’s employee benefit plans or the Merger Agreement to be paid at or after the effective time, to persons who are “disqualified individuals” under Section 280G of the Code with respect to First Personal, FPB, or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code;

•	As of the end of the month prior to the effective time of the merger, First Personal’s adjusted consolidated stockholders’ equity, as defined in the Merger Agreement, shall not be less than $11,250,000;

•	FPB shall have provided notice of termination to Fiserv Solutions, Inc. (“Fiserv”) under that certain Master Agreement, dated January 1, 2015 between FPB and Fiserv;

•	Randall R. Schwartz, First Personal’s President and Chief Executive Officer, will have executed and delivered to NWIN a mutual termination of employment agreement and will have entered into a new employment agreement with Peoples Bank;

•	No less than 10 business days prior to the closing date of the merger, First Personal shall have received and delivered to NWIN (i) notices of conversion from the holders of First Personal’s 7.0% Convertible Subordinated Debentures due 2025 (the “2025 Debentures”) and the holders of First Personal’s Convertible Preferred Stock, pursuant to which such holders irrevocably elect to convert all such debentures and stock into shares of First Personal common stock, and (ii) notices of redemption from First Personal to any holders of the 2025 Debentures that do not return notices of conversion, with such conversions or redemptions to be effective immediately prior to the effective time of the merger, but contingent upon the closing;

•	First Personal will have paid, in full, all unpaid or past due interest on the 2025 Debentures and dividends or distributions on the Convertible Preferred Stock, which, in each case, remain outstanding as of the date immediately prior to the closing; and

•	there shall be no legal proceedings initiated or threatened seeking to prevent the completion of the merger.

For a further description of the conditions necessary to the completion of the merger, see “The Merger Agreement – Conditions to the Merger” beginning on page 60. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Termination (page 64)

NWIN or First Personal may mutually agree at any time to terminate the Merger Agreement without completing the merger, even if First Personal’s stockholders have approved it. Also, either party may decide, without the consent of the other party, to terminate the Merger Agreement under specified circumstances, including if the merger is not consummated by November 30, 2018, if the required regulatory approvals are not received, or if First Personal’s stockholders do not approve the Merger Agreement at the Special Meeting. In addition, either party may terminate the Merger Agreement if there is a breach of the agreement by the other party that would cause the failure of conditions to the terminating party’s obligation to close, unless the breach is capable of being cured and is cured within twenty business days of notice of the breach. NWIN also has the right to terminate the Merger Agreement if First Personal’s board of directors approves another acquisition proposal with a third party other than NWIN or publicly recommends that First Personal’s stockholders approve such other acquisition proposal, or First Personal enters into or publicly announces its intention to enter into another acquisition proposal. In addition, NWIN has the right to terminate the Merger Agreement if a quorum could not be convened at the Special Meeting.

Additionally, First Personal has the right to terminate the Merger Agreement during the five-business day period following the date that is the 15th business day prior to the scheduled closing date of the merger if NWIN’s volume-weighted average common stock closing price is below $35.00 per share, and the percentage decrease in the stock price of NWIN from the NWIN stock price used to determine the value of the merger consideration is more than 20% greater than the percentage decrease in the SNL Small Cap U.S. Bank and Thrift Index during the same period. NWIN has the right to prevent First Personal’s termination under those circumstances, however, by agreeing to increase the exchange ratio pursuant to a formula set forth in the Merger Agreement.

Termination Fee (page 66)

First Personal is required to pay NWIN a $630,000 termination fee under the following circumstances:

•	if NWIN terminates the Merger Agreement because First Personal’s board of directors fails to include its recommendation to approve the merger in the proxy statement/prospectus delivered to shareholders or has withdrawn, modified, or changed its approval or recommendation of the Merger Agreement or approves or publicly recommends an acquisition proposal with a third party, or First Personal has entered into or publicly announced an intention to enter into another acquisition proposal;

•	if either party terminates the Merger Agreement because it is not approved by the requisite vote of the stockholders of First Personal at the Special Meeting, or if NWIN terminates the Merger Agreement because a quorum could not be obtained at the Special Meeting, and, in each case, prior to the date that is twelve months after such termination First Personal or FPB enters into any acquisition agreement with a third party or an acquisition proposal is consummated;

•	if either party terminates the Merger Agreement because the consummation of the merger has not occurred by November 30, 2018, and (i) prior to the date of such termination an acquisition proposal was made by a third party, and (ii) prior to the date that is twelve months after such termination, First Personal or FPB enters into any acquisition agreement or any acquisition proposal is consummated; or

•

if NWIN terminates the Merger Agreement because an event occurs which is not capable of being cured prior to November 30, 2018 and would result in the conditions to NWIN’s obligation to close not being satisfied, or First Personal breaches or fails to perform any of its representations, warranties, or covenants, and such matters are the result of an intentional, willful, or grossly negligent breach or nonperformance by First Personal of any representation, warranty, or covenant in the Merger Agreement, and (i) prior to the date of such termination an acquisition proposal was made by a third party, and (ii) prior to the date that is twelve months after such termination, First Personal or FPB enters into any acquisition agreement or any acquisition proposal is consummated.

Interests of Officers and Directors in the Merger that Are Different From Yours (page 73)

When First Personal’s stockholders consider the recommendation of the First Personal board of directors to approve the Merger Agreement and the merger, you should be aware that certain of First Personal’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of First Personal’s stockholders generally that may present actual or apparent conflicts of interest, including, among other things, payments under an employment agreement with the President and Chief Executive Officer of First Personal, and the continuation of director and officer indemnification and liability insurance protections. See “Interests of Certain Directors and Officers of First Personal in the Merger” beginning on page 73.

Accounting Treatment of the Merger (page 67)

The merger will be accounted for as a purchase transaction in accordance with United States generally accepted accounting principles.

Rights of Stockholders After the Merger (page 80)

When the merger is completed, First Personal’s stockholders owning at least 100 shares of First Personal common stock who receive NWIN stock as all or part of the merger consideration will become NWIN shareholders, and their rights then will be governed by NWIN’s articles of incorporation and bylaws and applicable law. NWIN is organized under Indiana law and First Personal is organized under Delaware law. To review the differences in the rights of shareholders under each company’s governing documents, see “Comparison of the Rights of Shareholders” beginning on page 80.

Material Federal Tax Consequences of the Merger (page 75)

NWIN and First Personal expect the merger to qualify as a “reorganization” for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes:

•	a holder of First Personal common stock generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of cash received (excluding any cash received in lieu of a fractional share of NWIN common stock), or (2) the amount of gain “realized” in the merger. The amount of gain a First Personal stockholder “realizes” will equal the amount by which (a) the cash plus the fair market value of the NWIN common stock received, exceeds (b) the stockholder’s aggregate adjusted tax basis in the First Personal common stock; and

•	a First Personal shareholder will recognize gain or loss, if any, on any fractional share of NWIN common stock for which cash is received equal to the difference between the amount of cash received and the First Personal stockholder’s allocable tax basis in the fractional share.

To review the tax consequences of the merger to First Personal’s stockholders in greater detail, please see the section “Material Federal Income Tax Consequences” beginning on page 75. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NWIN

The following data is derived from NWIN’s audited annual historical financial statements at or for the periods indicated. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference into this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

(in thousands, except per share data)	At or for the year ended December 31,
	2017	2016	2015	2014	2013
Statement of Income:
Total interest income	$33,358	$32,399	$29,383	$27,183	$26,157
Total interest expense	2,592	2,345	2,013	1,820	1,730

Net interest income	30,766	30,054	27,370	25,363	24,427
Provision for loan losses	1,200	1,268	954	875	450

Net interest income after provision for loan losses	29,566	28,786	26,416	24,488	23,977

Noninterest income	7,752	7,613	6,850	6,074	5,359
Noninterest expense	25,488	24,709	23,616	21,015	19,821

Net noninterest expense	17,736	17,096	16,766	14,941	14,462

Income tax expenses	2,869	2,548	1,798	2,153	2,397
Net income	$8,961	$9,142	$7,852	$7,394	$7,118

Basic earnings per common share	$3.13	$3.20	$2.75	$2.60	$2.50
Diluted earnings per common share	$3.13	$3.20	$2.75	$2.60	$2.50
Cash dividends declared per common share	$1.15	$1.11	$1.06	$0.97	$0.85

Balance Sheet:
Total assets	$927,259	$913,626	$864,893	$775,044	$693,453
Loans receivable	620,211	583,650	571,898	488,153	437,821
Investment securities	244,490	233,625	233,350	213,600	194,296
Deposits	793,004	779,771	714,875	633,946	572,893
Borrowed funds	32,181	39,826	58,001	53,906	44,929
Total stockholders’ equity	92,060	84,108	80,909	76,165	66,761

Interest Rate Spread During Period:
Average effective yield on loans and investment securities	3.91%	3.89%	3.84%	3.82%	4.03%
Average effective cost of deposits and borrowings	0.32%	0.30%	0.28%	0.27%	0.28%

Interest rate spread	3.59%	3.59%	3.56%	3.55%	3.75%
Net interest margin	3.61%	3.61%	3.58%	3.57%	3.77%
Return on average assets	0.98%	1.03%	0.96%	0.97%	1.03%
Return on average equity	9.90%	10.65%	9.90%	10.14%	10.17%

Certain Ratios and Other Information:
Common equity tier 1 capital to risk-weighted assets	12.9%	13.1%	12.4%	N/A	N/A
Tier 1 capital to risk-weighted assets	12.9%	13.1%	12.4%	13.6%	14.3%
Total capital to risk-weighted assets	14.0%	14.3%	13.5%	14.8%	15.6%
Tier 1 capital to adjusted average assets	9.6%	9.2%	9.0%	9.2%	10.0%
Allowance for loan losses to total loans	1.21%	1.32%	1.22%	1.30%	1.64%
Allowance for loan losses to non-performing loans	143.26%	126.10%	124.66%	114.83%	181.81%
Non-performing loans to total loans	0.84%	1.05%	0.98%	1.10%	0.90%
Total loan accounts	5,680	5,655	5,628	5,140	4,472
Total deposit accounts	31,080	31,175	30,968	28,955	29,861
Total branches (all full service)	16	16	16	14	12

Per Share Equivalent Information

The following table sets forth the book value per share, cash dividends per share, and basic and diluted earnings per common share data for each of NWIN and First Personal on a historical basis, for NWIN on a pro forma combined basis, and on a pro forma combined basis per First Personal equivalent share. The data in the column “Pro Forma Equivalent per First Personal Share” shows the effect of the merger from the perspective of an owner of First Personal common stock, and was obtained by multiplying the Combined Pro Forma Amounts for NWIN by the exchange ratio of 0.1246. The pro forma financial information in the table below is provided for illustrative purposes, does not include any projected cost savings, revenue enhancements, or other possible financial benefits of the merger to the combined company, and does not attempt to suggest or predict future results.

This information does not purport to reflect what the historical results of the combined company would have been had First Personal and NWIN been combined during these periods.

	NWIN Historical	First Personal Historical	Combined Pro Forma Amounts for NWIN	Pro Forma Equivalent Per First Personal Share
Book value per share at December 31, 2017	$32.14	$10.07	$31.71	$3.95
Cash dividends per share, year ended December 31, 2017	$1.15	$—	$1.15	$0.14
Basic earnings per share, year ended December 31, 2017	$3.13	$0.07	$2.96	$0.37
Diluted earnings per share, year ended December 31, 2017	$3.13	$0.07	$2.96	$0.37

Market Prices and Share Information

The following table shows (1) the closing market prices of NWIN common stock as quoted on the OTC Pink Marketplace on February 20, 2018, the last business day prior to the announcement of the merger, and on May 1, 2018, the most recent date practicable preceding the date of this proxy statement/prospectus, and (2) the equivalent pro forma value of a share of First Personal common stock at such dates based on the value of the consideration to be received in the merger with respect to each share. No historical market value is provided in the table for First Personal common stock because there is no established trading market for First Personal common stock. The equivalent prices per share of First Personal common stock were calculated by multiplying the market price of NWIN common stock by 0.1246, which is the exchange ratio for the stock consideration in the merger (subject to adjustment), representing the number of shares of NWIN common stock that First Personal stockholders would receive in the merger for each share of First Personal common stock. All amounts in the table below are presented in dollars per share.

	NWIN Common Stock	Equivalent Pro Forma Per Share of First Personal Common Stock
February 20, 2018	$42.80	$5.33
May 1, 2018	$44.25	$5.51

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus (see “Where You Can Find More Information” on page 95), including the risk factors included in NWIN’s Annual Report on Form 10-K for the year ended December 31, 2017, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement/prospectus titled “Cautionary Note About Forward-Looking Statements” on page 18.

Fluctuations in the market price of NWIN’s common stock may cause the value of the stock portion of the merger consideration to decrease.

Upon completion of the merger, each share of First Personal common stock will be converted into the right to receive merger consideration consisting of 0.1246 shares of NWIN common stock and $6.67 in cash pursuant to the terms of the Merger Agreement. Because the exchange ratio for the stock portion of the merger consideration is fixed, any change in the market price of NWIN’s common stock prior to completion of the merger will affect the value of any stock consideration that First Personal stockholders receive upon completion of the merger and thereafter. While First Personal will have the right to terminate the Merger Agreement in the event of a specified decline in the market value of NWIN common stock relative to the value of a designated market index unless NWIN elects to increase the aggregate merger consideration (see “The Merger Agreement – Termination”), neither company is otherwise permitted to terminate the Merger Agreement or resolicit the vote of First Personal’s stockholders solely because of changes in the market price of NWIN’s stock. Accordingly, at the time of the Special Meeting, First Personal’s stockholders will not necessarily know, or be able to calculate with certainty, the market value of the merger consideration they will receive upon the completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in NWIN’s business, operations, and prospects, and regulatory considerations. Many of these factors are beyond the control of NWIN. You should obtain current market quotations for shares of NWIN common stock before you vote.

The merger is subject to the receipt of consents and approvals from governmental and regulatory entities that may impose conditions that could have an adverse effect on NWIN.

Before the merger can be completed, NWIN must receive a waiver from the FRB of the application requirements for the merger of First Personal into NWIN, and both the FDIC and IDFI must approve the merger of FPB into Peoples Bank. The FDIC and IDFI will consider, among other factors, the competitive impact of the holding company merger and the bank merger, the financial and managerial resources of NWIN and First Personal and their subsidiary banks, and the convenience and needs of the communities to be served. As part of that consideration, we expect that the FDIC and IDFI will review issues related to capital position, safety and soundness, and legal and regulatory compliance, including compliance with anti-money laundering laws. NWIN has received confirmation from the FRB that no formal application was required to be submitted to the FRB for the transactions contemplated by the Merger Agreement, but instead, NWIN could submit a waiver request. There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed in connection with such approvals.

Additionally, these governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on, or limiting the revenues of, NWIN following the merger, any of which might have an adverse effect on NWIN following the merger.

The Merger Agreement may be terminated in accordance with its terms and the merger may not be completed, which could have a negative impact on First Personal.

The Merger Agreement with NWIN is subject to a number of conditions that must be fulfilled in order to close. Those conditions include: approval by the stockholders of First Personal, regulatory approval, the continued accuracy of certain representations and warranties by both parties and the performance by both parties of certain covenants and agreements. In particular, NWIN is not obligated to close if, subject to the conditions in the Merger Agreement, the estimated environmental clean-up costs exceed $250,000. In addition, certain circumstances exist in which First Personal may terminate the merger, including by electing to terminate if NWIN’s stock price declines below a specified level. First Personal has the right to terminate the Merger Agreement if NWIN’s volume-weighted average common stock closing price over the 15-trading day period immediately preceding the date that is the 15th business day prior to the scheduled closing date of the merger (referred to as the “determination date”) is below $35.00 per share, and the percentage decrease in the stock price of NWIN from the NWIN stock price used to determine the value of the merger consideration is more than 20% greater than the percentage decrease in the SNL Small Cap U.S. Bank and Thrift Index during the same period. However, NWIN has the right to prevent First Personal’s termination by agreeing to increase the exchange ratio pursuant to a formula set forth in the Merger Agreement. See “The Merger Agreement – Merger Consideration” (beginning on page 51) for a more complete discussion of the merger consideration to be paid in this proposed transaction and “ – Termination” for a more complete discussion of the circumstances under which the Merger Agreement could be terminated. There can be no assurance that the conditions to closing the merger will be fulfilled or that the merger will be completed.

If the Merger Agreement is terminated, there may be various consequences to First Personal, including:

•	First Personal’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger; and

•	First Personal may have incurred substantial expenses in connection with the merger, without realizing any of the anticipated benefits of completing the merger.

If the Merger Agreement is terminated and First Personal’s board of directors approves another merger or business combination, under certain circumstances First Personal may be required to pay NWIN a $630,000 termination fee, and First Personal’s stockholders cannot be certain that First Personal will be able to find a party willing to pay an equivalent or more attractive price than the price NWIN has agreed to pay in the merger.

First Personal’s stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

First Personal’s stockholders currently have the right to vote in the election of the First Personal board of directors and on other significant matters affecting First Personal, such as the proposed merger with NWIN. When the merger occurs, each First Personal stockholder who holds at least 100 shares of First Personal common stock will become a shareholder of NWIN with a percentage ownership of the combined organization that is much smaller than the stockholder’s percentage ownership of First Personal. Based on the anticipated number of NWIN common shares to be issued in the merger, it is anticipated that the First Personal stockholders will only own approximately 5.3% of all of the outstanding shares of NWIN’s common stock. Because of this, First Personal’s stockholders will have less influence on the management and policies of NWIN than they now have on the management and policies of First Personal. Furthermore, shareholders of NWIN do not have preemptive or similar rights, and therefore, NWIN can sell additional voting securities in the future without offering them to the former First Personal stockholders, which would further reduce their ownership percentage in, and voting control over, NWIN.

NWIN may be unable to successfully integrate FPB’s operations and retain FPB’s employees.

Simultaneous with the closing of the merger, FPB will be merged with and into Peoples Bank. The possible difficulties of merging the operations of FPB with Peoples Bank include:

•	integrating personnel with diverse business backgrounds;

•	combining different corporate cultures;

•	integrating systems; and

•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of NWIN, Peoples Bank, or FPB, and the loss of key personnel. The merger of FPB with Peoples Bank will benefit greatly from the experience and expertise of certain key employees of FPB who are expected to be retained by NWIN. However, there can be no assurances that NWIN will be successful in retaining these employees for the time period necessary to integrate FPB into Peoples Bank at the level desired by NWIN. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and integration of FPB into Peoples Bank could have an adverse effect on the business and results of operations of NWIN or Peoples Bank, and therefore, its stock price.

NWIN may be unable to retain First Personal’s customers or grow the First Personal business.

First Personal operates in geographic markets and with customers primarily located in or near Cook County, Illinois. NWIN’s markets and customers are located primarily in Northwest Indiana. Although NWIN is not anticipating major differences between the preferences of First Personal’s customers compared to NWIN’s customers, any time there is a change in products, services, ownership, or management of a bank, there is a risk that customers may seek to obtain some or all of their banking products and services from other banks. NWIN believes that the desire of First Personal’s customers to seek products or services elsewhere as a result of the merger will be lessened by the fact that the shareholders of First Personal will continue to own a portion of the combined operations after the merger and because key employees of First Personal will be continuing with the bank after the merger.

The fairness opinion delivered to First Personal’s board of directors does not reflect changes in circumstances subsequent to the date of the fairness opinion.

The fairness opinion of Piper Jaffray was delivered to First Personal’s board of directors on February 20, 2018 and speaks only as of such date. Changes in operations and prospects of NWIN and First Personal, general market and economic conditions, and other factors both within and outside of NWIN’s and First Personal’s control may significantly alter the relative value of the companies by the time the merger is completed. Piper Jaffray’s opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion.

The termination fee and the restrictions on solicitation contained in the Merger Agreement may discourage other companies from attempting to acquire First Personal.

Until the completion of the merger, with some exceptions, First Personal is prohibited from soliciting, initiating, encouraging, or participating in any discussion of, or otherwise considering, any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person or entity other than NWIN. In addition, First Personal has agreed to pay a termination fee of $630,000 to NWIN if the board of directors of First Personal withdraws, modifies, or changes its approval or recommendation of the Merger Agreement and approves or recommends an alternative acquisition transaction with a third party. These provisions could discourage other companies from trying to acquire First Personal even though such other companies might be willing to offer greater value to First Personal’s stockholders than NWIN has offered in the Merger Agreement. The payment of the termination fee also could have a material adverse effect on First Personal’s financial condition.

Certain of First Personal’s officers and directors have interests that are different from, or in addition to, the interests of First Personal’s stockholders generally.

Certain of First Personal’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of First Personal’s stockholders generally that may present actual or apparent conflicts of interest, including, among other things, payments under the employment agreement with First Personal’s President and Chief Executive Officer and the continuation of director and officer indemnification and liability insurance protections. See “Interests of Certain Directors and Officers of First Personal in the Merger” beginning on page 73.

The merger may fail to qualify as a reorganization for federal tax purposes, resulting in the recognition by First Personal’s stockholders of taxable gain or loss in respect of their First Personal shares.

NWIN and First Personal intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Although the Internal Revenue Service (“IRS”) will not provide a ruling on the matter, NWIN and First Personal, as a condition to closing, will each obtain an opinion from their respective legal counsel that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code for federal tax purposes. This opinion does not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization, a First Personal stockholder generally would recognize gain or loss in an amount equal to the difference between (1) the sum of the amount of cash and the aggregate fair market value of the NWIN common stock received in the exchange, and (2) the First Personal stockholder’s aggregate adjusted tax basis in the First Personal common stock surrendered in the exchange. Furthermore, if the merger fails to qualify as a reorganization, NWIN, as successor to First Personal, may incur a significant tax liability since the merger would be treated as a taxable sale of First Personal’s assets for U.S. federal income tax purposes.

The shares of NWIN common stock to be received by First Personal stockholders as a result of the merger will have different rights from the shares of First Personal common stock.

The rights associated with First Personal’s common stock are different from the rights associated with NWIN’s common stock. See the section of this proxy statement/prospectus entitled “Comparison of the Rights of Shareholders” (beginning on page 80) for a discussion of the different rights associated with NWIN’s and First Personal’s common stock.

Each party is subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party’s business and operations.

In connection with the pendency of the merger, it is possible that some customers and other persons with whom NWIN or First Personal has a business relationship may delay or defer certain business decisions or might seek to terminate, change, or renegotiate their relationships with NWIN or First Personal, as the case may be, as a result of the merger, which could negatively affect NWIN’s or First Personal’s respective revenues, earnings, and cash flows, as well as the market price of NWIN common stock, regardless of whether the merger is completed. In addition, under the terms of the Merger Agreement, First Personal is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness, or make capital expenditures. Such limitations could negatively affect First Personal’s business and operations prior to the completion of the merger.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements that have been made pursuant to the provisions of, and in reliance on the safe harbor under, the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements include statements with respect to management’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond the control of NWIN and First Personal, and which may cause actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by such forward-looking statements.

In addition, certain statements may be contained in the future filings of NWIN with the SEC, in press releases, and in oral and written statements made by or with the approval of NWIN that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of such forward-looking statements include, but are not limited to:

•	statements about the benefits of the merger between NWIN and First Personal, including future financial and operating results, cost savings, enhanced revenues, and accretion to reported earnings that may be realized from the merger;

•	statements of plans, objectives, and expectations of NWIN or First Personal or their managements or boards of directors;

•	statements of future economic performance; and

•	statements of assumptions underlying such statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. Words such as “believe,” “contemplate,” “seek,” “estimate,” “plan,” “project,” “anticipate,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “will,” “should,” “indicate,” “would,” “may,” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.

Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the risk that the businesses of NWIN and First Personal will not be integrated successfully or such integration may be more difficult, time-consuming, or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues or earnings following the merger may be lower than expected;

•	deposit attrition, operating costs, customer loss, and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the inability to obtain governmental approvals of the merger on the proposed terms and schedule;

•	the failure of First Personal’s stockholders to approve the merger;

•	local, regional, national, and international economic conditions and the impact they may have on NWIN and First Personal and their customers and NWIN’s and First Personal’s assessment of that impact;

•	changes in the level of non-performing assets, delinquent loans, and charge-offs;

•	material changes in the value of NWIN’s common stock;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	the risk that management’s assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate, or not predictive of actual results;

•	inflation, interest rate, securities market, and monetary fluctuations;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	prepayment speeds, loan originations, and credit losses;

•	sources of liquidity;

•	competitive pressures among depository and other financial institutions may increase and have an effect on pricing, spending, third-party relationships, and revenues;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking, and securities) with which NWIN and First Personal must comply;

•	the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

•	NWIN’s and First Personal’s common shares outstanding and common stock price volatility;

•	legislation affecting the financial services industry as a whole, and/or NWIN and First Personal and their subsidiaries, individually or collectively;

•	governmental and public policy changes;

•	financial resources in the amounts, at the times, and on the terms required to support NWIN’s and First Personal’s future businesses; and

•	the impact on NWIN’s or First Personal’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

Additional factors that could cause NWIN’s results to differ materially from those described in the forward-looking statements can be found in NWIN’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to NWIN or First Personal or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. NWIN and First Personal undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

We caution you not to place undue reliance on the forward-looking statements.

SPECIAL MEETING OF FIRST PERSONAL’S STOCKHOLDERS

General

This document is being furnished to First Personal stockholders in connection with the solicitation of proxies by the board of directors of First Personal for use at the Special Meeting of First Personal’s Stockholders to be held on Wednesday, June 27, 2018 at 10:00 a.m., local time, at the main office of First Personal Bank, located at 14701 Ravinia Avenue, Orland Park, Illinois 60462, and at any adjournment or postponement of that meeting. This document and the enclosed form of proxy are being sent to First Personal’s stockholders on or about [●], 2018.

Purpose of the Meeting

The Special Meeting is being held for the following purposes:

•	To consider and approve the Merger Agreement by and between NWIN and First Personal, pursuant to which First Personal will merge with and into NWIN. Simultaneously with the merger, FPB, an Illinois-chartered commercial bank and wholly-owned subsidiary of First Personal, will merge with and into Peoples Bank, an Indiana-chartered savings bank and wholly-owned subsidiary of NWIN;

•	To approve a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the Special Meeting in person or by proxy to approve the merger; and

•	To transact such other business as may properly come before the Special Meeting or any adjournment of the Special Meeting.

First Personal’s board of directors and management is not aware of any other matters to be presented at the meeting other than those mentioned above and has not received notice from any shareholders requesting that other matters be considered. However, if any other business is properly presented before the Special Meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein.

A copy of the Merger Agreement is attached as Appendix A to this proxy statement/prospectus.

Recommendation of First Personal’s Board of Directors

The board of directors of First Personal unanimously voted in favor of the Merger Agreement and the merger. First Personal’s board of directors believes that the Merger Agreement, the merger, and the transactions contemplated thereby are in the best interests of First Personal and its shareholders, and recommends that First Personal’s shareholders vote:

•	“FOR” the approval and adoption of the Merger Agreement and the merger; and

•	“FOR” any proposal of the First Personal board of directors to adjourn the meeting, if necessary.

Record Date and Voting

The close of business on May 4, 2018 has been selected as the record date for the determination of First Personal’s stockholders entitled to notice of and to vote at the Special Meeting. On that date, 1,161,472 shares of First Personal’s common stock, $0.01 par value per share, were outstanding, and 1,121 shares of First Personal’s Convertible Preferred Stock were outstanding, which, as of that date, were convertible into 138,288 shares of common stock. Stockholders will be entitled to one vote for each share of First Personal’s common stock held by them, or, with respect to holders of Convertible Preferred Stock, one vote for each share of common stock into which their shares of Convertible Preferred Stock are convertible, of record at the close of business on the record date on any matter that may be presented for consideration and action by the stockholders. The presence, in person or represented by proxy, of the holders of a majority of the outstanding voting power of First Personal’s common stock and Convertible Preferred Stock entitled to vote at the Special Meeting will constitute a quorum for the transaction of business at the Special Meeting.

You may vote your shares in person by attending the Special Meeting, or by mailing us your completed proxy if you are unable or do not wish to attend. We encourage you to vote by mailing the proxy card even if you plan to attend the meeting. If you are a stockholder of record as of May 4, 2018, you may vote your shares in person at the meeting. If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or nominee giving you the right to vote the shares at the meeting.

All proxies properly submitted in time to be counted at the Special Meeting will be voted in accordance with the instructions contained in the proxy. If you submit a proxy without voting instructions, the proxies named in the proxy will vote on your behalf for each matter described above in accordance with the recommendations of the First Personal board of directors on all the proposals as set forth in this proxy statement/prospectus and on any other matters in accordance with their best judgment.

If you have shares held by a broker or other nominee, you may instruct the broker or other nominee to vote your shares by following the instructions the broker or other nominee provides to you. Proxies solicited by this proxy statement/prospectus may be exercised only at the Special Meeting and any adjournment or postponement thereof and will not be used for any other meeting.

Vote Required

The approval of both the Merger Agreement (Proposal 1) and the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies (Proposal 2) require the affirmative vote of the holders of the issued and outstanding shares of First Personal common stock and Convertible Preferred Stock, voting together as a single class, having a majority of the voting power of such shares entitled to vote at the Special Meeting.

In this regard, the holders of First Personal’s Convertible Preferred Stock are entitled to vote, as a single class with the holders of First Personal’s common stock, on the Merger Agreement and adjournment proposals at the Special Meeting. The certificate of designations for the Convertible Preferred Stock provides that, with respect to all matters submitted to a vote of the holders of First Personal’s common stock, each share of Convertible Preferred Stock entitles the holder thereof to an aggregate number of votes equal to the number of shares of common stock into which the shares of Convertible Preferred Stock are convertible (pursuant to the certificate of designations) in effect on the record date for determining the holders of common stock entitled to vote on the matter. The holders of Convertible Preferred Stock vote together with the holders of shares of common stock as one class on all matters submitted to a vote of First Personal’s stockholders. The holders of Convertible Preferred Stock have no other voting rights, as a separate class or otherwise, including any rights to vote as a class with respect to the merger. As of the record date for the Special Meeting, holders of First Personal’s common stock have the power to vote 1,150,438 shares, and holders of First Personal’s Convertible Preferred Stock have the power to vote 138,288 shares, at the Special Meeting, for a total of 1,288,726 shares entitled to vote on the proposals presented at the Special Meeting.

Abstentions and “broker non-votes” (described below) are counted for purposes of determining the presence or absence of a quorum but are not considered votes cast. The required votes of First Personal’s stockholders on the Merger Agreement and the proposal to adjourn the Special Meeting are based on the voting power represented by the number of outstanding shares of First Personal common stock and Convertible Preferred Stock and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the Special Meeting, or the abstention from voting by a First Personal stockholder, or the failure of any First Personal stockholder who holds shares in “street name” through a bank or broker to give voting instructions to such bank or broker (thereby resulting in a “broker non-vote”), will have the same effect as a vote “AGAINST” the Merger Agreement and “AGAINST” the proposal to adjourn the Special Meeting.

A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote on a proposal because the broker has not received instructions from the beneficial owners on how to vote on such proposal and the broker does not have discretionary authority to vote in the absence of instructions. Brokers generally have the authority to vote, even though they have not received instructions, on matters that are considered “routine.” However, under the rules of the New York Stock Exchange, the Merger Agreement proposal and the adjournment proposal to be considered at the Special Meeting are not considered routine matters and brokers are not entitled to vote shares held for a beneficial owner on these matters without instructions from the beneficial owner of the shares. To avoid a broker non-vote of your shares on the Merger Agreement and adjournment, each of which is a non-routine matter, you must provide voting instructions to your broker or other nominee.

As of the record date, First Personal’s directors and executive officers and their affiliates owned and were entitled to vote 394,634 shares of First Personal common stock, and had the power to vote 138,288 shares represented by shares of Convertible Preferred Stock, which in the aggregate represents approximately 41.0% of the voting power represented by the outstanding shares of First Personal common stock and Convertible Preferred Stock. Neither NWIN nor any of its directors or executive officers owns any shares of First Personal common stock or Convertible Preferred Stock.

Revocability of Proxies

Submitting a proxy on the enclosed form of proxy does not preclude a First Personal stockholder from voting in person at the Special Meeting. A First Personal stockholder may revoke a proxy at any time prior to the vote at the Special Meeting by:

•	delivering to Randall R. Schwartz, First Personal’s President and Chief Executive Officer, at First Personal’s corporate office at 14701 Ravinia Avenue, Orland Park, Illinois 60462, on or before the date of the Special Meeting, a later-dated and signed proxy card or a written revocation of the proxy;

•	delivering to First Personal at the Special Meeting prior to the taking of the vote a later-dated and signed proxy card or a written revocation;

•	attending the Special Meeting and voting in person; or

•	if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions.

Revoking a proxy will not affect a vote once it has been taken. Attendance at the Special Meeting will not, in itself, constitute a revocation of a proxy. You must vote in person at the Special Meeting if you wish to change a vote that you have previously made by submitting a signed proxy.

Solicitation of Proxies

The proxy solicitation of First Personal’s stockholders is being made by First Personal on behalf of the First Personal board of directors and will be paid for by First Personal. In addition to solicitation by mail, directors, officers, and employees of First Personal may solicit proxies for the Special Meeting from First Personal’s stockholders personally or by telephone, the Internet, or other electronic means. However, First Personal’s directors, officers, and employees will not be paid any special or extra compensation for soliciting such proxies, although they may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Upon request, First Personal will reimburse brokers, dealers, banks, trustees, and other fiduciaries for the reasonable expenses they incur in forwarding proxy materials to beneficial owners of First Personal’s common stock.

THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF FIRST PERSONAL. ACCORDINGLY, HOLDERS OF FIRST PERSONAL COMMON STOCK ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION

PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact First Personal Financial Corp., 14701 Ravinia Avenue, Orland Park, Illinois 60462, Attention: Randall R. Schwartz, (708) 226-2727.

Security Ownership of Certain Beneficial Holders and Management

The following table sets forth as of May 1, 2018, which is the most recent practicable date, information regarding the beneficial share ownership of First Personal’s common stock and Convertible Preferred Stock by: (i) each of the directors and executive officers of First Personal; (ii) the directors and executive officers of First Personal as a group; and (iii) each person who is known to First Personal to be the beneficial owner of more than 5% of any class of First Personal’s voting securities. Information with respect to First Personal’s directors, executive officers, and 5% shareholders is based on First Personal’s records and data supplied by each of the directors, executive officers, and 5% shareholders. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o First Personal Financial Corp., 14701 Ravinia Avenue, Orland Park, Illinois 60462.

		Common Stock		Convertible Preferred Stock
Name	Position	Shares Beneficially Owned(1)	Percent of Class(2)	Shares Beneficially Owned	Percent of Class(3)	Percent of Total Voting Power(4)
DIRECTORS AND EXECUTIVE OFFICERS:
Deborah S. Ashen(5)	Director	5,518	*	–	–	*
George Cvack(6)	Director	38,292	3.3%	–	–	2.9%
Richard E. Michaels(7)	Director	39,937	3.4%	200	17.8%	5.3%
Daniel J. Horn(8)	Director	27,459	2.4%	100	8.9%	3.1%
Randall R. Schwartz(9)	Director, President and Chief Executive Officer	250,969	21.6%	771	68.8%	26.2%
Lawrence J. Svabek(10)	Director	32,459	2.8%	50	4.5%	3.0%
All executive officers and directors of First Personal as a group (6 persons)		394,634	34.0%	1,121	100.0%	41.0%

GREATER THAN 5% SHAREHOLDERS:
Steven Abraham(11) 231 South LaSalle Suite 1400 Chicago, Illinois 60604		82,709	7.1%	–	–	6.4%

*	Indicates less than 1% of the total number of outstanding shares of First Personal’s common stock.
(1)	Amounts reported include shares of common stock held directly, as well as shares held in retirement accounts, by certain members of the named individuals’ families or held by trusts of which the named individual is a trustee or substantial beneficiary. Inclusion of shares shall not constitute an admission of beneficial ownership or voting or investment power over included shares.

(2)	For each individual or group disclosed in the table above, the figures in this column are based on 1,161,472 shares of First Personal common stock issued and outstanding as of May 1, 2018, which is the most recent practicable date, plus the number of shares of common stock each such individual or group has the right to acquire on or within 60 days after May 1, 2018, computed in accordance with Rule 13d-3(d)(1) under the Exchange Act.
(3)	For each individual or group disclosed in the table above, the figures in this column are based on 1,121 shares of First Personal Convertible Preferred Stock issued and outstanding as of May 1, 2018, which is the most recent practicable date, plus the number of shares of Convertible Preferred Stock each such individual or group has the right to acquire on or within 60 days after May 1, 2018, computed in accordance with Rule 13d-3(d)(1) under the Exchange Act.
(4)	For each individual or group disclosed in the table above, the figures in this column are based on the aggregate voting power of the holders of First Personal’s common stock and Convertible Preferred Stock, which is represented by 1,299,760 shares of common stock (including all shares of Convertible Preferred Stock on an as-converted basis) as of May 1, 2018, which is the most recent practicable date, plus the number of shares of common stock and Convertible Preferred Stock each such individual or group has the right to acquire on or within 60 days after May 1, 2018, computed in accordance with Rule 13d-3(d)(1) under the Exchange Act.
(5)	Includes 5,518 shares of common stock held directly in the name of Ms. Ashen.
(6)	Includes 2,200 shares held in joint tenancy with Mr. Cvack’s spouse, 34,000 shares held in individual retirement accounts maintained for the benefit of Mr. Cvack as to which he maintains voting and investment power, 200 shares held by Mr. Cvack’s spouse as custodian for the benefit of Mr. Cvack’s non-minor children and 1,892 shares held in joint tenancy with Mr. Cvack’s mother.
(7)	With respect to Mr. Michaels’s shares reported in the common stock column, the amount includes 69,339 shares held in a trust under which Mr. Michaels’s spouse is trustee. With respect to Mr. Michaels’s shares reported in the Convertible Preferred Stock column, pursuant to the certificate of designations for the Convertible Preferred Stock, the reported shares are convertible into, and as of the record date represent the right to vote, 29,402 shares of common stock.
(8)	With respect to Mr. Horn’s shares reported in the common stock column, the amount includes 22,500 shares held jointly between Mr. Horn and his spouse and 4,959 shares held in an individual retirement account maintained for the benefit of Mr. Horn as to which he maintains voting and investment power. With respect to Mr. Horn’s shares reported in the Convertible Preferred Stock column, pursuant to the certificate of designations for the Convertible Preferred Stock, the reported shares are convertible into, and as of the record date represent the right to vote, 13,333 shares of common stock.
(9)	With respect to Mr. Schwartz’s shares reported in the common stock column, the amount includes 109,576 shares held in a revocable trust under which Mr. Schwartz’s spouse is trustee, 49,838 shares held in individual retirement accounts maintained for the benefit of Mr. Schwartz as to which he maintains voting and investment power, 55,518 shares held in a revocable trust under which Mr. Schwartz is trustee, and 25,000 shares held in a trust under which Mr. Schwartz’s spouse is a co-trustee and beneficiary. With respect to Mr. Schwartz’s shares reported in the Convertible Preferred Stock column, pursuant to the certificate of designations for the Convertible Preferred Stock, the reported shares are convertible into, and as of the record date represent the right to vote, 88,975 shares of common stock.
(10)	With respect to Mr. Svabek’s shares reported in the common stock column, the amount includes 27,500 shares held in a trust under which Mr. Svabek’s wife is trustee and beneficiary and 4,959 shares held in a general partnership of which Mr. Svabek is a partner. With respect to Mr. Svabek’s shares reported in the Convertible Preferred Stock column, pursuant to the certificate of designations for the Convertible Preferred Stock, the reported shares are convertible into, and as of the record date represent the right to vote, 6,578 shares of common stock.
(11)	Includes 82,709 shares of common stock held directly in the name of Mr. Abraham.

THE MERGER

This section of the proxy statement/prospectus describes material aspects of the proposed merger. While NWIN and First Personal believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire proxy statement/prospectus and the other documents that we refer to carefully for more detailed information regarding the merger.

General

NWIN’s and First Personal’s boards of directors have approved and adopted the Merger Agreement, the merger, and the transactions contemplated thereby. The Merger Agreement provides for the merger of First Personal with and into NWIN, with NWIN as the surviving corporation. Simultaneously with this merger, FPB, the wholly-owned Illinois-chartered commercial bank subsidiary of First Personal, will merge with and into Peoples Bank, the wholly-owned Indiana-chartered savings bank subsidiary of NWIN.

In connection with the merger, each outstanding share of First Personal common stock owned by stockholders owning at least 100 shares of First Personal common stock will be converted into the right to receive both (i) 0.1246 shares of NWIN common stock (subject to certain adjustments as described in the Merger Agreement), and (ii) $6.67 in cash. First Personal stockholders holding fewer than 100 shares will receive fixed consideration of $12.12 per share in cash and will not be entitled to receive any shares of NWIN common stock. All of the members of the board of directors of First Personal and FPB have entered into a voting agreement pursuant to which they have agreed to vote their shares of First Personal common stock in favor of the approval and adoption of the Merger Agreement and the merger.

Under the Merger Agreement, the executive officers and directors of NWIN and Peoples Bank serving at the effective time of the merger will continue to serve as such after the merger is consummated.

Please see “The Merger Agreement” beginning on page 51 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating and amending the Merger Agreement.

Background of the Merger

First Personal’s board of directors and management have regularly reviewed and discussed First Personal’s business strategy, performance and prospects in the context of the economic environment, developments in the regulation of financial institutions and the competitive landscape. Among other things, these discussions have included the possibility of continuing to operate as an independent bank holding company as well as possible strategic alternatives available to First Personal, including both internal growth strategies and possible acquisitions or business combinations involving other financial institutions. In connection with First Personal’s regular and ongoing evaluation of strategic alternatives, members of management and the board of directors have had, from time to time, discussions with representatives of other financial institutions about possible transactions and have regularly updated the board regarding such discussions. First Personal has also consulted with its legal and financial advisors, including Piper Jaffray, regarding various possible transactions.

Recognizing the need to further bolster its competitive position for the benefit of its stockholders, beginning in early 2016, the senior management and board of directors of First Personal focused on potential strategic alternatives involving the combination of First Personal with another financial institution. In this regard, First Personal requested Piper Jaffray to assist First Personal in reviewing First Personal’s possible strategic alternatives and provide advice regarding a possible business combination with another entity. Initial discussions with Piper Jaffray included an analysis of First Personal’s and FPB’s financial results, developments in the banking industry in general, and the strategic rationale for a business combination with another entity.

Piper Jaffray, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. Piper Jaffray is familiar with the market for common stocks of publicly traded and privately held banks, thrifts, and bank and thrift holding companies. Because of Piper Jaffray’s extensive experience and capabilities related to business combinations of financial institutions and its reputation as a leading investment banking firm in the financial services area, First Personal decided to seek Piper Jaffray’s assistance in its review of strategic alternatives.

From time to time, Randall A. Schwartz, President and Chief Executive Officer of First Personal, and the chief executive officer of a bank holding company (“Company A”) met to discuss their franchises and business cultures and strategies. At an industry conference in May 2016, the chief financial officer of Company A spoke with a representative from Piper Jaffray, First Personal’s financial advisor, to inquire whether First Personal had an interest in discussing a potential business transaction. After dialogue between the parties on a possible business combination, in July 2016, First Personal and Company A entered into a non-disclosure agreement and Company A began its due diligence of First Personal.

Over the course of the next several months, First Personal’s management team had several conversations with representatives from Piper Jaffray regarding the possible impact of First Personal’s common stock valuation if it continues to operate as an independent company and the potential value that could be achieved for First Personal’s stockholders in a change in control transaction. They also discussed various bank holding companies that may likely be interested in pursuing a transaction with First Personal. Throughout these months, representatives of Barack Ferrazzano Kirschbaum & Nagelberg LLP (“Barack Ferrazzano”), First Personal’s legal counsel and First Personal’s management team discussed the directors’ fiduciary duties, specifically in the context of a change of control. Management provided the board with regular updates of their conversations with Piper Jaffray and Barack Ferrazzano.

In November 2016, First Personal and Company A entered into a written non-binding letter of intent for Company A to acquire First Personal for an aggregate amount of $14.75 million in a transaction consisting of 40% cash and 60% Company A stock. In December 2016, Company A provided First Personal with a draft merger agreement. However, Company A ended negotiations and merger agreement discussions in January 2017 because Company A itself was acquired. Despite the cessation of negotiations with Company A, after extensive deliberations, it was the consensus of the board that it would continue to evaluate its strategic options over the next several months, including a potential business combination with another financial institution as a way to return long-term value to First Personal’s stockholders.

At an industry conference in January 2017, a representative of Piper Jaffray arranged a meeting with Benjamin J. Bochnowski, President and Chief Executive Officer of NWIN, Robert T. Lowry, Executive Vice President, Chief Financial Officer and Treasurer of NWIN, and Leane E. Cerven, Executive Vice President, General Counsel and Secretary of NWIN, to discuss banking industry trends, NWIN’s general strategies for Peoples Bank’s growth and its outlook regarding strategic acquisitions, and the general characteristics NWIN would look for in a possible strategic partner. The Piper Jaffray representative indicated that he would follow up with NWIN after speaking to a client that appeared to fit NWIN’s target profile. After this meeting, the Piper Jaffray representative reported back to Mr. Schwartz regarding the initial discussions with NWIN and recommended that it would be advisable and prudent for First Personal to commence initial discussions with NWIN regarding a potential transaction. Among other factors, Piper Jaffray and Mr. Schwartz discussed NWIN and First Personal sharing similar community banking cultures and values, NWIN’s steady financial performance and strong asset quality, and NWIN’s professed desire and ability to expand its lending operations into the Chicagoland market. After further discussions with Piper Jaffray and First Personal’s board, First Personal decided that Piper Jaffray should contact representatives of NWIN to arrange an initial meeting with Mr. Schwartz.

On February 3, 2017, First Personal and NWIN entered into a confidentiality agreement in anticipation of discussions between the parties regarding a potential transaction. Thereafter, on February 10, 2017, Mr. Schwartz met with Benjamin Bochnowski and David Bochnowski, NWIN’s Executive Chairman of the Board of Directors, to discuss their respective businesses and the potential benefits of a strategic combination in order to increase long-term value for the shareholders of both First Personal and NWIN. During this meeting, Mr. Schwartz, Benjamin Bochnowski, and David Bochnowski discussed the histories of their respective institutions, what a potential combination might look like on a pro forma basis, and potential management plans going forward. As a result of this meeting, the parties determined to continue discussions and commence initial due diligence.

On February 14, 2017, the Executive Committee of NWIN’s board of directors held a meeting, at which Benjamin Bochnowski and David Bochnowski updated the committee regarding their initial discussions with Mr. Schwartz. After extensive discussion among the members of the committee, the committee authorized Benjamin Bochnowski to engage with NWIN’s financial advisor, Stephens, Inc. (“Stephens”), to organize initial due diligence of First Personal. On February 24, 2017, NWIN’s board of directors held a meeting, at which Benjamin Bochnowski provided an update to the full board regarding the initial discussions with First Personal and Mr. Schwartz and the commencement of due diligence.

During February 2017, NWIN began its preliminary diligence. First Personal’s directors were kept updated on the discussions with NWIN and were provided overview materials concerning NWIN by Piper Jaffray and management. During the balance of February and March 2017, representatives of NWIN and First Personal continued preliminary discussions regarding the outline of a possible transaction between the two organizations, including discussions regarding the companies’ respective cultures and certain personnel matters to be addressed in a transaction. In early April 2017, the parties discussed pricing expectations, pursuant to which NWIN verbally indicated to First Personal that, pending further discussions, comprehensive due diligence and negotiation, NWIN would potentially be in a position to make an offer for the acquisition of First Personal at an aggregate valuation of between $13-14 million in a transaction that would consist of 50% NWIN stock and 50% cash. After extensive discussions with management and Piper Jaffray, it was the consensus of First Personal’s board of directors to move forward with further exploration of a possible transaction with NWIN at the upper end of NWIN’s verbal indication. After further discussions between Stephens and Piper Jaffray, Piper Jaffray communicated to Stephens that First Personal would consider a transaction at an aggregate purchase price of $14 million in a 50/50 stock and cash merger transaction.

On April 20, 2017, the Executive Committee of NWIN’s board held a meeting, at which these initial pricing matters were discussed. Representatives of Stephens were present at this meeting and gave an extensive presentation regarding the results of NWIN’s initial due diligence and a financial analysis of a potential transaction based on the pricing metrics that were currently being considered. After extensive discussion among the committee members, the committee authorized Stephens to verbally communicate to Piper Jaffray an offer for NWIN to acquire First Personal for an aggregate purchase price of $13 million, subject to further due diligence and based on certain credit mark and cost savings assumptions, and authorized a written non-binding indication of interest to be delivered to First Personal providing the preliminary outline of a potential combination of NWIN and First Personal, which would include an exclusivity period in favor of NWIN as a condition to further discussions. On April 21, 2017, Stephens communicated NWIN’s verbal offer to Piper Jaffray. After extensive pricing deliberations between the parties throughout the balance of April 2017, discussions were terminated with NWIN prior to the delivery of a written indication of interest.

In July 2017, Mr. Schwartz and a representative of Piper Jaffray met with the chief executive officer and chief financial officer of a bank holding company (“Company B”) and a representative of Company B’s financial advisor. The parties discussed their franchises and business cultures and philosophies. Additionally, certain specifics of a merger transaction, including pricing expectations, were discussed. Later in July 2017, First Personal and Company B entered into a non-disclosure agreement and Company B began its due diligence.

From time to time during the summer and fall of 2017, Mr. Schwartz and Benjamin Bochnowski continued to discuss their respective organizations and opportunities to work together, including the potential for First Personal to participate on credits originated by Peoples Bank in First Personal’s market area in Illinois.

Following from these discussions, at a banking industry conference on September 11, 2017 in French Lick, Indiana, Benjamin Bochnowski met with a representative of Piper Jaffray and discussed current trends in the community banking industry and the general performance of FPB and Peoples Bank, including how the performance of the two institutions could afford an opportunity to re-engage on pricing discussions in connection with a potential strategic transaction. In this regard, the Piper Jaffray representative conveyed to Benjamin Bochnowski that there was potential improvement in First Personal’s asset quality and credit profile and there could be additional opportunities for cost savings, which could work to facilitate transaction discussions, particularly on pricing.

On September 21, 2017, First Personal and Company B entered into a written non-binding letter of intent for Company B to acquire First Personal for an aggregate amount of $14.3 million in a transaction consisting of 100% cash. Following further deliberations, however, specific discussions concerning a strategic combination were terminated in mid-October 2017.

During late October 2017, Benjamin Bochnowski and Mr. Schwartz remained in regular contact regarding a potential transaction between NWIN and First Personal and potential pricing metrics. During this period, Mr. Schwartz provided updated First Personal financial information to Mr. Bochnowski. This updated financial information indicated an improvement in First Personal’s and FPB’s financial performance and condition since transaction discussions were terminated in April 2017, including an approximately 25% reduction in First Personal’s other real estate owned balance and an approximately 10% reduction in delinquent loans.

On November 6, 2017, the Executive Committee of NWIN’s board held a meeting, at which Benjamin Bochnowski provided an update to the committee regarding his recent discussions with Mr. Schwartz and the apparent improvement in First Personal’s financial position. Mr. Bochnowski noted that in addition to First Personal’s apparent improving financial condition, FPB’s asset quality appeared to have improved, and there may be opportunities for additional cost savings in the transaction based on revisions to certain assumptions, including management levels after closing. After discussion among the committee members, the committee directed Stephens to update its financial analysis regarding a potential transaction with First Personal in light of this new financial information. After this meeting, Stephens prepared an updated financial analysis of the transaction based on this updated financial information.

Thereafter, between November 7 and 8, 2017, representatives of First Personal, NWIN, Piper Jaffray, and Stephens continued to have informal discussions regarding the pricing of a potential strategic transaction. During these conversations Mr. Schwartz reiterated that, as previously communicated, the aggregate purchase price for First Personal would need to be at least $14 million for First Personal to seriously entertain a transaction, which NWIN and Stephens represented NWIN may be able to accommodate, pending further due diligence and negotiations.

On November 13, 2017, the Executive Committee of NWIN’s board held another meeting, at which Benjamin Bochnowski provided a further update to the committee regarding the discussions with First Personal and provided the committee with Stephens’ updated financial analysis. Mr. Bochnowski indicated there were material changes to First Personal’s financial metrics since April 2017, including improved FPB credit quality, additional management compensation cost savings opportunities, and the fact NWIN’s stock price had increased by 10% since April. After extensive discussion among the committee members, the committee authorized a verbal non-binding indication of interest to be delivered to First Personal contemplating an aggregate purchase price for an acquisition of First Personal of $14 million, and if such verbal offer was acceptable, to proceed with a written non-binding indication of interest and the proffer of an exclusivity agreement to First Personal.

On that same day, Stephens verbally communicated to Piper Jaffray that, pending further discussions, comprehensive due diligence and negotiation, NWIN may be in a position to offer for the acquisition of First Personal $14.0 million in the aggregate in a transaction that consists of 50% NWIN stock and 50% cash. On November 16, 2017, First Personal delivered a response to NWIN indicating it would be willing to entertain an aggregate purchase price of $14.3 million, and that it preferred more cash in the deal. Separately, First Personal had been contemplating a conversion of First Personal’s convertible senior debt to common equity prior to year-end, the outcome of which would increase the transaction price but also potentially increase common equity capital for NWIN post-closing.

After a series of conversations between Piper Jaffray and Stephens between November 16 and 27, 2017, on November 28, 2017, Stephens, on behalf of NWIN, communicated a revised verbal indication of an aggregate $15.6 million purchase price, with the increased purchase price attributable solely to the assumption that First Personal would convert all of its senior debt, subordinated debentures, and convertible preferred stock to common stock prior to closing on a dollar-for-dollar basis at no additional premium, in a transaction consisting of 45% NWIN stock and 55% cash. After extensive discussions with management, it was the consensus of First Personal’s board of directors to move forward with further exploration of a possible transaction with NWIN. On November 30, 2017, Piper Jaffray, on behalf of First Personal, delivered a response to Stephens that First Personal would be willing to entertain an aggregate purchase price of $15.75 million. After further discussions between Piper Jaffray and Stephens, on December 1, 2017, NWIN revised its verbal indication to $15.75 million in the aggregate, based on further adjustments to the amount of First Personal’s debt and preferred stock that would be converted prior to closing, in a transaction that consists of 45% NWIN stock and 55% cash and a fixed exchange ratio based on NWIN’s closing stock price on November 30, 2017.

On December 5, 2017, the board of directors of First Personal convened a conference call to discuss NWIN’s verbal offer with representatives of Piper Jaffray. A representative from Piper Jaffray discussed and reviewed its presentation materials, a copy of which had been previously provided to the board of directors. The Piper Jaffray representative discussed the recent overall and bank stock market performance and presented a summary of financial and pricing information for comparable merger and acquisition transactions. Overview materials on NWIN including recent financial performance, stock performance and trading volume were reviewed. The Piper Jaffray representative discussed in detail the December 1, 2017 verbal offer that had been delivered by NWIN. The Piper Jaffray representative also addressed a typical timeline for this type of transaction. After an extensive discussion of the expected terms, the board of directors voted to move forward with further exploration of a possible transaction with NWIN and authorized management to proceed with a transaction based on an indication of interest or similar letter from NWIN containing the terms discussed at the meeting.

On December 8, 2017, NWIN submitted a written non-binding indication of interest that proposed an acquisition of First Personal by NWIN structured as a merger of First Personal with and into NWIN, and a merger of FPB with and into Peoples Bank, at an aggregate implied purchase price of $15,750,000, payable 45% in stock (based on a fixed exchange ratio) and 55% in cash. This proposal assumed a credit mark of 2.50% of First Personal’s gross loans and other real estate owned. The indication of interest also stated that NWIN planned to retain certain key officers of FPB in an effort to lead NWIN’s banking efforts in FPB’s current and expanding footprint, and specifically it stated that NWIN intended to retain Mr. Schwartz for a certain period of time after the closing of the acquisition under a new employment agreement. The proposal also contemplated First Personal entering into an exclusivity agreement with NWIN with an exclusivity period continuing through the close of business on February 28, 2018, during which period First Personal would generally be prohibited from discussing, soliciting, or engaging in negotiations regarding a possible transaction with another financial institution. First Personal’s board reviewed the indication of interest and after extensive discussions with management, it was the consensus of First Personal’s board of directors to authorize senior management, with the assistance of its financial and legal advisors, to negotiate the final terms based on the economic terms set forth in the December 8 proposal.

On December 11, 2017, First Personal responded to NWIN’s December 8 non-binding indication of interest with revisions proposing board representation for a member of First Personal’s management on NWIN’s board of directors post-closing, and an exclusivity period ending on January 31, 2018. After further discussions between Piper Jaffray and Stephens, on December 12, 2017, NWIN submitted a revised written non-binding indication of interest providing for the same economic terms for the transaction as set forth in the December 8 non-binding indication of interest and contemplating an exclusivity period continuing through the close of business on January 31, 2018, with the ability of the parties to extend the exclusivity period to February 14, 2018, but NWIN declined First Personal’s board representation proposal. The same day, Mr. Schwartz and George Cvack, Senior Vice President of First Personal Bank, met with Benjamin Bochnowski and Mr. Lowry, along with representatives of Piper Jaffray and Stephens, to discuss their respective organizations, including First Personal’s credit portfolio, and the terms of a possible strategic transaction between the companies. On December 13, 2017, First Personal indicated to NWIN that it was interested in pursuing further discussions regarding a potential transaction and that First Personal was willing to proceed with further due diligence with a view toward the negotiation of a definitive merger agreement. That same day, First Personal executed an exclusivity agreement with NWIN based on the terms discussed on December 12, 2017.

On December 15, 2017, a data room containing diligence materials relating to First Personal was made available to NWIN and its representatives. On December 20 to 21, 2017, NWIN and its representatives conducted an on-site due diligence review of First Personal’s loan portfolio. At about this same time, NWIN’s legal counsel, Barnes & Thornburg LLP (“Barnes & Thornburg”), began drafting a definitive merger agreement.

During the final weeks of December 2017 and the first week of January 2018, NWIN continued with additional due diligence and representatives of the management teams of First Personal and NWIN met and talked several times to discuss the merger, the operations and business of the two companies and certain logistical issues, such as certain pending vendor contract renewals. On January 9, 2018, NWIN formally retained Stephens to act as NWIN’s financial advisor in connection with the merger transaction and executed an engagement letter with Stephens to that effect.

On January 12, 2018, Barnes & Thornburg delivered a first draft of the definitive merger agreement for the proposed transaction to Barack Ferrazzano. At this time, Barnes & Thornburg also delivered a draft voting agreement to Barack Ferrazzano providing for all the directors and certain members of senior management of First Personal to agree to vote in favor of the merger transaction at the special meeting of First Personal’s stockholders convened to consider the merger. Between January 12 and 23, 2018, First Personal, Barack Ferrazzano, and Piper Jaffray conducted a thorough review of the first draft of the merger agreement and analyzed numerous issues relating to the proposed transaction, including First Personal’s representations and warranties, termination provisions, and executive employment agreement matters. NWIN also continued with additional due diligence on First Personal, including legal due diligence and a continuing review of FPB’s loan portfolio and other real estate owned. At this time, First Personal and Barack Ferrazzano also began preparing First Personal’s disclosure schedules to the merger agreement. At a meeting of First Personal’s board of directors on January 23, 2018, the directors were provided an update by senior management on the initial draft of the merger agreement delivered by Barnes & Thornburg and the continuing negotiations with NWIN.

On January 24, 2018, Barack Ferrazzano delivered a revised draft of the merger agreement to Barnes & Thornburg, which, among other matters, contained revised provisions regarding the inclusion of a “double-trigger” termination provision in favor of First Personal, revisions to First Personal’s representations and warranties, revisions to First Personal’s pre-closing loan covenants, employee severance matters, and provisions regarding the treatment of First Personal’s convertible preferred stock and subordinated debentures. At this same time, NWIN, First Personal, and their respective legal counsel also began discussing possible terms of employment for Mr. Schwartz by Peoples Bank after the closing of the merger.

Between January 25 and February 8, 2018, First Personal, NWIN, and their respective legal counsels, along with Piper Jaffray and Stephens, continued to negotiate the terms of the transaction, with specific emphasis on : the representations and warranties to be given by the parties; the operational covenants regarding First Personal’s actions between signing of the Merger Agreement and the closing of the transaction, including the pre-closing loan covenants of First Personal; a mechanism to terminate the Merger Agreement in the event that First Personal does not meet a certain level of adjusted minimum tangible equity; the conversion or redemption of First Personal’s outstanding convertible preferred stock and subordinated debentures; the level of severance and other rights of First Personal employees leading up to, and following, the proposed transaction; the treatment of various compensation and insurance arrangements for First Personal employees and directors; and the provisions regarding a termination fee and First Personal’s ability to pursue other transactions if necessary to satisfy the First Personal board of directors’ fiduciary duties. During this period of negotiation, the parties and their representatives continued to conduct ongoing, reciprocal comprehensive due diligence.

On January 31, 2018, NWIN and First Personal entered into a standard confidentiality agreement concerning the confidentiality and non-disclosure of NWIN’s confidential information in order to allow First Personal to conduct a more comprehensive diligence review of NWIN’s non-public information. On the same day, the parties entered into an agreement extending the expiration of the exclusivity period from January 31, 2018 to February 14, 2018.

On February 7, 2018, the Executive Committee of NWIN’s board of directors held a meeting at which representatives of Stephens participated. At this meeting, Stephens provided the committee members an updated financial analysis of the transaction based on the results of the recent loan diligence on First Personal, including revised credit mark and cost savings calculations, which affirmed the aggregate purchase price being proposed by NWIN.

On February 9, 2018, Barnes & Thornburg delivered a further revised draft of the merger agreement to Barack Ferrazzano, with specific emphasis on revisions to First Personal’s representations and warranties, the conversion of First Personal’s senior debt into common stock, First Personal’s pre-closing loan covenant and board meeting access covenant, First Personal employee severance levels, the terms of employment for Mr. Schwartz after closing, and the amount of the termination fee payable by First Personal to NWIN upon the termination of the merger agreement under certain circumstances. Between February 9 and 14, 2018, First Personal discussed extensively the revised draft of the merger agreement with Barack Ferrazzano. On February 12, 2018, First Personal and Piper Jaffray engaged in a reverse diligence conference call with NWIN and Stephens, covering topics such as documents previously provided to First Personal by NWIN, the strategic plan and future growth prospects for NWIN, integration of First Personal into NWIN, strategic plans specific to the Illinois market, stockholder liquidity, the potential impact on NWIN of recent tax reform, existing lines of business and potential new lines of business.

On February 15, 2018, Barack Ferrazzano delivered a further revised draft of the merger agreement to Barnes & Thornburg and proposed further revisions, with a particular emphasis on First Personal’s pre-closing loan covenant, First Personal’s board meeting access covenant, First Personal employee severance levels, and the amount of the termination fee, which was proposed to be $630,000 (or approximately 4% of the overall transaction value).

Between February 15 and 16, 2018, NWIN’s management held extensive discussions with Barnes & Thornburg regarding the revised draft of the merger agreement. Also on February 16, 2018, NWIN’s board of directors held a meeting, at which representatives of Barnes & Thornburg and Stephens participated. At the meeting, a representative of Barnes & Thornburg provided a detailed summary of the latest draft of the merger agreement to the directors and highlighted the remaining open issues on the transaction. Barnes & Thornburg also summarized the directors’ fiduciary duties in the context of an acquirer in a merger transaction, and responded to numerous questions from directors. Stephens then provided an updated financial analysis of the transaction and responded to numerous questions from directors. Members of NWINs management then conveyed NWIN’s firm positions on the remaining open negotiating issues and summarized an updated timeline for the public announcement of the transaction.

Following these discussions, on February 16, 2018, Barnes & Thornburg delivered a further revised draft of the merger agreement to Barack Ferrazzano, which reflected NWIN’s firm position on First Personal’s pre-closing loan covenant, First Personal employee severance levels, and the extent of First Personal director and officer indemnification protection after the closing. The revised draft of the merger agreement also finalized the exchange ratio for the stock portion of the merger consideration at 0.1246 NWIN shares for each First Personal share of common stock and the cash portion of the merger consideration at $6.67 per First Personal share of common stock. During the course of the negotiations, First Personal’s directors were kept updated by senior management on the discussions with NWIN.

Between February 16 and 17, 2018, Barack Ferrazzano discussed extensively the revised draft of the merger agreement with First Personal. After careful consideration of the revised draft of the merger agreement and the other strategic options available to First Personal at the time, First Personal’s management determined that the proposal set forth in the February 16 revised draft of the merger agreement reflected the highest and best offer NWIN would make, and that it was in the best interests of First Personal’s stockholders to move towards the execution of the merger agreement on an expedited basis. Thereafter, between February 18 and 19, 2018, Barack Ferrazzano conferred with Barnes & Thornburg to finalize the terms of the definitive merger agreement and voting agreement, and to discuss a public announcement of the transaction, and both First Personal, NWIN, and their respective legal counsels began finalizing the parties’ disclosure schedules.

On February 20, 2018, a special meeting of the First Personal board of directors was convened. Representatives of First Personal’s senior management and legal and financial advisors participated in the meeting. A copy of the Merger Agreement that had been negotiated to date, as well as certain ancillary documents, had been provided to the members of the board of directors on February 18, 2018. Representatives of Barack Ferrazzano began the meeting by summarizing the fiduciary duties of each director, with an emphasis on the role of the board of directors in a change in control scenario. Barack Ferrazzano then reviewed in detail the terms of the Merger Agreement and the voting agreements to be entered into by the directors and senior management. Barack Ferrazzano also discussed the proposed resolutions that the board of directors would be requested to approve in connection with the merger. Representatives of Piper Jaffray reviewed with the First Personal board its financial analysis of the proposed transaction, and rendered Piper Jaffray’s oral opinion (subsequently delivered in writing at the conclusion of the meeting), as described in the section titled “Opinion of First Personal’s Financial Advisor” beginning on page 37, that as of February 20, 2018, and based upon and subject to the assumptions, considerations, qualifications and limitations set forth in the written opinion, the aggregate consideration to be received by the First Personal stockholders pursuant to the merger is fair, from a financial point of view, to those stockholders. The board discussed the attributes of NWIN’s common stock, including its recent market performance and its trading volume. Following extensive discussion and questions and answers, including consideration of the factors described under “First Personal’s Reasons for the Merger; Board Recommendation,” the board determined that the Merger Agreement and the transactions contemplated thereby was advisable and in the best interests of First Personal and its stockholders. The board then approved the Merger Agreement and the transactions contemplated thereby.

On February 20, 2018, the board of directors of NWIN held a special meeting, at which representatives of Barnes & Thornburg and Stephens participated. A representative of Barnes & Thornburg updated the board on the final revisions to the merger agreement since the last time the board met on February 16, and conveyed to the board that all remaining negotiating issues on the merger agreement had been resolved. Barnes & Thornburg once again summarized the directors’ fiduciary duties in the context of an acquirer in a merger transaction, and responded to numerous questions from directors. Stephens then provided an updated analysis of the financial aspects of the proposed merger, and Benjamin Bochnowski led a discussion regarding the strategic rationale for the transaction. Following further discussion among the directors, NWIN’s board of directors unanimously approved the merger agreement as presented at the meeting and authorized the execution of the merger agreement and all related documents.

Following the completion of the First Personal and NWIN board meetings, First Personal and NWIN executed the definitive Merger Agreement and the First Personal directors and officers executed the voting agreement after the close of business on Tuesday, February 20, 2018. Before the opening of the market on Wednesday, February 21, 2018, NWIN and First Personal issued a joint press release announcing the execution of the Merger Agreement.

First Personal’s Reasons for the Merger; Board Recommendation

First Personal’s board of directors has unanimously determined that the Merger Agreement and the merger are in the best interests of First Personal and its stockholders and unanimously recommends that First Personal’s stockholders vote “FOR” the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement.

First Personal’s board of directors believes that the merger with NWIN is consistent with First Personal’s goal of enhancing stockholder value and providing liquidity for the holders of First Personal common stock. In making its determination and recommendation authorizing and approving the merger and in approving and adopting the Merger Agreement, First Personal’s board of directors consulted extensively with members of First Personal’s management and with representatives of Piper Jaffray and Barack Ferrazzano. To this end, First Personal’s board of directors considered a variety of factors including the following:

•	its knowledge of First Personal’s business, operations, financial condition, asset quality, earnings, loan portfolio, capital, and prospects both as an independent organization, and as a part of a combined company with NWIN;

•	its understanding of NWIN’s business, operations, regulatory and financial condition, asset quality, earnings, capital, and prospects taking into account senior management’s due diligence review of NWIN and information furnished by Piper Jaffray;

•	based on the closing price of NWIN’s common stock on February 16, 2018 and First Personal’s December 31, 2017 balance sheet, the aggregate merger consideration was priced at 134% of tangible common book value assuming the 2025 Debentures and the Convertible Preferred Stock are fully converted to common equity and 64.5x of 2017 operating earnings (operating earnings removes a one-time non-recurring $163,530 write-down of net deferred tax assets in the fourth quarter of 2017 due to the Tax Cuts and Jobs Act of 2017);

•	its belief that the merger will result in a stronger banking franchise with a diversified revenue stream, strong capital ratios, a well-balanced loan portfolio, and an attractive funding base that has the potential to deliver a higher value to First Personal’s stockholders as compared to continuing to operate as a stand-alone entity;

•	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, market capitalization, and footprint;

•	the anticipated pro forma impact of the merger on NWIN, including potential synergies, and the expected impact on financial metrics such as earnings and tangible common equity per share, as well as on regulatory capital levels;

•	the financial analyses of Piper Jaffray and its written opinion, dated as of February 20, 2018, delivered to the First Personal board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications, and limitations set forth in the opinion, the merger consideration was fair, from a financial point of view, to the holders of First Personal common stock;

•	the cash component of the merger consideration offers First Personal stockholders the opportunity to realize cash for the value of their shares with immediate certainty of value;

•	the stock component of the merger consideration offers First Personal stockholders the opportunity to participate as stockholders of NWIN in the future performance of the combined company;

•	the historical performance of each of First Personal’s common stock and NWIN’s common stock and the dividends paid for each;

•	the fact that upon completion of the merger First Personal’s stockholders will own approximately 5.3% of the outstanding shares of the combined company;

•	the more active trading market in NWIN common stock would give First Personal stockholders greater liquidity for their investment;

•	the benefits to First Personal and its customers of operating as a larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

•	the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments that significantly impact industry competitive conditions;

•	the expected social and economic impact of the merger on the constituencies served by First Personal, including its borrowers, customers, depositors, employees, and communities;

•	the effects of the merger on other First Personal employees, including the prospects for continued employment in a larger organization and various benefits agreed to be provided to First Personal employees;

•	the board’s understanding of the current and prospective environment in which First Personal and NWIN operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, and the competitive effects of the continuing consolidation in the banking industry;

•	the ability of NWIN to complete the merger from a financial and regulatory perspective;

•	the board’s understanding that the merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code, providing favorable tax consequences to First Personal’s stockholders in the merger; and

•	the board’s review with its independent legal advisor, Barack Ferrazzano, of the material terms of the Merger Agreement, including the board’s ability, under certain circumstances, to withhold, withdraw, qualify, or modify its recommendation to First Personal’s stockholders and to consider an alternative unsolicited acquisition proposal, if any, subject to the potential payment by First Personal of a termination fee to NWIN, which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the Merger Agreement, as well as the nature of the covenants, representations and warranties, and termination provisions in the Merger Agreement.

The First Personal board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the risk that the consideration to be paid to First Personal stockholders could be adversely affected by a decrease in the trading price of NWIN common stock during the pendency of the merger;

•	the potential risk of diverting management attention and resources from the operation of First Personal’s business and towards the completion of the merger;

•	the restrictions on the conduct of First Personal’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent First Personal from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of First Personal absent the pending merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating First Personal’s business, operations, and workforce with those of NWIN;

•	the fact that the interests of certain of First Personal’s directors and executive officers may be different from, or in addition to, the interests of First Personal’s other stockholders as described under the heading “Interests of Certain Directors and Officers of First Personal in the Merger” beginning on page 73;

•	that, while First Personal expects that the merger will be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, including the risk that necessary regulatory approvals or the First Personal stockholder approval might not be obtained and, as a result, the merger may not be completed;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

•	the fact that: (i) First Personal would be prohibited from affirmatively soliciting acquisition proposals after execution of the Merger Agreement; and (ii) First Personal would be obligated to pay to NWIN a termination fee if the Merger Agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with First Personal from pursuing such a transaction; and

•	the possibility of litigation challenging the merger, and its belief that any such litigation would be without merit.

This discussion of the information and factors considered by First Personal’s board of directors in reaching its conclusions and recommendation includes the factors identified above, but is not intended to be exhaustive and may not include all of the factors considered by the First Personal board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the First Personal board of directors did not find it useful and did not attempt to quantify, rank, or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the Merger Agreement, and to make its recommendation to First Personal’s stockholders. Rather, the First Personal board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the First Personal board of directors may have assigned different weights to different factors.

Certain of First Personal’s directors and executive officers have financial interests in the merger that are different from, or in addition to, those of First Personal’s stockholders generally. The First Personal board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to First Personal’s stockholders. For a discussion of these interests, see “Interests of Certain Directors and Officers of First Personal in the Merger” beginning on page 73.

For the reasons set forth above, First Personal’s board of directors unanimously determined that the merger and the Merger Agreement are advisable and in the best interests of First Personal and its stockholders, and unanimously approved and adopted the Merger Agreement. The First Personal board of directors unanimously recommends that First Personal’s stockholders vote “FOR” approval of the Merger Agreement and the merger.

NWIN’s Reasons for the Merger

In reaching its decision to approve the Merger Agreement, NWIN’s board of directors consulted with NWIN’s management, as well as its financial and legal advisors, and considered a number of factors, including:

•	The overall strategic, cultural, and financial fit as a result of the merger between NWIN and First Personal;

•	the business, earnings, operations, financial condition, management, prospects, capital levels, and asset quality of both NWIN and First Personal, taking into account the results of NWIN’s due diligence review of First Personal, including NWIN’s assessments of First Personal’s credit policies, asset quality, adequacy of loan loss reserves, interest rate risk, and litigation;

•	the overall greater scale that will be achieved by the merger that will better position the combined company for future growth;

•	its belief that NWIN and First Personal have similar cultures and similar community-oriented philosophies, and the complementary nature of the strengths of the management personnel of each company;

•	the belief of NWIN’s management that the merger will result in pre-tax annual cost savings of approximately 45% of First Personal’s non-interest expense base with 75% realized in 2018 and 100% in 2019 and thereafter;

•	the belief of NWIN that the merger will produce earnings enhancement opportunities from additional sources of non-interest income;

•	the estimation by NWIN’s management that the merger will result in after-tax earnings per share dilution of $0.21 in 2018, and after-tax earnings per share accretion of $0.51 in 2019 and $0.56 in 2020;

•	the likelihood of a successful integration of First Personal’s business, operations, and workforce with those of NWIN and of successful operation of the combined company, and the belief that customer disruption in the transition phase would not be significant due to the complementary nature of the markets served by NWIN and First Personal;

•	the historical and current market prices of NWIN’s common stock;

•	the fact that First Personal’s stockholders would own approximately 5.3% of the diluted share ownership of the combined company;

•	the financial and other terms and conditions of the Merger Agreement, including the fact that the exchange ratio and the per share amount of the cash merger consideration are both fixed, provisions designed to limit the ability of the First Personal’s board of directors to entertain third party acquisition proposals, a provision giving First Personal the right to terminate the Merger Agreement in the event of a specified decline in the market value of NWIN’s common stock relative to a designated market index unless NWIN agrees to pay additional merger consideration, and provisions providing for payment by First Personal to NWIN of a $630,000 termination fee if the Merger Agreement is terminated under certain circumstances;

•	the board’s belief that NWIN will be able to finance the cash portion of the merger consideration on substantially the terms contemplated by it;

•	the interests of First Personal’s directors and executive officers in the merger, in addition to their interests generally as stockholders, as described under “Interests of Certain Directors and Officers of First Personal in the Merger” beginning on page 73; and

•	the need to obtain First Personal’s stockholder approval and regulatory approvals in order to complete the transaction.

The foregoing discussion of the factors considered by NWIN’s board of directors is not intended to be exhaustive, but rather includes the material factors considered by NWIN’s board of directors. In reaching its decision to approve the Merger Agreement and the merger, NWIN’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. NWIN’s board of directors considered all these factors as a whole, including discussions with, and questioning of, NWIN’s management and its financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, NWIN’s board of directors unanimously approved the Merger Agreement and the merger, and the transactions contemplated by the Merger Agreement.

Effects of the Merger

The respective boards of directors of NWIN and First Personal believe that, over the long-term, the merger will be beneficial to NWIN’s shareholders, including the current stockholders of First Personal who will become

NWIN shareholders if the merger is completed. The NWIN board of directors believes that one of the potential benefits of the merger is the cost savings that may be realized by combining the two companies and integrating FPB into NWIN’s banking subsidiary, which savings are expected to enhance NWIN’s earnings.

NWIN expects to reduce expenses by combining accounting, data processing, retail and lending support, and other administrative functions after the merger, which will enable NWIN to achieve economies of scale in these areas. Promptly following the completion of the merger, which is expected to occur during the third quarter of 2018, NWIN plans to begin the process of eliminating redundant functions and eliminating duplicative expenses. It is contemplated that after the merger Peoples Bank will continue to operate the main offices and branch offices of FPB. For more information about FPB’s branch offices, see “Additional Information About First Personal – Properties” beginning on page 93.

The amount of any cost savings NWIN may realize in 2018 will depend upon how quickly and efficiently NWIN is able to implement the processes outlined above during the year.

NWIN believes that it will achieve cost savings based on the assumption that it will be able to:

•	reduce data processing costs;

•	reduce staff;

•	reduce debt service payments;

•	achieve economies of scale in advertising and marketing budgets; and

•	reduce legal and accounting fees.

NWIN has based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of the two companies. Actual savings in some or all of these areas could be higher or lower than is currently expected.

NWIN also believes that the merger will be beneficial to the customers of First Personal as a result of the additional products and services offered by NWIN and because of its increased lending capabilities.

Negotiations, Transactions, or Materials Contracts

Except as set forth above or elsewhere in this proxy statement/prospectus, none of First Personal, FPB, nor any of their respective directors, executive officers, or other affiliates had any negotiations, transactions, or material contracts with NWIN, Peoples Bank, or any of their directors, executive officers, or other affiliates during the past three years that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement/prospectus.

Opinion of First Personal’s Financial Advisor

By letter dated January 31, 2018, First Personal retained Piper Jaffray to act as its financial advisor in connection with a potential transaction. In its capacity as financial advisor, Piper Jaffray provided a fairness opinion to the board of directors of First Personal in connection with the merger. At the meeting of the board of directors of First Personal on February 20, 2018, Piper Jaffray rendered its oral opinion to the First Personal board (which was subsequently confirmed in writing by delivery of Piper Jaffray’s written opinion dated the same date) that, based upon and subject to the various factors, assumptions and limitations set forth in such opinion, Piper Jaffray representatives’ experience as investment bankers, Piper Jaffray’s work as described in such opinion and other factors Piper Jaffray deemed relevant, as of such date, the aggregate consideration to be received by the First Personal stockholders pursuant to the merger was fair, from a financial point of view, to those stockholders. The Piper Jaffray written opinion dated February 20, 2018 is sometimes referred to herein as the “Piper Jaffray Opinion.”

The Piper Jaffray Opinion was provided for the information and assistance of the First Personal board in connection with its consideration of the merger. The Piper Jaffray Opinion did not address the merits of First Personal’s underlying decision to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction in which First Personal might engage. The Piper Jaffray Opinion does not constitute a recommendation to the First Personal board or any holder of First Personal common stock as to how any First Personal board member or such holder should vote with respect to the merger.

The full text of the Piper Jaffray Opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Appendix B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the Piper Jaffray Opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. First Personal common stockholders should read the full text of the opinion carefully and in its entirety. The Piper Jaffray Opinion was reviewed and approved by the fairness opinion committee of Piper Jaffray. Piper Jaffray provided its opinion to the board of directors of First Personal on February 20, 2018 in connection with and for the purposes of the First Personal board’s evaluation of the merger. The Piper Jaffray Opinion addressed only the fairness, from a financial point of view, as of February 20, 2018, of the aggregate consideration to be received by the First Personal stockholders pursuant to the merger. Piper Jaffray expressed no view or opinion as to any other terms or aspects of the Merger Agreement, the merger, or any other transactions contemplated by the Merger Agreement, including any legal, accounting, and tax matters relating to the merger and any such other transactions contemplated by the Merger Agreement. Piper Jaffray did not express any opinion as to the compensation to be received in the merger by officers, directors, or employees of First Personal, or class of such persons, other than in their capacity as First Personal stockholders.

In arriving at the opinion, Piper Jaffray has:

(i)	reviewed and analyzed the financial terms of a draft of the Merger Agreement dated February 19, 2018;

(ii)	reviewed and analyzed certain financial and other data with respect to First Personal and NWIN which was publicly available;

(iii)	reviewed and analyzed certain information, including historical operating data, relating to the business, earnings, cash flow, assets, liabilities and prospects of First Personal and NWIN that were publicly available, as well as those that were furnished to Piper Jaffray by First Personal and NWIN, respectively, as well as financial forecasts furnished to Piper Jaffray by First Personal and forecasts of certain cost savings expected by management of NWIN to result from the merger (the “Synergies”);

(iv)	conducted discussions with members of senior management and representatives of First Personal and NWIN concerning the matters described in clauses (ii) and (iii) above, as well as their respective businesses and prospects before and after giving effect to the merger and the Synergies;

(v)	reviewed the current and historical reported prices and trading activity of NWIN common stock;

(vi)	compared the financial performance of First Personal and NWIN with that of certain other publicly traded companies that Piper Jaffray deemed relevant;

(vii)	reviewed the financial terms, to the extent publicly available, of certain business combination transactions that Piper Jaffray deemed relevant;

(viii)	performed a discounted cash flow analysis for each of First Personal and NWIN on a standalone basis and;

(ix)	conducted such other analyses, examinations, and inquiries and considered such other financial, economic, and market criteria as Piper Jaffray deemed necessary in arriving at Piper Jaffray’s opinion.

Piper Jaffray relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to or discussed with or reviewed by Piper Jaffray. Piper Jaffray further relied upon the assurances of the management of First Personal and NWIN that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to Piper Jaffray incomplete, inaccurate or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, Piper Jaffray assumed that with respect to financial forecasts, estimates and other forward-looking information (including the Synergies) reviewed by Piper Jaffray, that such information has been reasonably prepared based on assumptions reflecting the best available estimates and judgments of the management of First Personal, and NWIN with respect to the Synergies, as of the time they were prepared as to the expected future results of operations and financial condition of First Personal and NWIN to which such financial forecasts, estimates and other forward-looking information (including the Synergies) relate. Piper Jaffray expresses no opinion as to any such financial forecasts, estimates or forward-looking information (including the Synergies) or the assumptions on which they were based. Piper Jaffray further assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. Piper Jaffray relied, with consent, on advice of the outside counsel and the independent accountants to First Personal, and on the assumptions of the management of First Personal, as to all accounting, legal, tax and financial reporting matters with respect to First Personal and the merger agreement.

In arriving at its opinion, Piper Jaffray assumed that the executed Merger Agreement would be in all material respects identical to the last draft reviewed by Piper Jaffray. Piper Jaffray relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein were true and correct, (ii) each party to such agreements would fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the merger would be consummated pursuant to the terms of the Merger Agreement without amendments thereto, and (iv) all conditions to the consummation of the merger would be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the merger would be obtained in a manner that will not adversely affect First Personal, NWIN, or the contemplated benefits of the merger.

In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of First Personal or NWIN, and has not been furnished or provided with any such appraisals or valuations, nor has Piper Jaffray evaluated the solvency of First Personal or NWIN under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Jaffray in connection with this opinion were going concern analyses. Piper Jaffray expresses no opinion regarding the liquidation value of First Personal, NWIN, or any other entity. Piper Jaffray assumed that there was no material change in the respective assets, financial condition, results of operations, business, or prospects of First Personal or NWIN since the date of the most recent financial data made available to Piper Jaffray. Piper Jaffray has not: (i) conducted a review of any individual credit files of First Personal or NWIN, nor evaluated the adequacy of the loan or lease reserves of First Personal or NWIN, (ii) conducted a review of any credit mark which may be taken in connection with the merger, nor evaluated the adequacy of any contemplated credit mark to be so taken, or (iii) conducted a review of the collectability of any asset or the future performance of any loan of First Personal or NWIN. Piper Jaffray assumed, with consent, that the respective allowances for loan and lease losses for First Personal and NWIN, and the credit mark are adequate to cover such losses and would be adequate for NWIN on a pro forma basis assuming completion of the merger. Accordingly, Piper Jaffray expresses no opinion with respect to the foregoing. Without limiting the generality of the foregoing, Piper Jaffray has undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which First Personal, NWIN, or any of their affiliates is a party or may be subject, and at the direction of First Personal and with its consent, Piper Jaffray’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes, or damages arising out of any such matters. Piper Jaffray has also assumed that neither First Personal nor NWIN is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition, or merger, divestiture, or spin-off, other than the merger.

The Piper Jaffray Opinion is necessarily based upon the information available to Piper Jaffray and facts and circumstances as they exist and were subject to evaluation on the date of the opinion; events occurring after the date of the opinion could materially affect the assumptions used in preparing the Piper Jaffray Opinion. Piper Jaffray did not express any opinion as to the price at which shares of NWIN common stock may trade following announcement of the merger or at any future time. Piper Jaffray has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of the opinion and does not have any obligation to update, revise or reaffirm its opinion.

Pursuant to Piper Jaffray’s January 31, 2018 engagement letter, First Personal agreed to pay a fairness opinion cash fee of $100,000 to Piper Jaffray upon delivery of Piper Jaffray’s fairness opinion, which fee was not contingent on the conclusions reached in such opinion or the consummation of the merger. First Personal has also agreed to pay to Piper Jaffray a fee equal to 1.50% of the aggregate transaction value paid upon closing of the merger. In addition, First Personal has agreed to reimburse Piper Jaffray for certain expenses incurred in connection with its services and indemnify Piper Jaffray for certain liabilities, including liabilities arising under the federal securities laws. Except as disclosed above, there are no material relationships that existed during the two years prior to the date of the Piper Jaffray Opinion or that are mutually understood to be contemplated, in which any compensation was received or is intended to be received as a result of the relationship between Piper Jaffray and any party to the Merger Agreement.

As a part of its investment banking business, Piper Jaffray and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, private placements and valuations for corporate and other purposes. Piper Jaffray was selected to advise First Personal with respect to the merger on the basis of such experience and its familiarity with First Personal.

Piper Jaffray has, in the past, provided financial advisory and financing services to First Personal and may continue to do so and has received, and may receive, fees for the rendering of such services. In the ordinary course of Piper Jaffray’s business, it and its affiliates may actively trade securities of NWIN for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Piper Jaffray may also, in the future, provide investment banking and financial advisory services to First Personal, NWIN or entities that are affiliated with First Personal or NWIN, for which Piper Jaffray would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of its Research Department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to NWIN and the merger and other participants in the merger that differ from the views of Piper Jaffray’s investment banking personnel.

The Piper Jaffray Opinion was provided to the board of directors of First Personal in connection with its consideration of the merger and is not intended to be and does not constitute a recommendation to any stockholder of First Personal as to how such stockholder should act or vote with respect to the merger or any other matter. The Piper Jaffray Opinion was approved for issuance by the fairness opinion committee of Piper Jaffray.

Piper Jaffray was not requested to opine as to, and the Piper Jaffray Opinion does not address, the basic business decision to proceed with or effect the merger, the merits of the merger relative to any alternative transaction, or business strategy that may be available to First Personal, NWIN’s ability to fund the merger consideration, or any other terms contemplated by the Merger Agreement or the fairness of the merger to any other class of securities, creditor, or other constituency of First Personal. Set forth below is a summary of the material financial analyses performed by Piper Jaffray in connection with rendering its opinion, as delivered to the First Personal board in connection with its meeting on February 20, 2018. The order of analyses described does not represent relative importance or weight given to those analyses by Piper Jaffray. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the summary of the analyses used by Piper Jaffray, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis.

For purposes of its analyses, Piper Jaffray reviewed a number of financial and operating metrics, including:

Summary of Proposal. Piper Jaffray reviewed the financial terms of the merger. Using a transaction value of $15.6 million (based on NWIN’s February 16, 2018 stock price) and a fully diluted number of shares outstanding of First Personal common stock as of December 31, 2017 including common shares to be issued in the full conversion of the 2025 Debentures and Convertible Preferred Stock to common equity assumed to occur prior to completion of the merger, Piper Jaffray calculated an implied per share merger consideration of $12.03 per share. Based on First Personal’s most recent publicly filed regulatory financial statements as of December 31, 2017, Piper Jaffray calculated the implied merger consideration multiples set forth in the table below. The terms used in the table include the following:

•	Book Value, which means First Personal’s total book value as of December 31, 2017;

•	Tangible Book Value, which means First Personal’s total book value less the value of any intangible assets, including goodwill, as of December 31, 2017;

•	Last Twelve Months Earnings (referred to as “LTM Earnings”), which means First Personal’s net income for the twelve month period ended December 31, 2017;

•	Core Deposit Premium, which means the quotient of (i) the equity value of First Personal, less tangible book value, and (ii) aggregate core deposits (excluding jumbo deposits), expressed as a percentage; and

•	2018 Estimated Earnings, which mean the earnings estimated by First Personal for calendar 2018.

Price / Book Value(1)	134%
Price / Tangible Book Value(1)	134%
Price / LTM Earnings – Reported	198.7	x
Price / LTM Earnings – Operating(2)	64.5	x
Price / LTM Pre-Tax Earnings	34.2	x
Price / 2018 Estimated Earnings(3)	15.4	x
Core Deposit Premium(1)	3.2%

(1)	Assumes 2025 Debentures and Convertible Preferred Stock are fully converted to common equity.
(2)	Operating earnings removes one-time non-recurring $163,530 write-down of net deferred tax assets in Q4 2017 due to Tax Cuts and Jobs Act of 2017.
(3)	Based on First Personal management forecasts.

Pro Forma Contribution at Announcement. Piper Jaffray analyzed the relative contribution of certain balance sheet and income statement items of First Personal and NWIN and compared those relative contributions to the implied pro forma ownership of First Personal and NWIN common shareholders on an as-if 100% stock transaction basis. This analysis excluded any acquisition related accounting adjustments or cost synergies projected to be achieved through the merger. The balance sheet items were based on December 31, 2017 financial information. The results of Piper Jaffray’s analysis are set forth in the following table:

	NWIN as % of Total	First Personal as % of Total
BALANCE SHEET
Total Assets	86.3%	13.7%
Gross Loans	86.2%	13.8%
Core Deposits	85.9%	14.1%
Noninterest Bearing Deposits	89.2%	10.8%
Common Equity	90.1%	9.9%
Common Equity (as if fully converted)(1)	88.8%	11.2%
Tangible Common Equity	89.8%	10.2%
Tangible Common Equity (as if fully converted)(1)	88.4%	11.6%

PROJECTED INCOME STATEMENT
2017 Reported Earnings(2)	99.1%	0.9%
2017 Operating Earnings(3)	97.5%	2.5%
2018 Estimated Earnings	91.2%	8.8%
2019 Estimated Earnings	90.9%	9.1%
Pro Forma Ownership (as-if 100% stock transaction)	88.7%	11.3%
Pro Forma Ownership (proposed deal mix)	94.6%	5.4%

Note:	First Personal earnings estimates per management.
Note:	NWIN earnings estimates per Piper Jaffray assumptions, reviewed with First Personal management.
1)	Assumes First Personal’s 2025 Debentures and Convertible Preferred Stock are converted to common equity prior to closing.
2)	Reported earnings reflect write-down of net deferred tax assets in Q4 2017 for both NWIN and First Personal due to Tax Cuts and Jobs Act of 2017.
3)	Operating earnings removes one-time non-recurring $164,000 write-down of net deferred tax assets for First Personal and $517,000 write-down of net deferred tax assets for NWIN in Q4 2017 due to Tax Cuts and Jobs Act of 2017.

First Personal Comparable Public Trading Group Analysis. Using publicly available information, Piper Jaffray compared selected financial and market data of First Personal with similar data for companies Piper Jaffray deemed comparable to First Personal for purposes of its analysis.

The comparable group as determined by Piper Jaffray for purposes of its analysis consisted of banks which are exchange traded or listed on “over-the-counter” markets and are headquartered in Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota, and Wisconsin with assets between $100 million – $600 million, LTM Core ROAA (as defined below) less than 0.75%, and NPAs/Assets (as defined below) greater than 1.0%. The group was comprised of the following companies and is referred to herein as the “First Personal Comparable Public Trading Group”:

First Personal Comparable Public Trading Group
Bancorp. of Southern Indiana	Northern States Financial Corp	Poage Bankshares Inc.
Central Federal Corp.	West Shore Bank Corporation	Oxford Bank Corporation
Comunibanc Corp.	AMB Financial Corp.	Edgewater Bancorp Inc
Third Century Bancorp	Peoples-Sidney Financial Corp.

In all instances, multiples were based on closing stock prices on February 16, 2018. For each of the following analyses performed by Piper Jaffray, financial and market data and earnings per share estimates for the selected companies were based on the selected companies’ filings with the SEC and information Piper Jaffray obtained from SNL Financial. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. Throughout Piper Jaffray’s analysis the high and the low bounds of the ranges presented represented the 80th and 20th percentile values, respectively.

With respect to the First Personal Comparable Public Trading Group table below, the information Piper Jaffray presented included the following:

•	last twelve months core net income (excludes securities gains or losses) divided by average assets, or LTM Core ROAA;

•	last twelve months core net income (excludes securities gains or losses) divided by average equity, or LTM Core ROAE;

•	net interest income divided by average earnings assets, or NIM;

•	noninterest expense divided by operating revenue, or Efficiency Ratio;

•	nonperforming assets divided by total assets, or NPAs / Assets;

•	shareholder’s equity less intangible assets, goodwill and preferred equity divided by total assets less intangible assets and goodwill, or TCE / TA;

•	multiple of price to book value, or Price / Book;

•	multiple of price to tangible book value, or Price / TBV;

•	multiple of price to last twelve months earnings per share, or Price / LTM EPS;

•	multiple of price to last twelve months pre-tax earnings per share, or Price / Pre-Tax LTM EPS; and

•	premium over tangible common equity as a % of core deposits, or Core Deposit Premium.

Results of Piper Jaffray’s analysis were presented for the First Personal Comparable Public Trading Group, as shown in the following table:

First Personal Comparable Public Trading Group
	First Personal 12/31/17	Deal Multiple		High		Median		Low
LTM Core ROAA	0.05%	n/a		0.72%		0.48%		0.28%
LTM Core ROAE	0.77%	n/a		7.48%		5.12%		2.80%
NIM	3.46%	n/a		3.75%		3.42%		3.21%
Efficiency Ratio	91%	n/a		81%		78%		77%
NPAs / Assets	3.63%	n/a		2.07%		1.76%		1.09%
TCE / TA(1)	7.9%	n/a		11.6%		9.8%		8.3%
Price / Book(1)	n/a	1.34	x	1.14	x	1.05	x	0.96	x
Price / TBV(1)	n/a	1.34	x	1.14	x	1.08	x	0.96	x
Price / LTM EPS	n/a	198.7	x	28.8	x	18.6	x	15.0	x
Price / Pre-Tax LTM EPS	n/a	34.2	x	21.3	x	15.5	x	11.1	x
Core Deposit Premium(1)	n/a	3.2%		1.8%		0.9%		-0.7%

1)	Assumes First Personal’s 2025 Debentures and Convertible Preferred Stock are converted to common equity.

Based on the analysis above, Piper Jaffray then applied the range of multiples to the applicable metrics of First Personal. The analysis indicated the following implied values of First Personal common stock, as compared to the merger consideration:

First Personal Implied Deal Value Based on Comparable Public Trading Group Multiples
Low – High
Price / Book(1)	$11.1mm – $13.3mm
Price / TBV(1)	$11.1mm – $13.3mm
Price / LTM Operating EPS(2)	$3.6mm – $7.0mm
Price / LTM Reported EPS	$1.2mm – $2.3mm
Price / Pre-Tax LTM EPS	$5.1mm – $9.7mm
Core Deposit Premium(1)	$10.7mm – $14.0mm

(1)	First Personal book multiples assume 2025 Debentures and Convertible Preferred Stock are fully converted to common equity.
(2)	Operating earnings removes one-time non-recurring $163,530 write-down of net deferred tax assets in Q4 2017 due to Tax Cuts and Jobs Act of 2017.

First Personal Comparable M&A Transactions Analysis. Using publicly available information, Piper Jaffray compared the proposed financial terms of the merger to publicly available financial terms of a group of merger and acquisition transactions selected by Piper Jaffray involving companies in the depository industry.

The transactions group selected by Piper Jaffray for purposes of its analysis includes 14 selected transactions announced since January 1, 2016 with announced deal values and seller headquartered in Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota, and Wisconsin with assets between $100 million to $600 million, announced deal value greater than $1 million, LTM ROAA less than 0.75%, and NPAs/Assets greater than 1.0%. The group was comprised of the following transactions and is referred to herein as the “First Personal Comparable M&A Transactions”:

Buyer / Seller
Investor group/ St. Louis Bank
Guaranty Federal Bancshares, Inc./ Hometown Bancshares, Inc.
Horizon Bancorp/ Lafayette Community Bancorp
Bank First National Corporation/ Waupaca Bancorporation, Inc.
Topeka Bancorp Inc./ Kaw Valley Bancorp, Inc.
Southern Missouri Bancorp, Inc./ Tammcorp, Inc.
First Commonwealth Financial Corporation/ DCB Financial Corp
United Community Bancorp, Inc./ Liberty Bancshares, Inc.
United Community Financial Corp./ Ohio Legacy Corp
South Central Bancshares of Kentucky, Inc./ Kentucky National Bancorp, Inc
Monticello Bankshares, Inc./ Banco Harlan, Inc.
Fentura Financial, Inc./ Community Bancorp, Inc.
Mackinac Financial Corporation/ First National Bank of Eagle River
Wintrust Financial Corporation/ Generations Bancorp, Inc.

With respect to the First Personal Comparable M&A Transactions, the information Piper Jaffray presented included the following:

•	LTM ROAA;

•	NPAs / Assets;

•	TE / TA;

•	Price / Book;

•	Price / TBV;

•	Price / LTM EPS; and

•	Core Deposit Premium.

Results of Piper Jaffray’s analysis were presented for the First Personal Comparable M&A Transactions, as shown in the following table:

First Personal Comparable M&A Transactions
	First Personal 12/31/17	Deal Multiple		High		Median		Low
LTM ROAA	0.05%	n/a		0.62%		0.48%		0.17%
NPAs/ Assets	3.63%	n/a		3.41%		2.41%		1.70%
TE/ TA	7.9%	n/a		11.4%		10.6%		9.4%
Price / Book	n/a	1.34	x	1.45	x	1.08	x	0.95	x
Price / TBV	n/a	1.34	x	1.47	x	1.16	x	0.95	x
Price / LTM EPS – Reported	n/a	198.7	x	35.3	x	28.6	x	18.0	x
Core Deposit Premium	n/a	3.2%		6.5%		3.3%		0.1%

Based on the analysis above, Piper Jaffray then applied the range of multiples to the applicable metrics of First Personal. The analysis indicated the following implied values of First Personal common equity, as compared to the merger consideration:

First Personal Implied Deal Value Based on Comparable M&A Transaction Group Multiples (at announcement)
Low – High
Price / Book(1)	$11.1mm – $16.9mm
Price / TBV(1)	$11.1mm – $17.1mm
Price / LTM Operating EPS(2)	$4.4mm – $8.5mm
Price / LTM Reported EPS	$1.4mm – $2.8mm
Core Deposit Premium(1)	$11.8mm – $19.8mm

(1)	First Personal book multiples assume 2025 Debentures and Convertible Preferred Stock are fully converted to common equity.
(2)	Operating earnings removes one-time non-recurring $163,530 write-down of net deferred tax assets in Q4 2017 due to Tax Cuts and Jobs Act of 2017.

First Personal Discounted Cash Flow Analysis. Piper Jaffray calculated a range of implied values for First Personal common stock by estimating the present value of cash flows First Personal could provide to holders of First Personal common stock through 2022 and using the terminal multiple approach to determine a terminal value.

The following assumptions were used:

•	financial forecasts from 2018 – 2022 provided by First Personal management;

•	maintenance of a 10.00% tangible common equity-to-tangible asset ratio;

•	discount rates range from 15.5% to 17.5%; and

•	terminal multiple applied to final year earnings ranged from 17.5x to 19.5x.

The discounted cash flow calculations resulted in the below valuation ranges:

Discount Rate	Terminal Multiple
	17.5x	18.5x	19.5x
15.50%	$10.8mm	$11.5mm	$12.3mm
16.50%	$10.2mm	$10.9mm	$11.6mm
17.50%	$9.7mm	$10.4mm	$11.0mm

The discounted cash flow analysis is a widely used valuation methodology that relies on numerous assumptions, including asset growth rates, earnings growth rates, discount rates, and terminal multiples, and the results of such methodology are highly dependent on these assumptions. Except for the financial forecasts from 2018 – 2022 provided by First Personal management, these other assumptions were determined by Piper Jaffray for purposes of its discounted cash flow analysis. The analysis does not purport to be indicative of the actual values or expected values of First Personal. In addition, the analysis relates only to the potential value achieved by First Personal as a stand-alone entity based on assumptions described herein. Therefore, the analysis is not intended to, and does not purport to, reflect values achieved on a post-merger basis with NWIN.

NWIN Comparable Public Trading Group Analysis. Using publicly available information, Piper Jaffray compared financial data of NWIN to banks listed on “over-the-counter” markets headquartered in Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota, and Wisconsin with assets between $500 million -$1.5 billion, NPAs/Assets less than 2.0%, and LTM Core ROAA greater than 0.50%. The comparable public trading group as determined by Piper Jaffray for purposes of its analysis was comprised of the 10 following companies and is referred to herein as the “NWIN Comparable Public Trading Group”:

NWIN Comparable Public Trading Group
Security National Corporation	Tri City Bankshares Corporation	Oconomowoc Bancshares, Inc.
First Bankers Trustshares, Inc.	Heartland BancCorp	PSB Holdings, Inc.
Croghan Bancshares, Inc.	Cortland Bancorp	County Bank Corp
Killbuck Bancshares, Inc.

In all instances, multiples were based on closing stock prices on February 16, 2018. For each of the following analyses performed by Piper Jaffray, financial and market data and earnings per share estimates for the selected companies were based on the selected companies’ filings with the SEC and information Piper Jaffray obtained from SNL Financial. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.

With respect to NWIN Comparable Public Trading Group, the information Piper Jaffray presented included the following:

•	LTM Core ROAA;

•	LTM Core ROAE;

•	NIM;

•	Efficiency Ratio;

•	NPAs / Assets;

•	TCE / TA;

•	Price / Book;

•	Price / TBV;

•	Price / LTM EPS;

•	Price / Pre-Tax LTM EPS; and

•	Core Deposit Premium.

Results of Piper Jaffray’s analysis were presented for NWIN Comparable Public Trading Group, as shown in the following table, in which the $43.00 per share market valuation is used to calculate the implied NWIN multiples:

NWIN Comparable Public Trading Group
	NWIN 12/31/17		High		Median		Low
LTM Core ROAA	0.93%		1.03%		0.83%		0.73%
LTM Core ROAE	9.33%		9.84%		9.10%		7.89%
NIM	3.84%		3.89%		3.60%		3.30%
Efficiency Ratio	68%		76%		65%		59%
NPAs / Assets	1.03%		1.07%		0.78%		0.39%
TCE / TA	9.6%		10.5%		8.8%		8.7%
Price / Book	1.34	x	1.53	x	1.29	x	1.16	x
Price / TBV	1.39	x	1.54	x	1.36	x	1.26	x
Price / LTM EPS	13.7	x	16.3	x	14.7	x	12.6	x
Price / Per-Tax LTM EPS	10.4	x	11.5	x	9.6	x	8.9	x
Core Deposit Premium	4.5%		6.3%		4.1%		2.8%

Based on the analysis above, Piper Jaffray then applied the range of multiples to the applicable metrics of NWIN. The analysis indicated the following implied equity values per share of NWIN common stock:

NWIN Implied Per Share Price based on Comparable Public Trading Group Multiples
Low – High
Price / Book	$37.41 – $49.31
Price / TBV	$38.97 – $47.84
Price / LTM EPS	$39.50 – $51.12
Price / Pre-Tax LTM EPS	$36.77 – $47.39
Core Deposit Premium	$38.45 – $47.86

NWIN Discounted Cash Flow Analysis. Piper Jaffray calculated a range of implied values for NWIN common stock by estimating the present value of cash flows NWIN could provide to common equity holders through 2022 and using the terminal multiples approach to determine a terminal value. The following assumptions were used:

•	financial forecasts from 2018 – 2022 per Piper Jaffray assumptions, reviewed with First Personal management;

•	2019 – 2022 earnings growth rate of 5.0%;

•	2018 – 2022 asset growth rate of 5.0%;

•	maintenance of a 9.00% tangible common equity-to-tangible asset ratio;

•	discount rates range from 13.50% to 15.50%; and

•	terminal multiple applied to final year earnings ranged from 13.5x to 15.5x.

The calculations resulted in a range of implied values of $39.45 to $47.30 per share, as compared to the $43.00 per share market valuation, based on February 16, 2018 closing prices.

Discount Rate	Terminal Multiple
	13.5x	14.5x	15.5x
13.50%	$42.54	$44.92	$47.30
14.50%	$40.96	$43.23	$45.51
15.50%	$39.45	$41.63	$43.81

The discounted cash flow analysis is a widely used valuation methodology that relies on numerous assumptions, including asset growth rates, earnings growth rates, discount rates, and terminal multiples, and the results of such methodology are highly dependent on these assumptions. These assumptions were determined by Piper Jaffray and reviewed with First Personal management, for purposes of its discounted cash flow analysis. The analysis does not purport to be indicative of the actual values or expected values of NWIN. In addition, the analysis relates only to the potential value achieved by NWIN as a stand-alone entity based on assumptions described herein. Therefore, the analysis is not intended to, and does not purport to, reflect values achieved on a post-merger basis.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Piper Jaffray. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, Piper Jaffray did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, Piper Jaffray considered the totality of the factors and analyses performed in determining its opinion. In performing its analyses, Piper Jaffray made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond First Personal’s, NWIN’s, or Piper Jaffray’s control. In addition, analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and the analyses used or performed by Piper Jaffray are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Piper Jaffray’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold, and the range of valuations resulting from any individual analysis described above should not be taken to be Piper Jaffray’s view of First Personal’s or NWIN’s actual value. None of the selected companies reviewed is identical to First Personal or NWIN. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that Piper Jaffray considered to be similar to those of First Personal or NWIN, as applicable, for purposes of its analysis. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to First Personal or NWIN, as applicable. The analyses of Piper Jaffray and its opinion were among a number of factors taken into consideration by the board of directors of First Personal in making its determination to approve the merger agreement, and the analyses described above should not be viewed as determinative of the decision of the First Personal board of directors to approve the merger agreement.

Certain Financial Projections Provided by First Personal and NWIN

First Personal and NWIN do not, as a matter of course, publicly disclose forecasts or internal projections as to their future performance, earnings, or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, during January and February 2018 First Personal’s management provided NWIN certain nonpublic unaudited prospective financial information regarding First Personal prepared by First Personal’s management. In addition, Piper Jaffray, in connection with the financial analyses performed in rendering its fairness opinion, used certain forecasts of cost savings expected by management of NWIN to result from the merger, which was provided by NWIN management. A summary of these projections is included in this proxy statement/prospectus because such initial forecasts and projected data were made available to NWIN and First Personal, as the case may be, as described in the preceding sentences. They were also provided to Piper Jaffray, who also received other prospective financial information that is described below.

This nonpublic unaudited prospective financial information was not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements, or GAAP. The information included below does not comprise all of the prospective financial information provided by NWIN and First Personal to each other or to Piper Jaffray. However, a summary of the material elements of this information is set forth below.

Although presented with numerical specificity, the financial forecasts reflect numerous estimates and assumptions of First Personal’s and NWIN’s respective management made at the time they were prepared, and, in the case of First Personal, assume the execution of various strategic initiatives that First Personal is no longer pursuing in light of the merger. These and the other estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, the future interest rate environment, the timing and level of loan originations, deposit generation, operating and other expenses, effective tax rates, and other economic, competitive, regulatory, and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant uncertainties and contingencies. These uncertainties and contingencies include, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which First Personal and NWIN operate, and the risks and uncertainties described under “Risk Factors” beginning on page 14 and “Cautionary Note About Forward-Looking Statements” beginning on page 18, all of which are difficult to predict and many of which are outside the control of First Personal and NWIN and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized. Actual results may differ materially from those reflected in the financial forecasts, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the management of First Personal and NWIN could or might have taken during these time periods.

The inclusion in this proxy statement/prospectus of the nonpublic unaudited prospective financial information below should not be regarded as an indication that First Personal, NWIN, their respective boards of directors, or Piper Jaffray considered, or now consider, these projections and forecasts to be fact or necessarily predictive of actual future results, and they should not be relied upon as such. The unaudited prospective financial information does not give effect to the merger of First Personal and NWIN, including the impact of negotiating or executing the Merger Agreement, the expenses to be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on either NWIN or First Personal, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but that were instead altered, accelerated, postponed, or not taken in anticipation of the merger.

No assurances can be given that, if these financial forecasts had been prepared as of the date of this proxy statement/prospectus, the same underlying assumptions would be used. In addition, the financial forecasts may not reflect the manner in which NWIN would operate the First Personal business after the merger. NWIN and First Personal do not intend to, and each disclaims any obligation to, make publicly available any update or other revision to this unaudited prospective financial information to reflect circumstances occurring since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The financial forecasts of First Personal summarized in this section were prepared by and are the responsibility of the management of First Personal. The financial forecasts of NWIN summarized in this section were prepared by and are the responsibility of the management of NWIN. No independent registered public accounting firm has examined, compiled, or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.

Further, the unaudited prospective financial information does not take into account the effect on any of First Personal, FPB, NWIN, or Peoples Bank, as applicable, of any possible failure of the merger to occur. None of First Personal, FPB, NWIN, Peoples Bank, or Piper Jaffray, or their respective affiliates, officers, directors, advisors, or other representatives has made, makes, or is authorized in the future to make any representation to any stockholder of First Personal, shareholder of NWIN, or other person regarding First Personal’s or NWIN’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved.

In light of the foregoing, and taking into account that the Special Meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, First Personal stockholders are cautioned not to place unwarranted reliance on such information, and First Personal urges its stockholders to review First Personal’s and NWIN’s most recent financial statements for a description of their respective historical financial results.

The following information was furnished by First Personal to Piper Jaffray, and was relied upon by Piper Jaffray for purposes of its opinion.

	2018E	2019E	2020E	2021E	2022E
Net income (in millions)	$1.0	$1.1	$1.2	$1.3	$1.5

The following table presents pre-tax costs savings projections for NWIN for the periods presented, which were provided by NWIN’s management to Piper Jaffray for purposes of its opinion:

	2018E	2019E
Pre-tax cost savings (in millions)	$0.77	$2.15

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this document and is incorporated into this document by reference. You should read the Merger Agreement in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Subject to the terms and conditions of the Merger Agreement, at the completion of the merger, First Personal will merge with and into NWIN, with NWIN as the surviving corporation of such merger. The separate existence of First Personal will terminate. The shares of NWIN common stock will continue to be quoted on the OTC Pink Marketplace and OTC Bulletin Board under the symbol “NWIN.” Simultaneously with the merger, FPB will be merged with and into Peoples Bank, a wholly owned subsidiary of NWIN.

Under the Merger Agreement, the executive officers and directors of NWIN and Peoples Bank serving at the effective time of the merger will continue to serve as such after the merger is consummated.

Merger Consideration

If the merger is completed, each share of First Personal common stock issued and outstanding immediately prior to the effective time of the merger (other than dissenting shares, shares held as treasury stock of First Personal, and shares held by NWIN) will be converted into the right to receive both (i) 0.1246 shares of NWIN common stock (which we refer to as the “exchange ratio” or the “stock consideration”), and (ii) $6.67 in cash (which we refer to as the “cash consideration,” and together with the stock consideration, the “merger consideration”); provided, however, that First Personal stockholders owning of record and/or beneficially fewer than 100 shares of First Personal common stock as of the effective time will only be entitled to receive $12.12 per share in cash and will not be entitled to receive any NWIN common stock.

No fractional shares of NWIN common stock will be issued in the merger. Instead, NWIN will pay to each holder of First Personal common stock who otherwise would be entitled to a fractional share of NWIN common stock an amount in cash (without interest) determined by multiplying such fraction by the volume-weighted average per share closing price of a share of NWIN common stock as quoted on the OTC Pink Marketplace during the fifteen consecutive trading days immediately preceding the second business day prior to the closing of the merger.

The exchange ratio is subject to adjustment as follows:

•	Anti-Dilution Adjustments. If prior to the effective time of the merger, NWIN changes the number of shares of NWIN common stock outstanding by way of a stock split, stock dividend, or similar transaction, or if NWIN establishes a record date for such a change, the exchange ratio will be adjusted accordingly so that each stockholder of First Personal at the effective time will receive, in the aggregate, the number of shares of NWIN common stock representing the same percentage of the outstanding shares of NWIN common stock that such stockholder would have received if such change had not occurred.

•	Decrease in Market Price of NWIN Common Stock. First Personal may terminate the Merger Agreement if, at any time during the five-business day period commencing on the date that is the 15th business day prior to the scheduled closing date of the merger (the “determination date”), only if both of the following conditions are satisfied:

•	the volume-weighted average of the daily closing price of NWIN common stock as reported on the OTC Pink Marketplace for the fifteen consecutive trading days immediately preceding the determination date (the “NWIN Market Value”) is less than $35.00; and

•	the percentage decrease in the stock price of NWIN from the NWIN stock price used to determine the value of the merger consideration (which was $43.75 per share) is more than 20% greater than the percentage decrease in the SNL Small Cap U.S. Bank and Thrift Index during the same period.

If First Personal elects to exercise its termination right as described above, NWIN may elect to avoid termination of the Merger Agreement by increasing the stock consideration by one of two amounts determined pursuant to the following formula: (i) the product obtained by multiplying the exchange ratio by the difference between (A) $35.00, and (B) the NWIN Market Value; or (ii) the product obtained by multiplying the exchange ratio by the difference between (A) the Second Trigger Price (defined below), and (B) the NWIN Market Value. For these purposes, the “Second Trigger Price” means $35.00 multiplied by the number obtained by subtracting 0.1999 from the number obtained by dividing (A) the sum of the final stock prices of each company comprising the SNL Small Cap U.S. Bank and Thrift Index (or such substitute index as determined pursuant to the Merger Agreement), by (B) the sum of the initial stock prices of each such company comprising such index. Since the formula is dependent on the future price of NWIN’s common stock and that of the SNL Small Cap U.S. Bank and Thrift Index, it is not possible to determine at this time if the merger consideration will be adjusted pursuant to the foregoing provisions or what any such adjusted merger consideration would be. However, in general, more shares of NWIN common stock would be issued, to take into account the extent by which the average price of NWIN’s common stock exceeded the decline in the average price of the common stock of the index group.

Exchange Agent

NWIN will appoint, in its discretion, a bank, trust company, or transfer agent to act as the exchange agent in connection with the merger.

Voting Agreements

As of the record date of the First Personal Special Meeting, the executive officers and directors of First Personal owned and had the power to vote 394,634 shares of First Personal common stock and 138,288 shares represented by shares of Convertible Preferred Stock, which in the aggregate represents approximately 40.8% of the voting power represented by the outstanding shares of First Personal common stock and Convertible Preferred Stock. In connection with the execution of the Merger Agreement, all of the directors of First Personal and FPB executed a voting agreement pursuant to which they agreed to vote all their First Personal shares in favor of the merger. A copy of that voting agreement is attached as Appendix C to this proxy statement/prospectus.

Treatment of First Personal’s 401(k) Plan

The First Personal Bank 401(k) Plan (referred to as the “FPB 401(k) Plan”) will be terminated prior to the effective time of the merger. First Personal will continue to make contributions to the FPB 401(k) Plan until the effective time of the merger consistent with the terms of the FPB 401(k) Plan and past practices, including without limitation elective deferral contributions of participants who are employed by First Personal and FPB. Any contributions due to the FPB 401(k) Plan for the period prior to the termination date of the plan, and not yet paid by that date, will be contributed by First Personal as soon as administratively feasible following the plan termination date.

Exchange and Payment Procedures

At and after the effective time of the merger, each certificate representing shares of First Personal common stock (other than dissenting shares, shares held as treasury stock of First Personal, and shares held by NWIN) will represent only the right to receive the merger consideration in accordance with the terms of the Merger

Agreement. No later than one business day prior to the closing date of the merger, NWIN will provide the exchange agent with the authorization to issue a sufficient number of shares of NWIN common stock to be used to issue the aggregate stock consideration to the First Personal stockholders, and NWIN will deposit, or cause to be deposited, with the exchange agent cash sufficient to pay the aggregate cash consideration to the First Personal stockholders (together with cash payable with respect to any fractional shares). Within five business days after the effective time of the merger, the exchange agent will mail a letter of transmittal to each holder of First Personal common stock, which will include detailed instructions on how such holder may exchange such holder’s First Personal’s stock certificates for the merger consideration.

NWIN will cause a certificate representing the number of whole shares of NWIN common stock that each holder of First Personal common stock owning 100 or more shares of First Personal common stock has the right to receive and a check in the aggregate amount of such stockholder’s cash consideration, plus any cash that such holder has the right to receive in lieu of a fractional share of NWIN common stock, to be delivered to such stockholder as soon as reasonably practicable after the stockholder delivers to the exchange agent (or NWIN, as the case may be) the old certificates representing such shares of First Personal common stock and a properly completed letter of transmittal, and any other documents required by the Merger Agreement or reasonably requested by NWIN or the exchange agent. Beneficial owners and/or holders of record of fewer than 100 shares will receive cash equal to $12.12 per share upon delivery to NWIN of certificates representing such shares and a properly completed letter of transmittal. No interest will be paid on any merger consideration that any such holder shall be entitled to receive.

No dividends or other distributions on NWIN common stock with a record date occurring after the effective time of the merger will be paid to the holder of any unsurrendered old certificate representing shares of First Personal common stock until the holder surrenders such old certificate in accordance with the Merger Agreement.

The stock transfer books of First Personal will be closed immediately at the effective time of the merger, and after the effective time, there will be no transfers on the stock transfer records of First Personal of any shares of First Personal common stock. NWIN will be entitled to rely on First Personal’s stock transfer books to establish the identity of those persons entitled to receive merger consideration. In the event of a dispute with respect to ownership of stock represented by any old certificate of First Personal common stock, then NWIN will be entitled to deposit any merger consideration represented by the old certificate in escrow with an independent third party selected by NWIN. If any old certificate is lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such old certificate to be lost, stolen, or destroyed and, if required by NWIN, the posting by such person of a bond or other indemnity as NWIN may reasonably direct as indemnity against any claim that may be made with respect to the old certificate, NWIN will issue the merger consideration in exchange for such lost, stolen, or destroyed certificate. All shares of First Personal common stock held as treasury stock or owned by NWIN will be cancelled and will cease to exist, and no stock of NWIN or other consideration will be exchanged for such stock.

If outstanding old certificates for First Personal shares are not surrendered or the payment for the certificates is not claimed prior to the date the merger consideration would otherwise escheat to the appropriate governmental entity, the unclaimed merger consideration will, to the extent permitted by law, become the property of NWIN free and clear of all claims of any person who may previously have been entitled to such consideration. Neither the exchange agent, NWIN, nor First Personal will have any liability to a First Personal stockholder for any escheat of the merger consideration under applicable law.

Dividends and Distributions

Until First Personal common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time of the merger with respect to NWIN common shares into which shares of First Personal common stock may have been converted will accrue but will not be paid. When such certificates have been duly surrendered, NWIN will pay any unpaid dividends or other distributions, without interest. After the effective time of the merger, there will be no transfers on the stock transfer books of First Personal of any shares of First Personal common stock. When certificates representing shares of First Personal common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties of First Personal, on the one hand, and NWIN, on the other hand, to each other, as to, among other things, the following:

•	the corporate organization and existence of each party;

•	the authority of each party to enter into the Merger Agreement, perform its obligations under the Merger Agreement, and make it valid and binding;

•	the fact that the Merger Agreement does not conflict with or violate:

•	the articles or certificate of incorporation and bylaws of each party;

•	applicable law; and

•	agreements, instruments or obligations of each party;

•	the capitalization of First Personal and NWIN;

•	each party’s compliance with applicable law;

•	the accuracy of statements made and materials provided by each party;

•	the absence of undisclosed obligations or liabilities;

•	financial statements and reports;

•	the adequacy of its loan loss reserves;

•	the filing and accuracy of tax returns;

•	litigation and pending proceedings;

•	each party’s deposit insurance;

•	Community Reinvestment Act;

•	no reason for any denials or delays in regulatory approvals;

•	compliance with bank secrecy and anti-money laundering laws and regulations;

•	internal controls; and

•	absence of certain events occurring since September 30, 2017.

In addition, the Merger Agreement contains representations and warranties of First Personal to NWIN as to:

•	material contracts;

•	the status of its loans and investments and the provisions for loan losses;

•	indebtedness;

•	employee benefit plans;

•	labor and employment matters including compliance with applicable labor and employment laws;

•	obligations to employees;

•	insider transactions;

•	indemnification agreements;

•	stockholder approval;

•	books and records;

•	title to its assets;

•	intellectual property;

•	information technology, including compliance with data protection and privacy laws and regulations;

•	agreements with regulatory agencies;

•	no shareholder rights plan;

•	insurance;

•	broker’s, finder’s, and other fees;

•	fiduciary accounts;

•	receipt of a fairness opinion from First Personal’s financial advisor;

•	the inapplicability of antitakeover provisions under applicable law; and

•	the conversion of all outstanding principal and accrued interest under the Loan Agreement dated June 23, 2014 between First Personal and FPB Note Holding Company, LLC into 158,705 shares of First Personal common stock.

Finally, the Merger Agreement contains representations and warranties of NWIN to First Personal as to:

•	Securities and Exchange Commission filings;

•	no approval of NWIN’s shareholders is required in connection with the merger; and

•	NWIN’s financial capability to pay the aggregate cash consideration under the Merger Agreement.

No representations and warranties of the parties will survive the consummation of the merger. Additionally, the parties qualified many of the representations and warranties contained in the Merger Agreement with exceptions set forth in disclosure schedules that were separately delivered by each party to the other party to the Merger Agreement.

Conduct of Business Prior to Completion of the Merger

Under the Merger Agreement, First Personal has agreed to certain restrictions on its activities until the merger is completed or terminated. In general, First Personal and FPB are required until the effective time of the merger to:

•	conduct its business diligently, substantially in the manner as it is presently being conducted, and in the ordinary course of business;

•	use commercially reasonable efforts to preserve its business organization intact in all material respects, keep available the services of the present officers and employees and preserve its present relationships with customers and persons with whom it has business dealings;

•	use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted;

•	maintain its books, records, and accounts in the usual, regular, and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules, and regulations applicable to them and to the conduct of its business; and

•	not knowingly do or fail to do anything that will cause a breach of, or default in, any material contract, agreement, commitment, obligation, understanding, arrangement, lease, or license to which it is a party or by which it is or may be subject or bound.

The following is a summary of the more significant restrictions imposed upon First Personal, subject to the exceptions set forth in the Merger Agreement. Specifically, without the prior consent of NWIN, which shall not be unreasonably withheld, First Personal and FPB may not:

•	make any change in the capitalization or the number of issued and outstanding shares of First Personal or FPB (other than in connection with the conversion of the 2025 Debentures and Convertible Preferred Stock), or redeem any of its outstanding shares of common stock (other than in connection with any redemption of the 2025 Debentures);

•	authorize a class of stock or issue or grant any warrant, option, right, or other agreement relating to its stock or any convertible securities, or authorize the issuance of securities other than or in addition to its issued and outstanding common stock as of the date of the Merger Agreement;

•	distribute or pay any dividends on its shares of common stock or preferred stock (other than accrued and unpaid dividends on the Convertible Preferred Stock in connection with its conversion), or authorize a stock split, or make any other distribution to its stockholders, provided that First Personal’s subsidiaries may pay cash dividends to First Personal or FPB (i) to fund First Personal’s payment of unpaid or past due dividends on the Convertible Preferred Stock and unpaid or past due interest on the 2025 Debentures, and (ii) in the ordinary course of business for payment of First Personal’s reasonable and necessary business and operating expenses and expenses of the merger; and provided that, at NWIN’s request and except as prohibited by law or by any bank regulatory agency, FPB may pay dividends to First Personal; and provided further that, no dividend may be paid for the quarter in which the merger is scheduled to be consummated or actually consummated if during such period First Personal’s stockholders will become entitled to receive dividends on their shares of NWIN common stock received in the merger;

•	purchase or otherwise acquire any investment security for their own account that exceeds $500,000 individually;

•	except as already committed in writing, cancel, release, or compromise any indebtedness in excess of $50,000 owing;

•	amend the certificate of incorporation and bylaws of First Personal or the similar organizational documents of any of its subsidiaries;

•	make, renew, or otherwise modify any loan or commitment to lend money, or issue any letter of credit to any person if the loan is an existing credit on the books of First Personal or FPB and classified as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful,” or “Loss” in an amount in excess of $100,000; or make, purchase, renew, modify, or amend or extend the maturity of any commercial loan in excess of $1,000,000 (provided FPB may renew, modify, amend, or extend the maturity of existing performing commercial loans (which are not classified or non-accrual) with existing principal balances of $1,000,000 or less), any 1-to-4 family residential mortgage loan with a loan to value in excess of 80% (unless private mortgage insurance is obtained) or any 1- to-4 family residential mortgage loan in excess of $424,000, any consumer loan in excess of $100,000, any home equity loan or line of credit in excess of $250,000, any loan participation, or any agreement to purchase mortgage loans from any third party originator, except as permitted by the Merger Agreement;

•

except as contemplated by the Merger Agreement, waive, release, grant, or transfer any material rights of value, or enter into, amend, or terminate any contract, agreement, lease, commitment, understanding, arrangement, or transaction, or incur any liability or obligation requiring payments by First Personal or any of its subsidiaries that exceed $25,000, whether individually or in the aggregate or that contain any financial commitment extending after February 20, 2019;

•	open or close any branch or ATM, or make an application for the foregoing, except as may be contemplated by any application filed with any bank regulatory authority in connection with the merger;

•	except as already committed in writing as of the date of the Merger Agreement, make any capital expenditures in excess of $25,000 individually or $150,000 in the aggregate; or

•	take or fail to take any action that would or would be likely to prevent, impede, or delay the merger from qualifying as a tax-free reorganization under the Code.

Covenants

In addition to the restrictions noted above, First Personal and NWIN have agreed to take other actions, such as:

•	in the case of First Personal, to submit the Merger Agreement to its stockholders at a meeting to be called and held as soon as reasonably practicable;

•	in the case of First Personal, to proceed expeditiously, cooperate fully and use commercially reasonable efforts to assist NWIN in procuring all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law that are necessary for consummation of the merger, and to ensure that any materials or information provided by First Personal to NWIN for use by NWIN in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading;

•	in the case of First Personal, to use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents;

•	in the case of First Personal, to maintain insurance on its assets, properties, and operations, fidelity coverage and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as were insured by First Personal as of the date of the Merger Agreement;

•	in the case of First Personal, to continue to accrue reserves for employee benefits and merger related expenses, and to consult and cooperate in good faith with NWIN on (i) conforming the loan and accounting policies and practices of First Personal to those policies and practices of NWIN for financial accounting and/or income tax reporting purposes; and (ii) determining the amount and timing for recognizing First Personal’s expenses of the merger;

•	in the case of First Personal, to cease and cause to be terminated any existing solicitations, discussions, or negotiations with other parties that have made or intend to make an acquisition proposal, except as permitted by the Merger Agreement;

•	in the case of First Personal and NWIN, to coordinate with each other prior to issuing any press releases;

•	in the case of First Personal and NWIN, to supplement, amend, and update the disclosure schedules to the Merger Agreement as necessary;

•	in the case of First Personal and NWIN, to give the other party’s representatives and agents, including investment bankers, attorneys, or accountants, upon reasonable notice, reasonable access during normal business hours throughout the period prior to the effective time of the merger to the other party’s properties, facilities, operations, books, and records (with exceptions for minutes which would result in a waiver of the attorney-client privilege);

•	in the case of First Personal, to deliver updated financial statements;

•	in the case of First Personal, to cooperate with an environmental consulting firm designated by NWIN in the conduct by such firm of a phase I environmental investigation on all real property owned or leased by First Personal or FPB as of the date of the Merger Agreement, and any real property acquired or leased by First Personal or FPB after the date of the Merger Agreement, to the extent not prohibited by any lease governing First Personal’s lease of any property;

•	in the case of First Personal, to deliver any reports, notices or proxy statements sent to any governmental authority, and any orders issued by any governmental authority, to the other party when available;

•	in the case of First Personal, to not knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, (ii) any of the conditions to the merger not being satisfied in any material respect, (iii) a material violation of any provision of the Merger Agreement, or (iv) a material delay in the consummation of the merger;

•	in the case of First Personal, not to create any employment contract, agreement, or understanding with or employment rights for any of the officers or employees of First Personal or FPB, or prohibit or restrict NWIN from changing, amending, or terminating any employee benefits provided to its employees from time to time;

•	in the case of First Personal, to take such actions as necessary to terminate the FPB 401(k) Plan as soon as practicable following the execution of the Merger Agreement;

•	in the case of First Personal, to take all actions necessary to terminate, as of the effective time of the merger, all of First Personal’s and its subsidiaries’ fully insured welfare benefit and Code Section 125 “cafeteria plans” and group insurance policies, unless otherwise instructed by NWIN;

•	in the case of First Personal and FPB, to cooperate with NWIN to prepare to effectuate the merger of FPB with and into Peoples Bank, and to reconstitute the directors and officers of FPB or any other subsidiary of First Personal and, if requested by NWIN, to amend the articles of incorporation and bylaws of FPB or any other subsidiary of First Personal;

•	in the case of First Personal, to commence immediately after the date of the Merger Agreement with transfers of information, processes, systems, and data to NWIN, and prior to the closing and after the receipt of the bank regulatory approvals to cooperate with the installation and conversion of equipment;

•	in the case of First Personal, to pay out all amounts payable pursuant to the employment agreement between First Personal and Randall R. Schwartz dated March 20, 2007, provided that this agreement will be amended with the written consent of Mr. Schwartz prior to the effective time of the merger to provide that no payment will be made under this agreement or under any other arrangement that would constitute an “excess parachute payment” under Section 280G of the Code, and to the extent any payment would constitute an “excess parachute payment” a reduction of the payment so that the payment would no longer be considered an “excess parachute payment,” and Mr. Schwartz enters into a mutual termination of employment agreement;

•	in the case of First Personal, on or before the effective time of the merger, use reasonable efforts to deliver to NWIN a non-solicitation and non-disclosure agreement executed by George Cvack, the Senior Vice President of FPB;

•	in the case of First Personal, prior to closing, First Personal and FPB are to use their reasonable best efforts, with the reasonable cooperation of NWIN as may be requested by First Personal, to cause FPB to execute an amendment to the Building Lease date August 1, 2016 between FPB and Professional Therapeutics, Ltd. with respect to the property located at 14711 Ravinia Avenue, Orland Park, Illinois, in a form satisfactory to NWIN, pursuant to which, among other things, the term of the lease will be extended to a date no earlier than July 31, 2021;

•	in the case of NWIN, to file all applications and notices to obtain the necessary regulatory approvals for the transactions contemplated by the Merger Agreement;

•	in the case of First Personal and NWIN, to prepare this proxy statement/prospectus and, in the case of NWIN, file a registration statement with the SEC covering the shares of NWIN common stock to be issued to First Personal stockholders pursuant to the Merger Agreement;

•	in the case of NWIN, to make available to the officers and employees of First Personal who continue as employees after the effective time, substantially the same employee benefits as are generally available to NWIN employees, and to provide credit for prior service with First Personal and FPB for purposes of eligibility and vesting under NWIN’s employee benefit plans;

•	in the case of NWIN, to provide severance benefits to certain employees of FPB as of the effective time of the merger;

•	in the case of NWIN, maintain a directors’ and officers’ liability insurance policy for six years after the effective time of the merger to cover the present officers and directors of First Personal and FPB with respect to claims against such directors and officers arising from facts or events that occurred before the effective time, and continue for six years after the effective time the indemnification and exculpation rights of the present and former officers and directors of First Personal and FPB against all losses, expenses, claims, damages, or liabilities arising out of or pertaining to matters existing or occurring on or prior to the effective time to the same extent then permitted under Delaware law or the certificate or articles of incorporation or bylaws of First Personal or FPB;

•	in the case of NWIN, upon the effective time of the merger, to assume the due and punctual performance and observance of the covenants and conditions to be performed by First Personal under the Indenture dated May 27, 2004 between First Personal and Wilmington Trust Company, as Trustee, relating to certain Floating Rate Junior Subordinated Deferrable Interest Debentures due 2034, and the due and punctual payments of the principal of and premium, if any, and interest on such debentures; and

•	in the case of NWIN, to form, as soon as reasonably practicable after the closing date, a Peoples Bank Advisory Board comprised of three to five members in order to advise Peoples Bank on various matters in FPB’s existing market area, with the members of the advisory board to be determined in the discretion of NWIN after reasonable consultation with First Personal.

The Merger Agreement also contains certain additional covenants relating to employee benefits and other matters pertaining to officers and directors. See “The Merger Agreement – Employee Benefits and Payments” beginning on page 63 and “Interests of Certain Directors and Officers of First Personal in the Merger” beginning on page 73.

Acquisition Proposals by Third Parties

In the Merger Agreement, First Personal agreed to immediately cease and cause to be terminated any existing solicitations, discussions, or negotiations with other persons or entities that had made, or indicated an intention to make, a proposal to acquire First Personal. In addition, until the merger is completed or the Merger Agreement is terminated, First Personal has agreed that it, and its officers, directors, and representatives, and those of FPB, will not:

•	solicit, initiate, or knowingly encourage or facilitate, any inquiries, offers or proposals to acquire First Personal; or

•	initiate, participate in or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate regarding an offer or proposal to acquire First Personal.

First Personal may furnish, however, information regarding First Personal to, or enter into and engage in discussions with, any person or entity in response to a bona fide unsolicited written proposal from a third party that was received after the date of the Merger Agreement (and not withdrawn) relating to an acquisition proposal, or change or withhold its recommendation to First Personal’s stockholders prior to obtaining stockholder approval regarding the merger, if:

•	First Personal’s board of directors (after consultation with its financial advisor and outside legal counsel) determines in good faith that such proposal constitutes or is reasonably likely to lead to a proposal that is superior to First Personal’s stockholders from a financial point of view than the merger, and the failure to consider such proposal would reasonably likely result in a breach of the fiduciary duties of First Personal’s board of directors;

•	First Personal provides any information to NWIN that it intends to provide to such third party, and only after having entered into a confidentiality agreement with such third party that contains provisions at least as restrictive to such third party as the provisions are to NWIN in the confidentiality agreement between First Personal and NWIN that has been executed in connection with the merger; and

•	First Personal notifies NWIN that it is prepared to change or withhold its recommendation to First Personal’s stockholders in response to a superior proposal, and provides NWIN with the most current version of any proposed written agreement or letter of intent relating to the superior proposal, and NWIN fails, within seven business days of such notice, to make a proposal that would, in the reasonable good faith judgment of the First Personal board of directors (after consultation with its financial advisor and outside legal counsel) cause the offer that previously constituted a superior proposal to no longer constitute a superior proposal.

For purposes of the Merger Agreement, the term “superior proposal” means any acquisition proposal relating to First Personal or FPB, or to which First Personal or FPB may become a party, that the First Personal board of directors determines in good faith (after having received the advice of its financial advisors) to be (i) more favorable to, and in the best interests of, the stockholders of First Personal from a financial point of view and its other constituencies than the merger (taking into account all the terms and conditions of the proposal and the Merger Agreement, including the $630,000 termination fee) and (ii) reasonably capable of being completed without undue delay.

Conditions to the Merger

The obligation of NWIN and First Personal to consummate the merger is subject to the satisfaction or waiver, on or before the completion of the merger, of a number of conditions, including:

•	The Merger Agreement must receive the requisite approval of First Personal’s stockholders.

•

Each of (i) the representations and warranties of First Personal regarding its organization and authority, corporate power and authority, conflicts with its organizational documents, capitalization, financial statements and reports, events, changes, or developments that have had or are reasonably likely to have a material adverse effect (as defined in the Merger Agreement) on First Personal, and certain amendments to First Personal’s or its subsidiaries’ organizational documents (in each case, as qualified by the matters disclosed in First Personal’s disclosure schedules) shall be true, accurate, and correct (other than de minimis inaccuracies) at the effective time of the merger; (ii) the representations and warranties of First Personal regarding conflicts with applicable law and the inapplicability of antitakeover provisions (in each case, as qualified by the matters disclosed in First Personal’s disclosure schedules) shall be true, accurate, and correct in all material respects as of immediately prior to the effective date of the merger; and (iii) the other representations and warranties of First Personal (without giving effect to any materiality or material adverse effect qualifications, but in each case, as qualified by the matters disclosed in First Personal’s disclosure schedules) shall be true, accurate, and correct in all respects as of the date of the Merger Agreement and as of immediately prior to the effective time of the merger, provided that, for the purposes of this clause (iii), such representations and warranties will be deemed true and correct unless the failures of such representations and warranties to be true and correct, either individually or in the aggregate, without giving effect to any materiality or material adverse effect qualifications set forth in such representation or warranty, has had or would reasonably be expected to have a material adverse effect on First Personal.

•	Each of (i) the representations and warranties of NWIN regarding its capitalization and interim events, changes, or developments that have had or are reasonably likely to have a material adverse effect (as defined in the Merger Agreement) on NWIN (in each case, as qualified by the matters disclosed in NWIN’s disclosure schedules) shall be true, accurate, and correct (other than de minimis inaccuracies) as of immediately prior to the effective time of the merger; (ii) the representations and warranties of NWIN regarding organization and authority, corporate power and authority, conflicts with its organizational documents, conflicts with applicable law, and financial statements and reports (in each case, as qualified by the matters disclosed in NWIN’s disclosure schedules) shall be true, accurate, and correct in all material respects at and as of immediately prior to the effective date of the merger; and (iii) the other representations and warranties of NWIN (without giving effect to any materiality or material adverse effect qualifications, but in each case, as qualified by the matters disclosed in NWIN’s disclosure schedules) shall be true, accurate, and correct in all respects as of the date of the Merger Agreement and as of immediately prior to the effective time of the merger, provided that, for the purposes of this clause (iii), such representations and warranties will be deemed true and correct unless the failures of such representations and warranties to be true and correct, either individually or in the aggregate, without giving effect to any materiality or material adverse effect qualifications set forth in such representation or warranty, has had or would reasonably be expected to have a material adverse effect on NWIN.

•	First Personal and NWIN must have performed, in all material respects, all of their covenants and agreements as required by the Merger Agreement at or prior to the effective time of the merger.

•	NWIN must have registered with the SEC the shares of NWIN common stock to be issued to First Personal’s stockholders in the merger, and all state securities and blue sky approvals, authorizations, and exemptions required to offer and sell such shares must have been received, the registration statement of which this proxy statement/prospectus is a part, must have been declared effective by the SEC, and no stop order suspending the effectiveness of the registration statement can have been issued or threatened.

•	All regulatory approvals required to consummate the transactions contemplated by the Merger Agreement must have been obtained and remain in full force and effect, all statutory waiting periods applicable to those approvals must have expired, and none of those approvals must contain any conditions, restrictions, or requirements that NWIN’s board of directors reasonably determines in good faith would either (i) have a material adverse effect on First Personal, or (ii) reduce the benefits of the merger to such a degree that NWIN would not have entered into the Merger Agreement had such conditions, restrictions, or requirements been known.

•	For purposes of the Merger Agreement, the term “material adverse effect,” as applied to each of First Personal and NWIN and their respective subsidiaries, means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value, prospects, or business of First Personal and its subsidiaries, on a consolidated basis, or NWIN and its subsidiaries, on a consolidated basis, or (ii) would materially impair the ability of First Personal or NWIN to perform its obligations under the Merger Agreement or otherwise materially threaten or materially impede the consummation of the merger and the other transactions contemplated by the Merger Agreement. However, a “material adverse effect” does not include the impact of:

•	changes in applicable local, state, federal, or foreign law, statute, regulation, rule, ordinance, order, restriction, or requirement, or any order, injunction, writ, or decree of any court or government agency or body;

•	changes in generally accepted accounting principles or regulatory accounting requirements;

•	changes or events generally affecting banks, bank holding companies, or financial holding companies, or the economy or the financial, securities, or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets;

•	changes in national or international political or social conditions including the engagement by the United States in hostilities;

•	effects of any action or omission taken by First Personal or NWIN, as applicable, with the prior written consent of the other party or at the direction of the other party, as the case may be;

•	changes resulting from professional expenses (such as legal, accounting, consulting, and investment bankers’ fees) incurred in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement; and

•	the impact of the announcement of the Merger Agreement and the transactions contemplated by the Merger Agreement, and compliance with the Merger Agreement on the business, financial condition, or results of operations of First Personal and its subsidiaries or NWIN and its subsidiaries.

•	The boards of directors of NWIN and First Personal must have received an opinion from their respective legal counsel, dated as of the closing date of the merger, that the merger will qualify as a tax free “reorganization” within the meaning of Section 368(a) and related sections of the Code.

•	None of NWIN, First Personal, or FPB, or any of NWIN’s subsidiaries must be subject to any statute, rule, regulation, injunction, order, or decree which prohibits, prevents, or makes illegal the completion of the merger, and no material claim, litigation, or proceeding shall have been initiated or threatened relating to the Merger Agreement or the merger.

•	Each of NWIN and First Personal must have received from the other at the closing of the merger all the items, documents, consents, and other closing deliveries, in form and content reasonably satisfactory to the recipient, required by the Merger Agreement.

The obligation of NWIN to consummate the merger also is subject to the fulfillment of other conditions, including:

•	The total number of First Personal’s dissenting shares shall be no greater than 5% of the number of shares of First Personal common stock outstanding as of the date of the Merger Agreement;

•	As of the end of the month prior to the effective time of the merger, First Personal’s adjusted consolidated stockholders’ equity, as defined in the Merger Agreement, shall not be less than $11,250,000;

•	FPB shall have provided notice of termination to FiServ with respect to that certain Master Agreement, dated June 25, 2010, as amended, between FPB and FiServ;

•	Randall R. Schwartz, First Personal’s President and Chief Executive Officer, shall have executed and delivered to NWIN a mutual termination of employment agreement and shall have entered into a new employment agreement with Peoples Bank;

•	First Personal shall have obtained all required third party consents under material contracts or agreements;

•

NWIN must have received a letter of tax advice, in a form satisfactory to NWIN, from First Personal’s outside, independent certified public accountants to the effect that any amounts that are paid by First Personal or FPB before the effective time of the merger, or required under First Personal’s employee benefit plans or employment agreements, or under the Merger Agreement, to be paid at or after the effective time, to persons who are “disqualified individuals” under Section 280G of the Code with respect to First Personal, FPB, or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code;

•	No less than 10 business days prior to the closing date of the merger, First Personal shall have received and delivered to NWIN (i) notices of conversion from the holders of First Personal’s 7.0% Convertible Subordinated Debentures due 2025 (the “2025 Debentures”) and the holders of the Convertible Preferred Stock, pursuant to which such holders irrevocably elect to convert all such debentures and stock into shares of First Personal common stock, and (ii) notices of redemption from First Personal to any holders of the 2025 Debentures that do not return notices of conversion, with such conversions or redemptions to be effective immediately prior to the effective time of the merger, but contingent upon the closing; and

•	First Personal will have paid, in full, all unpaid or past due interest on the 2025 Debentures and dividends or distributions on the Convertible Preferred Stock, which, in each case, remain outstanding as of the date immediately prior to the closing.

Expenses

Except as otherwise provided in the Merger Agreement, First Personal and NWIN will be responsible for their respective expenses incidental to the merger.

Employee Benefits and Payments

The Merger Agreement requires NWIN to make available to the officers and employees of First Personal and its subsidiaries who continue as employees of NWIN or any subsidiary substantially the same employee benefits as are generally available to all NWIN employees. Those officers and employees also will receive credit for prior service with First Personal and its subsidiaries for purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of NWIN and its subsidiaries. If a First Personal benefit plan is terminated at or prior to the effective time of the merger, continuing employees will become eligible to participate in NWIN’s similar employee benefit plans, if any, as of the effective time. To the extent a First Personal employee benefit plan is terminated after the effective time, continuing employees will become eligible to participate in NWIN’s similar employee benefit plans, if any on the date of such plan termination. NWIN will use its reasonable best efforts to: (i) waive waiting period and preexisting condition provisions for continuing employees under health and dental plans; and (ii) give continuing employees credit under such plans for any deductibles and coinsurance payments. With respect to vacation and paid time off, continuing employees will be subject to the terms and conditions of NWIN’s vacation and paid time off policies in place for similarly situated employees of NWIN, with credit given for all prior years of service with First Personal and its subsidiaries for the purposes of determining vacation pay eligibility and the amount of vacation pay.

Other than with respect to Randall R. Schwartz, employees of FPB who are still employed by FPB at the effective time of the merger and who NWIN or Peoples Bank elect not to employ after the effective time or who are terminated other than for cause (as determined by NWIN pursuant to its policies or any agreement applicable to the employee) within twelve months after the closing date, will be entitled to severance pay equal to one week’s pay at their base rate of pay in effect at the time of termination for each full year of continuous service with FPB, subject to a minimum of four weeks and a maximum of 26 weeks. Also, those terminated employees will be entitled to continuation coverage under group health plans as required by COBRA. In order to receive the severance benefits set forth above, the terminated employee must sign and deliver a termination and release agreement in a form acceptable to NWIN.

In addition, First Personal will pay out, in a lump sum no later than the effective time of the merger, all amounts payable pursuant to the employment agreement between First Personal and Randall R. Schwartz dated March 20, 2007, because the change in control payments contemplated by such employment agreement shall be triggered by the merger, provided that all the agreement will be amended, with the written consent of Mr. Schwartz, before the effective time of the merger to ensure and expressly provided that no payment will be made under the agreements or under any other plan, arrangement, or agreement applicable to the individual that would constitute an “excess parachute payment” under Section 280G of the Code, and to the extent such payment would constitute an “excess parachute payment” the payment will be reduced to the greatest amount payable without triggering the tax under Code Sections 4999 and 280G. The payments under the employment agreement also are contingent upon Mr. Schwartz entering into at the closing a mutual termination of employment agreement in the form attached to the Merger Agreement, and Mr. Schwartz entering into a new employment agreement with Peoples Bank in a form mutually acceptable to NWIN and Mr. Schwartz.

Termination

Subject to conditions and circumstances described in the Merger Agreement, either NWIN or First Personal may terminate the Merger Agreement if, among other things, any of the following occur:

•	First Personal’s stockholders do not approve the Merger Agreement at the Special Meeting;

•	any governmental authority has issued an order, decree, judgment or injunction that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the merger, and such order has become final and non-appealable, or if any consent or approval of a governmental authority whose consent or approval is required to consummate the merger has been denied, or any application, filing, or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable governmental authority; provided that, the right to terminate the Merger Agreement under these provisions will not be available to a party whose failure to fulfill any of its obligations under the Merger Agreement has been the cause of any event described in this paragraph;

•	the merger has not been consummated by November 30, 2018 (provided the terminating party did not cause the failure of the merger to be consummated by that date); or

•	the respective boards of directors of NWIN and First Personal mutually agree to terminate the Merger Agreement.

Additionally, NWIN may terminate the Merger Agreement at any time prior to the effective time of the merger if any of the following occur:

•	any event has occurred that is not capable of being cured prior to November 30, 2018 and would result in a condition to NWIN’s obligations to consummate the merger not being satisfied;

•	First Personal breaches or fails to perform any of its representations, warranties, or covenants contained in the Merger Agreement and that breach or failure to perform would give rise to the failure of a condition to the merger, and such condition is not capable of being cured by November 30, 2018, or has not been cured by First Personal within 20 business days after First Personal’s receipt of written notice of such breach from NWIN;

•	Any single event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has had individually, or in the aggregate, a material adverse effect on First Personal, whether or not covered by insurance;

•	NWIN elects to exercise its right of termination pursuant to the Merger Agreement because of certain environmental matters (see “– Environmental Inspections” below);

•	First Personal’s board of directors has failed to include its recommendation to approve the merger in the proxy statement/prospectus related to Special Meeting;

•	First Personal’s board of directors, after receiving an acquisition proposal from a third party, has withdrawn, modified, or changed its approval or recommendation of the Merger Agreement and approved or recommended an acquisition proposal with a third party;

•	First Personal has entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to another acquisition proposal; or

•	a quorum could not be convened at the First Personal Special Meeting or at a reconvened meeting held at any time prior to November 30, 2018.

First Personal may terminate the Merger Agreement at any time prior to the effective time of the merger if any of the following occur:

•	any event shall have occurred that is not capable of being cured prior to November 30, 2018 and would result in a condition to First Personal’s obligations to consummate the merger not being satisfied;

•	NWIN breaches or fails to perform any of its representations, warranties, or covenants contained in the Merger Agreement and that breach or failure to perform would give rise to the failure of a condition to the merger, and such condition is not capable of being cured by November 30, 2018, or has not been cured by NWIN within 20 business days after NWIN’s receipt of written notice of such breach from First Personal;

•	any single event, change, condition, circumstance, or state of facts, or aggregation of events, changes, conditions, circumstance, or state of facts, that has had individually, or in the aggregate, a material adverse effect on NWIN, whether or not covered by insurance; or

•	at any time during the five-business day period commencing on the determination date, only if both of the following conditions are satisfied:

•	the NWIN Market Value is less than $35.00; and

•	the percentage decrease in the stock price of NWIN from the NWIN stock price used to determine the value of the merger consideration (which was $43.75 per share) is more than 20% greater than the percentage decrease in the SNL Small Cap U.S. Bank and Thrift Index during the same period.

If First Personal elects to exercise its termination right as described above, NWIN may elect to avoid termination of the Merger Agreement by increasing the stock consideration by one of two amounts determined pursuant to the following formula: (i) the product obtained by multiplying the exchange ratio by the difference between (A) $35.00, and (B) the NWIN Market Value; or (ii) the product obtained by multiplying the exchange ratio by the difference between (A) the Second Trigger Price (defined below), and (B) the NWIN Market Value. For these purposes, the “Second Trigger Price” means $35.00 multiplied by the number obtained by subtracting 0.1999 from the number obtained by dividing (A) the sum of the final stock prices of each company comprising the SNL Small Cap U.S. Bank and Thrift Index (or such substitute index as determined pursuant to the Merger Agreement), by (B) the sum of the initial stock prices of each such company comprising such index. Since the formula is dependent on the future price of NWIN’s common stock and that of the SNL Small Cap U.S. Bank and Thrift Index, it is not possible to determine at this time if the merger consideration will be adjusted pursuant to the foregoing provisions or what any such adjusted merger consideration would be. However, in general, more shares of NWIN common stock would be issued, to take into account the extent by which the average price of NWIN’s common stock exceeded the decline in the average price of the common stock of the index group.

Under certain circumstances described in the Merger Agreement, a $630,000 termination fee may be payable by First Personal to NWIN if the Merger Agreement is terminated and the merger is not consummated. See “ – Termination Fee” directly below.

Termination Fee

First Personal shall pay NWIN a $630,000 termination fee if the Merger Agreement is terminated for any of the following reasons:

•	If NWIN terminates the Merger Agreement because First Personal’s board of directors fails to include its recommendation to approve the merger in the proxy statement/prospectus delivered to First Personal’s stockholders or has withdrawn, modified, or changed its approval or recommendation of the Merger Agreement or approves or publicly recommends an acquisition proposal with a third party, or First Personal has entered into or publicly announced an intention to enter into another acquisition proposal;

•	If either party terminates the Merger Agreement because it is not approved by the requisite vote of the stockholders of First Personal at the meeting called for such purpose or by NWIN because a quorum could not be convened at First Personal’s stockholders’ meeting called to approve the merger and, prior to the date that is 12 months after such termination First Personal or any of its subsidiaries enters into any acquisition agreement with a third party or an acquisition proposal is consummated;

•	If either party terminates the Merger Agreement because the consummation of the merger has not occurred by November 30, 2018, and (i) prior to the date of such termination an acquisition proposal was made by a third party, and (ii) prior to the date that is 12 months after such termination, First Personal or any of its subsidiaries enters into any acquisition agreement or any acquisition proposal is consummated; or

•	If NWIN terminates the Merger Agreement because (i) any event has occurred that is not capable of being cured prior to November 30, 2018 and would result in a condition to NWIN’s obligations to consummate the merger not being satisfied; or (ii) First Personal breaches or fails to perform any of its representations, warranties, or covenants contained in the Merger Agreement and that breach or failure to perform would give rise to the failure of a condition to the merger, and such condition is not capable of being cured by November 30, 2018, or has not been cured by First Personal within 20 business days after First Personal’s receipt of written notice of such breach from NWIN as a result of an intentional, willful, or grossly negligent breach or nonperformance by First Personal of any representation, warranty, or covenant in the Merger Agreement and (A) prior to the date of such termination, an acquisition proposal was made by a third party, and (B) prior to the date that is 12 months after such termination, First Personal or any of its subsidiaries enters into any acquisition agreement or any acquisition proposal is consummated.

Management and Operations After the Merger

NWIN’s officers and directors serving at the effective time of the merger shall continue to serve as NWIN’s officers and directors until such time as their successors have been duly elected and qualified or until their earlier resignation, death, or removal from office. NWIN’s Articles of Incorporation and Bylaws in existence as of the effective time of the merger shall remain NWIN’s Articles of Incorporation and Bylaws following the effective time, until such Articles of Incorporation and Bylaws are further amended as provided by applicable law.

Environmental Inspections

Under the Merger Agreement, if the estimated environmental clean-up costs with respect to real property owned or leased by First Personal and its subsidiaries are in excess of $100,000, NWIN has the right to reduce the cash consideration by the amount of the estimated environmental clean-up costs. If the estimated environmental clean-up costs are more than $250,000, then NWIN has to right to either (i) reduce the cash consideration by the estimated environmental clean-up costs, or (ii) terminate the Merger Agreement. In order for NWIN to avail itself of this termination provision, it is required to request that phase I environmental investigations be commenced with respect to such real estate.

Effective Time of the Merger

Unless otherwise mutually agreed to by the parties, the effective time of the merger will occur within ten business days after the fulfillment of all conditions precedent to the merger and the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the merger.

Regulatory Approvals for the Merger

Under the terms of the Merger Agreement, the merger cannot be completed until NWIN receives necessary regulatory approvals. The merger of Peoples Bank and FPB requires the approval of the FDIC and IDFI. In addition, NWIN previously received confirmation from the FRB that no formal application was required to be submitted to the FRB for the transactions contemplated by the Merger Agreement, but instead NWIN could submit a waiver request, which NWIN filed on April 3, 2018. On April 10, 2018, the FRB approved NWIN’s waiver request.

On April 2, 2018, Peoples Bank filed the required applications with both the IDFI and FDIC to obtain approval of the merger of FPB into Peoples Bank. NWIN expects to receive FDIC and IDFI approval of the bank merger in June or July, 2018. Although we believe that we will be able to obtain these regulatory approvals and waivers, there can be no assurance that all requisite approvals and waivers will be obtained or that they will be obtained within the time period we anticipate.

Accounting Treatment of the Merger

NWIN will account for the merger under the purchase method of accounting in accordance with GAAP. Using the purchase method of accounting, the assets (including identified intangible assets) and liabilities of First Personal will be recorded by NWIN at their respective fair values at the time of the completion of the merger. The excess of NWIN’s purchase price over the net fair value of the tangible and identified intangible assets acquired over liabilities assumed will be recorded as goodwill.

APPRAISAL RIGHTS

The following discussion is a summary of the material statutory procedures to be followed by a holder of record of First Personal common stock to dissent from the merger and perfect appraisal rights. If you want to exercise appraisal rights, you should review carefully Section 262 of the DGCL and are urged to consult a legal advisor before electing or attempting to exercise these rights because the failure to precisely follow all the necessary legal requirements may result in the loss of such appraisal rights. This description is not complete and is qualified in its entirety by the full text of the relevant provisions of the DGCL, which are reprinted in their entirety as Appendix D to this proxy statement/prospectus. First Personal stockholders seeking to exercise appraisal rights must strictly comply with these provisions.

Stockholders of record of First Personal as of the record date may exercise appraisal rights in connection with the merger by complying with Section 262 of the DGCL. Completion of the merger is subject to, among other things, the holders of no more than 5% in the aggregate, of the outstanding shares of First Personal common stock electing to exercise their appraisal rights unless the condition is waived by NWIN.

If you are the holder of record of one or more shares of First Personal common stock, you are entitled to appraisal rights under Delaware law and have the right to dissent from the merger, have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as of the completion of the merger in place of the merger consideration, as determined by the court, if you strictly comply with the procedures specified in Section 262 of the DGCL. Any such First Personal stockholder awarded “fair value” for such stockholder’s shares by the Delaware Court of Chancery would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration, and accordingly, such stockholder awarded “fair value” for their shares would not receive any shares of NWIN stock following the completion of the merger. Such fair value amount may differ from the value of the consideration that you would otherwise receive in the merger.

The following is a summary of the statutory procedures that you must follow if you elect to exercise your appraisal rights under the DGCL. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL. This summary is not complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in full in Appendix D to this proxy statement/prospectus.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for notice of the meeting that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes First Personal’s notice to its stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 of the DGCL is attached to this proxy statement/prospectus as Appendix D. A holder of record of First Personal common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Appendix D carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. A stockholder who loses his, her or its appraisal rights will be entitled to receive the applicable form of merger consideration.

How to exercise and perfect your right to dissent. First Personal stockholders wishing to exercise the rights to seek an appraisal of its shares must do ALL of the following:

•	you must not vote in favor of the adoption of the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, if you vote by proxy and wish to exercise your appraisal rights you must vote against the adoption of the merger agreement or abstain from voting your shares;

•	you must deliver to First Personal a written demand for appraisal before the vote on the adoption of the merger agreement at the special meeting, and all demands for appraisal must reasonably inform First Personal of your identity and your intention to demand appraisal of your shares;

•	you must continuously hold the shares from the date of making the demand through the effective date of the merger. You will lose your appraisal rights if you transfer the shares before the effective date of the merger; and

•	you or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective date of the merger. The surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the First Personal stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of First Personal common stock within the time prescribed in Section 262 of the DGCL.

Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the adoption of the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Who may exercise appraisal rights. Any holder of record of shares of First Personal common stock wishing to exercise appraisal rights must deliver to First Personal, before the vote on the adoption of the merger agreement at the special meeting at which the merger proposal will be submitted to the First Personal stockholders, a written demand for the appraisal of such stockholder’s shares, and that stockholder must not submit a blank proxy or vote in favor of the merger proposal. A holder of shares of First Personal common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform First Personal of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its shares of First Personal common stock.

Only a holder of record of shares of First Personal common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. Beneficial owners who do not also hold their shares of common stock of record may not directly make appraisal demands to First Personal. The beneficial holder must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock of record. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of First Personal common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of First Personal common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of First Personal common stock as to which appraisal is sought. Where no number of shares of First Personal common stock is expressly mentioned, the demand will be presumed to cover all shares of First Personal common stock held in the name of the record owner.

IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.

If you own shares of First Personal common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners.

An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If you hold shares of First Personal common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

First Personal Financial Corp.

14701 S. Ravinia Avenue

Orland Park, IL 60462

Attention: Randall R. Schwartz

President and Chief Executive Officer

You should sign every communication.

NWIN’s actions after completion of the merger. If the merger is completed, the surviving company will give written notice of the effective date of the merger within 10 days after the effective date to you if you did not vote in favor of the merger agreement and you made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the effective date of the merger, you have the right to withdraw the demand and to accept the merger consideration in accordance with the merger agreement for your shares of First Personal common stock, provided that you have not commenced an appraisal proceeding or joined an appraisal proceeding as a named party. Within 120 days after the effective date of the merger, but not later, either you, provided you have complied with the requirements of Section 262 of the DGCL, or the surviving company may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the case of a petition filed by you, demanding a determination of the value of the shares of First Personal common stock held by all stockholders entitled to appraisal rights. The surviving company is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the merger, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which First Personal has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement to you within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of stock held in a voting trust or by a nominee on your behalf you may, in your own name, file an appraisal petition or request from the surviving company the statement described in this paragraph.

If a petition for appraisal is duly filed by you or another record holder of First Personal common stock who has properly exercised appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the surviving company, the surviving company will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares. The Delaware Court of Chancery will then determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss any stockholder who fails to comply with this direction from the appraisal proceedings. Where appraisal proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of First Personal common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of First Personal common stock at the effective time held by stockholders entitled to appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled to receive the same, upon surrender by such stockholders of their stock certificates.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of the shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. We do not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of First Personal common stock is less than the Merger Consideration.

If no party files a petition for appraisal within 120 days after the effective time, then you will lose the right to an appraisal, and will instead receive the Merger Consideration described in the merger agreement, without interest thereon, less any withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, after the effective date of the merger, vote the First Personal shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares of First Personal common stock as of a record date prior to the effective date of the merger.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving company, except that any attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger within 60 days after the effective date of the merger. If you fail to perfect, successfully withdraw or lose the appraisal right, your shares will be converted into the right to receive the Merger Consideration, without interest thereon, less any withholding taxes.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the Merger Consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a First Personal stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

INTERESTS OF CERTAIN DIRECTORS AND OFFICERS OF FIRST PERSONAL IN THE MERGER

When First Personal’s stockholders are considering the recommendation of the First Personal board of directors in connection with the Merger Agreement proposal, you should be aware that certain directors and executive officers of First Personal and FPB may have interests in the merger that are different from, or are in addition to, the interests of First Personal’s stockholders generally, which are described below. NWIN’s and First Personal’s boards of directors were aware of these interests to the extent these interests existed at the time the First Personal board of directors approved the Merger Agreement and considered them, among other matters, in approving the Merger Agreement and determining to recommend to First Personal’s stockholders to vote for the approval of the Merger Agreement. Except as described below, to the knowledge of First Personal, the officers and directors of First Personal do not have any material interest in the merger apart from their interests as stockholders of First Personal.

Payments Under Employment-Related Agreements between First Personal and Randall R. Schwartz

Under the Merger Agreement, First Personal will make a lump sum cash payment, no later than the effective time of the merger, to Randall R. Schwartz, President and Chief Executive Officer of First Personal, of all amounts specified in Mr. Schwartz’s Employment Agreement with First Personal dated March 20, 2007, as amended, due to the fact that the change in control payments contemplated by that employment agreement will be triggered by the merger. In this regard, Mr. Schwartz’s employment agreement provides for payments to Mr. Schwartz if his employment is terminated in certain circumstances as described below. The employment agreement provides that payments to Mr. Schwartz made in connection with a change in control transaction are subject to a “gross up” provision to the extent any such payment is deemed to be an excess parachute payment under Internal Revenue Code Section 280G; however, as described below, First Personal and Mr. Schwartz are expected to enter into a mutual termination of employment agreement in connection with the closing of the merger to terminate his employment agreement and eliminate such gross up provision.

Under the employment agreement, if Mr. Schwartz’s employment with First Personal or any successor is terminated by such company during the six months prior to, or two years following, a change in control transaction or Mr. Schwartz himself terminates his employment with First Personal during the one year following a change in control transaction, then First Personal would be obligated to (i) pay Mr. Schwartz a lump sum equal to three times the aggregate of (a) his annual base salary, (b) his highest annual bonus received during the most recent three years, and (c) an amount equal to any contributions made by First Personal on his behalf during the most recent year to any First Personal retirement plan, (ii) continue to provide to Mr. Schwartz coverage under the First Personal’s life and disability insurance programs for three years following termination, and health insurance until Mr. Schwartz becomes eligible for Medicare or is covered under another employer’s health insurance plan, and (iii) continue to provide an automobile allowance, including insurance and maintenance expense reimbursement, for the three years following the change in control transaction. The employment agreement provides that Mr. Schwartz will be subject to a one year noncompete restriction following any termination of employment.

In anticipation of the consummation of the merger, First Personal, FPB, and Mr. Schwartz will enter into a mutual agreement to terminate Mr. Schwartz’s employment agreement and his rights to any severance payment thereunder, as a condition to receiving the lump sum cash payment provided for under the Merger Agreement. Under the mutual termination of employment agreement, as of the effective time of the merger, First Personal will pay to Mr. Schwartz a lump sum cash payment which is currently estimated to be in the amount of approximately $859,000, a portion of which represents the value currently estimated by First Personal to be attributable to certain restrictive covenants (including non-competition and non-solicitation covenants) applicable to Mr. Schwartz that is intended to be treated as reasonable compensation under Section 280G(b)(4) of the Code. The amount of the lump sum cash payment that Mr. Schwartz will ultimately receive upon the closing of the merger will be dependent, in part, on the valuation of the restrictive covenants applicable to Mr. Schwartz, which valuation is being conducted by a third-party valuation specialist engaged by First Personal. In exchange for this one-time payment, Mr. Schwartz will agree to release First Personal, FPB, and their successors and assigns from any claims arising out of Mr. Schwartz’s employment with First Personal and all other events, incidents, or actions occurring before the date of the release, and to cancel his right to any gross up payment which would have been due under his employment agreement and to, instead, subject the payment due to him to reduction to the extent necessary to avoid an excess parachute payment under Internal Revenue Code Section 280G. The payment of the lump sum amount described above also is conditioned upon Mr. Schwartz entering into a new employment agreement with Peoples Bank at the closing of the merger.

Employment Agreement between Randall R. Schwartz and Peoples Bank

In addition to receiving the change in control payment described above, Mr. Schwartz will enter into a new employment agreement with Peoples Bank that will be effective as of the effective time of the merger. Under the employment agreement, Mr. Schwartz will serve as the Transitional Chicagoland Market President of Peoples Bank and will also be appointed to the Peoples Bank Advisory Board. The new employment agreement will have a term beginning as of the effective time of the merger and ending on the date which is 26 weeks following the closing of the merger. Mr. Schwartz will be entitled to a base salary at an annualized rate of $205,000. Mr. Schwartz will also be eligible to receive a pro-rated annual cash incentive bonus, based on the ratio of the term of the employment agreement divided by 52 weeks, and he will be eligible to participate, in an appropriate manner relative to similarly situated employees of Peoples Bank, in any equity-based incentive compensation plan or program approved by NWIN’s board of directors from time to time, including NWIN’s 2015 Stock Option and Incentive Plan. Mr. Schwartz also will be eligible to participate in other benefit and compensation plans, programs, and arrangements sponsored or maintained by Peoples Bank. If Mr. Schwartz’s employment with Peoples Bank is terminated by Peoples Bank without cause or by Mr. Schwartz for good reason, each during the 26-week term of the employment agreement, Peoples Bank will be required to pay Mr. Schwartz his accrued but unpaid base salary through the date of termination, a severance payment equal to his base salary for the remainder of the term of the employment agreement, and the pro-rated bonus he otherwise would have been entitled to receive during the term of the employment agreement, provided that Mr. Schwartz first executes a release of claims in favor of Peoples Bank. The agreement provides that, following any termination of employment with Peoples Bank, Mr. Schwartz will be prohibited from soliciting customers or employees for a period of 18 months.

Supplemental Life Insurance Agreement Relating to Randall R. Schwartz

Pursuant to a supplemental life insurance agreement with FPB, Mr. Schwartz’s beneficiary will be entitled to receive, upon Mr. Schwartz’s death, a death benefit in the amount of $620,000. FPB currently maintains a life insurance policy with respect to Mr. Schwartz that provides a death benefit in excess of this amount.

Indemnification and Insurance of Directors and Officers

Pursuant to the terms of the Merger Agreement, NWIN has agreed to maintain, for up to six years following the effective time of the merger, insurance coverage under the current policy of directors’ and officers’ liability insurance maintained by First Personal for actions taken prior to the effective time of the merger. The cost of such insurance coverage shall not exceed 150% of the premiums First Personal paid for its current policy term. Following the effective time of the merger, to the extent permitted by applicable law, NWIN also has agreed to indemnify and hold harmless, for six years following the effective time of the merger, the current and former directors and officers of First Personal and its subsidiaries from liabilities arising out of or pertaining to matters existing or occurring on or prior to the effective time of the merger, to the same extent as provided under the certificate of incorporation or bylaws of First Personal or its subsidiary’s similar organization documents.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General. The following is a summary of the material anticipated United States federal income tax consequences generally applicable to a U.S. Holder (as defined below) of First Personal common stock with respect to the exchange of First Personal common stock for NWIN common stock pursuant to the merger. This discussion assumes that U.S. Holders hold their First Personal common stock as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial and administrative decisions and Treasury Regulations, each as in effect as of the date of this joint proxy statement/prospectus. All of the foregoing is subject to change at any time, possibly with retroactive effect (which could affect the accuracy of the statement and conclusions set forth in this discussion), and all are subject to differing interpretation. No advance ruling has been sought or obtained from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. As a result, no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the income tax consequences applicable to participants in the 401(k) plan or with respect to employee benefits generally, nor the laws of any state, local, foreign, or other taxing jurisdiction, nor does it address any aspect of income tax that may be applicable to non-U.S. Holders of First Personal common stock. In addition, this summary does not address all aspects of United States federal income taxation that may apply to U.S. Holders of First Personal common stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Code, such as holders of First Personal common stock that are partnerships or other pass-through entities (and persons holding their First Personal common stock through a partnership or other pass-through entity), persons who acquired shares of First Personal common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, banks or other financial institutions, regulated investment companies, real estate investment trusts, mutual funds, dealers or brokers in stocks and securities, or currencies, traders in securities that have elected to apply a mark to market method of accounting, insurance companies, persons having a “functional currency” other than the U.S. dollar and persons holding their First Personal common stock as part of a straddle, hedging, constructive sale, conversion, or other integrated transaction.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of First Personal common stock that is for United States federal income tax purposes:

•	an individual United States citizen or resident alien;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

•	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate, the income of which is subject to United Sates federal income taxation regardless of its source.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds First Personal common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

The parties intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes. Each of Barnes & Thornburg LLP, counsel to NWIN, and Barack Ferrazzano Kirschbaum & Nagelberg LLP,

counsel to First Personal, have delivered opinions, dated April 18, 2018, and filed as exhibits to the registration statement of which this proxy statement/prospectus is a part, to the effect that, subject to the exceptions, qualification and limitations set forth therein, (i) the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) First Personal and NWIN will each be a party to such reorganization within the meaning of Section 368(a) of the Code. Additionally, it is a condition to First Personal’s obligation to complete the merger that First Personal receive an opinion from Barack Ferrazzano Kirschbaum & Nagelberg LLP, dated the closing date of the merger, and it is a condition to NWIN’s obligation to complete the merger that NWIN receive an opinion from Barnes & Thornburg LLP, dated the closing date of the merger, each to the same effect as the opinions described in the preceding sentence. These conditions are waivable, and NWIN and First Personal undertake to recirculate and resolicit if either of these conditions is waived and the change in tax consequences is material. These opinions are and will be based upon representation letters provided by NWIN and First Personal and upon customary factual assumptions. Neither NWIN nor First Personal has sought, and neither of them will seek, any ruling from the Internal Revenue Service regarding any matters relating to the merger, and the opinions described above will not be binding on the Internal Revenue Service or any court. Consequently, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

The actual tax consequences of the merger to you may be complex and will depend upon your specific situation and upon factors that are not within the control of NWIN or First Personal. You should consult with your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, or foreign and other tax laws.

The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. Holders, assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Exchange of First Personal Common Stock for NWIN Common Stock and Cash. As a result of receiving a combination of NWIN common stock and cash in exchange for shares of First Personal common stock, a U.S. Holder will recognize gain, but not loss, equal to the lesser of (1) the amount of cash received (other than cash received in lieu of fractional shares of NWIN common stock), or (2) the amount of gain “realized” in the merger. The amount of gain a U.S. Holder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of the NWIN common stock received, exceeds (b) the U.S. Holders’ aggregate adjusted tax basis in the First Personal common stock surrendered in the merger. Any recognized gain will be taxed as a capital gain or a dividend, as described below. Generally, a U.S. Holder’s aggregate tax basis in the First Personal common stock received by such U.S. Holder in the merger in exchange for its First Personal common stock, including any fractional shares deemed received by the U.S. Holder under the treatment discussed below in “Cash Received In Lieu of a Fractional Share of NWIN Common Stock,” will equal such U.S. Holder’s aggregate tax basis in the First Personal common stock surrendered in the merger, increased by the amount of taxable gain or dividend income (see below), if any, recognized by such U.S. Holder in the merger (other than with respect to cash received in lieu of fractional shares of NWIN common stock), and decreased by the amount of cash, if any, received by such U.S. Holder in the merger (other than cash received in lieu of fractional shares of First Personal common stock). The holding period for shares of NWIN common stock received by such U.S. Holder, including any fractional shares deemed received by the U.S. Holder, will include such U.S. Holder’s holding period for the First Personal common stock surrendered in exchange for the NWIN common stock, provided that such shares of First Personal common stock were held as capital assets of the U.S. Holder at the effective time of the merger. If a U.S. Holder acquired different blocks of First Personal common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of First Personal common stock, and the cash and shares of NWIN stock received will be allocated pro rata to each such block of stock. A loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares, but a U.S. Holder will generally be able to reduce its capital gains by capital losses in determining its income tax liability. U.S. Holders of First Personal common stock should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of NWIN common stock received in the merger.

Exchange of First Personal Common Stock Solely for Cash. A U.S. Holder who receives solely cash in exchange for all of his, her, or its shares of First Personal common stock (and is not treated as constructively owning NWIN common stock after the merger under the circumstances referred to below under “Potential Recharacterization of Gain as Dividend”) will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash received and such U.S. Holder’s aggregate adjusted tax basis in the First Personal common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the U.S. Holder at the effective time of the merger. See “Taxation of Capital Gain” below for more information on the rules applicable to capital gains. The deductibility of capital losses is subject to limitations. See discussion above regarding blocks of stock that were purchased at different times or at different prices.

Taxation of Capital Gain. Except as described under “Potential Recharacterization of Gain as a Dividend” below, gain that U.S. Holders recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. Holders have held (or are treated as having held) their First Personal common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate U.S. Holders of First Personal common stock is generally taxed at preferential rates. For non-corporate U.S. Holders, long-term capital gain generally can be taxed at a maximum U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The current maximum U.S. federal income tax rate in effect for long-term capital gains recognized is 20%. In addition, net investment income of certain high-income taxpayers may be subject to an additional 3.8% tax (i.e., the net investment income tax) under Section 1411 of the Code. Because the impact of the net investment income tax depends primarily upon the particular circumstances of a U.S. Holder, U.S. Holders should consult their own tax advisors regarding the potential impact of these tax rules to them.

Potential Recharacterization of Gain as a Dividend. Any gain recognized by a U.S. Holder will be capital gain unless the U.S. Holder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as dividends to the extent of the U.S. Holder’s ratable share of accumulated earnings and profits, as calculated for United States federal income tax purposes. For purposes of determining whether a U.S. Holder’s receipt of cash has the effect of a distribution of a dividend, the U.S. Holder will be treated as if it first exchanged all of his, her, or its First Personal common stock solely in exchange for NWIN common stock and then NWIN immediately redeemed a portion or all of that stock for the cash that the U.S. Holder actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a distribution of a dividend to the U.S. Holder if such receipt is, with respect to the U.S. Holder, “not essentially equivalent to a dividend,” “substantially disproportionate,” or a “complete redemption,” each within the meaning of Section 302(b) of the Code.

The deemed redemption will not be “essentially equivalent to a dividend” and, therefore, will not have the effect of a distribution of a dividend with respect to a U.S. Holder if it results in a “meaningful reduction” in the U.S. Holder’s proportionate interest in NWIN. If a U.S. Holder that has a relatively minimal stock interest in NWIN and no right to exercise control over corporate affairs suffers a reduction in the U.S. Holder’s proportionate interest in NWIN, the U.S. Holder should be regarded as having suffered a meaningful reduction in the U.S. Holder’s proportionate interest in NWIN. For example, the IRS has held in a published ruling that, in the case of a less than 1% stockholder who does not have management control over the corporation, any reduction in the stockholder’s proportionate interest will constitute a “meaningful reduction.” The IRS has also indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment.

The deemed redemption will be “substantially disproportionate,” and, therefore, will not have the effect of a distribution of a dividend with respect to a U.S. Holder who owns less than 50% of the voting power of the outstanding NWIN common stock if the percentage of the outstanding NWIN voting (including all classes that carry voting rights) and common stock (both voting and nonvoting) that is actually and constructively owned by the U.S. Holder immediately after the deemed redemption is reduced to less than 80% of the percentage of the outstanding NWIN common stock that is considered to be actually and constructively owned by the U.S. Holder immediately before the deemed redemption.

The deemed redemption will be a “complete redemption,” and, therefore, will not have the effect of a distribution of a dividend with respect to a U.S. Holder, if it results in a complete termination of a U.S. Holder’s interest in the outstanding NWIN common stock that is considered to be actually and constructively owned by the U.S. Holder immediately before the deemed redemption.

For purposes of applying the foregoing tests, a U.S. Holder will be deemed to own the stock it actually owns and the stock it constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a U.S. Holder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the U.S. Holder is a beneficiary and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the U.S. Holder or such other persons. In the event of a “complete redemption” within the meaning of Section 302(b)(3) of the Code, a U.S. Holder may elect to waive the attribution rules of Section 318 of the Code pursuant to Section 302(c) of the Code.

The determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each U.S. Holder. U.S. Holders are urged to consult their own tax advisors regarding the tax treatment of the cash received in the merger.

Taxation of Dividend. If, after applying the tests described in “Potential Recharacterization of Gain as a Dividend” above, the deemed redemption results in the gain recognized by a U.S. Holder being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to individual First Personal U.S. Holders at the long-term capital gains rate, provided that the U.S. Holder held the shares giving rise to such income for more than 60 days during the 121 day period beginning 60 days before the closing date. The maximum rate on qualified dividends for high income taxpayers is currently 20%. In addition, certain high-income taxpayers may be subject to an additional 3.8% net investment income tax. Any gain treated as ordinary income will be taxable at ordinary income rates.

Cash Received In Lieu of a Fractional Share of NWIN Common Stock. A U.S. Holder who receives cash in lieu of a fractional share of NWIN common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by NWIN of the fractional share. As a result, such U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in the U.S. Holder’s fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. See discussion in “Taxation of Capital Gain” above for information regarding the tax rates applicable to long-term capital gains, including the potential application of the net investment income tax. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Payments of cash to a U.S. Holder may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. Holder provides proof of an applicable exemption or furnishes his, her, or its taxpayer identification number (Form W-9), and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability to the extent that they exceed such U.S. Holder’s federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

A U.S. Holder will be required to retain records pertaining to the merger with regard to the stock consideration received by such U.S. Holder. A U.S. Holder who is a “significant holder” of First Personal shares and who receives shares of NWIN will be required to retain records pertaining to the merger with regard to the stock consideration received by such U.S. Holder and file a statement with his, her, or its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such U.S. Holder’s basis in the First Personal common stock surrendered and the fair market value of the NWIN common stock and cash received in the merger. A “significant holder” is a holder of First Personal common stock who, immediately before the merger, owned at least 1% of the outstanding stock of First Personal or securities of First Personal with a basis for federal income tax purposes of at least $1 million.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, First Personal urges First Personal shareholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws. The foregoing summary of material U.S. federal income tax consequences of the merger is not intended or written to be used, and cannot be used, by any shareholder of First Personal or any other person for the purpose of avoiding penalties that may be imposed by the Internal Revenue Service.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

Under the Merger Agreement, First Personal stockholders will exchange their shares of First Personal common stock for shares of NWIN common stock and cash (and cash for fractional share interests). NWIN is organized under the laws of the State of Indiana, and the NWIN shareholders are governed by the applicable laws of the State of Indiana, including the IBCL, and NWIN’s articles of incorporation and bylaws. First Personal is organized under the laws of the State of Delaware, and the rights of First Personal stockholders are governed by the laws of the State of Delaware, including the DGCL, and the certificate of incorporation of First Personal, as amended (which we refer to as the “First Personal Certificate”) and the bylaws of First Personal (which we refer to as the “First Personal Bylaws”). Upon consummation of the merger, First Personal’s stockholders receiving the stock consideration will become NWIN shareholders, and the Amended and Restated Articles of Incorporation of NWIN (which we refer to as the “NWIN Articles”), the Amended and Restated Bylaws of NWIN (which we refer to as the “NWIN Bylaws”), the IBCL, and the rules and regulations applicable to public companies will govern their rights as NWIN shareholders.

The following summary discusses some of the material differences between the current rights of NWIN shareholders and First Personal stockholders under the NWIN Articles, NWIN Bylaws, First Personal Certificate, and First Personal Bylaws.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the NWIN Articles, the NWIN Bylaws, the First Personal Certificate, and the First Personal Bylaws, as applicable.

Authorized Capital Stock

NWIN

NWIN currently is authorized to issue up to 10,000,000 shares of common stock, without par value, of which 2,868,940 shares were outstanding as of May 1, 2018. NWIN also is authorized to issue up to 10,000,000 shares of preferred stock. No shares of preferred stock are currently outstanding. NWIN’s board may fix the preferences, limitations, and relative voting and other rights of the shares of any series of preferred stock that it designates. No options to purchase shares of NWIN common stock are currently outstanding.

First Personal

First Personal is authorized to issue up to 2,000,000 shares of common stock, par value $0.01 per share, of which 1,161,472 shares were outstanding as of May 1, 2018. From time to time, First Personal’s board of directors may fix the designations and any of the preferences or rights of shares that it issues relating to dividends, redemption, dissolution, any distribution of assets of First Personal or the conversion into, or the exchange of shares for shares, of any other class or classes or any other series of the same or any other class or classes of stock of First Personal. Currently, First Personal is authorized to issue up to 20,000 shares of preferred stock, par value $0.01 per share, of which 1,121 shares of preferred stock are currently outstanding, designated as Convertible Preferred Stock, Series A.

Voting Rights and Cumulative Voting

NWIN

Each holder of NWIN common stock generally has the right to cast one vote for each share of NWIN common stock held of record on all matters submitted to a vote of shareholders of NWIN.

Indiana law provides that shareholders may not cumulate their votes in the election of directors unless the corporation’s articles of incorporation so provide. The NWIN Articles do not grant cumulative voting rights to NWIN shareholders.

First Personal

Each holder of First Personal common stock generally has the right to cast one vote for each share of First Personal common stock on each matter submitted to a vote at a meeting of the First Personal stockholders.

For each matter submitted to a vote at a meeting of First Personal stockholders, a holder of a share of Convertible Preferred Stock is entitled to cast the aggregate number of votes equal to the number of shares of common stock for which the share of Convertible Preferred Stock is convertible as of the record date for determining the holders of common stock entitled to vote on such matters. Under the certificate of designations for First Personal’s Convertible Preferred Stock, the holders of Convertible Preferred Stock vote together with the holders of shares of common stock as one class on all matters submitted to a vote of First Personal’s stockholders, and the holders of Convertible Preferred Stock have no other voting rights. In this regard, the holders of shares of Convertible Preferred Stock do not have the right to vote as a separate class with respect to any extraordinary corporate action, such as a merger, consolidation, dissolution, or liquidation.

Under Section 214 of the DGCL, a corporation’s certificate of incorporation may grant cumulative voting rights to stockholders in the election of directors. The First Personal Certificate explicitly denies cumulative voting rights to First Personal stockholders.

Dividends

NWIN

NWIN may pay dividends and make other distributions at such times, in such amounts, to such persons, for such consideration, and upon such terms and conditions as the NWIN board may determine, subject to all statutory restrictions, including banking law restrictions discussed elsewhere in this proxy statement/prospectus.

NWIN has no issued and outstanding shares of preferred stock that take preference in dividend distributions over shares of common stock in certain circumstances. See “– Preferred Stock” below.

First Personal

Subject to all applicable statutory restrictions, First Personal may pay dividends and make other distributions. The First Personal Certificate neither provides for any cumulative dividend on shares of common stock nor restricts the right of the board of directors, in establishing the rights, preferences and privileges of a series of preferred shares, to establish a divided rate or to determine whether dividends on such shares will be cumulative. The certificate of designations for First Personal’s Convertible Preferred Stock entitles holders of Convertible Preferred Stock to cumulative cash dividends on the liquidation preference of $1,000.00 per share of Convertible Preferred Stock, payable semi-annually in arrears, if declared by First Personal’s board of directors. See “– Preferred Stock” below.

Liquidation

NWIN

In the event of the liquidation, dissolution, and/or winding-up of NWIN, either voluntary or involuntary, after payment is made to the holders of preferred stock, if any, of the full amount to which they may be entitled under the NWIN Articles, the holders of common stock are entitled, to the exclusion of the holders of preferred stock, to share ratably, according to the number of shares of common stock held by them, in all the remaining assets of NWIN available for distribution to its shareholders. NWIN presently has no issued and outstanding shares of preferred stock that take preference in liquidation distributions over its shares of common stock. See “ – Dividends” directly above, and “– Preferred Stock” directly below.

First Personal

The First Personal Certificate does not provide for any liquidation preference on shares of common stock. With respect to the Convertible Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of First Personal, the holders of Convertible Preferred Stock are entitled, out of assets legally available therefor, before any distribution or payment out of the assets of First Personal may be made to or set aside for the holders of First Personal common stock, subject to the rights of First Personal’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $1,000.00 per share, plus any accrued and unpaid dividends to the date of liquidation. See “ – Dividends” directly above, and “– Preferred Stock” directly below.

Preferred Stock

NWIN

In general, the NWIN board is authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences, and other rights of the shares of each such series and the limitations thereof. The NWIN board is authorized to issue up to 10,000,000 shares of preferred stock, but no shares of preferred stock are currently outstanding.

First Personal

From time to time, First Personal’s board of directors may fix the powers, preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions with respect to one or more series of preferred stock including the voting rights, dividend rate, conversion rights, redemption price, and liquidation preference with respect to any such series. Currently, First Personal is authorized to issue up to 20,000 shares of preferred stock, par value $0.01 per share, of which 1,121 shares of preferred stock are currently outstanding, designated as Convertible Preferred Stock, Series A.

No Sinking Fund Provisions

No common or preferred shares of NWIN or First Personal are subject to any mandatory redemption, sinking fund, or other similar provisions.

Additional Issuances of Stock

NWIN

Except in connection with the proposed merger with First Personal as described in this proxy statement/prospectus, NWIN has no specific plans for the issuance of additional authorized shares of its common stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued shares of NWIN common and preferred stock will be available for general corporate purposes, including, but not limited to, issuance as stock dividends or in connection with stock splits, issuance in future mergers or acquisitions, issuance under a cash dividend reinvestment and/or stock purchase plan, issuance under a stock incentive plan, or issuance in future underwritten or other public or private offerings.

Section 23-1-26-2 of the IBCL permits the board of directors of an Indiana corporation to authorize the issuance of additional shares, unless the corporation’s articles of incorporation reserve such a right to the corporation’s shareholders. Under the NWIN Articles, no shareholder approval is required for the issuance of additional shares. As a result, the NWIN board may issue preferred stock, without shareholder approval, possessing voting and conversion rights that could adversely affect the voting power of NWIN’s common shareholders.

First Personal

Except in connection with the conversion of the Convertible Preferred Stock and the 2025 Debentures as contemplated by the Merger Agreement prior to the closing date of the merger, First Personal has no specific plans for the issuance of additional shares of its common stock or for the issuance of any shares of preferred stock.

First Personal’s board of directors may authorize the issuance of additional shares of common stock or shares of preferred stock up to the amounts authorized in the First Personal Certificate, without shareholder approval, subject only to the restrictions of the DGCL and the First Personal Certificate.

Number of and Restrictions Upon Directors

NWIN

The NWIN Bylaws state that the NWIN board will consist of 11 directors. The NWIN board is divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Each director holds office for the term for which he or she was elected and until his or her successor is elected and has qualified, or until his or her death, resignation, disqualification, or removal, or until there is a decrease in the number of directors.

First Personal

The First Personal Certificate provides that the number of directors shall be not less than one nor more than nine, as fixed from time to time by resolution of not less than 70% of the number of directors which, immediately prior to the change, had been fixed. First Personal’s Bylaws provide further that the number of directors shall not be less than two-thirds of the number of directors which immediately prior to any change in the number of directors had been fixed. The First Personal board is divided into three classes, with the term of office of one class expiring each year. Each director elected at the annual meeting of the stockholders of First Personal holds office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

Removal of Directors

NWIN

Under Indiana law, directors may be removed in any manner provided in the corporation’s articles of incorporation. In addition, the shareholders or directors may remove one or more directors with or without cause, unless the articles of incorporation provide otherwise.

Under the NWIN Articles, any or all of the members of the board may be removed, for good cause, only at a meeting of the NWIN shareholders called expressly for that purpose, by the affirmative vote of the holders of outstanding shares representing at least 80% of all the votes entitled to be cast at an election of directors. NWIN directors may not be removed in the absence of good cause.

First Personal

The First Personal Certificate provides that any director or the entire board of directors of the corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of not less than 70% of the outstanding shares of stock of First Personal entitled to vote generally in the election of directors (considered for this purpose as one class) cast at an annual meeting of stockholders or at a meeting of the stockholders called for that purpose. Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or willful misconduct in the performance of such director’s duty to the corporation and such adjudication is no longer subject to direct appeal.

Special Meetings of the Board

NWIN

The NWIN Bylaws provide that special meetings of the NWIN board may be called by any member of the board of directors upon not less than 24 hours’ notice given to each director of the date, time, and place of the meeting.

First Personal

The First Personal Bylaws provide that special meetings of the First Personal board may be called by the chairman of the board, the president, the secretary, or a majority of directors then in office. Notice of any such special meeting must specify the time and place of the meeting, the general nature of the business to be transacted, and that no other business may be transacted at the meeting. The notice must be deposited in the mail at least four days prior to the meeting or delivered in person or by telephone or other means of electronic transmission at least 48 hours before the meeting.

Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Shareholders

NWIN

Neither the NWIN Articles nor the NWIN Bylaws contain provisions regarding nominations of persons for election to the NWIN board of directors or for the presentation of proposals for business to be considered at an annual or special meeting of the shareholders.

First Personal

The First Personal Bylaws provide that any new business to be conducted at the annual meeting of the stockholders must be stated in writing and filed with First Personal’s secretary on or before sixty days in advance of the first anniversary date (month and day) of the previous year’s annual meeting. Stockholders may make other proposals at the annual meeting, but unless stated in writing and filed with the secretary of the corporation on or before sixty days in advance of the first anniversary date (month or day) of the previous year’s annual meeting, such proposal may only be voted upon at a meeting held at least thirty days after the annual meeting at which it is presented.

The First Personal Bylaws provide that director nominations, other than those made by the board of directors, must be made pursuant to timely notice in writing to First Personal’s secretary delivered, for an annual meeting, not less than sixty days nor more than ninety days in advance of the first anniversary date (month and day) of the previous year’s annual meeting, and for a special meeting, not less than sixty days nor more than ninety days in advance of the date (month and day) of the special meeting. The notice must set forth: (a) as to each person whom the stockholder proposes to nominate for election as a director: (i) the name, age, business address, and residential address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of First Personal stock which are beneficially owned by such person on the date of such stockholder notice; and (iv) any other information relating to such person that would be required to be disclosed on Schedule 13D pursuant to Regulation 13D-G under the Exchange Act, in connection with the acquisition of stock, and pursuant to Regulation 14A under the Exchange Act in connection with the solicitation of proxies with respect to nominees for election as directors; and (b) as to the stockholder giving the notice: (i) the name and address, as they appear on First Personal’s books, of such stockholder and the name and principal business or residential address of any other beneficial stockholders known by such stockholder to support such nominees; and (ii) the class and number of shares of the corporation’s stock which are beneficially owned by such stockholder on the date of such stockholder notice and the number of shares owned beneficially by any other record or beneficial stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice. First Personal’s board of directors may reject any nomination not timely made in accordance with the foregoing requirements.

Special Meetings of Shareholders

NWIN

The NWIN Bylaws state that special shareholders’ meetings may be called at any time by the board of directors or the President, and shall be called by the board if the Secretary of NWIN receives written, dated, and signed demands for a special meeting from the holders of shares representing at least 80% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

First Personal

The First Personal Certificate provides that special meetings of the stockholders may only be called by at least 70% of the directors then in office.

Indemnification

NWIN

Under the IBCL as applicable to NWIN, an Indiana corporation may indemnify an individual made a party to a proceeding because the individual is or was a director or officer against liability incurred in the proceeding if (i) the individual’s conduct was in good faith, (ii) the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in the best interests of the corporation, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, the individual either had reasonable cause to believe that the individual’s conduct was lawful, or the individual had no reasonable cause to believe that the individual’s conduct was unlawful.

Unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in defense of the proceeding.

The NWIN Articles provide that every person who is or was a director, officer, employee, or agent of NWIN or is or was serving at the request of NWIN as a directors, officer, employee, agent, or fiduciary of another foreign or domestic business entity, trust, employee benefit plan, or other for-profit or non-profit entity, will be indemnified by NWIN against all liability and reasonable expense that may be incurred by him or her in connection with or resulting from any claim, provided that (i) such person is wholly successful with respect to the claim, or (ii) if not wholly successful, the person is determined to have acted in good faith, in what he or she reasonably believed to be the best interests of NWIN or at least not opposed to its best interests, and, for criminal actions, is determined to have had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful. The indemnification by NWIN extends to attorneys’ fees, judgments, fines, liabilities, and settlements. NWIN may also advance expenses for the defense of an eligible indemnified person upon determination of eligibility and upon receipt of written affirmation of eligibility and an undertaking by such person to repay such expenses if it should ultimately be determined that he is not entitled to indemnification.

In order for a director, officer, employee, or agent to be entitled to indemnification, special legal counsel and the NWIN board, acting upon the findings of the special legal counsel, must determine that the person seeking indemnification has met the standards of conduct required by the NWIN Articles.

First Personal

Section 145 of the DGCL, as applicable to First Personal, permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if the person indemnified acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or in the defense of any action, suit, or proceeding referred to above, or in the defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for payments of unlawful dividends or unlawful stock repurchases, redemptions, or other distributions, or (d) for any transactions from which the director derived an improper personal benefit.

The First Personal Certificate provides that each person who is or was a director or officer of First Personal and each person who serves or served at the request of First Personal as a director, officer, or partner of another enterprise shall be indemnified by First Personal in accordance with, and to the fullest extent authorized by, the DGCL. The First Personal Certificate similarly provides that, to the fullest extent permitted by the DGCL, a director of First Personal will not be liable to First Personal or its stockholders for monetary damages for breach of fiduciary duty as a director.

Preemptive Rights

NWIN

Although permitted by the IBCL, the NWIN Articles do not provide for preemptive rights to subscribe for any new or additional common or preferred stock.

First Personal

The First Personal Certificate does not provide for preemptive rights to subscribe for any new or additional common or preferred stock.

Amendment of Articles of Incorporation and Bylaws

NWIN

Except as otherwise provided below, amendments to the NWIN Articles must be approved by a majority vote of the NWIN board and also by a vote of shareholders entitled to vote on the matter in which more votes are cast in favor of the amendment than against the amendment.

Any amendment or repeal of Article VIII of the NWIN Articles (regarding approval of business combinations), or of Sections 6.1 (regarding the number of members on the NWIN board of directors), 6.6

(regarding removal of directors), 7.2 (regarding special meetings of shareholders), 7.5 (regarding NWIN’s by-laws), 10.2 (regarding the redemption of shares acquired in control share acquisitions), or 10.3 (regarding election to be subject to Chapter 43 of the IBCL, the Indiana Business Combinations Statute), or any other amendment of the NWIN Articles which would have the effect of modifying or permitting circumvention of Article VIII or such other provisions of the NWIN Articles, requires the affirmative vote (i) of at least 80% of the votes entitled to be cast by the holders of the outstanding shares of all classes of NWIN voting stock, acting as a single class; and (ii) a majority of NWIN’s independent shareholders (which is generally defined in the NWIN Articles as shares beneficially owned by persons other than certain related persons of NWIN). Notwithstanding the foregoing, the voting thresholds described in the preceding sentence will not be required for any amendment to or repeal of the NWIN Articles if such amendment or repeal was approved by a favorable vote of at least two-thirds of the entire number of directors who qualify as “continuing directors” (as defined in the NWIN Articles) with respect to all related persons, in which case the amendment or repeal will only require more votes to be cast in favor of the amendment or repeal than cast against it.

The NWIN Articles also may be amended by the NWIN board without shareholder approval to designate a new series of preferred shares.

The NWIN Bylaws may be amended only by a majority vote of the entire number of directors of the NWIN board at the time of the vote.

First Personal

The First Personal Certificate provides that First Personal reserves the right to amend, alter, change, or repeal any provision contained in the First Personal Certificate, in any manner prescribed by statute.

The First Personal Certificate provides that the First Personal Bylaws may be amended, altered, or repealed by the stockholders of the corporation, provided that any such amendment, alteration, or repeal is approved by the affirmative vote of the holders of not less than 70% of the outstanding shares of stock of First Personal then entitled to vote generally in the election of directors. The First Personal Bylaws may also be amended, altered, or repealed by the board of directors in the manner provided in the First Personal Bylaws, namely by a resolution adopted by a majority of the directors then in office.

Restrictions on Unsolicited Changes in Control (Anti-Takeover Protections)

NWIN

General.

The NWIN Articles include several provisions that may have the effect of rendering the company less attractive to potential acquirors, thereby discouraging future takeover attempts that certain shareholders might deem to be in their best interests, or pursuant to which shareholders might receive a substantial premium for their shares over then-current market prices, but would not be approved by the company’s board of directors. These provisions also have the effect of rendering the removal of management and the incumbent board of directors more difficult. However, the NWIN board has concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

Directors. Certain provisions in the NWIN Articles and NWIN Bylaws impede changes in the majority control of the company’s board of directors. The NWIN Bylaws provide that the board will be divided into three classes, with directors in each class elected for staggered three-year terms. As a result, it would take two annual elections to replace a majority of the NWIN board.

The NWIN Bylaws provide that any vacancy occurring in the NWIN board, including a vacancy created by resignation, death, incapacity, or an increase in the number of directors, will be filled by selection of a successor, to serve for the remainder of the unexpired term, by a majority vote of the remaining members of the board; provided that, if such vacancy or vacancies leaves the board with no members or if the remaining members of the board are unable to agree upon a successor or determine not to select a successor, such vacancy may be filled by a vote of the shareholders at a special meeting called for that purpose or at the next annual meeting of shareholders.

Under the NWIN Articles, any or all of the members of the board may be removed, for good cause, only at a meeting of the NWIN shareholders called expressly for that purpose, by the affirmative vote of the holders of outstanding shares representing at least 80% of all the votes entitled to be cast at an election of directors. NWIN directors may not be removed in the absence of good cause.

Restrictions on Call of Special Meetings. The NWIN Bylaws state that special shareholders’ meetings may be called at any time by the board of directors or the President, and shall be called by the board if the Secretary of NWIN receives written, dated, and signed demands for a special meeting from the holders of shares representing at least 80% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

No Cumulative Voting. The NWIN Articles do not provide for cumulative voting rights in the election of directors.

Authorization of Preferred Stock. NWIN is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, powers, preferences, and relative participating, optional, and other special rights of such shares, including voting rights, if any. In the event of a proposed merger, tender offer, or other attempt to gain control of NWIN not approved by the board of directors, it might be possible for the NWIN board to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The board of directors of NWIN has no present plans or understandings for the issuance of any preferred stock and it does not intend to issue any preferred stock except on terms that the board may deem to be in the best interests NWIN’s shareholders.

Evaluation of Offers. The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, the communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. The NWIN Articles provide that the NWIN board, in determining whether to take or refrain from taking any action with respect to any matter, including the evaluation of a business combination or tender or exchange offer, and including making or declining to make any recommendation to shareholders of NWIN, may consider both the short term and long term best interests of NWIN (including the possibility that these interests may be best served by the continued independent of NWIN), taking into account, and weighing as the board deems appropriate, the social and economic effects thereof on NWIN’s present and future employees, suppliers, and customers of NWIN and its subsidiaries, the communities in which offices or other facilities of NWIN are located, and any other factors the directors consider pertinent.

Procedures for Certain Business Combinations. The NWIN Articles require the affirmative vote of 80% of the outstanding shares of all classes of voting stock (subject to certain “fair price” and supermajority director approval exceptions), and an independent majority of shareholders, to approve certain business combinations with holders of more than 10% of NWIN’s voting shares or their affiliates.

Amendments to Articles and Bylaws. As noted above, except for certain exceptions, amendments to the NWIN Articles must be approved by a majority vote of the NWIN board and also by a vote of shareholders in which more votes are cast in favor of the amendment than against the amendment. Additionally, any amendment or repeal of Article VIII of the NWIN Articles (regarding approval of business combinations), or of Sections 6.1

(regarding the number of members on the NWIN board of directors), 6.6 (regarding removal of directors), 7.2 (regarding special meetings of shareholders), 7.5 (regarding NWIN’s by-laws), 10.2 (regarding the redemption of shares acquired in control share acquisitions), or 10.3 (regarding election to be subject to Chapter 43 of the IBCL, the Indiana Business Combinations Statute), or any other amendment of the NWIN Articles which would have the effect of modifying or permitting circumvention of Article VIII or such other provisions of the NWIN Articles, requires the affirmative vote (i) of at least 80% of the votes entitled to be cast by the holders of the outstanding shares of all classes of NWIN voting stock, acting as a single class; and (ii) a majority of NWIN’s independent shareholders.

The NWIN Articles may be amended by the NWIN board without shareholder approval to designate a new series of preferred shares.

The NWIN Bylaws may be amended only by a majority vote of the entire number of directors of the NWIN board at the time of the vote.

First Personal

Directors. Certain provisions in the First Personal Certificate and First Personal Bylaws impede changes in the majority control of the company’s board of directors. For example, the First Personal Certificate provides that the board will be divided into three classes, with directors in each class elected for staggered three-year terms. As a result, it would take two annual elections to replace a majority of the First Personal board.

Restrictions on Call of Special Meetings. The First Personal Certificate provides that special meetings of the stockholders may only be called by at least 70% of the directors then in office.

Prohibition of Cumulative Voting. The First Personal Certificate explicitly denies cumulative voting rights to First Personal stockholders.

Restrictions on Removing Directors from Office. Under the First Personal Certificate, any director or the entire board of directors of the corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of not less than 70% of the outstanding shares of stock of First Personal entitled to vote generally in the election of directors (considered for this purpose as one class) cast at an annual meeting of stockholders or at a meeting of the stockholders called for that purpose. Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or willful misconduct in the performance of such director’s duty to the corporation and such adjudication is no longer subject to direct appeal.

Amendments to First Personal Bylaws. As noted above, the First Personal Certificate provides that the First Personal Bylaws may be amended, altered, or repealed by the stockholders of the corporation, provided that any such amendment, alteration, or repeal is approved by the affirmative vote of the holders of not less than 70% of the outstanding shares of stock of First Personal then entitled to vote generally in the election of directors. However, the First Personal Bylaws may also be amended, altered, or repealed by the board of directors in the manner provided in the First Personal Bylaws, namely by a resolution adopted by a majority of the directors then in office.

Business Combinations with Interested Stockholders. The First Personal Certificate provides that Section 203 of the DGCL is deemed to apply to First Personal. Section 203 restricts mergers and other transactions with a large stockholder unless the transaction has (i) the prior approval of the board, or (ii) the subsequent approval of the board and a supermajority (66 2/3%) of the outstanding stock of the corporation not owned by the large stockholder.

The First Personal Certificate also provides that, except as otherwise expressly provided below, and notwithstanding any other provision of the First Personal Certificate, the following matters require the affirmative vote of the holders of First Personal shares having at least 70% of the voting power of all outstanding stock of First Personal entitled to vote thereon: (a) any merger or consolidation of First Personal or any of its subsidiaries with or into another corporation; (b) any sale, lease, exchange or other disposition by First Personal or any subsidiary of assets constituting all or substantially all of the assets of First Personal and its subsidiaries taken as a whole to or with any other corporation, person, or entity in a single transaction or a series of related transactions; (c) any issuance or transfer by First Personal or any subsidiary of any voting securities of First Personal (except for voting securities issued pursuant to a stock option, purchase, bonus, or other plan for natural persons who are directors, employees, consultants, and/or agents of First Personal or any subsidiary) to any other corporation, person, or other entity in exchange for cash, assets, or securities or a combination thereof; (d) the voluntary dissolution of First Personal; or (e) the amendment, alteration, change, or repeal of the First Personal Certificate. The supermajority voting provisions set forth above do not apply to any of the foregoing transactions if (i) such transaction is approved at any time prior to its consummation by resolution adopted by not less than 70% of the number of First Personal directors; or (ii) if a merger transaction is with any corporation which is majority owned by First Personal; or (iii) the transaction is a merger with another corporation without action by the stockholders of First Personal to the extent and in the manner permitted by the DGCL. The foregoing supermajority voting requirements do not apply to the Merger Agreement or the merger with NWIN.

Consideration of Non-Stockholder Interests. The First Personal Certificate provides that, in connection with the exercise of its judgment in determining what is in the best interests of First Personal and its stockholders when evaluating a proposal by another person or persons to make a tender or exchange offer for any equity security of First Personal, to merge or consolidate with First Personal or to purchase or otherwise acquire all or substantially all of the assets of First Personal, the board of directors may consider all of the following factors and any other factors which it deems relevant: (a) the adequacy of the amount to be paid in connection with any such transaction; (b) the social and economic effects of the transaction on the corporation and its subsidiaries and the other elements of the communities in which the corporation or its subsidiaries operate or are located; (c) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the corporation and its subsidiaries and the other elements of the communities in which the corporation and its subsidiaries operate or are located; (d) the competence, experience, and integrity of the acquiring person or persons and its or their management; and (e) any antitrust or other legal or regulatory issues which may be raised by any such transaction.

Stockholder Action by Written Consent. The First Personal Certificate provides that, subject to the rights of any class or series of preferred stock, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by any consent in writing.

State and Federal Law

Indiana State Law. Several provisions of the IBCL could affect the acquisition of shares of NWIN common stock, or otherwise affect the control of NWIN. Chapter 43 of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations (assuming the company has over 100 shareholders) and an interested shareholder (defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares) for five years following the date on which the shareholder obtained 10% ownership, unless the acquisition was approved in advance of that date by the board of directors of the company. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed. NWIN has elected in the NWIN Articles to be governed by Chapter 43 of the IBCL.

In addition, the IBCL contains a Control Share Acquisition Statute that may have the effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares. The Control Share Acquisitions Statute provides that, unless otherwise provided in a corporation’s articles of incorporation or by-laws, shares acquired in certain acquisitions of the corporation’s stock (which take the acquiror over the successive thresholds of 20%, 33%, and 50% of the corporation’s stock) will be accorded voting rights only if a majority of the disinterested shareholders approves a resolution granting the potential acquiror the ability to vote such shares. An Indiana corporation is subject to the Control Share Acquisitions Statute if it has 100 or more shareholders and its principal place of business is in Indiana. An Indiana corporation otherwise subject to the Control Share Acquisitions Statute may elect not to be covered by the statute by so providing in its articles of incorporation or bylaws. NWIN has elected to be governed by the Control Share Acquisitions Statute.

The Control Share Acquisitions Statute does not apply to a plan of affiliation and merger, if the corporation complies with the applicable merger provisions and is a party to the plan of merger.

The IBCL specifically authorizes Indiana corporations to issue options, warrants, or rights for the purchase of shares or other securities of the corporation or any successor in interest of the corporation. These options, warrants, or rights may, but need not be, issued to shareholders on a pro rata basis.

The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider relevant. As described above, the NWIN Articles contain a provision having a similar effect. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interests of the corporation. In addition, the IBCL states that directors are not required to redeem any rights under, or render inapplicable, a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be “reasonable in relation to the threat posed.”

In taking or declining to take any action or in making any recommendation to a corporation’s shareholders with respect to any matter, directors are authorized under the IBCL to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors will conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

Because of the foregoing provisions of the IBCL, the NWIN board has flexibility in responding to unsolicited proposals to acquire NWIN, and accordingly it may be more difficult for an acquiror to gain control of NWIN in a transaction not approved by its board of directors.

Delaware State Law. Certain provisions of the DGCL may have the effect of impeding the acquisition or control of First Personal by means of a tender offer, a proxy fight, open-market purchases, or otherwise in a transaction not approved by the board of directors. Most notably, as discussed above, First Personal has elected to opt into the applicability of Section 203 of the DGCL and is currently governed by this section of Delaware law. Under Section 203, subject to exceptions, First Personal is prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder. For this purpose, an “interested stockholder” generally includes current and certain former holders of 15% or more of First Personal’s outstanding stock. The provisions of Section 203 may encourage companies interested in acquiring a corporation to negotiate in advance with the corporation’s board of directors.

Federal Limitations. Subject to certain limited exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require approval of the Federal Reserve Board prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company/savings and loan holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

ADDITIONAL INFORMATION ABOUT FIRST PERSONAL

Business of First Personal

First Personal is a Delaware corporation and registered bank holding company. Through its wholly owned subsidiary, FPB, it offers a full range of banking services to commercial and retail customers. FPB was established in 1999 and is headquartered in Orland Park, Illinois. It serves the south suburban Chicagoland market with three full service locations in Chicago, Orland Park, and Lemont, Illinois and is connected to an ATM network that provides customers with access to more than 55,000 surcharge-free ATMs. FPB is community-oriented and focuses primarily on offering commercial and consumer loan and deposit services to individuals and small and middle market businesses in and around the Chicagoland metropolitan area.

As of December 31, 2017, First Personal had total assets of approximately $147 million, total gross loans, including loans held for sale, of approximately $100 million, total deposits of approximately $130 million, and total shareholders’ equity of approximately $11 million. First Personal’s common stock is privately held and not traded in any public market.

Employees

As of May 2, 2018, FPB employed 22 persons on a full-time basis and 13 persons on a part-time basis. FPB’s employees are not represented by any collective bargaining group, and management considers its relations with its employees to be excellent. First Personal, as the holding company of FPB, has one employee, Randall R. Schwartz, its President and Chief Executive Officer.

Properties

FPB owns three full-service banking offices located in Garfield, Orland Park, and Lemont, Illinois. The following table provides certain information with respect to these full-service offices as of January 1, 2018:

Property	Date Opened	Net Book Value
Garfield, Illinois	July, 2000	$840,634
Orland Park, Illinois	August, 2004	$3,327,880
Lemont, Illinois	February, 2004	$1,606,221

The total net book value of First Personal’s premises and equipment at January 1, 2018, was approximately $5,775,000.

Legal Proceedings

There are no material pending legal proceedings to which First Personal or FPB is a party or to which any of their property is subject.

Market Price and Dividend Information and Related Shareholder Matters

As of the record date, First Personal’s authorized capital stock consisted of 2,000,000 shares of common stock, $0.01 par value per share, of which 1,150,438 shares were issued and outstanding, and 20,000 shares of preferred stock, $0.01 par value per share, of which 1,121 shares were issued and outstanding. There is no established trading market for First Personal’s common stock. First Personal is not aware of any broker which systemically publishes bid or ask quotations for the stock. Shares are traded occasionally in isolated transactions between individuals. There were no transactions between January 1, 2016 and the record date which were reported to First Personal’s management. During this period, there might have been other transactions not reported to First Personal’s management. There were approximately 166 record holders of First Personal common stock on May 1, 2018.

No dividends were declared or paid by First Personal on its common or preferred stock during any quarterly period, or portion thereof, since January 1, 2016. First Personal has no formal dividend policy. Federal regulations governing FPB’s capital requirements affect the amount of dividends FPB may pay to First Personal. Generally, the timing and amount of future dividends on First Personal shares will depend on earnings, cash requirements, First Personal’s and FPB’s financial condition, applicable government regulations, and other factors that the First Personal board of directors deems relevant.

As a Delaware corporation, First Personal is subject to the limitations of the DGCL, which allow corporations to pay dividends only out of their surplus (as defined and computed in accordance with the provisions of the DGCL) or, if the corporation has no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Adjournment of the Special Meeting (Item 2 on the First Personal Proxy Card)

In addition to the proposal to approve the Merger Agreement, the stockholders of First Personal also are being asked to approve a proposal to adjourn or postpone the Special Meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the Merger Agreement.

It is rare for a company to achieve 100% (or even 90%) stockholder participation at an annual or special meeting of stockholders, and only a majority of the voting power of the outstanding shares of First Personal’s common stock and Convertible Preferred Stock entitled to vote at the Special Meeting is required to be represented at the Special Meeting, in person or by proxy, for a quorum to be present. In the event that stockholder participation at the Special Meeting is lower than expected, First Personal would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader stockholder participation. If First Personal desires to adjourn the Special Meeting, First Personal will request a motion that the Special Meeting be adjourned, and delay the vote on the Merger Agreement proposal described herein until the Special Meeting is reconvened. If First Personal adjourns the Special Meeting for 30 days or less, First Personal will not set a new record date and will announce prior to adjournment the date, time, and location at which the Special Meeting will be reconvened. No other notice will be provided. Unless revoked prior to its use, any proxy solicited for the Special Meeting will continue to be valid for any adjourned or postponed Special Meeting, and will be voted in accordance with the stockholder’s instructions and, if no contrary instructions are given, for the Merger Agreement proposal.

Any adjournment will permit First Personal to solicit additional proxies and will permit a greater expression of the views of First Personal’s stockholders with respect to the merger. Such an adjournment would be disadvantageous to stockholders who are against the proposal to approve the Merger Agreement because an adjournment will give First Personal additional time to solicit favorable votes and increase the chances of approving that proposal. First Personal has no reason to believe that an adjournment of the Special Meeting will be necessary at this time.

First Personal’s board of directors recommends that stockholders vote “FOR” the proposal to adjourn or postpone the Special Meeting, if necessary.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND EXPERTS

The consolidated financial statements of NWIN incorporated by reference from NWIN’s Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by Plante & Moran, PLLC, independent registered public accounting firm, as set forth in their report thereon incorporated by reference into this proxy statement/prospectus in reliance upon such report given on the authority of Plante & Moran, PLLC as experts in accounting and auditing.

LEGAL MATTERS

Certain matters pertaining to the validity of the authorization and issuance of the NWIN common stock to be issued in the proposed merger and certain matters pertaining to the federal income tax consequences of the proposed merger will be passed upon by Barnes & Thornburg LLP, Indianapolis, Indiana.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

NWIN

If the merger is completed, the First Personal stockholders receiving the stock consideration in the merger will become shareholders of NWIN. To be included in NWIN’s proxy statement and voted on at NWIN’s regularly scheduled 2019 annual meeting of shareholders, shareholder proposals must be submitted in writing by November 13, 2018, to NWIN’s Secretary, 9204 Columbia Avenue, Munster, Indiana 46321, which date is 120 calendar days before the anniversary date of the release of the proxy statement relating to NWIN’s 2018 Annual Meeting. If notice of any other shareholder proposal intended to be presented at the 2019 annual meeting is not received by NWIN on or before November 13, 2018, the proxy solicited by the NWIN board of directors for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the NWIN proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion. Any such proposals will be subject to the requirements of the proxy rules and regulations adopted under the Securities Exchange Act of 1934, as amended. If the date of the 2019 annual meeting is changed, the dates set forth above may change.

First Personal

If the merger occurs, there will be no First Personal annual meeting of stockholders for 2018 or thereafter. In that case, shareholder proposals must be submitted to NWIN in accordance with the procedures described above. If the merger is not completed, First Personal will provide notice of the record date and annual meeting date for its 2018 annual stockholders’ meeting.

WHERE YOU CAN FIND MORE INFORMATION

NWIN files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that NWIN files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. NWIN’s public filings also are available to the public from commercial document retrieval services and on the World Wide Web site maintained by the SEC at “http://www.sec.gov.” Shares of NWIN common stock are quoted on the OTC Pink Marketplace and OTC Bulletin Board under the symbol “NWIN.”

NWIN has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the common stock of NWIN being offered in the merger. This proxy statement/prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from the proxy statement/prospectus in accordance with the rules and regulations of the SEC. For further information, your attention is directed to the registration statement. Statements made in this proxy statement/prospectus concerning the contents of any documents are not necessarily complete, and in each case are qualified in all respects by reference to the copy of the document filed with the SEC.

The SEC allows NWIN to “incorporate by reference” the information filed by NWIN with the SEC, which means that NWIN can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus.

NWIN incorporates by reference the following documents and information that it has filed previously with the SEC (excluding any Form 8-K reports that have not been “filed” but instead have been “furnished” to the SEC):

•	NWIN’s Annual Report on Form 10-K for the year ended December 31, 2017;

•	NWIN’s Current Report on Form 8-K filed on February 21, March 20 (except for the information furnished under Item 7.01 thereof), and April 27, 2018 (except for the information furnished under Item 7.01 thereof);

•	The information concerning share ownership of principal shareholders, directors, and executive officers of NWIN under the caption “Security Ownership by Certain Beneficial Owners and Management” and “Proposal 1 – Election of Directors” in NWIN’s Proxy Statement for the 2018 Annual Meeting of Shareholders; and

•	The description of the capital stock of the NWIN set forth under the caption “Description of Capital Stock” contained in NWIN’s definitive proxy statement/prospectus dated March 23, 1994, filed with the SEC under Rule 424(b) under the Securities Act of 1933, as amended, on March 23, 1994, and all amendments or reports filed for the purpose of updating such description.

NWIN is also incorporating by reference additional documents that it files with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date hereof and the date of First Personal’s Special Meeting. Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information NWIN discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that NWIN may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this proxy statement/prospectus.

These documents may be obtained as explained above, or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling NWIN at the following address or telephone number or via the Internet at:

NorthWest Indiana Bancorp

9204 Columbia Avenue

Munster, Indiana 46321

Attn: Shareholder Services

(219) 836-4400

Website: www.ibankpeoples.com

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated by reference. This proxy statement/prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this proxy statement/prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this proxy statement/prospectus is required to be delivered, this proxy statement/prospectus will be supplemented or amended.

All information regarding NWIN in this proxy statement/prospectus has been provided by NWIN, and all information regarding First Personal in this proxy statement/prospectus has been provided by First Personal. Neither NWIN nor First Personal is required to provide any additional information about First Personal in this document. First Personal typically provides an unaudited summary of its financial statements to its stockholders on an annual basis and provides audited copies of its financial statements to its stockholders upon request. Copies of the financial statements can be obtained, without charge, by contacting Randall R. Schwartz, at (708) 226-2727.

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NORTHWEST INDIANA BANCORP

AND

FIRST PERSONAL FINANCIAL CORP.

DATED AS OF FEBRUARY 20, 2018

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated to be effective as of the 20th day of February, 2018, by and between NORTHWEST INDIANA BANCORP, an Indiana corporation (“NWIN”), and FIRST PERSONAL FINANCIAL CORP., a Delaware corporation (“First Personal”).

RECITALS

WHEREAS, NWIN is an Indiana corporation registered as a financial holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), with its principal office located in Munster, Indiana; and

WHEREAS, First Personal is a Delaware corporation registered as a bank holding company with the FRB under the BHC Act, with its principal office located in Orland Park, Illinois; and

WHEREAS, NWIN and First Personal seek to affiliate through a corporate reorganization whereby First Personal will merge with and into NWIN, and thereafter or simultaneously therewith, First Personal Bank, an Illinois state chartered commercial bank and wholly-owned subsidiary of First Personal (“FPB”), will be merged with and into Peoples Bank SB, an Indiana state chartered savings bank and wholly-owned subsidiary of NWIN (“Peoples Bank”); and

WHEREAS, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations and their respective shareholders to consummate the merger provided for herein and have approved this Agreement, authorized its execution and designated this Agreement a plan of reorganization and a plan of merger; and

NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of First Personal with and into NWIN, and the mode of carrying such merger into effect as follows:

ARTICLE I.

THE MERGER

1.01 The Merger.

(a) General Description. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Article IX) hereof, First Personal shall merge with and into and under the Articles of Incorporation of NWIN (the “Merger”). NWIN shall survive the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law (the “IBCL”), as amended.

(b) Name, Officers, and Directors. The name of the Surviving Corporation shall be “NorthWest Indiana Bancorp,” and its principal office shall be located at 9204 Columbia Avenue, Munster, Indiana 46321. The officers of NWIN serving at the Effective Time shall continue to serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death, or removal from office. The directors of the Surviving Corporation following the Effective Time shall be those individuals serving as directors of NWIN at the Effective Time, until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director.

(c) Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of NWIN in existence at the Effective Time shall remain the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and Bylaws shall be further amended as provided by applicable law.

(d) Effect of the Merger. At the Effective Time, the title to all assets, real estate, and other property owned by First Personal shall vest in the Surviving Corporation, pursuant to Indiana Code Section 23-1-40-6, as amended, without reversion or impairment. At the Effective Time, all liabilities of First Personal shall become liabilities of the Surviving Corporation, pursuant to Indiana Code Section 23-1-40-6, as amended.

(e) Integration. At the Effective Time and subject to the terms and conditions of this Agreement, the parties hereto currently intend to effectuate, or cause to be effectuated, the Merger, pursuant to the terms of this Agreement and the IBCL, and this Agreement shall also constitute the “plan of merger” pursuant to Indiana Code Section 23-1-40-1. If required, the parties agree to enter into a separate short-form plan of merger evidencing the terms required by Indiana Code Section 23-1-40-1. The parties agree to cooperate and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Merger in accordance with the terms and conditions hereof.

1.02 Reservation of Right to Revise Structure. Notwithstanding any contrary provision in this Agreement, at NWIN’s election, NWIN may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such instruments and alternative transactions as NWIN may reasonably determine to effect the purposes of this Agreement; provided that, no such revision shall (1) alter or change the amount or kind of the Merger Consideration (as defined in Section 2.01) or the treatment of holders of First Personal Common Stock, (2) prevent the parties from obtaining the opinions of counsel referred to in Sections 7.01(h) and 7.02(h) or otherwise cause the transaction to fail to qualify for the tax treatment described in Section 1.03, or (3) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement and other appropriate documents or instruments to reflect the revised structure.

1.03 Tax Free Reorganization . NWIN and First Personal intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) and related sections of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and agree to cooperate and to take such actions as may be reasonably necessary to assure such result.

1.04 Absence of Control . Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither NWIN nor First Personal by reason of this Agreement shall be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, the other party or any of its respective Subsidiaries (as defined in the introductory paragraphs to Article III and Article IV) and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

1.05 Bank Merger . The parties will cooperate and use reasonable best efforts to effect the merger of FPB with and into Peoples Bank (the “Bank Merger”) at a time to be determined at or following the Effective Time of the Merger pursuant to a merger agreement substantially in the form of the Bank Merger Agreement attached hereto as Exhibit 1.05. At the effective time of the Bank Merger, the separate corporate existence of FPB will terminate. Peoples Bank will be the surviving bank and will continue its corporate existence under applicable law. The Articles of Incorporation of Peoples Bank, as then in effect, will be the Articles of Incorporation of the surviving bank, the Bylaws of Peoples Bank, as then in effect, will be the Bylaws of the surviving bank, and the Board of Directors and officers of Peoples Bank will continue as the Board of Directors and officers of the surviving bank.

1.06 Appraisal Rights . Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to holders of First Personal Common Stock pursuant to the provisions of any applicable Law (as defined in Section 3.02(b)), including Section 262 of the Delaware General Corporation Law (“DGCL”), any shares of First Personal Common Stock held by a Person (as defined in Section 2.04(g)) whose shares were not voted in favor of the Merger or consented thereto in writing, and who has properly exercised appraisal rights with respect to such shares in accordance with Section 262 of the DGCL, and complies with and satisfies any other provisions of applicable Law concerning the rights of such Person to dissent from the Merger and to require appraisal of such Person’s shares, and who has not withdrawn such objection or waived such rights prior to the Effective Time (collectively with respect to all such First Personal shareholders, the “Dissenting Shares”), shall not be converted pursuant to Section 2.01, but instead shall be entitled only to such rights as are granted by Section 262 of the DGCL; provided that, each Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to applicable Law, shall be deemed to have been converted, as of the Effective Time, into the right to receive the consideration as is determined in accordance with Article II. First Personal shall provide NWIN prompt written notice of any demands received by First Personal for the appraisal of shares of First Personal Common Stock, any withdrawal of any such demand, and any other demand, notice, or instrument delivered to First Personal prior to the Effective Time pursuant to the DGCL that relates to such demand, and NWIN shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of NWIN, First Personal shall not make any payment with respect to, or settle or offer to settle, any such demands.

ARTICLE II.

MANNER AND BASIS OF EXCHANGE OF STOCK

2.01 Merger Consideration . Subject to the terms and conditions of this Agreement, at the Effective Time, each share of First Personal Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, shares held as treasury stock of First Personal, and shares held directly or indirectly by NWIN, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any; collectively, the “Exempt First Personal Stock”) shall become and be converted into the right to receive in accordance with this Article II both: (i) 0.1246 shares of NWIN common stock (the “Exchange Ratio”) (as adjusted in accordance with the terms of this Agreement), without par value (the stock consideration to be paid in the Merger is referred to herein as the “Stock Consideration”), and (ii) $6.67 in cash (the cash consideration to be paid in the Merger is referred to herein as the “Cash Consideration”) (with the Stock Consideration and the Cash Consideration collectively referred to herein as the “Merger Consideration”); provided that, the First Personal shareholders owning less than 100 shares of First Personal Common Stock as of the Effective Time will only be entitled to receive $12.12 per share in cash and will not be entitled to receive any of the Stock Consideration.

2.02 Anti-Dilution Adjustments. If NWIN changes (or establishes a record date for changing) the number of shares of NWIN common stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, or similar transaction with respect to the outstanding NWIN common stock, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be adjusted accordingly so that each shareholder of First Personal at the Effective Time shall receive, in the aggregate, such number of shares of NWIN common stock representing the same percentage of the outstanding shares of NWIN common stock that such shareholders would have received if any of the foregoing actions had not occurred. No adjustment shall be made under this Section 2.02 solely as a result of NWIN changing its cash dividend levels or issuing additional shares of NWIN common stock, provided it receives value for such shares or such shares are issued in connection with a NWIN employee benefit plan or similar plan.

2.03 No Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of NWIN common stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, NWIN shall pay to each holder of First Personal Common Stock who otherwise would be entitled to a fractional share of NWIN common stock an amount in cash (without interest) determined by multiplying such fraction by the volume-weighted average of the daily closing sales prices of a share of NWIN’s common stock, rounded to the nearest cent, during the 15 consecutive trading days immediately preceding the second business day prior to the Closing Date.

2.04 Exchange Procedures.

(a) NWIN shall appoint, in its discretion, a bank, trust company, or transfer agent (the “Exchange Agent”) as the exchange agent for the surrender of certificates formerly representing First Personal Common Stock in exchange for the Merger Consideration.

(b) At and after the Effective Time, each certificate representing outstanding shares of First Personal Common Stock (each, an “Old Certificate”) (other than the Exempt First Personal Stock) shall represent only the right to receive the Merger Consideration in accordance with the terms of this Agreement. No later than one Business Day prior to the Closing Date, NWIN shall provide the Exchange Agent with authorization to issue a sufficient number of shares of NWIN common stock to be used to issue the aggregate Stock Consideration to holders of First Personal Common Stock, and deposit, or cause to be deposited, with the Exchange Agent an amount of cash sufficient to pay the aggregate Cash Consideration payable to holders of First Personal Common Stock (together with cash for any fractional shares payable pursuant to Section 2.03).

(c) As promptly as practicable after the Effective Time, but no later than five business days after the Effective Time (and provided First Personal has delivered to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations hereunder), the Exchange Agent shall mail to each holder of First Personal Common Stock a letter of transmittal providing instructions to the First Personal shareholder as to the transmittal to the Exchange Agent of the Old Certificates in exchange for the issuance of the Merger Consideration applicable thereto pursuant to the terms of this Agreement.

(d) NWIN shall cause a certificate representing that number of whole shares of NWIN common stock that each holder of First Personal Common Stock has the right to receive pursuant to Section 2.01 as the holder’s aggregate Stock Consideration and a check in the amount of such holder’s aggregate Cash Consideration, along with any cash in lieu of fractional shares or dividends or distributions which such holder shall be entitled to receive, if any, to be delivered to such shareholder as soon as reasonably practicable after the shareholder delivers to the Exchange Agent (or NWIN, as the case may be) the Old Certificates (or bond or other indemnity satisfactory to NWIN if any of such certificates are lost, stolen, or destroyed) owned by such shareholder accompanied by a properly completed and executed letter of transmittal, in the form and substance satisfactory to NWIN, and any other documents required by this Agreement or reasonably requested by NWIN or the Exchange Agent. No interest will be paid on any Merger Consideration that any such holder is entitled to receive pursuant to this Article II.

(e) No dividends or other distributions on NWIN common stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of First Personal Common Stock until the holder thereof surrenders such Old Certificates in accordance with this Article II. After becoming so entitled in accordance with this Section 2.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, that were previously payable with respect to shares of NWIN common stock such holder had the right to receive upon surrender of the Old Certificate(s).

(f) The stock transfer books of First Personal shall be closed immediately at the Effective Time, and from and after the Effective Time there shall be no transfers on the stock transfer records of First Personal of any shares of First Personal Common Stock. If, after the Effective Time, Old Certificates are presented to NWIN, they shall be cancelled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article II.

(g) NWIN shall be entitled to rely upon First Personal’s stock transfer books to establish the identity of those individuals, partnerships, corporations, trusts, joint ventures, organizations, or other entities (each, a “Person”) entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, NWIN shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party selected by NWIN and thereafter be relieved from any and all liability with respect to any claims thereto.

(h) If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen, or destroyed and, if required by NWIN, the posting by such Person of a bond or other indemnity satisfactory to NWIN as indemnity against any claim that may be made against it with respect to such Old Certificate, NWIN will issue in exchange for such affidavit of lost, stolen, or destroyed Old Certificate, the Merger Consideration deliverable in respect thereof pursuant to, and in accordance with, the other terms and conditions of this Article II.

(i) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of First Personal Common Stock that are held as treasury stock of First Personal or owned by NWIN (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be cancelled and shall cease to exist, and no stock of NWIN or other consideration shall be exchanged therefor.

(j) Notwithstanding the foregoing, no party hereto, nor the Exchange Agent, shall be liable to any former holder of First Personal Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.

(k) If outstanding Old Certificates are not surrendered or the payment for them is not claimed prior to the date on which the Merger Consideration payable therefor would otherwise escheat to, or become the property of, any governmental unit or agency, the unclaimed Merger Consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of NWIN (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled thereto.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF FIRST PERSONAL

On or prior to the date hereof, First Personal has delivered to NWIN a schedule (the “First Personal Disclosure Schedule”) setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article V.

For the purpose of this Agreement, and in relation to First Personal and its Subsidiaries (as defined below in the third paragraph of the introduction to this Article III), a “Material Adverse Effect” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value, prospects, or business of First Personal and its Subsidiaries on a consolidated basis, or (ii) would materially impair the ability of First Personal or any of its Subsidiaries to perform its obligations under this Agreement or any related agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided that, Material Adverse Effect on First Personal shall not be deemed to include the impact of (a) changes in Law (as defined in Section 3.02(b)) or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements, (c) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets, (d) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, (e) effects of any action or omission taken with the prior written consent of NWIN or at the direction of NWIN, (f) changes resulting from professional expenses (such as legal, accounting, consulting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, and (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement, on the business, financial condition, or results of operations of First Personal and its Subsidiaries; except with respect to clauses (a), (b), (c) and (d), to the extent that the effects of such change are disproportionately adverse to results of operations, properties, assets, liabilities, conditions (financial or otherwise), value, prospects, or business of First Personal and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which First Personal and its Subsidiaries operate.

For the purpose of this Agreement, and in relation to First Personal and its Subsidiaries, “knowledge” means those facts that are actually known by the officers of First Personal and its Subsidiaries who are listed on Section 3.0 of the First Personal Disclosure Schedule, after due inquiry. Additionally, for the purpose of this Agreement, and in relation to First Personal, its “Subsidiaries” shall mean any entity which is required to be consolidated with First Personal for financial reporting purposes pursuant to United States generally accepted accounting principles (“GAAP”).

Accordingly, First Personal hereby represents and warrants to NWIN as follows, except as set forth in the First Personal Disclosure Schedule:

3.01 Organization and Authority.

(a) First Personal is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and is a registered bank holding company under the BHC Act. First Personal has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. First Personal has previously provided NWIN with a complete list of its Subsidiaries. Except for FPB and as provided in the First Personal Disclosure Schedule, First Personal owns directly no voting stock or equity securities of any corporation, partnership, association, or other entity.

(b) FPB is an Illinois state chartered bank existing under the laws of the State of Illinois. FPB has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth in the First Personal Disclosure Schedule, no Subsidiary owns voting stock or equity securities of any corporation, partnership, association, or other entity.

3.02 Authorization.

(a) First Personal has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.02(e) and (f) hereof. This Agreement and its execution and delivery by First Personal have been duly authorized and approved by the Board of Directors of First Personal and, assuming due execution and delivery by NWIN, constitutes a valid and binding obligation of First Personal, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b) Neither the execution of this Agreement nor the consummation of the Merger contemplated hereby: (i) conflicts with or violates the Certificate of Incorporation or Bylaws of First Personal or the charter documents of any of First Personal’s Subsidiaries; (ii) conflicts with or violates any applicable local, state, federal, or foreign law, statute, regulation, rule, ordinance, order, restriction, or requirement, and none is in violation of any order, injunction, judgment, writ, or decree of any court or government agency or body (collectively, the “Law”) (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained); (iii) conflicts with, results in a breach of, or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment, or other instrument to which First Personal or any of its Subsidiaries is a party or by which First Personal or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance, or security interest, or results in the creation of any other rights or claims of any other party (other than NWIN) or any other adverse interest, upon any right, property or asset of First Personal or any of its Subsidiaries; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify, or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment, or other instrument to which First Personal or any of its Subsidiaries is bound or with respect to which First Personal or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

(c) Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust, and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by, or consent, authorization, or approval of any governmental agency or body is necessary for consummation of the Merger by First Personal.

3.03 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of First Personal consists of (i) 2,000,000 shares of First Personal Common Stock, $0.01 par value per share, 1,117,329 shares of which are issued and outstanding, and (ii) 20,000 shares of preferred stock, $0.01 par value per share (“First Personal Preferred Stock”), 1,121 shares of which are issued and outstanding. As of immediately prior to the Effective Time, there shall be no greater than 1,299,763 shares of First Personal Common Stock outstanding, and no shares of First Personal Preferred Stock outstanding. Such issued and outstanding shares of First Personal Common Stock and First Personal Preferred Stock have been duly and validly authorized by all necessary corporate action of First Personal, are validly issued, fully paid, and nonassessable, and have not been issued in violation of any pre-emptive rights. First Personal has no capital stock authorized, issued, or outstanding other than as described in this Section 3.03(a) and, except as provided herein, has no intention or obligation to authorize or issue any other capital stock or any additional shares of stock or securities convertible into stock. Each share of First Personal Common Stock is entitled to one vote per share.

(b) Except as set forth in the First Personal Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of First Personal are owned by First Personal, directly or indirectly, free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options, and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.

(c) Except as set forth in the First Personal Disclosure Schedule, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements, or subscription rights relating to any shares of First Personal Common Stock, First Personal Preferred Stock, or any shares of capital stock of First Personal’s Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock, preferred stock, or debt securities of First Personal or its Subsidiaries, by which First Personal is or may become bound. First Personal does not have any outstanding contractual or other obligation to repurchase, redeem, or otherwise acquire any of the issued and outstanding shares of First Personal Common Stock or First Personal Preferred Stock. There are no voting trusts, voting arrangements, buy-sell agreements, or similar arrangements affecting the capital stock of First Personal or its Subsidiaries.

(d) Except as set forth in the First Personal Disclosure Schedule, First Personal has no knowledge of any Person which beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “1934 Act”)) 10% or more of the outstanding shares of First Personal Common Stock.

3.04 Organizational Documents. The Certificate of Incorporation and Bylaws of First Personal and any similar governing documents for each of First Personal’s Subsidiaries, representing true, accurate, and complete copies of such corporate documents in effect as of the date of this Agreement, are attached to and included in the First Personal Disclosure Schedule.

3.05 Compliance with Law.

(a) None of First Personal or any of its Subsidiaries is currently in violation of, and during the preceding four years, none has been in violation of, any applicable Law, except where such violation would not have a Material Adverse Effect on First Personal. First Personal and its Subsidiaries possess and hold all licenses, franchises, permits, certificates, and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect, and such licenses, franchises, permits, certificates, and authorizations are transferable (to the extent required) to NWIN at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

(b) The First Personal Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers (vice presidents and higher) and directors of First Personal who have outstanding loans from First Personal or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(c) All of the existing offices and branches of FPB have been legally authorized and established in accordance with all applicable Law. FPB has no approved but unopened offices or branches.

3.06 Accuracy of Information Provided to NWIN. First Personal agrees that the information concerning First Personal or any of its Subsidiaries that is provided or to be provided by First Personal to NWIN for inclusion or that is included in the Registration Statement or Proxy Statement (each as defined in Section 6.02), and any other documents to be filed with any regulatory authority or governmental entity in connection with the Merger and the other transactions contemplated by this Agreement will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the First Personal Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, First Personal shall have no responsibility for the truth or accuracy of any information with respect to NWIN or any of its Subsidiaries or any of their affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any regulatory agency or governmental body.

3.07 Litigation and Pending Proceedings.

(a) Except for (i) lawsuits described in the First Personal Disclosure Schedule, and (ii) lawsuits involving collection of delinquent accounts, there are no claims, actions, suits, proceedings, mediations, arbitrations, or investigations pending or, to the knowledge of First Personal, threatened against First Personal or any of its Subsidiaries in any court or before any government agency or authority, arbitration panel, or otherwise which, if determined adversely against First Personal or any of its Subsidiaries, would have a Material Adverse Effect on First Personal.

(b) Neither First Personal nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction, or decree of any court, arbitration panel, or governmental agency or authority; (ii) presently charged with or under governmental investigation with respect to any actual or alleged violations of any Law, statute, rule, regulation, or ordinance; or (iii) the subject of any pending or threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties, or operations.

3.08 Financial Statements and Reports.

(a) First Personal has delivered to NWIN copies of the following financial statements and reports of First Personal and its Subsidiaries, including the notes thereto (collectively, the “First Personal Financial Statements”):

(i) consolidated balance sheets and the related consolidated statements of income, consolidated statements of cash flows, and consolidated statements of changes in shareholders’ equity of First Personal as of and for the fiscal years ended December 31, 2014, 2015 and 2016;

(ii) internal (unaudited) consolidated balance sheet and income statement as of and for the nine months ended September 30, 2017 (without footnotes);

(iii) internal (unaudited) consolidated balance sheet and income statement as of and for the 12 months ended December 31, 2017 (without footnotes); and

(iv) Call Reports for FPB for the periods ending on December 31, 2014, 2015, and 2016, and September 30, 2017 (the “Call Reports”).

(b) The First Personal Financial Statements present fairly in all material respects the consolidated financial position of First Personal as of and at the dates shown and the consolidated results of operations, (if presented) cash flows and (if presented) changes in shareholders’ equity for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of First Personal and its Subsidiaries. The First Personal Financial Statements described in clause (i) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

(c) Since September 30, 2017 on a consolidated basis, First Personal and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

3.09 Material Contracts.

(a) As of the date of this Agreement, and except as disclosed in the First Personal Disclosure Schedule, neither First Personal nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under the following material contracts (collectively, the “Material Contracts”):

(i) any contract relating to the borrowing of money in excess of $50,000 by First Personal or any of its Subsidiaries or the guarantee by First Personal or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreements, and trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business);

(ii) any contract containing covenants that limit the ability of First Personal or any of its Subsidiaries to compete in any line of business or with any Person, or to hire or engage the services of any Person, or that involve any restriction of the geographic area in which, or method by which, First Personal or any of its Subsidiaries may carry on its business (other than as may be required by Law (as defined in Section 3.02(b)) or any Governmental Authority (as defined in Section 5.13)), or any contract that requires it or any of its Subsidiaries to deal exclusively or on a “sole source” basis with another party to such contract with respect to the subject matter of such contract;

(iii) any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization, joint venture, or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to First Personal or any of its Subsidiaries;

(iv) any lease of real or personal property providing for total aggregate lease payments by or to First Personal or its Subsidiaries during the remaining term of the agreement in excess of $50,000 or having a remaining term in excess of two years, other than financing leases entered into in the ordinary course of business in which First Personal or any of its Subsidiaries is the lessor;

(v) any contract that involves total aggregate expenditures or receipts by First Personal or any of its Subsidiaries in excess of $50,000 during the remaining term of the agreement or having a remaining term in excess of two years; or

(vi) each licensing agreement or other contract with respect to patents, trademarks, copyrights, or other intellectual property, including software agreements and including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of its intellectual property.

(b) With respect to each of First Personal’s Material Contracts: (i) each such Material Contract is in full force and effect; (ii) neither First Personal nor any of its Subsidiaries is in default thereunder, as such term or concept is defined in each such Material Contract; (iii) neither First Personal nor any of its Subsidiaries has repudiated or waived any material provision of any such Material Contract; (iv) to First Personal’s knowledge, no other party to any such Material Contract is in default; and (v) each such Material Contract is listed in the First Personal Disclosure Schedule and a true and complete copy of each has been previously delivered to NWIN.

(c) Neither First Personal nor any of its Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for First Personal’s own account or for the account of one or more of its Subsidiaries or their respective customers.

3.10 Absence of Undisclosed Liabilities. Except as provided in the First Personal Financial Statements and except (i) for unfunded loan commitments and obligations on letters of credit to customers of First Personal’s Subsidiaries made in the ordinary course of business, (ii) for trade payables incurred in the ordinary course of business, (iii) for the transactions contemplated by this Agreement, and (iv) any other transactions which would not result in a material liability, none of First Personal or any of its Subsidiaries has any obligation, agreement, contract, commitment, liability, lease, or license made outside the ordinary course of business, nor, to First Personal’s knowledge, does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease, or license. None of First Personal or any of its Subsidiaries is delinquent in the payment of any material amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP.

3.11 Title to Properties.

(a) The First Personal Disclosure Schedule includes a list of all real property owned (including other real estate owned (“OREO”)) and leased by First Personal or any Subsidiary. First Personal or one of its Subsidiaries, as the case may be, has marketable title in fee simple to all owned real property (including, without limitation, all real property used as bank premises and all OREO); marketable title to all personal property reflected in the First Personal Financial Statements as of September 30, 2017, other than personal property disposed of in the ordinary course of business since September 30, 2017; the right to use by valid and enforceable written lease or contract all other real property which First Personal or any of its Subsidiaries uses in its respective business; marketable title to, or right to use by terms of a valid and enforceable written lease or contract, all other tangible and intangible property used in its respective business to the extent material thereto; and marketable title to all material property and assets acquired (and not disposed of) or leased since September 30, 2017. All of such owned properties and assets are owned by First Personal or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties, or encumbrances of any nature except: (i) as set forth in the First Personal Disclosure Schedule; (ii) as specifically noted in reasonable detail in the First Personal Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens and other matters of record, imperfections of title and other limitations which are not material in amount and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or leased by First Personal or its Subsidiaries is in compliance in all material respects with all applicable zoning and land use laws and there are no encroachments or other violations of law with respect to any such property. All such properties also comply in all material respects with all applicable private agreements, zoning requirements and other governmental Law and regulations relating thereto, and there are no condemnation proceedings pending or threatened with respect to such properties. All real property, machinery, equipment, furniture and fixtures owned or leased by First Personal or its Subsidiaries that is material to their respective businesses is in good operating condition for its intended purpose (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

(b) After the date hereof, NWIN shall be entitled, at its own cost, to obtain new commitments for, and policies of title insurance or surveys in respect of, any real property owned or leased by First Personal or its Subsidiaries and shall promptly after receipt provide copies of such commitments and surveys to First Personal. Within 30 days after the later of NWIN’s receipt of such surveys and title commitments for any of real property owned or leased by First Personal or its Subsidiaries (other than OREO), NWIN shall notify First Personal of any objections to any exceptions, conditions, or other matters contained in or set forth in any survey or title commitment other than Standard Permitted Exceptions (the “Unpermitted Exceptions”). The term “Standard Permitted Exceptions” shall include (i) liens for real estate taxes and assessments not yet delinquent; and (ii) utility, access and other easements, rights of way, restrictions, set-backs, zoning requirements and exceptions existing on the real estate owned or leased by First Personal as shown in the title commitments or surveys, none of which impair such real property for the use and business being conducted thereon in any material respect. If First Personal agrees to attempt to cure any such Unpermitted Exceptions, within ten days after receipt of such written notice of Unpermitted Exceptions from NWIN, First Personal shall commence using commercially reasonable efforts to cure any such Unpermitted Exceptions to the reasonable satisfaction of NWIN prior to the Closing. If First Personal agrees to cure the Unpermitted Exceptions but is unable to cure the Unpermitted Exceptions to the reasonable satisfaction of NWIN prior to the Closing, or does not agree to do so, NWIN may either: (i) waive the uncured Unpermitted Exceptions and close the transactions contemplated by this Agreement; or (ii) if such Unpermitted Exceptions decrease the value of the property by more than $100,000 in the reasonable and good faith estimate of NWIN or would require the expenditure of monies in excess of $100,000 to cure such Unpermitted Exceptions, terminate this Agreement, in which event this Agreement shall be terminated, and neither party shall have any further obligation or liability to the other party hereunder; or (iii) reduce the Cash Consideration by the amount NWIN and First Personal reasonably determine will be required to remove or cure the Unpermitted Exceptions (or provide a reasonable alternative thereto).

(c) With respect to all real property presently or formerly owned, leased, or used by First Personal or any of its Subsidiaries, First Personal, its Subsidiaries, and, to First Personal’s knowledge, each of the prior owners, have conducted their respective business in material compliance with all applicable Law relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants, or storm water or process waste water, or otherwise relating to the environment, air, water, soil, or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal, or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corps of Engineers, the Department of Interior, the United States Fish and Wildlife Service, and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, “Environmental Laws”). There are no pending or, to the knowledge of First Personal, threatened claims, actions, or proceedings by any local municipality, sewage district, or other governmental entity against First Personal or any of its Subsidiaries with respect to the Environmental Laws, and, to First Personal’s knowledge, there is no reasonable basis or grounds for any such claim, action, or proceeding. No environmental clearances are required for the conduct of the business of First Personal or any of its Subsidiaries as currently conducted or the consummation of the Merger or any of the other transactions contemplated hereby. Neither First Personal nor any of its Subsidiaries is the owner, or has been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled, or disposed of, other than in compliance with Environmental Laws and which substances, if known to be present on, at or under such property, would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. Neither First Personal nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.

3.12 Loans and Investments.

(a) Section 3.12(a) of the First Personal Disclosure Schedule contains (i) a list of each loan by FPB that has been classified by regulatory examiners or management as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful,” or “Loss” or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability as of September 30, 2017; (ii) the most recent loan watch list of FPB and a list of all loans which have been determined to be 30 days or more past due with respect to principal or interest payments, have been placed on nonaccrual status, or have been designated as Troubled Debt Restructuring loans; and (iii) a description of all unfunded loan commitments (and loans currently under consideration) of the types and amounts described in Section 5.03(a)(iv) of this Agreement. First Personal and FPB have not sold, purchased, or entered into any loan participation arrangement which was outstanding at September 30, 2017, except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. The First Personal Disclosure Schedule also contains a true, accurate, and complete list of all loans in which FPB has any participation interest or which have been made with or through another financial institution on a recourse basis against FPB.

(b) All loans reflected in the First Personal Financial Statements as of September 30, 2017 and which have been made, extended, renewed, restructured, approved, amended, or acquired since September 30, 2017: (i) have been made for good, valuable, and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid, and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt, or other Laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments, or other evidences of indebtedness which are true, genuine, and what they purport to be; and (iv) are secured by perfected security interests or recorded mortgages naming FPB as the secured party or mortgagee (unless by written agreement to the contrary).

(c) The allowance for loan and lease losses and the carrying value for OREO which are shown on the First Personal Financial Statements are, in the judgment of management of First Personal, adequate in all material respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and OREO as of the respective dates.

(d) None of the investments reflected in the First Personal Financial Statements as of and for the nine months ended September 30, 2017, and none of the investments made by any Subsidiary of First Personal since September 30, 2017, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of such Subsidiary to dispose freely of such investment at any time. Neither First Personal nor any of its Subsidiaries is a party to any repurchase agreements with respect to securities. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as “held to maturity” held by First Personal and FPB, as reflected in the latest balance sheet in the First Personal Financial Statements, are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as “available for sale” held by First Personal and FPB, as reflected in the latest balance sheet in the First Personal Financial Statements, are carried in the aggregate at market value. Provisions for losses have been made on all such securities that have had a decline in value deemed “other than temporary” as defined in SEC Staff Accounting Bulletin No. 59.

3.13 Indebtedness. Except as set forth in Section 3.13 of the First Personal Disclosure Schedule, and except for customer deposits and ordinary trade payables and FHLB advances, neither First Personal nor any of its Subsidiaries has, and none will have at the Effective Time, any indebtedness for borrowed money.

3.14 No Shareholder Rights Plan. First Personal has no outstanding shareholder rights plan or any other plan, program, or agreement involving, restricting, prohibiting, or discouraging a change in control or merger of First Personal or which reasonably could be considered an anti-takeover mechanism.

3.15 Employee Benefit Plans.

(a) With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or otherwise maintained by any member of a controlled group of corporations under Code Section 414(b) of which First Personal is or was a member, and any trade or business (whether or not incorporated) which is or was under common control with First Personal under Code Section 414(c), and all other entities which together with First Personal are or were prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o) (an “ERISA Affiliate”), whether written or oral, in which First Personal or any ERISA Affiliate participates as a participating employer, or to which First Personal or any ERISA Affiliate contributes, or any nonqualified employee benefit plans or agreements, or employment agreements, change in control agreements, severance plans or agreements, or deferred compensation, bonus, stock, performance share, phantom stock or incentive plans or arrangements, collective bargaining agreements, or other employee benefit or fringe benefit programs, or other compensation agreements or plans for the benefit of former or current service providers, including without limitation, employees, officers, or directors (or their beneficiaries or dependents) of First Personal or any ERISA Affiliate, and including any such plans which have been terminated, merged into another plan, frozen or discontinued since January 1, 2012 (individually, a “First Personal Plan” and collectively, the “First Personal Plans”), First Personal represents and warrants, except as set forth in Section 3.15(a) of the First Personal Disclosure Schedule:

(i) All such First Personal Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with their respective terms and with the requirements prescribed by all applicable statutes, orders, and governmental rules or regulations, including without limitation, ERISA and the Department of Labor Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

(ii) All First Personal Plans intended to constitute tax-qualified plans under Code Section 401(a) have complied in form since their adoption and have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations and each such Plan either (A) has received a determination letter from the Internal Revenue Service upon which First Personal may rely regarding such plan’s tax qualified status under the Code, or (B) is a pre-approved volume submitter or prototype plan that is the subject of an opinion letter issued by the Internal Revenue Service.

(iii) All First Personal Plans that are non-qualified deferred compensation arrangements subject to Code Section 409A, have complied in documentation and operation with the requirements of Code Section 409A and the Treasury Regulations promulgated thereunder.

(iv) No First Personal Plan (or its related trust) holds any stock or other securities of First Personal and no First Personal Plan allows for the granting of any awards over or with respect to any stock or other securities of First Personal.

(v) Neither First Personal, an ERISA Affiliate, nor any other fiduciary as defined in ERISA Section 3(21)(A) of a First Personal Plan has engaged in any transaction that may subject First Personal, any ERISA Affiliate, or any First Personal Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979, 4980B, or 4980H.

(vi) No event has occurred which would reasonably constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any First Personal Plan.

(vii) There are no examinations, audits, enforcement actions, or proceedings, or any other investigations, pending or threatened by any governmental agency involving any First Personal Plan.

(viii) There are no actions, suits, proceedings, or claims pending (other than routine claims for benefits) or, to the knowledge of First Personal, threatened against First Personal or any ERISA Affiliate in connection with any First Personal Plan or the assets of any First Personal Plan.

(ix) Any First Personal Plan may be amended and terminated at any time without any material liability and these rights have always been maintained by First Personal and its ERISA Affiliates.

(b) First Personal has provided or made available to NWIN true, accurate, and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following First Personal Plans, as applicable:

(i) All current plan documents for each such First Personal Plan, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all current summary plan descriptions thereof (including any modifications thereto);

(ii) All reports filed with the Internal Revenue Service or the Department of Labor within the preceding three years by First Personal or any ERISA Affiliate with respect to any First Personal Plan;

(iii) All current participants in any First Personal Plan and all participants with benefit entitlements under any First Personal Plan; and

(iv) Valuations or allocation reports for any defined contribution and defined benefit plans as of the most recent allocation and valuation dates.

(c) Except as disclosed in Section3.15(c) of the First Personal Disclosure Schedule, no current or former director, officer, or employee of First Personal or any ERISA Affiliate (i) is entitled to or may become entitled to any benefit under any First Personal Plans that are welfare benefit plans (as defined in ERISA Section 3(1)) after termination of employment with First Personal or any ERISA Affiliate, except to the extent such individuals may be entitled to continue their group health care coverage pursuant to Code Section 4980B, or (ii) is currently receiving, or entitled to commence receiving, a disability benefit under a long-term or short-term disability plan that is a First Personal Plan maintained by First Personal or an ERISA Affiliate.

(d) With respect to all First Personal Plans that are group health plans as defined in ERISA Section 607(1), sponsored or maintained by First Personal or any ERISA Affiliate, no director, officer, employee, or agent of

First Personal or any ERISA Affiliate has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on First Personal or any ERISA Affiliate under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all First Personal Plans that are welfare benefit plans, no such plan is self-insured by First Personal or an ERISA Affiliate.

(e) No Voluntary Employees’ Beneficiary Association, as defined in Code Section 501(c)(9), is sponsored or maintained by First Personal or any ERISA Affiliate.

(f) Except as contemplated in this Agreement or as disclosed in Section 3.15(f) of the First Personal Disclosure Schedule, there are no benefits or liabilities under any employee benefit plan or program that will be accelerated or otherwise come due, or would be required to be funded, as a result of the transactions contemplated by the terms of this Agreement. As a result, directly or indirectly, of the transactions contemplated by this Agreement (including without limitation any termination of employment relating thereto and occurring prior to, at or following the Effective Time), First Personal, its ERISA Affiliates, and their respective successors will not be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual,” as such terms are defined in Code Section 280G.

(g) Neither First Personal nor any of its ERISA Affiliates has ever sponsored, maintained, participated in, contributed to, or had any obligation with respect to any plan that is subject to Code Section 412 or Title IV of ERISA, that is or has been subject to Sections 4063 or 4064 of ERISA or that is a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. Neither First Personal nor any of its ERISA Affiliates has ever participated in or had any obligation to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(h) Except as contemplated by this Agreement, neither First Personal nor any ERISA Affiliate has made any promises or commitments, whether legally binding or not, to create any new plan, agreement, or arrangement, or to modify or change in any material way First Personal Plans.

3.16 Labor and Employment Matters. First Personal is and has been in compliance with all applicable Law relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes. To the knowledge of First Personal, no employee with annual compensation of $50,000 or more plans to terminate his or her employment with First Personal or any Subsidiary. Within the past three years, there has not been, and as of the date of this Agreement there is not pending or threatened, any labor dispute, work stoppage, labor strike, or lockout against First Personal. No employee of First Personal or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To First Personal’s knowledge, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. Except as set forth on the First Personal Disclosure Schedule, no employee or independent contractor of First Personal or any of its Subsidiaries is a party to any employment agreement, confidentiality, non-disclosure, or proprietary information agreement, non-compete agreement, non-solicitation agreement, or any similar agreement with First Personal or any of its Subsidiaries (the “Employee Agreements”), and neither First Personal, any Subsidiary, nor any employee or independent contractor is in violation of any such Employee Agreement. First Personal is in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, and any other similar applicable foreign, state, or local laws relating to facility closings and layoffs.

3.17 Obligations to Employees. All material obligations and liabilities of and all payments by First Personal or any ERISA Affiliate and all First Personal Plans, whether arising by operation of law, by contract, or by past custom, for payments to trusts or other funds, to any government agency or authority, or to any present or former director, officer, employee, or agent (or his or her heirs, legatees, or legal representatives) have been and are being paid to the extent required by applicable Law or by the plan, trust, contract, or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by First Personal or an ERISA Affiliate in accordance with GAAP and applicable law applied on a consistent basis and sound actuarial methods with respect to the following: (a) withholding taxes or unemployment compensation; (b) First Personal Plans; (c) employment, salary continuation, change in control, consulting, retirement, early retirement, severance, or reimbursement; and (d) collective bargaining plans and agreements. All accruals and reserves referred to in this Section 3.17 are correctly and accurately reflected and accounted for in the First Personal Financial Statements and the books, statements, and records of First Personal.

3.18 Taxes, Returns, and Reports. Each of First Personal and its Subsidiaries has since January 1, 2011 (a) duly and timely filed all federal, state, local, and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate, and complete; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments, and other governmental charges due or claimed to be due upon it or any of its income, properties, or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). First Personal has established, and shall establish in the Subsequent First Personal Financial Statements (as defined in Section 5.11), in accordance with GAAP, a reserve for taxes in the First Personal Financial Statements adequate to cover all of First Personal’s and its Subsidiaries’ tax liabilities (including, without limitation, income taxes, payroll taxes, and withholding, and franchise fees) for the periods then ending. Neither First Personal nor any of its Subsidiaries has, nor will any of them have, any liability for taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent First Personal Financial Statements (as defined in Section 3.08(a)) or as accrued or reserved for on the books and records of First Personal or its Subsidiaries. Except as set forth in Section 3.18 of the First Personal Disclosure Schedule, neither First Personal nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Except as set forth in Section 3.18 of the First Personal Disclosure Schedule, no federal, state, or local tax returns of First Personal or any of its Subsidiaries have been audited by any taxing authority during the past five years.

3.19 Deposit Insurance. The deposits of FPB are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law, and First Personal or FPB has paid, prepaid, or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

3.20 Insurance. The First Personal Disclosure Schedule contains a true, accurate and complete list of all policies of insurance (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by First Personal or any of its Subsidiaries on the date hereof or with respect to which First Personal or any of its Subsidiaries pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due.

3.21 Books and Records. The books of account, minute books, stock record books, and other records of First Personal and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the First Personal’s business practices and all applicable Laws, including the maintenance of an adequate system of internal controls required by such Laws. The minute books of First Personal and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of First Personal and its Subsidiaries.

3.22 Broker’s, Finder’s, or Other Fees. Except for reasonable fees and expenses of First Personal’s attorneys and accountants and the contractually-agreed fees and expenses of Piper Jaffray & Co. (“Piper Jaffray”), First Personal’s financial advisor with respect to this Agreement under the agreement identified on the First Personal Disclosure Schedule, all of which shall be paid or accrued by First Personal at or prior to the Effective Time, no agent, broker, or other Person acting on behalf of First Personal or any of its Subsidiaries or under any authority of First Personal or any of its Subsidiaries is or shall be entitled to any commission, broker’s, or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement or the Merger or other transactions contemplated hereby.

3.23 Interim Events. Except as otherwise permitted hereunder or disclosed on the First Personal Disclosure Schedule, since September 30, 2017, neither First Personal nor any of its Subsidiaries has:

(a) Experienced any events, changes, developments, or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on First Personal;

(b) Suffered any damage, destruction, or loss to any of its properties, not fully paid by insurance proceeds, in excess of $100,000 individually or $250,000 in the aggregate;

(c) Declared, distributed, or paid any dividend or other distribution to its shareholders, except for the payment of dividends as permitted by Section 5.03(a)(ii) hereof;

(d) Repurchased, redeemed, or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights, or sold or agreed to issue or sell any shares of its common stock, including the issuance of any stock options, or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize, or split its stock;

(e) Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, change in control, health, bonus, insurance, or other welfare benefit plan or agreement to employees, officers, or directors of First Personal or a Subsidiary;

(f) Increased the salary of (or granted any bonus to) any director, officer, or employee, except for normal annual increases of not more than 3.5% of such individual’s compensation in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement, or understanding with any officer or employee, or installed or amended any existing employee welfare, pension, retirement, change in control, stock option, stock appreciation, stock dividend, profit sharing, or other similar plan or arrangement;

(g) Leased, sold, or otherwise disposed of any of its assets except in the ordinary course of business, or leased, purchased, or otherwise acquired from third parties any assets except in the ordinary course of business;

(h) Except for the Merger and other transactions contemplated by this Agreement, merged, consolidated, or sold shares of its (or any of its Subsidiaries’) common stock, agreed to merge or consolidate First Personal or any of its Subsidiaries with or into any third party, agreed to sell any shares of its (or any of its Subsidiaries’) common stock, or acquired or agreed to acquire any stock, equity interest, assets, or business of any third party;

(i) Incurred, assumed, or guaranteed any material obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

(j) Mortgaged, pledged, or subjected to a lien, security interest, option, or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by FPB of government deposits; or (ii) granted in connection with repurchase or reverse repurchase agreements;

(k) Canceled, released, or compromised any loan, debt, obligation, claim, or receivable other than in the ordinary course of business;

(l) Entered into any transaction, contract, or commitment other than in the ordinary course of business;

(m) Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business;

(n) Amended their certificate or articles of incorporation, charter, or bylaws or adopted any resolutions by their board of directors or shareholders with respect to the same; or

(o) Conducted its respective business in any manner other than substantially as it was being conducted prior to September 30, 2017.

3.24 Insider Transactions. Except as set forth in Section 3.24 of the First Personal Disclosure Schedule, during the preceding four years, no officer or director of First Personal or any of its Subsidiaries, or any member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such officer or director, has currently, or has had during such time period, any direct or indirect interest in any property, assets, business, or right which is owned, leased, held, or used by First Personal or any Subsidiary or in any liability, obligation, or indebtedness of First Personal or any Subsidiary, except for deposits of FPB, securities issued by First Personal, and interests in compensatory arrangements.

3.25 Indemnification Agreements.

(a) Neither First Personal nor any of its Subsidiaries is a party to any indemnification, indemnity, or reimbursement agreement, contract, commitment, or understanding to indemnify any present or former director, officer, employee, shareholder, or agent against liability, or hold the same harmless from liability, other than as expressly provided in the Certificate of Incorporation or Bylaws of First Personal or the charter documents of a Subsidiary.

(b) During the preceding four years, no claims have been made against or filed with First Personal or any of its Subsidiaries nor have any claims been, to First Personal’s knowledge, threatened against First Personal or a Subsidiary, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee, or agent of First Personal or any of its Subsidiaries.

3.26 Shareholder Approval. The affirmative vote of the holders of a majority of the shares of the First Personal Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders contemplated by Section 5.01 of this Agreement) is required for shareholder approval of this Agreement and the Merger.

3.27 Intellectual Property.

(a) First Personal and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property (as defined in Section 3.27(g)) that is used by First Personal or its Subsidiaries in their respective businesses as currently conducted. Neither First Personal nor any of its Subsidiaries has (i) licensed any Intellectual Property owned by it or its Subsidiaries in source code form to any third party, or (ii) entered into any exclusive agreements relating to Intellectual Property owned by it.

(b) First Personal and its Subsidiaries have not infringed or otherwise violated any material Intellectual Property rights of any third party during the preceding four years. There is no claim asserted or, to First Personal’s knowledge, threatened against First Personal and/or its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use, or licensed right to use any Intellectual Property.

(c) To First Personal’s knowledge, no third party has infringed, misappropriated, or otherwise violated First Personal or its Subsidiaries’ Intellectual Property rights during the preceding four years. There are no claims asserted or threatened by First Personal or its Subsidiaries, nor has First Personal or its Subsidiaries decided to assert or threaten a claim, that (i) a third party infringed or otherwise violated any of their Intellectual Property rights; or (ii) a third party’s owned or claimed Intellectual Property interferes with, infringes, dilutes, or otherwise harms any of their Intellectual Property rights.

(d) To the extent First Personal has designated any of its information, materials, or processes a trade secret, First Personal and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all trade secrets that are owned, used, or held by them.

(e) None of the First Personal Software (as defined in Section 3.27(g) below): (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Software or any system containing or used in conjunction with such Software (collectively, “Defective Code”) that has not been patched and fixed by the Software provider and installed and applied by First Personal and its Subsidiaries; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Software or system.

(f) No First Personal Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding, in any manner, the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of any user or damaging or destroying any data file without the user’s consent (collectively, “Malicious Code”), which in the case of (i) and (ii) has not been patched or fixed by the First Personal Software provider and installed and applied by First Personal and its Subsidiaries.

(g) For purposes of this Agreement, “Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, First Personal Software, and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights. For purposes of this Agreement, “First Personal Software” means all computer software owned by or used in the business of First Personal or any of its Subsidiaries, including source code, executable code, firmware, systems, tools (including business development tools and design tools), assemblers, applets, compilers, user interfaces, binaries, data, databases, and other collections of data in any form or format, however fixed, and all documentation relating thereto.

3.28 Information Technology. The computers, First Personal Software, computer programs, in source code and object code forms, servers, workstations, routers, hubs, switches, circuits, networks, data communication lines, repair and refurbishment equipment, and all other information technology equipment owned, used, or held for use by First Personal or any of its Subsidiaries (collectively, the “First Personal IT Assets”) (i) operate and perform, in all material respects, in accordance with their documentation and functional specifications and otherwise as required for the conduct of First Personal’s and its Subsidiaries’ businesses, and have not materially malfunctioned or failed within the past three years; and (ii) do not contain any Defective Code, Malicious Code, or open source code, other than any such Defective Code, Malicious Code, or open source code which does not have a Material Adverse Effect on First Personal. First Personal and its Subsidiaries take reasonable actions, consistent with current banking industry standards, to protect the confidentiality, integrity, and security of the First Personal IT Assets (and all third party and customer information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification, or corruption, including but not limited to: (A) the use of encryption technology; and (B) the implementation of a security plan which (x) identifies, within a reasonably prompt period of time, any and all external risks to the security of First Personal’s and/or its Subsidiaries’ confidential information or that of third parties or customers, and (y) implements, monitors, and improves adequate and effective safeguards to control those risks. First Personal has implemented reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a reasonable business continuity plan, in each case consistent with banking industry practices. No claims are pending or threatened in writing against First Personal or any of its Subsidiaries alleging a violation of any Person’s privacy rights or rights regarding the protection of personally identifiable information or other non-public information.

3.29 Community Reinvestment Act. FPB received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

3.30 Bank Secrecy and Anti-Money Laundering Compliance. Neither First Personal nor any of its Subsidiaries has received any notice or communication from any regulatory authority alleging violation of, or noncompliance with, any legal requirement concerning bank secrecy or anti-money laundering, including the Currency and Foreign Transactions Reporting Act, the Money Laundering Control Act of 1986, Annunzio-Wylie Anti-Money Laundering Act, the Money Laundering Suppression Act of 1994, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act) (each such legal requirement and the rules promulgated thereunder, a “BSA/AML Law”). First Personal and its Subsidiaries have not been cited, fined, or otherwise notified of any failure by it to comply with a BSA/AML Law which has not been cured. To the knowledge of First Personal and its Subsidiaries, there are no facts or circumstances that could form the basis for assertion of any proceeding against First Personal or its Subsidiaries under any BSA/AML Law that, if determined adversely to First Personal or its Subsidiaries, could reasonably be expected to adversely affect First Personal or its Subsidiaries.

3.31 Agreements with Regulatory Agencies. Except as set forth in Section 3.31 of the First Personal Disclosure Schedule, neither First Personal nor any of its Subsidiaries is subject to any cease-and-desist, consent order, or other order or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, during the preceding four years, a recipient of any supervisory letter from, or, during the preceding four years, has adopted any policies, procedures, or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries (a “First Personal Regulatory Agreement”), nor has First Personal or any of its Subsidiaries been advised, during the preceding four years, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such First Personal Regulatory Agreement. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of First Personal or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to First Personal or any of its Subsidiaries.

3.32 Approval Delays. To First Personal’s knowledge, there is no reason why the granting of any of the Regulatory Approvals (as defined in Section 7.01(e)) would be denied or unduly delayed.

3.33 Internal Controls. First Personal and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. During the preceding three years, (i) through the date hereof, neither First Personal nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of First Personal or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that First Personal or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing First Personal or any of its Subsidiaries, whether or not employed by First Personal or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty, or similar violation by First Personal or any of its officers, directors, employees, or agents to the Board of Directors of First Personal or any committee thereof or to any director or officer of First Personal.

3.34 Fiduciary Accounts. First Personal and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including, without limitation, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator, or investment adviser, in accordance with the terms of the governing documents and applicable Laws and regulations. Neither First Personal nor any of its Subsidiaries, nor any of their respective directors, officers, or employees, has committed any breach of trust, to First Personal’s knowledge, with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.35 Fairness Opinion. First Personal has received an opinion from Piper Jaffray to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the stockholders of First Personal pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.36 Antitakeover Provisions Inapplicable. The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination,” or other antitakeover laws and regulations of the State of Delaware, including the provisions of the DGCL applicable to First Personal.

3.37 Senior Debt Conversion. All outstanding principal and accrued interest under the Loan Agreement dated June 23, 2014 between First Personal and FPB Note Holding Company, LLC has been converted into 158,705 shares of First Personal Common Stock.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF NWIN

On or prior to the date hereof, NWIN has delivered to First Personal a schedule (the “NWIN Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article V or Article VI.

For the purpose of this Agreement, and in relation to NWIN and its Subsidiaries (as defined below in the third paragraph of the introduction to this Article IV), a “Material Adverse Effect on NWIN” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value, prospects, or business of NWIN and its Subsidiaries on a consolidated basis, or (ii) would materially impair the ability of NWIN or any of its Subsidiaries to perform its obligations under this Agreement or any related agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided that, Material Adverse Effect on NWIN shall not be deemed to include the impact of (a) changes in Law or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements, (c) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets, (d) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, (e) effects of any action or omission taken with the prior written consent of First Personal or at the direction of First Personal, (f) changes resulting from professional expenses (such as legal, accounting, consulting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, and (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement, on the business, financial condition, or results of operations of NWIN and its Subsidiaries; except with respect to clauses (a), (b), (c) and (d), to the extent that the effects of such change are disproportionately adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value, prospects, or business of NWIN and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which NWIN and its Subsidiaries operate.

For the purpose of this Agreement, and in relation to NWIN and its Subsidiaries, “knowledge” means those facts that are actually known by the executive officers of NWIN. Additionally, for the purpose of this Agreement, and in relation to NWIN, its “Subsidiaries” shall mean any entity which is required to be consolidated with NWIN for financial reporting purposes pursuant to GAAP.

Accordingly, NWIN represents and warrants to First Personal as follows, except as set forth in the NWIN Disclosure Schedule:

4.01 Organization and Authority.

(a) NWIN is a corporation duly organized and validly existing under the laws of the State of Indiana and is a registered bank holding company under the BHC Act. NWIN has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(b) Peoples Bank is an Indiana state-chartered bank existing under the laws of the State of Indiana. Peoples Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(c) Each of NWIN’s Subsidiaries other than Peoples Bank is duly organized and validly existing under the laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

4.02 Authorization.

(a) NWIN has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.01(d), (e), (f), and (j) hereof. This Agreement and its execution and delivery by NWIN have been duly authorized and approved by the Board of Directors of NWIN and, assuming due execution and delivery by First Personal, constitutes a valid and binding obligation of NWIN, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b) Neither the execution of this Agreement nor the consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of NWIN or the charter documents of any of NWIN’s Subsidiaries; (ii) conflicts with or violates any applicable local, state, federal, or foreign Law, statute, ordinance, rule, or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ, or decree; (iii) conflicts with, results in a breach of, or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment, or other instrument to which NWIN or any of its Subsidiaries is a party or by which NWIN or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance, or security interest, or results in the creation of any other rights or claims of any other party (other than First Personal) or any other adverse interest, upon any right, property, or asset of NWIN or any of its Subsidiaries; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify, or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment, or other instrument to which NWIN or any of its Subsidiaries is bound or with respect to which NWIN or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

(c) Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust, and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by, or consent, authorization, or approval of any governmental agency or body is necessary for consummation of the Merger by NWIN.

4.03 Capitalization. As of the date of this Agreement, the authorized capital stock of NWIN consists of (i) 20,000,000 shares of common stock, without par value, 2,868,940 shares of which are issued and outstanding (and which includes shares of restricted stock), and (ii) 10,000,000 shares of preferred stock, without par value, none of which are issued and outstanding. There are no outstanding options to purchase shares of NWIN common stock. Such issued and outstanding shares have been duly and validly authorized by all necessary corporate action of NWIN, are validly issued, fully paid, and nonassessable, and have not been issued in violation of any pre-emptive rights. Each share of NWIN common stock is entitled to one vote per share.

4.04 Compliance with Law.

(a) None of NWIN or any of its Subsidiaries is currently in violation of, and during the preceding four years, none has been in violation of any applicable Law, except where such violation would not have a Material Adverse Effect on NWIN. NWIN and its Subsidiaries possess and hold all licenses, franchises, permits, certificates, and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on NWIN.

(b) NWIN is not subject to any understandings or commitments with, and there are no orders or directives of, any government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets, or capital of NWIN or its Subsidiaries. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of NWIN or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to NWIN or any of its Subsidiaries.

(c) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), NWIN, to its knowledge, has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. NWIN maintains a system of disclosure controls and procedures as defined in Rule 13a-15 and 15d-15 under the 1934 Act that are designed to provide reasonable assurance that information required to be disclosed by NWIN in reports that NWIN is required to file under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to NWIN’s management to allow timely decisions regarding required disclosures. As of December 31, 2016, to the knowledge of NWIN, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.

(d) All of the existing offices and branches of Peoples Bank have been legally authorized and established in accordance with all applicable Law, except such as would not have a Material Adverse Effect on NWIN.

4.05 Absence of Undisclosed Liabilities. Except (i) as provided in the NWIN financial statements included in its SEC Reports (as defined in Section 4.17), (ii) for unfunded loan commitments and obligations on letters of credit to customers of NWIN’s Subsidiaries made in the ordinary course of business, (iii) for trade payables incurred in the ordinary course of business, (iv) for the transactions contemplated by this Agreement, and (v) any other transactions which would not result in a material liability, none of NWIN or any of its Subsidiaries has any obligation, agreement, contract, commitment, liability, lease, or license made outside the ordinary course of business, except where the aggregate of the amount due under such obligations, agreements, contracts, commitments, liabilities, leases, or licenses would not have a Material Adverse Effect on NWIN, nor, to NWIN’s knowledge, does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease, or license. None of NWIN or any of its Subsidiaries is delinquent in the payment of any material amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect on NWIN.

4.06 Accuracy of Information Provided to First Personal. NWIN agrees that the information concerning NWIN or any of its Subsidiaries that is provided or to be provided by NWIN to First Personal for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any regulatory authority or governmental entity in connection with the Merger and the other transactions contemplated by this Agreement, will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the First Personal Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, NWIN shall have no responsibility for the truth or accuracy of any information with respect to First Personal or any of its Subsidiaries or any of their affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any regulatory authority or governmental entity.

4.07 Financial Statements and Reports.

(a) The following financial statements and reports of NWIN and its Subsidiaries, including the notes thereto (collectively, the “NWIN Financial Statements”) are publicly available:

(i) consolidated balance sheets and the related consolidated statements of income, consolidated statements of cash flows, and consolidated statements of changes in shareholders’ equity of NWIN as of and for the fiscal years ended December 31, 2016, 2015, and 2014;

(ii) interim unaudited consolidated balance sheet and income statement as of and for the nine months ended September 30, 2017; and

(iii) Call Reports for Peoples Bank as of the close of business on December 31, 2016, 2015, and 2014, and as of and for the three months ended September 30, 2017.

(b) The NWIN Financial Statements described in clauses (i) and (ii) above present fairly, in all material respects, the consolidated financial position of NWIN as of and at the dates shown and the consolidated results of operations, cash flows and shareholders’ equity for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of NWIN and its Subsidiaries. The NWIN Financial Statements described in clause (i) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

(c) Since September 30, 2017, on a consolidated basis, NWIN and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

(d) NWIN’s securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the OTC Pink marketplace. NWIN satisfies all of the quantitative maintenance criteria of the OTC Pink marketplace.

4.08 Adequacy of Reserves. The reserves, the allowance for loan and lease losses, and the carrying value for real estate owned which are shown on the NWIN Financial Statements are, in the judgment of management of NWIN, adequate, in all material respects, under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding, and real estate owned as of the respective dates.

4.09 Litigation and Pending Proceedings.

(a) Except for lawsuits involving collection of delinquent accounts and other matters involving NWIN or its Subsidiaries in the ordinary course of its business, there are no claims, actions, suits, proceedings, mediations, arbitrations, or investigations pending or, to the knowledge of NWIN, threatened against NWIN or any of its Subsidiaries in any court or before any government agency or authority, arbitration panel, or otherwise which, if determined adversely to NWIN or any of its Subsidiaries, would have a Material Adverse Effect on NWIN.

(b) Neither NWIN nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction, or decree of any court, arbitration panel, or governmental agency or authority; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any Law, statute, rule, regulation, or ordinance; or (iii) the subject of any pending or threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties, or operations.

4.10 Taxes, Returns, and Reports. Each of NWIN and its Subsidiaries has since January 1, 2011 (a) duty and timely filed all material federal, state, local, and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate, and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments, and other governmental charges due or claimed to be due upon it or any of its income, properties, or assets, unless being contested in good faith; and (c) not requested an extension of time for any such payments (which extension is still in force). NWIN has established, and shall establish in future publicly-filed financial statements, in accordance with GAAP, a reserve for taxes in the NWIN Financial Statements adequate to cover all of NWIN’s and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes, and withholding, and franchise fees) for the periods then ending. Neither NWIN nor any of its Subsidiaries, to their knowledge, has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in NWIN’s future publicly-filed financial statements and as accrued or reserved for on the books and records of NWIN or its Subsidiaries. Neither NWIN nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Except as disclosed in Section 4.10 of the NWIN Disclosure Schedule, no federal, state, or local tax returns of NWIN or any of its Subsidiaries have been audited by any taxing authority during the past five years.

4.11 Deposit Insurance. The deposits of Peoples Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law, and NWIN or Peoples Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

4.12 Interim Events. Except as otherwise permitted hereunder, since September 30, 2017, neither NWIN nor any of its Subsidiaries has experienced any events, changes, developments, or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on NWIN.

4.13 Bank Secrecy and Anti-Money Laundering Compliance. Neither NWIN nor any of its Subsidiaries has received any notice or communication from any regulatory authority alleging violation of, or noncompliance with, any BSA/AML Law. NWIN and its Subsidiaries have not been cited, fined, or otherwise notified of any failure by it to comply with a BSA/AML Law which has not been cured. To the knowledge of NWIN and its Subsidiaries, there are no facts or circumstances that could form the basis for assertion of any proceeding against NWIN or its Subsidiaries under any BSA/AML Law that, if determined adversely to NWIN or its Subsidiaries, could reasonably be expected to adversely affect NWIN or its Subsidiaries.

4.14 Community Reinvestment Act. Peoples Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

4.15 Approval Delays. To the knowledge of NWIN, there is no reason why the granting of any of the Regulatory Approvals would be denied or unduly delayed.

4.16 Internal Controls. NWIN and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. During the preceding three years, (a) through the date hereof, neither NWIN nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of NWIN or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that NWIN or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (b) no attorney representing NWIN or any of its Subsidiaries, whether or not employed by NWIN or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty, or similar violation by NWIN or any of its officers, directors, employees, or agents to the Board of Directors of NWIN or any committee thereof or to any director or officer of NWIN.

4.17 NWIN Securities and Exchange Commission Filings. For the past two years, NWIN has filed all material reports and other filings with the Securities and Exchange Commission (the “SEC”) required to be filed by NWIN (“SEC Reports”). The SEC Reports were prepared in accordance with applicable Law in all material respects. All such SEC Reports were true, accurate, and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received by NWIN, and to the knowledge of NWIN, none of the SEC Reports is the subject of any ongoing review by the SEC.

4.18 No Shareholder Approval. No vote or consent of any of the holders of NWIN’s capital stock is required by Law or agreement for NWIN to enter into this Agreement and to consummate the Merger.

4.19 Financial Capability. NWIN has sufficient funds to pay the aggregate Cash Consideration payable pursuant to Section 2.01.

ARTICLE V.

CERTAIN COVENANTS

First Personal covenants and agrees with NWIN and covenants and agrees to cause its Subsidiaries to act as follows, and NWIN covenants and agrees with First Personal as follows:

5.01 Shareholder Approval. First Personal shall submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable Law and the Certificate of

Incorporation and Bylaws of First Personal (the “First Personal Shareholders’ Meeting”) as soon as reasonably practicable after the date of this Agreement and the effectiveness of the Registration Statement. Subject to Section 5.06 hereof, the Board of Directors of First Personal shall recommend to First Personal’s stockholders that such stockholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from First Personal’s stockholders. Additionally, each director of First Personal and FPB shall agree to vote any shares of First Personal Common Stock he or she owns, beneficially or of record, in favor of the Merger pursuant to the agreement attached hereto as Exhibit 5.01.

5.02 Other Approvals.

(a) First Personal shall proceed expeditiously, cooperate fully, and use commercially reasonable efforts to assist NWIN in procuring, upon terms and conditions consistent with the condition set forth in Section 7.01(e) hereof, all consents, authorizations, approvals, registrations, and certificates, in completing all filings and applications, and in satisfying all other requirements prescribed by Law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

(b) First Personal will use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments, and documents described in the First Personal Disclosure Schedule and to which First Personal and NWIN agree are material.

(c) Any written materials or information provided by First Personal to NWIN for use by NWIN in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

5.03 Conduct of Business.

(a) After the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, each of First Personal and its Subsidiaries shall: (1) carry on its business diligently, substantially in the manner as is presently being conducted, and in the ordinary course of business; (2) use commercially reasonable efforts to preserve its business organization intact in all material respects, keep available the services of the present officers and employees, and preserve its present relationships with customers and Persons having business dealings with it; (3) use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted; (4) maintain its books, records, and accounts in the usual, regular, and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules, and regulations applicable to them and to the conduct of its business; and (5) not knowingly do or fail to do anything which will cause a breach of, or default in, any material contract, agreement, commitment, obligation, understanding, arrangement, lease, or license to which it is a party or by which it is or may be subject or bound. From the date hereof until the Effective Time or until this Agreement is terminated as herein provided, except as expressly contemplated or permitted by this Agreement, without the prior written consent (including consent delivered by email) of NWIN which consent shall not be unreasonably withheld (which prior written consent shall be deemed to have been given, if NWIN has not objected to a proposed action by First Personal on or before three business days after written notice thereof has been given by First Personal and received by NWIN, which notice shall contain sufficient information, in NWIN’s reasonable discretion, regarding the matter for which First Personal is seeking consent), First Personal will not and will cause its Subsidiaries to not:

(i) make any changes in its capital stock (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization, or reclassification), authorize a class of stock, or issue any stock (other than common stock issued in connection with the conversion of the 2025 Debentures or the Convertible Preferred Stock), issue or grant any warrant, option, right, or other agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or redeem any of its outstanding shares of common stock or other securities (other than the 2025 Debentures);

(ii) distribute or pay any dividends on its shares of common stock or preferred stock (other than accrued but unpaid dividends on the Convertible Preferred Stock in connection with its conversion), or authorize a stock split, or make any other distribution to its stockholders; provided that, each of First Personal’s Subsidiaries may pay cash dividends to First Personal or FPB (A) to fund First Personal’s payment of unpaid or past due dividends on the Convertible Preferred Stock and unpaid or past due interest on the 2025 Debentures and (B) in the ordinary course of business for payment of reasonable and necessary business and operating expenses of First Personal or FPB and expenses of the Merger; provided further that, at NWIN’s request pursuant to Section 5.05(d) and except to the extent prohibited by Law or any bank regulatory agency, FPB shall pay dividends to First Personal; provided further that, no dividend may be paid for the quarterly period in which the Merger is scheduled to be consummated or is actually consummated if during such period First Personal’s stockholders will become entitled to receive dividends on their shares of NWIN common stock received pursuant to this Agreement;

(iii) purchase or otherwise acquire any investment security for their own account that exceeds $500,000 individually or purchase or otherwise acquire any security other than U.S. Treasury or other governmental obligations or asset-backed securities issued or guaranteed by United States governmental or other governmental agencies, in either case having an average remaining life of three years or less, or sell any investment security owned by them other than sales made in the ordinary course of business as previously conducted during the past three years and in accordance with applicable laws and regulations or engage in any activity that would be inconsistent with the classification of investment securities as either “held to maturity” or “available for sale;”

(iv) make, renew, or otherwise modify any loan, loan commitment, letter of credit, or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if the Loan is an existing credit on the books of First Personal or any Subsidiary and classified as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful,” or “Loss in an amount in excess of $100,000. FPB also shall not make, purchase, renew, modify, amend, or extend the maturity of (1) any new commercial Loan in excess of $1,000,000; provided that, FPB may, without the consent of NWIN, renew, modify, amend, or extend the maturity of existing performing commercial Loans (which are not classified or non-accrual) with existing principal balances of $1,000,000 or less; (2) any 1-to-4 family residential mortgage Loan with a loan to value in excess of 80% (unless private mortgage insurance is obtained), or any other 1-to-4 family residential mortgage Loan in excess of $424,000; (3) any consumer Loan in excess of $100,000; (4) any home equity Loan or line of credit in excess of $250,000; (5) any Loan participation; or (6) any agreement to purchase mortgage Loans from any third party originator; provided that, FPB may take any such action in respect of any such Loan or Loans if the Chief Credit Officer of Peoples Bank shall be provided with notice of the proposed action in writing (together with complete information regarding such Loan) and Peoples Bank has not provided written objection to the taking of such proposed action within five business days of being provided with such notice (the lack of such objection being deemed prior written consent of NWIN for purposes of this Section);

(v) acquire any assets of any other Person by any means (other than personal property acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness owed to FPB) or foreclose upon or otherwise take title to or possession or control of, any real property without first obtaining a Phase I environmental report thereon, prepared by a reliable and qualified Person acceptable to NWIN, which indicates that the real property is free of pollutants, contaminants, or hazardous materials; provided that, neither First Personal nor FPB shall be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless First Personal has reason to believe that such property might contain such hazardous materials or otherwise might be contaminated;

(vi) except for normal annual compensation increases not to exceed 3% granted to employees who otherwise have not been provided a compensation increase within the 12 months preceding the date of this Agreement, and except as contemplated by this Agreement (including severance and change in control payments anticipated to be paid as described in Section 5.15(b) and Section 6.03(h) hereof), pay or agree to pay, conditionally or otherwise, any additional compensation (including bonuses) or severance benefit, take any action that would give rise to an acceleration of the right to payment, or otherwise make any changes with respect to the fees or compensation payable (or to become payable) to consultants, directors, officers, or salaried employees, or, except as required by Law and except as contemplated by this Agreement, adopt or make any change in any First Personal Plan or other arrangement (including any agreement for indemnification) or payment made to, for or with any of such consultants, directors, officers, or employees;

(vii) fail to accrue, pay, discharge, and satisfy all debts, liabilities, obligations, and expenses, including, without limitation, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations, and expenses become due, unless the same are being contested in good faith;

(viii) except for obligations disclosed in this Agreement, short-term FHLB advances, federal funds purchased by FPB, trade payables, and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge, or satisfaction in the ordinary course of business of liabilities reflected in the First Personal Financial Statements or the Subsequent First Personal Financial Statements, borrow any money, or incur any indebtedness in an aggregate amount exceeding $50,000;

(ix) change its accounting methods, except as may be necessary and appropriate to conform to (1) changes in tax law requirements, (2) changes in GAAP or regulatory accounting principles, as required by First Personal’s independent auditors or its regulatory authorities, or (3) changes requested by NWIN pursuant to this Agreement;

(x) make, change, or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment, or surrender any right to claim a refund of a material amount of taxes;

(xi) make application for the opening or closing of any, or open or close any, branch or automated banking facility, except as may be contemplated by any application filed with any bank regulatory authority in connection with the Merger;

(xii) waive, release, grant, or transfer any material rights of value or enter into, amend, or terminate any contract, agreement, lease, commitment, understanding, arrangement, or transaction or incur any liability or obligation (other than as contemplated by Section 5.03(a)(iv) hereof and legal, accounting, and investment banking or financial advisory fees related to the Merger) requiring payments by First Personal or any of its Subsidiaries which exceed $25,000, whether individually or in the aggregate (other than trade payables or otherwise incurred in the ordinary course of business) or which contain any financial commitment extending more than 12 months following the date of this Agreement;

(xiii) except as already committed in writing as of the date of this Agreement, make any capital expenditures in excess of $25,000 individually or $150,000 in the aggregate;

(xiv) except as required by applicable Law or regulation: (1) implement or adopt any material change in its interest rate risk management or hedging policies, procedures, or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

(xv) take any action that would change FPB’s loan loss reserves that is not in compliance with FPB’s policy and past practices consistently applied and in compliance with GAAP;

(xvi) except as already committed in writing as of the date of this Agreement, cancel, release, or compromise any indebtedness in excess of $50,000 owing to First Personal or any Subsidiary or any claims which First Personal or any Subsidiary may possess, or voluntarily waive any material rights with respect thereto;

(xvii) pay, discharge, settle, or compromise any litigation, claim, action, arbitration, or other proceeding against First Personal or any Subsidiary unless such payment, discharge, settlement, or compromise does not require First Personal or any Subsidiary to pay any monies, incur any obligation, or admit any wrongdoing or liability;

(xviii) take any action that is intended or is reasonably likely to result in (1) any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (2) any of the conditions to the Merger set forth in this Agreement not being satisfied in any material respect, or (3) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable Law;

(xix) maintain the rate of interest paid by FPB on any deposit product, including without limitation on certificates of deposit, in a manner and pursuant to policies inconsistent with past practices;

(xx) amend the Certificate of Incorporation or Bylaws of First Personal, or similar governing documents of any of its Subsidiaries;

(xxi) maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to Loans previously charged off, on Loans and leases outstanding;

(xxii) take any action or fail to take any action that would, or would be likely to, prevent, impede, or delay the Merger from qualifying as a reorganization as defined by Section 368(a) of the Code; or

(xxiii) agree or commit to do, or enter into any contract regarding, anything that would be precluded by this Section.

5.04 Insurance. First Personal and its Subsidiaries shall maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties, and operations, fidelity coverage, and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as are currently insured by First Personal or its Subsidiaries as of the date of this Agreement.

5.05 Accruals for Loan Loss Reserve and Expenses.

(a) Prior to the Effective Time, First Personal shall and shall cause its Subsidiaries to make, consistent with GAAP and applicable banking Laws and regulations, such appropriate accounting entries in its books and records and use commercially reasonable efforts to take such other actions as First Personal and its Subsidiaries shall deem to be necessary or desirable in anticipation of the Merger including, without limitation, accruals or the creation of reserves for employee benefits and Merger-related expenses.

(b) First Personal recognizes that NWIN may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances). Subject to applicable Laws (including without limitation applicable banking Law and regulations and GAAP), from and after the date hereof First Personal shall consult and cooperate in good faith with NWIN with respect to conforming the loan and accounting policies and practices of First Personal to those policies and practices of NWIN for financial accounting and/or income tax reporting purposes, as reasonably specified in each case in writing from NWIN to First Personal, based upon such consultation and subject to the conditions in Section 5.05(d).

(c) Subject to applicable Law (including without limitation applicable banking laws and regulations and GAAP), First Personal shall consult and cooperate in good faith with NWIN with respect to determining, as reasonably specified in a written notice from NWIN to First Personal, based upon such consultation and subject to the conditions in Section 5.05(d), the amount and the timing for recognizing for financial accounting and/or income tax reporting purposes of First Personal’s expenses of the Merger.

(d) Subject to applicable Law (including without limitation applicable banking laws and regulations and GAAP), First Personal and FPB shall make such conforming changes and entries as contemplated in Section 5.05(b) and Section 5.05(c) above, but in no event prior to the fifth day preceding the Closing Date, and only after NWIN acknowledges that all conditions to its obligation to consummate the Merger have been satisfied, and certifies to First Personal that NWIN will at the Effective Time deliver to First Personal the certificate contemplated in Section 7.02(g).

(e) First Personal’s representations, warranties, and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken at NWIN’s request in compliance with Section 5.05(d).

5.06 Acquisition Proposals.

(a) First Personal shall, and shall cause each of its Subsidiaries to, and its and their respective officers, directors, and representatives (including Piper Jaffray) to, immediately cease and cause to be terminated any existing solicitations, discussions, or negotiations with any Person concerning an Acquisition Proposal (as defined in Section 5.06(e)). During the period from the date of this Agreement through the Effective Time, First Personal shall not terminate, amend, modify, or waive any material provision of any confidentiality or similar agreement to which First Personal or any of its Subsidiaries is a party (other than any involving NWIN).

(b) Except as permitted in this Section 5.06, First Personal shall not, and shall cause its Subsidiaries and any of their respective directors, officers, and representatives (including Piper Jaffray) not to, (i) solicit, initiate, or knowingly encourage or facilitate, or take any other action designed to, or that could reasonably be expected to facilitate (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal, or (ii) initiate, participate in, or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate in any way with any Person regarding an Acquisition Proposal; provided that, at any time prior to obtaining the approval of the Merger by First Personal’s shareholders, if First Personal receives a bona fide written Acquisition Proposal from a third party that was received after the date hereof (and not withdrawn) that the First Personal Board of Directors determines in good faith, after consultation with First Personal’s outside legal counsel and its financial advisor, constitutes or is reasonably likely to lead to a Superior Proposal (as defined in Section 5.06(f)) that was not solicited after the date hereof and did not otherwise result from a breach of First Personal’s obligations under this Section 5.06, First Personal may furnish, or cause to be furnished, non-public information with respect to First Personal and its Subsidiaries to the Person who made such proposal (provided that all such information has been provided to NWIN prior to or at the same time it is provided to such Person) and may participate in discussions and negotiations regarding such proposal if (A) the First Personal Board of Directors determines in good faith, and following consultation with financial advisors and outside legal counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to First Personal’s stockholders under applicable Law, and (B) prior to taking such action, First Personal enters into a confidentiality agreement with respect to such proposal (which shall permit First Personal to comply with the terms of Section 5.06(b) and (c) hereof) containing provisions at least as restrictive to such receiving Person as the provisions are to NWIN in the Confidentiality Agreement (as defined in Section 12.08), a copy of which shall be provided to NWIN promptly after the execution thereof. Without limiting the foregoing, it is agreed that any violation of the restrictions contained in the first sentence of this Section 5.06(b) by any representative (including Piper Jaffray) of First Personal or its Subsidiaries shall be a breach of this Section 5.06 by First Personal.

(c) Neither the First Personal Board of Directors nor any committee thereof shall (or shall agree or resolve to) (i) fail to make, withdraw, or modify in a manner adverse to NWIN or propose to withdraw or modify in a manner adverse to NWIN (or take any action inconsistent with) the recommendation by such First Personal Board of Directors or any such committee of this Agreement or the Merger, or approve or recommend, or propose to recommend, the approval or recommendation of any Acquisition Proposal (any of the foregoing being referred to herein as an “Adverse Recommendation Change”), or (ii) cause or permit First Personal or FPB to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.06(b)). Notwithstanding the foregoing, at any time prior to the special meeting of First Personal’s stockholders to approve the Merger, the First Personal Board of Directors may, in response to a Superior Proposal, effect an Adverse Recommendation Change; provided that, the First Personal Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the stockholders of First Personal under applicable Law; provided further that, the First Personal Board of Directors may not effect such an Adverse Recommendation Change unless (A) the First Personal Board of Directors shall have first provided prior written notice to NWIN (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, which notice shall, in the case of a Superior Proposal, attach the most current version of any proposed written agreement or letter of intent relating to the transaction that constitutes such Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new seven business day period), and (B) NWIN does not make, within seven business days after receipt of such notice, a proposal that would, in the reasonable good faith judgment of the First Personal Board of Directors (after consultation with financial advisors and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that the Adverse Recommendation Change is no longer required to comply with the First Personal Board of Director’s fiduciary duties to the stockholders of First Personal under applicable Law. First Personal agrees that, during the seven business day period prior to its effecting an Adverse Recommendation Change, First Personal and its officers, directors, and representatives shall negotiate in good faith with NWIN and its officers, directors, and representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by NWIN.

(d) In addition to the obligations of First Personal set forth in paragraphs (a), (b), and (c) of this Section 5.06, First Personal shall as promptly as possible, and in any event within two business days after First Personal first obtains knowledge of the receipt thereof, advise NWIN orally and in writing of (i) any Acquisition Proposal or any request for information that First Personal reasonably believes could lead to or contemplates an Acquisition Proposal, or (ii) any inquiry First Personal reasonably believes could lead to any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request, or inquiry (including any subsequent amendment or other modification to such terms and conditions), and the identity of the Person making any such Acquisition Proposal or request or inquiry. In connection with any such Acquisition Proposal, request, or inquiry, if there occurs or is presented to First Personal any offer, material change, modification, or development to a previously made offer, letter of intent, or any other material development, First Personal (or its outside counsel) shall (A) advise and confer with NWIN (or its outside counsel) regarding the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues related thereto, and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request or inquiry, and (B) promptly upon receipt or delivery thereof provide NWIN with true, correct, and complete copies of any document or communication related thereto.

(e) For purposes of this Agreement, “Acquisition Proposal” shall mean (i) any inquiry, proposal, or offer from any Person or group of Persons (other than as contemplated by this Agreement) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) assets or businesses that constitute 20% or more of the revenues, net income, or assets of First Personal and its Subsidiaries, taken as a whole, or (B) 20% or more of any class of equity securities of First Personal or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of First Personal or any of its Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange, or similar transaction involving First Personal, FPB, or any of its other Subsidiaries pursuant to which any Person or the shareholders of any Person would own 20% or more of any class of equity securities of First Personal, FPB, or any of First Personal’s other Subsidiaries or of any resulting parent company of First Personal or FPB; or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent, or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to NWIN of the transactions contemplated hereby, other than the transactions contemplated hereby. For purposes of this Section 5.06, a “Person” shall include a natural Person, or any legal, commercial, or Governmental Authority, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any Person acting in a representative capacity.

(f) For purposes of this Agreement, “Superior Proposal” shall mean any Acquisition Proposal (but changing the references to “20% or more” in the definition of “Acquisition Proposal” to “50% or more”) that the First Personal Board of Directors determines in good faith (after having received the advice of its financial advisors), to be (i) more favorable to, and in the best interests of, the stockholders of First Personal from a financial point of view and its other constituencies than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any termination fees, expense reimbursement provisions, and conditions to consummation and any changes to the financial terms of this Agreement proposed by NWIN in response to such offer or otherwise)), and (ii) reasonably capable of being completed without undue delay taking into account all financial, legal, regulatory, and other aspects of such proposal.

5.07 Press Releases. NWIN and First Personal shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except where (and to the extent that) such prior consultation is not reasonably possible due to time considerations in respect of any announcement required by applicable Law, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

5.08 Changes and Supplements to Disclosure Schedules. First Personal shall promptly supplement, amend, and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the First Personal Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the First Personal Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of First Personal contained herein incorrect, untrue, or misleading. No such supplement, amendment, or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII or become part of the First Personal Disclosure Schedule unless NWIN shall have first consented in writing with respect thereof.

5.09 Failure to Fulfill Conditions. In the event First Personal determines that a condition to its obligation to complete the Merger cannot be fulfilled, it will promptly notify NWIN.

5.10 Access; Information.

(a) NWIN and First Personal, and their representatives and agents, shall, upon reasonable notice to the other party, at all times during normal business hours prior to the Effective Time, have reasonable access to the properties, facilities, operations, books, and records of the other party (other than minutes that discuss any of the transactions contemplated by this Agreement or minutes the sharing of which would result in the waiver of attorney-client privilege). NWIN and First Personal, and their representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records, and properties of the other party and their Subsidiaries and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties, and other matters; provided that, such access or investigation shall not interfere unnecessarily with the normal business operations of First Personal or NWIN or either of their Subsidiaries. In addition, after receipt of all Regulatory Approvals, First Personal shall cooperate with NWIN to facilitate introductions to FPB’s customers and key business partners and referral sources.

(b) No investigation by NWIN or First Personal shall affect the representations and warranties made by First Personal or NWIN herein.

(c) Any confidential information or trade secrets received by NWIN, First Personal, or their representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents, and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by NWIN or First Personal, as applicable, or at NWIN’s or First Personal’s request, returned to NWIN or First Personal, as applicable, in the event this Agreement is terminated as provided in Article VIII hereof; provided that, the parties may retain such received confidential information to comply with applicable Law or regulation or professional standard or bona fide internal compliance policy requirements and any such retained information must be treated confidentially. Additionally, any confidential information or trade secrets received by NWIN or First Personal, or either of their agents or representatives in the course of their examinations (whether conducted prior to or after the date of this Agreement) shall be treated confidentially and in accordance with the Confidentiality Agreement (as defined in Section 11.08). This Section 5.10 will not require the disclosure of any information to NWIN or First Personal which would be prohibited by Law.

(d) First Personal shall provide NWIN with draft copies of minutes and consents from all First Personal and FPB Board of Directors and committee meetings no later than 14 days after any such meeting (other than minutes that discuss any of the transactions contemplated by this Agreement or minutes the sharing of which would result in the waiver of attorney-client privilege).

5.11 Financial Statements. As soon as internally available after the date of this Agreement, First Personal will deliver to NWIN any additional audited consolidated financial statements which are prepared on its behalf or at its direction, the monthly consolidated unaudited balance sheets and profit and loss statements of First Personal prepared for its internal use, FPB’s Call Reports for each quarterly period completed prior to the Effective Time, all other financial reports or statements submitted to regulatory authorities after the date hereof, and all other financial statements and financial information reasonably requested by NWIN (collectively, “Subsequent First Personal Financial Statements”). The Subsequent First Personal Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP (to the extent applicable) and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financial statements or Call Report information for the absence of notes and/or year-end adjustments).

5.12 Environmental.

(a) If requested by NWIN, First Personal shall cooperate with an environmental consulting firm designated by NWIN that is reasonably acceptable to First Personal (the “Designated Environmental Consultant”) in connection with the conduct, at any time after the date hereof (the “Investigation Period”), by the Designated Environmental Consultant of Phase I environmental site assessments and any other investigation reasonably requested by NWIN on all real property (except single family, non-agricultural residential property of one acre or less) owned or leased by First Personal or any of its Subsidiaries as of the date of this Agreement or acquired thereafter, including OREO, to the extent not prohibited by any lease governing First Personal’s lease of any property. NWIN will proceed with such assessments, testing, and investigations as soon as reasonably practicable after the date of this Agreement and will diligently work to pursue such assessments, testing, and investigations through completion. NWIN shall furnish true and complete copies of any reports of the Designated Environmental Consultant that it receives with respect to any First Personal property promptly upon NWIN’s receipt of such reports. NWIN shall be responsible for the costs of the Phase I environmental site assessments, and NWIN and First Personal shall each bear 50% of the costs of any additional environmental investigation or testing as determined to be advisable or recommended by the Designated Environmental Consultant as a result of an actual or suspected “Recognized Environmental Condition” (as such term is defined by the American Society for Testing Materials).

(b) If the Designated Environmental Consultant’s good faith estimate, based upon the results of the Phase I environmental studies and other diligence and investigation conducted by the Designated Environmental

Consultant, of the dollar amount, if any, that First Personal and its Subsidiaries would be required to expend due to a violation of applicable Environmental Laws for all of the First Personal properties (the “Environmental Liabilities”) for clean-up and remediation relating to pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products, and any other materials regulated under the Environmental Laws with respect to First Personal’s or its Subsidiaries’ owned or leased real properties (including OREO) or any adjoining properties (the “Estimated Clean-Up Costs,” as further adjusted pursuant to this Section 5.12), is in excess of $50,000 (the “Environmental Liability Threshold”), NWIN shall deliver to First Personal (not later than ten business days after its receipt of the Designated Environmental Consultant’s good faith estimate) a written notice (an “Environmental Cost Notice”) describing the nature of such Environmental Liabilities and the course of action proposed to be taken by NWIN or its Subsidiaries (if it were to become the owner of such properties as a result of the Merger) to remediate or otherwise address the environmental problems and providing an estimate of the out-of-pocket costs of such remediation expected to be incurred (if different from the Estimated Clean-Up Costs). If First Personal disagrees with NWIN’s estimate of the amount of out-of-pocket costs of such remediation or the course of action proposed by NWIN, First Personal shall deliver to NWIN a written notice of such objection (an “Environmental Cost Objection”) within five business days after First Personal’s receipt of the Environmental Cost Notice. No later than five business days following NWIN’s receipt of an Environmental Cost Objection, one or more members of senior management of NWIN and First Personal having authority to resolve the dispute shall meet (in person or by telephone) and shall negotiate in good faith in an attempt to resolve the difference set forth in the Environmental Cost Objection. Regardless of whether the parties reach a resolution of the dispute within two business days of the first such meeting, subsection (c) shall apply.

(c) The Estimated Clean-up Costs shall be deemed to have been established for purposes of this Section 5.12: (i) if NWIN does not receive an Environmental Cost Objection, as of the last date that an Environmental Cost Objection would have been timely under subsection (b) above, or (ii) if an Environmental Cost Objection is delivered to NWIN and finally resolved as set forth in subsection (b) hereof or if it remains unresolved under such subsection (in which event the Estimated Clean-Up Costs shall be as set forth in the Environmental Cost Notice), then as of the date of such resolution or on the third business day if unresolved (as the case may be) (as applicable, the “Environmental Costs Determination Date”). Following the establishment of the Estimated Clean-up Costs, if the Estimated Clean-Up Costs are (A) between $100,000 and $250,000, then NWIN shall have the right to reduce the Cash Consideration by the Estimated Clean-up Costs, or (B) more than $250,000, then NWIN shall have the right to either (1) reduce the Cash Consideration by the Estimated Clean-up Costs, or (2) terminate this Agreement pursuant to Section 8.01(c)(iv), which termination right shall be NWIN’s sole remedy in such event.

5.13 Governmental Reports and Shareholder Information. Promptly upon its becoming available, First Personal shall furnish to NWIN one copy of each financial statement, report, notice, or proxy statement sent by First Personal to any Governmental Authority or to First Personal’s stockholders, and of any order issued by any Governmental Authority in any proceeding to which First Personal is a party. For purposes of this Agreement, “Governmental Authority” shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency, or other governmental entity having or asserting jurisdiction over the applicable party or its business, operations, or properties.

5.14 Adverse Actions. First Personal shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied in any material respect, (c) a material violation of any provision of this Agreement, or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

5.15 Employee Benefits and Employees.

(a) Neither the terms of Section 6.03 hereof nor the provision of any employee benefits by NWIN or any of its Subsidiaries to employees of First Personal or any of its Subsidiaries shall: (a) create any employment contract, agreement, or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of First Personal or any of its Subsidiaries; or (b) prohibit or restrict NWIN or its Subsidiaries, whether before or after the Effective Time, from changing, amending, or terminating any employee benefits provided to its employees from time to time.

(b) Before the date that is 60 days prior to Closing, NWIN will use its best efforts to notify First Personal of the employees NWIN intends to retain after the Effective Time. Prior to the Closing Date, First Personal shall be responsible for timely giving any notices to, and terminating (but in no event earlier than the date all Regulatory Approvals are received), any employees whose employment will not be continued by NWIN, and First Personal shall pay any and all amounts which are then due and payable to such employees in connection with the termination of their employment, including, without limitation, all accrued vacation and sick pay and the severance amounts contemplated by Section 6.03(h) of this Agreement. No later than the day immediately prior to the Closing Date, First Personal shall take all necessary action to terminate, or cause FPB to terminate, the First Personal Bank Transition Period Severance Plan.

(c) Before Closing, with First Personal’s prior consent (which consent shall not be unreasonably withheld), NWIN may conduct such training and other programs as it may, in its reasonable discretion and at its sole expense, elect to provide for those employees who will be continuing employment with NWIN; provided that, such training and other programs shall not materially interfere with or prevent the performance of the normal business operations of First Personal.

5.16 Nonsolicitation Agreement. On or before the Effective Time, First Personal shall use reasonable efforts to deliver to NWIN a non-solicitation and non-disclosure agreement, in the form attached hereto as Exhibit 5.16, executed by George Cvack (the “Nonsolicitation Agreement”).

5.17 Termination of FPB 401(k) Plan.

(a) First Personal maintains the First Personal Bank 401(k) Plan (the “FPB 401(k) Plan”). First Personal shall make contributions to the FPB 401(k) Plan between the date hereof and the Effective Time consistent with the terms of the FPB 401(k) Plan and past practices, including, without limitation, elective deferral contributions of those FPB 401(k) Plan participants who are employed by First Personal or its Subsidiaries.

(b) As soon as practicable following the execution of this Agreement, First Personal, pursuant to the provisions of the FPB 401(k) Plan, shall, subject to review and approval by NWIN: (i) adopt resolutions to terminate, subject to the consummation of the Merger, the FPB 401(k) Plan, consistent with the provisions of Code Section 401(k)(10), effective as of a date that is not later than the day before the Effective Time (the “Plan Termination Date”), and (ii) amend the FPB 401(k) Plan effective as of a date not later than the Plan Termination Date to freeze participation in and benefit accruals under the FPB 401(k) Plan.

(c) Any contributions due to the FPB 401(k) Plan for the period prior to the Plan Termination Date, and not yet paid on the Plan Termination Date, will be contributed by First Personal as soon as administratively feasible following the Plan Termination Date.

(d) First Personal shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to First Personal as described in ERISA Section 412; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the FPB 401(k) Plan.

5.18 Disposition of Fully Insured Welfare Benefit and Sec. 125 Plans.

(a) Except as set forth on Schedule 5.18(a), all fully insured welfare benefit (health, dental/vision, life/AD&D, LTD), and Internal Revenue Code Section 125, or “cafeteria,” plans currently sponsored by First Personal or FPB shall be terminated as of the Effective Time. First Personal shall take, or cause to be taken, all actions necessary to terminate all of First Personal’s and any Subsidiary’s group insurance policies as of the Effective Time, unless otherwise instructed by NWIN.

(b) From the date of this Agreement through the Effective Time, First Personal shall continue to: (i) pay the applicable insurance premiums necessary to continue the benefits under First Personal’s fully insured welfare benefit plans; (ii) contribute to the cafeteria plan the pre-tax amounts which the cafeteria plan participants elect to defer from compensation; and (iii) pay all eligible claims incurred, in accordance with the terms and conditions of such plan, under the cafeteria plan’s health and dependent care flexible spending accounts prior to the Effective Time.

(c) If NWIN so directs, as of the date of the termination of the First Personal cafeteria plan, the balances in the health and dependent care flexible spending accounts thereunder shall be transferred to the applicable components of the NWIN cafeteria plan. Benefit and compensation deferral elections in effect at that time shall be continued under the NWIN cafeteria plan, subject to subsequent changes as provided in the NWIN plan. All benefit payments related to the transferred balances shall be made in accordance with the NWIN cafeteria plan.

5.19 Employment Agreement with Randall R. Schwartz. First Personal agrees to pay out all amounts payable pursuant to the Employment Agreement dated March 20, 2007 between First Personal and Randall R. Schwartz (the “Employment Agreement”), as identified in Section 5.19 of the First Personal Disclosure Schedule, as if the change in control payments contemplated by the Employment Agreement had been triggered by the Merger; provided that, the Employment Agreement shall be amended with the written consent of Randall R. Schwartz prior to the Effective Time, if necessary, to ensure and expressly provide that no payment shall be made under such agreement or under any other plan, arrangement, or agreement applicable to Mr. Schwartz that would constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such payment would constitute an “excess parachute payment,” the payment will be reduced to the greatest amount payable without triggering the tax under Code Sections 4999 and 280G. The parties hereto acknowledge and agree that, pursuant to his Employment Agreement, Mr. Schwartz is subject to certain restrictive covenants that may have value for purposes of the calculations under Section 280G of the Code and that, in determining whether any payment to Mr. Schwartz would constitute an “excess parachute payment,” FPB or First Personal may obtain the advice of an independent valuation expert, at First Personal’s or FPB’s sole expense, as to the amount of any payments that may be attributed to the restrictive covenants and excluded from the calculation of an “excess parachute payment.” The payment of amounts in satisfaction of the Employment Agreement shall be contingent upon Mr. Schwartz entering into (i) a mutual termination of employment agreement in the form attached hereto as Exhibit 5.19(i) (the “Mutual Termination of Employment Agreement”); and (ii) an employment agreement with Peoples Bank in the form mutually acceptable to NWIN and Mr. Schwartz (the “Schwartz Employment Agreement”), each of which shall be executed and delivered at Closing.

5.20 Bank Merger. Prior to the Effective Time, First Personal shall, and shall cause FPB to, cooperate with NWIN and take such action as reasonably requested by NWIN as necessary to (i) prepare to effectuate the Bank Merger as contemplated in Section 1.05 hereof; and (ii) reconstitute the directors and officers of FPB or any Subsidiary of First Personal, amend the articles of incorporation and bylaws of FPB or any Subsidiary of First Personal, or make such other changes as NWIN may request if necessary to accomplish the same.

5.21 Cooperation on Conversion of Systems. First Personal agrees to commence immediately after the date of this Agreement (and continue until Closing or completed) using its commercially reasonable efforts to ensure an orderly transfer of information, processes, systems, and data to NWIN and to otherwise assist NWIN in facilitating the conversion of all of First Personal’s systems into, or to conform with, NWIN’s systems (including cooperating with NWIN in the training of First Personal’s and its Subsidiaries’ employees on NWIN’s systems), so that, as of the Closing, the systems of First Personal are readily convertible to NWIN’s systems to the fullest extent possible without actually converting them prior to the Closing. First Personal and NWIN shall meet on a regular basis to discuss and plan for the conversion of First Personal’s data processing and related electronic informational systems to those used by NWIN, which planning shall include, without limitation: (i) discussion of possible termination by First Personal of third-party service provider arrangements effective at or following the Effective Time; (ii) non-renewal of personal property leases and software licenses used by First Personal in connection with its systems operations; and (iii) retention of outside consultants and additional employees to assist with the conversion and outsourcing, as appropriate, of proprietary or self-provided system services.

5.22 Installation/Conversion of Equipment. Prior to Closing, and after the receipt of Regulatory Approvals, at times mutually agreeable to NWIN and First Personal, NWIN may, at NWIN’s sole expense, install teller equipment, platform equipment, data lines, and computers, at the First Personal and FPB offices, branches, and ATM locations, and First Personal shall cooperate with NWIN in connection with such installation; provided that, such installations shall not interfere with the normal business activities and operations of First Personal or FPB or require material alterations to First Personal’s or FPB’s facilities; provided further, that upon the termination of this Agreement, NWIN, at its sole expense, shall remove any such equipment and computers and make any necessary repairs to return the First Personal and FPB property to its original state.

5.23 Amendment to Building Lease. Prior to the Closing, First Personal and FPB shall use their reasonable best efforts, with the reasonable cooperation of NWIN as may be requested by First Personal, to cause FPB to execute an amendment to the Building Lease dated August 1, 2016 by and between FPB and Professional Therapeutics, Ltd. (the “Building Lease”) with respect to the property located at 14711 Ravinia Avenue, Orland Park, Illinois, in a form satisfactory to NWIN, pursuant to which, among other provisions, the term of the Building Lease shall be extended to a date no earlier than July  31, 2021.

5.24 Trust Preferred Securities. Upon the Effective Time, NWIN shall assume the due and punctual performance and observance of the covenants and conditions to be performed by First Personal under the Indenture dated May 27, 2004 (the “Indenture”) between First Personal and Wilmington Trust Company, as Trustee (the “Trustee”), relating to Floating Rate Junior Subordinated Deferrable Interest Debentures due 2034 (the “Debentures”), and the due and punctual payments of the principal of and premium, if any, and interest on the Debentures, as required by Article XI of the Indenture. In connection therewith, NWIN shall execute and deliver any supplemental indenture, and the parties hereto shall provide any opinions of counsel to the Trustee, required to make such assumption effective.

ARTICLE VI.

COVENANTS OF NWIN

NWIN covenants and agrees with First Personal and covenants and agrees to cause its Subsidiaries to act as follows (and, where applicable, First Personal covenants and agrees with NWIN as follows):

6.01 Approvals. NWIN shall have primary responsibility of the preparation, filing, and costs of all bank regulatory applications required for consummation of the Merger (except those only applicable to First Personal or FPB, if any), and all parties shall file such applications as promptly as practicable after the execution of this Agreement (provided that each party has timely provided all information requested in writing by the other party or its counsel), and in no event later than 45 days after the execution of this Agreement. NWIN shall provide First Personal and its counsel appropriate opportunity to review and comment on such bank regulatory applications, including any supplements or amendments to such filings and all responses for additional information and replies to comments, prior to such filings being filed with a bank regulatory agency. NWIN and First Personal shall provide to the other’s counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. NWIN and First Personal shall cooperate fully and use commercially reasonable efforts to procure, upon terms and conditions reasonably acceptable to each of them, all consents, authorizations, approvals, registrations, and certificates, to complete all filings and applications, and to satisfy all other requirements prescribed by Law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement.

6.02 SEC Registration.

(a) First Personal shall prepare a proxy statement (or similar disclosure document), in accordance with the rules and regulations of the SEC, to be used in connection with the First Personal stockholders meeting to obtain approval for the Merger (the “Proxy Statement”), and NWIN shall prepare and file with the SEC, no later than 45 days after the date of this Agreement (provided that each party has timely provided all information requested in writing by the other party or its counsel), a registration statement on an appropriate form under the Securities Act of 1933, as amended (the “1933 Act”), covering the shares of NWIN common stock to be issued pursuant to this Agreement, in which the Proxy Statement will be included. Such registration statement and any amendments and supplements thereto are referred to in this Agreement as the “Registration Statement.” NWIN shall use its best reasonable efforts to cause the Registration Statement to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. NWIN shall, as soon as practicable after filing the Registration Statement, make all filings required to obtain all blue sky exemptions, authorizations, consents, or approvals required for the issuance of NWIN common stock pursuant to this Agreement.

(b) The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect to the Registration Statement. If prior to the Effective Time any event occurs with respect to First Personal, NWIN, or any of their respective Subsidiaries, or any change occurs with respect to information supplied by or on behalf of First Personal or NWIN, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, First Personal or NWIN, as applicable, shall promptly notify the other of such event, and First Personal or NWIN, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to First Personal’s stockholders.

6.03 Employee Benefit Plans and Employee Payments.

(a) NWIN shall make available to the officers and employees of First Personal or any Subsidiary who continue as employees of NWIN or any Subsidiary after the Effective Time (“Continuing Employees”) substantially the same employee benefits as are generally available to all NWIN employees.

(b) NWIN and First Personal agree to address any issues related to the differences between the vacation and paid time off policies of First Personal and any Subsidiary (including, without limitation, any banked paid time) and the vacation and paid time off policies of NWIN, and communicate the proposed reconciliation of the policies to the Continuing Employees prior to the Effective Time. Effective as of the later of the Effective Time or the date on which the NWIN vacation and paid time off policies are made available to the Continuing Employees, such Continuing Employees will be subject to the terms and conditions of the NWIN vacation/paid time off policy in place for similarly situated employees of NWIN, with credit given for all prior years of service with First Personal or any Subsidiary for purposes of determining vacation pay eligibility and the amount of such vacation pay.

(c) Continuing Employees will receive credit for prior service with First Personal or its Subsidiaries, or their predecessors, for purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of NWIN and its Subsidiaries.

(d) To the extent a First Personal employee benefit plan is terminated at or prior to the Effective Time, Continuing Employees shall become eligible to participate in NWIN’s similar employee benefit plans, if any, as of the Effective Time. To the extent a First Personal employee benefit plan is terminated after the Effective Time, Continuing Employees shall become eligible to participate in NWIN’s similar employee benefit plans, if any, on the date of such plan termination. NWIN will use its reasonable best efforts to: (i) avoid subjecting Continuing

Employees to any waiting periods or additional pre-existing condition limitations under the health and dental plans of NWIN or its Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health and dental plans of First Personal; and (ii) give credit under the applicable plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding First Personal plan during the balance of the then current 12-month period of coverage.

(e) To the extent permitted under the terms of any tax-qualified retirement plan maintained by NWIN after the Effective Time and subject to the terms and conditions thereof, such plan shall accept “eligible rollover distributions” (within the meaning of Code Section 402(c)(4)) of cash amounts received from the FPB 401(k) Plan with respect to any Continuing Employees.

(f) Consistent with Section 5.17 of this Agreement, NWIN may elect to continue to maintain, at the Effective Time, all fully insured employee welfare benefit and cafeteria plans of First Personal or any of its Subsidiaries that are currently in effect until such time as NWIN determines, in its sole discretion, to modify or terminate any or all of those plans. Claims incurred under the employee welfare benefit and cafeteria plans of First Personal or any of its Subsidiaries prior to plan termination shall be paid in accordance with the applicable plan’s claim submission procedures and deadlines.

(g) Until the Effective Time, First Personal or a Subsidiary of First Personal, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) for eligible employees who incur a qualifying event before the Effective Time. NWIN or a NWIN Subsidiary, whichever is applicable, shall, after the Effective Time, be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of First Personal or a Subsidiary of First Personal who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of First Personal or a Subsidiary of First Personal who incurs a qualifying event before the Effective Time.

(h) Except for Randall R. Schwartz, and any other employee receiving a separate change in control, severance, or similar payment in connection with the Closing of the Merger, those employees of FPB as of the Effective Time: (i) who are still employed by FPB and who NWIN or its Subsidiaries elect not to employ after the Effective Time or who are terminated other than for cause (as determined by NWIN pursuant to its policies or any agreement applicable to the employee) within 12 months after the Closing Date; and (ii) who sign and deliver a termination and release agreement in a form acceptable to NWIN, shall be entitled to severance pay equal to one week of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with FPB with a minimum of four weeks and a maximum of 26 weeks. Such employees who sign and deliver the termination and release agreement will receive their severance in a lump-sum payment within 60 days of termination of employment. Furthermore, any of such terminated employees shall be entitled to continuation coverage under Peoples Bank’s group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by such terminated employees. The “applicable COBRA premium” shall, for the same number of weeks as the number of weeks for which the terminated employee is receiving severance, be equal to the premium rate in effect for active Peoples Bank employees and, thereafter, shall be the premium rate in effect for other Peoples Bank COBRA beneficiaries. Nothing in this Section 6.03 shall be deemed to limit or modify NWIN’s or Peoples Bank’s at-will employment policy or any employee’s at-will employment status.

6.04 Adverse Actions. NWIN shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied in any material respect, (c) a material violation of any provision of this Agreement, or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

6.05 D&O Insurance and Indemnification.

(a) Subject to the limits of applicable federal banking law and regulations, NWIN shall indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director and officer of First Personal and its Subsidiaries, including FPB (each, an “First Personal Indemnified Party”) for a period of six years following the Effective Time against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such First Personal Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director or officer of First Personal or any of its Subsidiaries under applicable Delaware law or First Personal’s or any such Subsidiaries’ certificate or articles of incorporation or bylaws as in effect as of the date of this Agreement.

(b) Subject to the conditions of this Section 6.05(b), NWIN shall cause the persons serving as officers and directors of First Personal and FPB immediately prior to the Effective Time to be covered for a period of six years after the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by First Personal (the “Existing Policy”) or by a comparable or better policy (the “Replacement Policy”). Prior to the Effective Time, as instructed by NWIN, First Personal shall cause the applicable broker of record for its Existing Policy and its existing Financial Institution Bond to be assigned to NWIN’s designee. Such assignments in favor of NWIN’s designee shall be executed by First Personal with sufficient time to allow NWIN and its designee to place the insurance required by this Section 6.05(b). The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided that, NWIN shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of 150% of the annual premium for the current annual term of the Existing Policy (the “Maximum Amount”); provided further that, if notwithstanding the use of reasonable efforts to do so, NWIN is unable to maintain or obtain the insurance called for by this Section 6.05(b), NWIN shall obtain as much comparable insurance as is available for the Maximum Amount. NWIN’s obligations under this Section 6.05(b) apply solely and exclusively to the Existing Policy and the existing Financial Institution Bond at each policy’s current limits of insurance, as well as its other terms, conditions, exclusions, and annual premium as of the date of this Agreement, and which must be continuously maintained in force by First Personal without interruption, cancellation, or amendment until the Effective Time or NWIN’s obligations under this Section 6.05(b) shall cease.

(c) The provisions of this Section 6.05 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each First Personal Indemnified Party and his or her heirs and personal representatives.

(d) In the event that either NWIN or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of NWIN shall assume the obligations set forth in this Section 6.05.

6.06 Changes and Supplements to NWIN Disclosure Schedules. NWIN shall promptly supplement, amend, and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the NWIN Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the NWIN Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of NWIN contained herein materially incorrect, untrue, or misleading. No such supplement, amendment, or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII or become part of the NWIN Disclosure Schedule unless First Personal shall have first consented in writing with respect thereof.

6.07 Peoples Bank Advisory Board. As soon as reasonably practicable after the Closing Date, NWIN agrees to form a Peoples Bank Advisory Board (the “Advisory Board”) comprised of three to five members in order to advise Peoples Bank on various matters in FPB’s existing market area. Members of the Advisory Board will be determined in the discretion of NWIN after reasonable consultation with First Personal.

6.08 Issuance of NWIN Common Stock. The NWIN Board of Directors shall authorize and reserve the maximum number of shares of NWIN common stock to be issued pursuant to this Agreement. The NWIN common stock to be issued by NWIN to the stockholders of First Personal pursuant to this Agreement will, on the issuance and delivery to such stockholders pursuant to this Agreement, be duly authorized, validly issued, fully paid, and nonassessable. The shares of NWIN common stock to be issued to the stockholders of First Personal pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of NWIN or any other person, firm, or entity. The NWIN common stock to be issued to the stockholders of First Personal pursuant to this Agreement will not be subject to any restrictions on transfer arising under the 1933 Act, except for NWIN common stock issued to any stockholder of First Personal who may be deemed to be an “affiliate” (under the 1933 Act) of NWIN after completion of the Merger pursuant to Rule 144 of the 1933 Act.

ARTICLE VII.

CONDITIONS PRECEDENT TO THE MERGER

7.01 Conditions Precedent to NWIN’s Obligations. The obligation of NWIN to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by NWIN:

(a) Representations and Warranties. Each of the representations and warranties of First Personal (i) set forth in Sections 3.01, 3.02(a), 3.02(b)(i), 3.03, 3.08, 3.23(a), and 3.23(n) (in each case, after giving effect to the first paragraph of Article III) shall be true, accurate, and correct (other than, in the case of Section 3.03(a), such failures to be true, accurate and correct as are de minimis) in accordance with its terms at and as of the Effective Time as though such representations and warranties had been made or given on and as of immediately prior to the Effective Time (except that representations and warranties that, by their express terms, speak as of the date of this Agreement or some other date shall be true, accurate, and correct only as of such date), and (ii) set forth in Sections 3.02(b)(ii) and 3.36 (in each case, after giving effect to the first paragraph of Article III) shall be true, accurate, and correct in all material respects at and as of immediately prior to the Effective Time as though such representations and warranties had been made or given on and as of immediately prior to the Effective Time (except that representations and warranties that, by their express terms, speak as of the date of this Agreement or some other date shall be true, accurate, and correct only as of such date). All other representations and warranties of First Personal set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, but, in each case, after giving effect to the first paragraph of Article III) shall be true, accurate, and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of immediately prior to the Effective Time as though made on and as of immediately prior to the Effective Time; provided that, for purposes of this sentence, such representations and warranties shall be deemed to be true, accurate, and correct unless the failure or failures of such representations and warranties to be so true, accurate, and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on First Personal.

(b) Covenants. Each of the covenants and agreements of First Personal shall have been fulfilled or complied with, in all material respects, at or prior to the Effective Time.

(c) Deliveries at Closing. NWIN shall have received from First Personal at the Closing (as defined in Section 10.01) the items and documents, in form and content reasonably satisfactory to NWIN, set forth in Section 10.02(b).

(d) Registration Statement Effective. NWIN shall have registered its shares of NWIN common stock to be issued to the stockholders of First Personal in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations, and exemptions required to offer and sell such shares shall have been received by NWIN. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

(e) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (“Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such approvals shall contain any conditions, restrictions, or requirements which the Board of Directors of NWIN reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on NWIN, or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that NWIN would not have entered into this Agreement had such conditions, restrictions, or requirements been known at the date hereof.

(f) Shareholder Approval. The stockholders of First Personal shall have approved and adopted this Agreement as required by applicable law and the terms of this Agreement. The total number of the Dissenting Shares shall be no greater than 5% of the number of shares of First Personal Common Stock outstanding as of the date of this Agreement.

(g) Officers’ Certificate. First Personal shall have delivered to NWIN a certificate signed by its President and its Secretary, dated as of the Closing Date, certifying as to the matters set forth in Section 7.01(a) and Section 7.01(b).

(h) Tax Opinion. The Board of Directors of NWIN shall have received a written opinion of the law firm of Barnes & Thornburg LLP, dated as of the Closing Date, in form and content reasonably satisfactory to NWIN, to the effect that the Merger to be effected pursuant to this Agreement will qualify as a reorganization within the meaning of Section 368(a) and related sections of the Code (as described in Section 1.03 hereof) to each party hereto and to the stockholders of First Personal, except with respect to the Cash Consideration and the cash received by the stockholders of First Personal for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.03 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

(i) 280G Opinion. NWIN shall have received a letter of tax advice, in a form satisfactory to NWIN, from First Personal’s outside, independent certified public accountants to the effect that any amounts that are paid by First Personal before the Effective Time, or required under the Employment Agreement, other agreements, or arrangements existing prior to the Effective Time, or this Agreement (or other plans or agreements entered into in connection with this Agreement) to be paid at or after the Effective Time, to Persons who are disqualified individuals in respect of First Personal, its Subsidiaries, or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code.

(j) Material Proceedings. None of NWIN, First Personal, or any of their Subsidiaries, shall be subject to any statute, rule, regulation, injunction, order, or decree, which shall have been enacted, entered, promulgated, or enforced, which prohibits, prevents, or makes illegal the completion of the Merger, and no material claim, litigation, or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

(k) Termination of Existing Employment Agreement. Randall R. Schwartz shall have executed and delivered the Mutual Termination of Employment Agreement to NWIN.

(l) Execution of Schwartz Employment Agreement. Randall R. Schwartz shall have executed and delivered the Schwartz Employment Agreement to NWIN.

(m) Notice of Termination of Data Processing Agreement. FPB shall have provided notice of termination to FiServ Solutions, Inc. (“FiServ”) under that certain Master Agreement dated January 1, 2015 (including related exhibits and schedules) between FPB and FiServ (the “Data Processing Agreement”).

(n) First Personal Adjusted Consolidated Stockholder’s Equity. As of the end of the month prior to the Effective Time, the First Personal Adjusted Consolidated Stockholders’ Equity (as defined in this Section 7.01(n)), shall not be less than $11,250,000. “First Personal Adjusted Consolidated Stockholders’ Equity” shall be the consolidated stockholders’ equity of First Personal and all of its Subsidiaries determined in accordance with GAAP consistently applied for prior periods; provided that, if First Personal has not yet converted the 2025 Debentures as of the end of the month prior to the Effective Time, any common stock issuable pursuant to notices of conversion from the holders of the 2025 Debentures received not less than ten business days prior to the Closing Date pursuant to Section 7.01(p) shall be included in the calculation of First Personal Adjusted Consolidated Stockholders’ Equity; provided further that, (A) any accruals established by First Personal pursuant to Section 5.05(b); (B) any changes to the valuation of the First Personal investment portfolio attributed to ASC 320, whether upward or downward, from December 31, 2017 until the measurement date; (C) the aggregate expenses of attorneys, accountants, consultants, financial advisors, and other professional advisors incurred by First Personal in connection with this Agreement or the transactions contemplated hereby, including any fees incurred pursuant to (i) environmental investigation or testing under Section 5.12, (ii) the engagement of an independent valuation expert under Section 5.19, and (iii) the retention of outside consultants or employees under Section 5.21; (D) any amounts paid or payable to any director, officer, or employee of First Personal or any Subsidiary of First Personal under any contract, severance arrangement, benefit plan, or employment practice of First Personal, or at the direction of or with the written consent of NWIN, and all other payroll and non-payroll related costs and expenses; (E) costs associated with the termination of the FPB 401(k) Plan; (F) costs associated with the termination of the Data Processing Agreement, as set forth in Section 7.01(m); and (G) the aggregate expenses of attorneys, accountants, consultants, financial advisors, and other professional advisors incurred by First Personal in connection with any lawsuit filed involving this Agreement or the transactions contemplated hereby; and (H) the payment of unpaid or past due interest on the 2025 Debentures and unpaid or past due dividends on the Convertible Preferred Stock; in each case incurred or to be incurred by First Personal through the Effective Time in connection with this Agreement and the transactions contemplated hereby, will not reduce or impact the calculation of the First Personal Adjusted Consolidated Stockholders’ Equity for purposes of this Section 7.01(n). All such excluded amounts also shall be determined in accordance with GAAP.

(o) Consents. First Personal shall have obtained or caused to be obtained (i) all written consents, if any, required under the Material Contracts, and (ii) all permits, authorizations, other written consents, permissions, and approvals as required for the lawful consummation of this Merger and as required under all agreements, contracts, appointments, indentures, plans, trusts, or other arrangements with third parties required to effect the transactions contemplated by this Agreement.

(p) First Personal’s Convertible Debt and Equity. No less than ten business days prior to the Closing Date, First Personal shall have received, and delivered to NWIN, (A) (i) notices of conversion from the holders of First Personal’s 7.0% Convertible Subordinated Debentures due 2025 (the “2025 Debentures”), pursuant to which such holders irrevocably elect to convert the 2025 Debentures into no more than 44,146 shares of First Personal Common Stock at the conversion rate set forth in each such 2025 Debenture; and (ii) notices of conversion of all from all the holders of shares of First Personal’s Convertible Preferred Stock, Series A (“Convertible Preferred Stock”), pursuant to which such holders irrevocably elect to convert all the shares of Convertible Preferred Stock into no more than 138,288 shares of First Personal Common Stock at the conversion rate set forth in the Certificate of Designations for the Convertible Preferred Stock (with the calculations of the conversion rates subject to the prior review and written consent of NWIN, such consent not to be unreasonably withheld), and (B) notices of redemption from First Personal to any holders of the 2025 Debentures that do not return notices of conversion, with such conversions or redemptions, as applicable, to be effective immediately prior to the Effective Time, but contingent upon the Closing.

(q) Payment of Interest on Debentures and Preferred Stock. First Personal shall have paid, in full, all unpaid or past due interest on the 2025 Debentures and dividends or distributions on the First Personal Preferred Stock which, in each such case, remain outstanding as of the date immediately prior to the Closing Date.

7.02 Conditions Precedent to First Personal’s Obligations. The obligation of First Personal to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by First Personal:

(a) Representations and Warranties. Each of the representations and warranties of NWIN (i) set forth in 4.03(a) and 4.12 (in each case, after giving effect to the first paragraph of Article IV) shall be true, accurate, and correct (other than, in the case of Section 4.03(a), such failures to be true, accurate and correct as are de minimis) as though such representations and warranties had been made or given on and as of immediately prior to the Effective Time (except that representations and warranties that, by their express terms, speak as of the date of this Agreement or some other date shall be true, accurate, and correct only as of such date) and (ii) set forth in Sections 4.01, 4.02(a), 4.02(b)(i), 4.02(b)(ii), 4.07 (in each case, after giving effect to the first paragraph of Article IV) shall be true, accurate, and correct in all material respects at and as of immediately prior to the Effective Time as though such representations and warranties had been made or given on and as of immediately prior to the Effective Time (except that representations and warranties that, by their express terms, speak as of the date of this Agreement or some other date shall be true, accurate, and correct only as of such date). All other representations and warranties of NWIN set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, but, in each case, after giving effect to the first paragraph of Article III) shall be true, accurate, and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of immediately prior to the Effective Time as though made on and as of immediately prior to the Effective Time; provided that, for purposes of this sentence, such representations and warranties shall be deemed to be true, accurate, and correct unless the failure or failures of such representations and warranties to be so true, accurate, and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on NWIN.

(b) Covenants. Each of the covenants and agreements of NWIN shall have been fulfilled or complied with, in all material respects, at or prior to the Effective Time.

(c) Deliveries at Closing. First Personal shall have received from NWIN at the Closing the items and documents, in form and content reasonably satisfactory to First Personal, listed in Section 10.02(a) hereof.

(d) Registration Statement Effective. NWIN shall have registered its shares of NWIN common stock to be issued to the stockholders of First Personal in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations, and exemptions required to offer and sell such shares shall have been received by NWIN. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

(e) Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(f) Stockholder Approval. The stockholders of First Personal shall have approved and adopted this Agreement as required by applicable Law and the terms of this Agreement.

(g) Officers’ Certificate. First Personal shall have delivered to NWIN a certificate signed by its President and its Secretary, dated as of the Closing Date, certifying as to the matters set forth in Section 7.02(a) and Section 7.02(b).

(h) Tax Opinion. The Board of Directors of First Personal shall have received a written opinion of the law firm of Barack Ferrazzano Kirschbaum & Nagelberg LLP, dated as of the Closing Date, in form and content reasonably satisfactory to First Personal, to the effect that the Merger to be effected pursuant to this Agreement will qualify as a reorganization within the meaning of Section 368(a) and related sections of the Code (as described in Section 1.03 hereof) to each party hereto and to the stockholders of First Personal, except with respect to the Cash Consideration and the cash received by the stockholders of First Personal for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.03 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

(i) Material Proceedings. None of NWIN, First Personal, or any Subsidiary of NWIN or First Personal, shall be subject to any statute, rule, regulation, injunction, order, or decree, which shall have been enacted, entered, promulgated, or enforced, which prohibits, prevents, or makes illegal the completion of the Merger, and no material claim, litigation, or proceeding shall have been initiated or threatened relating to this Agreement or the Merger or seeking to prevent the completion of the Merger.

ARTICLE VIII.

TERMINATION OF MERGER

8.01 Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date, only as follows:

(a) by the mutual written consent of NWIN and First Personal;

(b) by either of First Personal or NWIN by written notice to the other:

(i) if this Agreement and the Merger are not approved by the requisite vote of the stockholders of First Personal at the meeting of stockholders of First Personal contemplated in Section 5.01;

(ii) (x) if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment, or injunction, or taken any other action that permanently restrains, enjoins, or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction, or other action shall have become final and non-appealable, or (y) if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Merger has been denied and such denial (despite the reasonable best efforts of the parties hereto to appeal or reverse such denial) has become final and non-appealable; or (z) any application, filing, or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable Governmental Authority; provided that, the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to a party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (x), (y), and (z) above;

(iii) if the consummation of the Merger shall not have occurred on or before November 30, 2018 (the “Outside Date”); provided that, the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party whose breach of any representation, warranty, covenant, or other agreement contained in this Agreement causes the failure of the Merger to occur on or before the Outside Date; or

(c) by written notice from NWIN to First Personal, if:

(i) any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.01 not being satisfied prior to the Outside Date;

(ii) First Personal breaches or fails to perform any of its representations, warranties, or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, and such condition is incapable of being satisfied prior to the Outside Date or such breach has not been cured by First Personal within 20 business days after First Personal’s receipt of written notice of such breach from NWIN;

(iii) there shall have occurred after the date of this Agreement any event, change, condition, circumstance, or state of facts, or aggregation of events, changes, conditions, circumstances, or state of facts, that has had, individually or in the aggregate, a Material Adverse Effect, whether or not covered by insurance, on First Personal; or

(iv) NWIN elects to exercise its right to terminate pursuant to Section 3.11(b) or Section 5.12.

(d) by written notice from First Personal to NWIN if:

(i) any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.02 not being satisfied prior to the Outside Date;

(ii) NWIN breaches or fails to perform any of its representations, warranties, or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02 and such condition is incapable of being satisfied prior to the Outside Date or such breach has not been cured by NWIN within 20 business days after NWIN’s receipt of written notice of such breach from First Personal; or

(iii) there shall have occurred after the date of this Agreement any event, change, condition, circumstance, or state of facts, or aggregation of events, changes, conditions, circumstances, or state of facts, that has had, individually or in the aggregate, a Material Adverse Effect, whether or not covered by insurance, on NWIN.

(e) by written notice from NWIN to First Personal:

(i) if the First Personal Board of Directors shall fail to include its recommendation to approve the Merger in the Proxy Statement;

(ii) in the event of an Adverse Recommendation Change or an Adverse Recommendation Change Notice;

(iii) if the First Personal Board of Directors shall approve any Acquisition Proposal or publicly recommend that the holders of First Personal Common Stock accept or approve any Acquisition Proposal; or

(iv) if First Personal shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle, or letter of intent with respect to any Acquisition Proposal.

(f) by written notice by NWIN to First Personal if a quorum could not be convened at the meeting of stockholders of First Personal contemplated in Section 5.01 or at a reconvened meeting held at any time prior to or on the Outside Date.

(g) by written notice by First Personal to NWIN, at any time during the five business day period commencing on the Determination Date, if and only if both of the following conditions are satisfied: (i) the NWIN Market Value as of the Determination Date is less than $35.00 per share; and (ii) (A) the number obtained by dividing (1) the NWIN Market Value as of the Determination Date, by (2) $35.00, is less than (B) the number obtained by subtracting 0.2 from the number obtained by dividing (x) the Final Index Price, by (y) the Initial Index Price; provided, however, that if First Personal elects to exercise its termination right pursuant to this Section 8.01(g), it shall give written notice to NWIN. Within five business days following receipt of such notice, NWIN may, at its sole option (the “Fill Option”) offer to increase the Stock Consideration by either the First Trigger Fill or the Second Trigger Fill. If NWIN elects to exercise its Fill Option pursuant to this Section 8.01(g), it shall give prompt written notice to First Personal of such election and any references to “Stock Consideration” in this Agreement shall thereafter be deemed to refer to the Stock Consideration as adjusted pursuant to this Section 8.01(g). If NWIN or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.01(g).

For purposes of this Section 8.01(g), the following terms shall have the following meanings:

“NWIN Market Value” means, as of any specified date, the volume weighted average of the daily closing sales prices of a share of NWIN common stock as reported on the OTC Pink Marketplace for the 15 consecutive trading days immediately preceding such specified date.

“Determination Date” means the fifteenth business day prior to the scheduled Closing Date, as extended from time to time.

“Final Index Price” means the sum of the Final Prices of each company comprising the Index.

“Final Price” with respect to any company included in the Index, means the volume weighted average closing price of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the 15 consecutive trading days immediately preceding the Determination Date.

“First Trigger Fill” shall mean the Exchange Ratio multiplied by the difference between (i) $35.00 and (ii) the NWIN Market Value on the Determination Date.

“Index” means the SNL Small Cap U.S. Bank and Thrift Index, or, if such Index is not available, such substitute or similar index as substantially replicates the SNL Small Cap U.S. Bank and Thrift Index.

“Initial Index Price” means the sum of the Initial Prices of each company comprising the Index.

“Initial Price” with respect to any company belonging to the Index, means the volume weighted average closing price of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten consecutive trading days immediately preceding the date of this Agreement.

“Second Trigger Fill” shall mean the Exchange Ratio multiplied by the difference between (i) the Second Trigger Price and (ii) the Acquiror Market Value on the Determination Date.

“Second Trigger Price” shall mean $35.00 multiplied by the number obtained by subtracting 0.1999 from the number obtained by dividing (i) the Final Index Price by (ii) the Initial Index Price.

8.02 Effect of Termination.

(a) Subject to the remainder of this Section 8.02, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of NWIN or First Personal and each of their respective Subsidiaries, directors, officers, employees, advisors, agents, or shareholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in Sections 5.06, this 8.02, and Article XI, which shall remain in full force and effect and survive any termination of this Agreement; provided that, nothing contained in this Agreement, including this Section 8.02, except for the amounts payable pursuant to subsections (b), (c), or (d), shall relieve any party hereto from liabilities or damages arising out of any fraud or intentional or breach by such party of any of its representations, warranties, covenants, or other agreements contained in this Agreement or any related agreement.

(b) First Personal shall pay to NWIN an amount in cash equal to $630,000 (the “Termination Fee”) if:

(i) this Agreement is terminated by NWIN pursuant to Section 8.01(e); or

(ii) this Agreement is terminated by either party pursuant to Section 8.01(b)(i) as a result of the failure of First Personal’s stockholders to approve the Agreement and the Merger by the requisite vote, or by NWIN pursuant to Section 8.01(f), and, in each case, prior to the date that is 12 months after such termination First Personal or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is made or consummated before or after termination of this Agreement); or

(iii) this Agreement is terminated by either First Personal or NWIN pursuant to Section 8.01(b)(iii) and (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is 12 months after such termination, First Personal or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated; or

(iv) this Agreement is terminated by NWIN pursuant to Section 8.01(c)(i) or (ii), as a result of an intentional, willful, or grossly negligent breach or nonperformance by First Personal of any representation, warranty, or covenant contained in this Agreement and (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is 12 months after such termination, First Personal or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated.

(c) Any fee due under Section 8.02(b) shall be paid by First Personal by wire transfer of same day funds within two business days after written demand for payment is made by NWIN.

(d) In the event NWIN would be entitled to the Termination Fee pursuant to Section 8.02(b), then NWIN may elect, in its sole discretion, to terminate this Agreement and require the payment of such Termination Fee, in which event the Termination Fee shall be the sole and exclusive remedy for such termination event and such fee shall constitute liquidated damages; provided that, this Agreement shall not be terminated until the Termination Fee is paid in full. First Personal acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, NWIN would not have entered into this Agreement. Accordingly, if First Personal fails promptly to pay the Termination Fee, and, in order to obtain such payment, NWIN commences a suit that results in a judgment against First Personal for the Termination Fee, First Personal shall also pay to NWIN its reasonable costs and expenses (including attorneys’ and accountants’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest at the national prime rate in effect on the date such payment was required to be made.

ARTICLE IX.

EFFECTIVE TIME OF THE MERGER

Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective on the day and at the time specified in the Articles of Merger of NWIN and First Personal as filed with the Indiana Secretary of State (the “Effective Time”). Unless otherwise mutually agreed to by the parties hereto, the parties shall cause the Effective Time to occur within ten business days after the later to occur of (a) all conditions precedent to the Merger set forth in this Agreement have been fulfilled, and (b) all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger have expired.

ARTICLE X.

CLOSING

10.01 Closing Date and Place. So long as all conditions precedent set forth in Article VII hereof have been satisfied and fulfilled, the closing of the Merger (the “Closing”) will take place on the date determined to be the date of the Effective Time by Article IX hereof (the “Closing Date”) at a location to be reasonably determined by NWIN.

10.02 Deliveries.

(a) At the Closing, NWIN will deliver to First Personal the following:

(i) the officers’ certificate contemplated by Section 7.02(g) hereof;

(ii) copies of all Regulatory Approvals necessary to consummate the Merger;

(iii) copies of the resolutions adopted by the Board of Directors of NWIN, certified by the Secretary of NWIN relative to the approval of this Agreement and the Merger;

(iv) the tax opinion required by Section 7.02(h) hereof;

(v) evidence of the purchase of director and officer liability insurance for the benefit of the First Personal Indemnified Parties in accordance with Section 6.05; and

(vi) such other documents and information as First Personal or its legal counsel may reasonably request.

(b) At the Closing, First Personal will deliver to NWIN the following:

(i) the officers’ certificate contemplated by Section 7.01(g) hereof;

(ii) copies of the resolutions adopted by the Board of Directors and stockholders of First Personal certified by the Secretary of First Personal relative to the approval of this Agreement and the Merger;

(iii) the tax opinion required by Section 7.01(h) hereof;

(iv) the 280G opinion required by Section 7.01(i) hereof; and

(v) such other documents and information as NWIN or its legal counsel may reasonably request.

ARTICLE XI.

MISCELLANEOUS

11.01 Effective Agreement. This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided that, neither this Agreement nor any of the rights, interests, or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. Except as provided by Section 6.05 (dealing with rights to indemnification and advancements of expenses, and the rights to insurance coverage, provided to certain persons), the representations, warranties, covenants, and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other Persons, other than the right of First Personal, on behalf of its stockholders, to pursue damages in the event of fraud or an intentional breach of this Agreement as provided in Section 8.02(a) hereof.

11.02 Waiver; Amendment.

(a) The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions, or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

(b) This Agreement may be amended, modified, or supplemented only by a written agreement executed by the parties hereto.

11.03 Notices. All notices, requests, and other communications hereunder will be in writing and will be deemed to have been duly given if (i) delivered by hand and receipted for, (ii) delivered by certified United States Mail, return receipt requested, first class postage pre-paid (and confirmed by the delivery of an e-mail or facsimile transmission to the receiving party at the e-mail address or facsimile number provided by the receiving party), or (iii) delivered by overnight express receipted delivery service as follows:

If to NWIN:	with a copy (which shall not constitute notice) to:
NorthWest Indiana Bancorp 9204 Columbia Avenue Munster, IN 46321 Attn: Benjamin J. Bochnowski President and CEO	Barnes & Thornburg LLP 11 South Meridian Street Indianapolis, IN 46204-3535 Attn: David P. Hooper
And
If to First Personal:	with a copy (which shall not constitute notice) to:
First Personal Financial Corp. 14701 S. Ravinia Avenue Orland Park, IL 60462 Attn: Randall R. Schwartz President and CEO	Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison Street, Suite 3900 Chicago, IL 60606 Attn: John E. Freechack

or such substituted address or Person as any of them has given to the other in writing. All such notices, requests, or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five business days after deposit with the United States Postal Service; or (c) if delivered by overnight express delivery service, on the next business day after deposit with such service.

11.04 Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

11.05 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

11.06 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but such counterparts shall together constitute one and the same instrument.

11.07 Governing Law; Enforcement; Specific Performance; Jury Trial. This Agreement (and any and all other documents, agreements, and instruments entered into in connection with the Merger and any related transaction; collectively, the “Related Agreements”) shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits, and proceedings between the parties hereto relating to this Agreement or any Related Agreement shall be filed, tried, and litigated only in the Circuit or Superior Courts of Lake County, Indiana or the United States District Court for the Northern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any provision of this Agreement or any Related Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement or any Related Agreement and to enforce specifically the terms and provisions of this Agreement or any Related Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY RELATED AGREEMENT.

11.08 Entire Agreement. This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations, or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein and except for the Confidentiality Agreement dated February 2, 2017 by and between the parties (the “Confidentiality Agreement”). Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

11.09 Survival of Representations, Warranties, or Covenants. Except as set forth in the following sentence, none of the representations, warranties, or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter the parties will have no further liability with respect thereto. The covenants contained in Sections 5.06 and 8.02 and this Article XI shall survive termination of this Agreement and remain in full force and effect. The covenants contained in Sections 1.01, 1.05, 2.04, 5.17, 5.18, 6.03, 6.05 and all of the provisions of this Article XI shall survive the Effective Time.

11.10 Expenses. Except as provided elsewhere in this Agreement, each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby.

11.11 Certain References. Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa, and the masculine or neuter gender shall include the masculine, feminine, and neuter genders. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. For purposes of this Agreement, the term “business day” means any day except Saturday and Sunday when Peoples Bank in Munster, Indiana, is open for the transaction of business.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, NWIN and First Personal have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts, and delivered by their duly authorized officers.

NORTHWEST INDIANA BANCORP

By:	/s/ Benjamin J. Bochnowski
Benjamin J. Bochnowski, President & CEO

FIRST PERSONAL FINANCIAL CORP.

By:	/s/ Randall R. Schwartz
Randall R. Schwartz, President & CEO

INDEX OF EXHIBITS

Exhibit 1.05	Bank Merger Agreement
Exhibit 5.01	Form of Voting Agreement
Exhibit 5.16	Form of Nonsolicitation Agreement
Exhibit 5.19(i)	Form of Mutual Termination of Employment Agreement

EXHIBIT 1.05

BANK MERGER AGREEMENT

(See attached)

BANK MERGER AGREEMENT

THIS BANK MERGER AGREEMENT (this “Agreement”) dated as of the day of                 , 2018, is entered into by and between PEOPLES BANK SB (“Surviving Bank”), an Indiana state chartered savings bank and wholly-owned subsidiary of NORTHWEST INDIANA BANCORP, an Indiana corporation (“Holding Company”), and FIRST PERSONAL BANK, an Illinois state chartered commercial bank (“Merging Target Bank”), and wholly-owned subsidiary of FIRST PERSONAL FINANCIAL CORP. (“First Personal”).

RECITALS

WHEREAS, Holding Company and First Personal have entered into an Agreement and Plan of Merger, dated as of February 20, 2018 (the “Agreement of Merger”), providing for an acquisition transaction in which Holding Company will acquire all of the outstanding shares of common stock, $0.01 par value per share, of First Personal and merging the Merging Target Bank and Surviving Bank (the “Merger”);

WHEREAS, the Boards of Directors and sole shareholders of Surviving Bank and Merging Target Bank each have adopted resolutions approving this Agreement and authorized the Merger contemplated hereby.

NOW, THEREFORE, the parties hereto, in consideration of amounts to be paid pursuant to the Agreement of Merger and subject to the terms and conditions of this Agreement, agree as follows:

ARTICLE I

BANK MERGER

Section 1.1 Effective Time of Merger. Effective as of                  (the “Effective Time of the Merger”), Merging Target Bank shall be merged with and into Surviving Bank, and Surviving Bank shall be the surviving institution (the “Surviving Institution”).

ARTICLE II

ARTICLES, BY-LAWS, ETC.

Section 2.1 Articles of Incorporation. At the Effective Time of the Merger, the Articles of Incorporation of Surviving Bank in effect immediately prior to the Effective Time of the Merger shall continue to be the Articles of Incorporation of the Surviving Institution.

Section 2.2 By-Laws. At the Effective Time of the Merger, the By-Laws of Surviving Bank in effect immediately prior to the Effective Time of the Merger shall continue to be the By-Laws of the Surviving Institution.

Section 2.3 Directors and Officers. At the Effective Time of the Merger, the directors of Surviving Bank shall continue to be the directors of the Surviving Institution, and the officers of Surviving Bank then holding office shall continue to be the officers of the Surviving Institution, in each case, subject to the Surviving Institution’s Articles of Incorporation and By-Laws and applicable law as to the term and removal of directors and officers.

Section 2.4 Home Office. The main office of Surviving Bank located at 9204 Columbia Avenue, Munster, Indiana 46321, and all branch offices of Surviving Bank immediately prior to the Merger shall continue to be the main office and branch offices, respectively, of the Surviving Institution at the Effective Time of the Merger. The main office and branch offices of Merging Target Bank immediately prior to the Merger shall become branch offices of the Surviving Institution at the Effective Time of the Merger.

ARTICLE III

MANNER OF CONVERTING AND EXCHANGING

MERGING TARGET BANK STOCK

Section 3.1 Converting and Exchanging Shares. Subject to the provisions of this Article III, the manner of converting and exchanging the outstanding common shares of Surviving Bank and Merging Target Bank at the Effective Time of the Merger shall be as follows:

(a) Each of the shares of common stock of Surviving Bank (“Surviving Bank Common Stock”), outstanding immediately prior to the Effective Time of the Merger shall remain outstanding immediately after the Effective Time of the Merger.

(b) Each of the 100,000 shares of the common stock, $10.00 par value per share, of Merging Target Bank (the “Merging Target Bank Common Stock”) outstanding immediately prior to the Effective Time of the Merger shall, at the Effective Time of the Merger, be cancelled without additional consideration therefor.

Section 3.2 Transfer of Shares. After the Effective Time of the Merger, there shall be no transfers on the stock transfer books of Merging Target Bank or the Surviving Institution of any shares of Merging Target Bank Common Stock.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Effect of Merger. From and after the Effective Time of the Merger, the Surviving Institution shall have all of the rights, privileges, powers, immunities, and franchises (public and private) of each of the constituent corporations, and all property (real, personal, and mixed), all debts due on whatever account, and all other choses in action, of each of the constituent corporations. All interests of or belonging to or due to either of the constituent corporations shall thereupon be deemed to be transferred to and vested in the Surviving Institution without act or deed and no title to any real estate or any interest therein vested in either of the constituent corporations shall revert or be in any way impaired because of the Merger.

Section 4.2 Obligations of Surviving Institution. From and after the Effective Time of the Merger, the Surviving Institution shall be responsible for all obligations of the Merging Target Bank and each claim existing and each action or proceeding pending by or against the Merging Target Bank may be prosecuted as if the Merger had not taken place, and the Surviving Institution may be substituted in the place of the Merging Target Bank. No right of any creditor of the Merging Target Bank and no lien upon the property of the Merging Target Bank shall be impaired by the Merger.

Section 4.3 Further Documents. If at any time the Surviving Institution shall consider or be advised that any further assignments, conveyances, or assurances in law are necessary or desirable to vest, perfect, or confirm of record in the Surviving Institution the title to any property or rights of the Merging Target Bank, or otherwise to carry out the provisions hereof, the persons who were the proper officers and directors of the Merging Target Bank immediately prior to the Effective Time of the Merger (or their successors in office) shall execute and deliver any and all proper deeds, assignments, and assurances in law, and do all things necessary or proper, to vest, perfect, or confirm title to such property or rights in the Surviving Institution and otherwise to carry out the provisions hereof.

Section 4.4 Termination. This Agreement shall terminate automatically upon termination of the Agreement of Merger.

Section 4.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana, without regard to conflict of law principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the day and year first written above.

PEOPLES BANK SB	FIRST PERSONAL BANK

By:	By:
Printed:	Printed:
Title:	Title:

EXHIBIT 5.01

VOTING AGREEMENT

(See attached)

VOTING AGREEMENT

Each of the undersigned, being all of the directors of FIRST PERSONAL FINANCIAL CORP. (“First Personal”) and FIRST PERSONAL BANK, an Illinois state chartered bank and wholly-owned subsidiary of First Personal (“FPB”) having, in the case of the First Personal directors, voted for the approval and adoption by First Personal of that certain Agreement and Plan of Merger (“Agreement and Plan of Merger”) among First Personal and NORTHWEST INDIANA BANCORP (“NWIN”), whereby NWIN will acquire all of the outstanding capital stock of First Personal in exchange for cash consideration and shares of NWIN common stock, no par value per share (the “Holding Company Merger”), in consideration of the benefits to be derived from the consummation of such merger and in consideration of the mutual agreements made in the Agreement and Plan of Merger and herein, and in order to induce NWIN to execute and deliver the Agreement and Plan of Merger to First Personal and to proceed with the consummation of the Holding Company Merger and to incur the expenses required in connection therewith, hereby irrevocably covenants and agrees with one another and with each of the parties to such Agreement and Plan of Merger that the undersigned:

(a) will support the consummation of the Holding Company Merger and any merger of any First Personal subsidiaries, including FPB, and, subject to Section 5.06 of the Agreement and Plan of Merger, will recommend the Holding Company Merger for approval and adoption by the shareholders of First Personal;

(b) will vote all shares of common stock of First Personal (“First Personal Common Stock”) now or hereafter beneficially owned by him or her, in person or by proxy, at any meeting of the stockholders of First Personal or adjournments thereof, in favor of the approval and adoption of the Agreement and Plan of Merger and the Holding Company Merger; and

(c) until such time as the Holding Company Merger has been consummated or the Agreement and Plan of Merger has been duly terminated in accordance with the provisions thereof, will not transfer any shares of First Personal Common Stock, or any right or option with respect thereto or any interest therein, without first obtaining from the transferee thereof and furnishing to NWIN a written agreement of such transferee substantially to the effect of the agreements herein made and in form and substance acceptable to NWIN. Notwithstanding the foregoing, nothing herein shall prevent the following transfers of First Personal Common Stock: (i) transfers by will or by operation of law (in which case this Voting Agreement shall bind the transferee); (ii) transfers for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to be bound by the terms of this Voting Agreement; or (iii) as NWIN may otherwise consent to in writing, which such consent shall not be unreasonably withheld.

The undersigned represents and warrants that he or she (except to the extent indicated below) is the sole record and/or beneficial owner of (and has sole rights to vote and to dispose of) the number of shares of First Personal Common Stock indicated beside his or her signature below.

This Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the consummation of the Holding Company Merger; (b) the termination of the Agreement and Plan of Merger in accordance with its terms; or (c) the taking of such action whereby a majority of First Personal’s Board of Directors, in accordance with the terms and conditions of Section 5.06 of the Agreement and Plan of Merger, withdraws its favorable recommendation of the Agreement and Plan of Merger to the stockholders of First Personal.

This Voting Agreement may be executed in one or more counterparts and delivered by facsimile, pdf, or other means of electronic communication, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits, and proceedings between the parties hereto relating to this Voting Agreement shall be filed, tried, and litigated only in the Circuit or Superior

Courts of Lake County, Indiana or the United States District Court for the Northern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions of this Voting Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS VOTING AGREEMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

EXECUTED AND DELIVERED as of February 20, 2018.

DIRECTORS:

Daniel J. Horn	(27,459 shares)
Randall R. Schwartz	(105,356 shares)
George Cvack	(36,200 shares)
Deborah S. Ashen	(0 shares)
Lawrence J. Svabek	(0 shares)
Richard E. Michaels	(0 shares)

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT 5.16

FORM OF NONSOLICITATION AGREEMENT

(See attached)

NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

This Non-Solicitation and Non-Disclosure Agreement (the “Agreement”), is made this          day of             , 2018, by and among GEORGE CVACK (the “Executive”), NORTHWEST INDIANA BANCORP (the “Holding Company”), and PEOPLES BANK SB (the “Bank”). The Holding Company, the Bank, and their affiliated entities are collectively referred to herein as “NWIN.”

RECITALS

WHEREAS, Executive previously served as the [●] of First Personal Bank or one or more of its affiliates (“FPB”), including First Personal Financial Corp. (“First Personal”). First Personal and FPB are collectively referred to herein as the “First Personal Entities;” and

WHEREAS, First Personal and the Holding Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”) whereby First Personal will merge with and into the Holding Company (the “Merger”). The combined entities, operations, and assets of NWIN and the First Personal Entities after the Merger are referred to herein as the “Company;” and

WHEREAS, the Executive will be an employee of the Bank for a period of time after the Merger, and may receive certain other payments or benefits as a result of the Merger; and

WHEREAS, as a condition to its agreement to consummate the Merger under the terms of the Merger Agreement and the continued employment of the Executive, NWIN has requested that the Executive agree to certain restrictions, covenants, and agreements, as set forth in this Agreement in order to protect the Company’s business interests and goodwill, as well as its confidential and proprietary information; and

WHEREAS, the Executive, in consideration of the benefits of the Merger to the Executive, including but not limited to the continued employment of the Executive, has agreed to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, agreements, and obligations contained herein, and subject to and effective only upon the consummation of the Merger, and for other good and valuable consideration, the receipt, legal adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Contingency. This Agreement shall be contingent on the consummation of the Merger. If the Merger is not consummated for any reason, this Agreement will be null and void as of the date of the public announcement of the cancellation of the intent to consummate the Merger.

Section 2. Definitions.

(a) Confidential Information. For purposes of this Agreement, the term “Confidential Information” means any and all:

(i) materials, records, data, documents, lists, writings, and information (whether in writing, printed, verbal, electronic, computerized, on disk or otherwise) relating or referring in any manner to the business, operations, affairs, financial condition, results of operation, cash flow, assets, liabilities, sales, revenues, income, estimates, projections, policies, strategies, techniques, methods, products, developments, suppliers, relationships, and/or customers of the First Personal Entities, NWIN, the Company, or any affiliate of any of them that are not generally known by the public at large and/or which provide the Company with a competitive advantage;

(ii) “trade secrets” of the First Personal Entities, NWIN, the Company, or any affiliate of any of them, as defined under Indiana law; and

(iii) any and all copies, summaries, analyses, and extracts which relate or refer to or reflect any of the items set forth in (i) or (ii) above. The Executive agrees that all Confidential Information is confidential and is and at all times will remain the property of NWIN.

Section 3. Access to and Return of Confidential Information.

(a) The Executive understands, acknowledges, and agrees that during the course of his employment with the Company he has gained or will gain information regarding, knowledge of, and familiarity with the Confidential Information of the Company and that if the Confidential Information was disclosed by the Executive, NWIN would suffer irreparable damage and harm. The Executive understands, acknowledges, and agrees that the Confidential Information derives substantial economic value from, among other reasons, not being known or readily ascertainable by proper means by others who could obtain economic value therefrom upon disclosure. The Executive acknowledges and agrees that NWIN uses reasonable means to maintain the secrecy and confidentiality of the Confidential Information.

(b) The Executive covenants and agrees:

(i) to keep all Confidential Information subject to NWIN’s custody and control and to promptly return to NWIN all Confidential Information that is still in the Executive’s possession or control at the termination of the Executive’s employment with NWIN; and

(ii) promptly upon termination of the Executive’s employment with NWIN, to return to NWIN, at NWIN’s principal office, all vehicles, equipment, computers, credit cards, and other property of the Company and to cease using any of the foregoing.

Section 4. Restrictive Covenants.

(a) Non-Solicitation. The Executive covenants that, during the Executive’s employment with NWIN and for a period of 18 months following the date of termination of his employment with NWIN, the Executive shall not: (i) directly recruit any person who is an employee of Peoples Bank; (ii) solicit, encourage, or induce any such employee to leave Peoples Bank’s employ; or (iii) solicit, encourage, or induce any customer of Peoples Bank to cease doing or reduce such customer’s level of business with Peoples Bank.

(b) Non-Disclosure. At all times during and after the termination of his employment, the Executive shall not (i) directly or indirectly disclose, provide, or discuss any Confidential Information with or to any person other than those directors, officers, employees, representatives, and agents of NWIN who need to know such Confidential Information for a proper corporate purpose, and (ii) directly or indirectly use any Confidential Information (A) to compete against NWIN, or (B) for the Executive’s own benefit or for the benefit of any person or entity other than NWIN.

Section 5. Periods of Noncompliance and Reasonableness of Periods. The restrictions and covenants contained in Section 4 shall be deemed not to run during all periods of noncompliance, the intention of the parties hereto being to have such restrictions and covenants apply during the term of this Agreement and for the full periods specified in Section 4. The parties hereto understand, acknowledge, and agree that the restrictions and covenants contained in Section 4 are reasonable in view of the nature of the business in which the Company is engaged, the Executive’s position with the Company and the Executive’s advantageous knowledge of and familiarity with the business, operations, affairs, employees, and customers of the Company.

The restrictions and covenants contained in Section 4 are essential terms and conditions to NWIN entering into this Agreement, and shall be construed as independent of any other provision in this Agreement. The existence of any claim or cause of action the Executive has against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank or the Holding Company of these covenants.

NWIN’s obligation to pay any amounts otherwise payable to the Executive pursuant to this Agreement or any other agreement or arrangement shall immediately terminate in the event that the Executive breaches any of the provisions of Section 4. Notwithstanding the foregoing:

(a) the covenants of the Executive set forth in Section 4 shall continue in full force and effect and be binding upon the Executive;

(b) the Bank and the Holding Company shall each be entitled to the remedies specified in Section 6; and

(c) the Bank and the Holding Company shall each be entitled to its damages, costs, and expenses (including, without limitation, reasonable attorneys’ fees and expenses) resulting from or relating to the Executive’s breach of any of the provisions of Section 4.

Section 6. Remedies. The Executive agrees that NWIN shall suffer irreparable damage and injury and shall not have an adequate remedy at law in the event of any actual, threatened, or attempted breach by the Executive of any provision of Section 4. Accordingly, in the event of a breach or a threatened or attempted breach by the Executive of any provision of Section 4, in addition to all other remedies to which NWIN is entitled at law, in equity, or otherwise, it may be entitled to a temporary restraining order and a permanent injunction or a decree of specific performance of any provision of Section 4. The foregoing remedies shall not be deemed to be the exclusive rights or remedies of NWIN for any breach of or noncompliance with this Agreement by the Executive but shall be in addition to all other rights and remedies available to it at law, in equity, or otherwise.

Section 7. Severability. In case any one or more of the provisions (or any portion thereof) contained herein will, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions (or portion thereof) had never been contained herein. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be unenforceable because of the provision’s scope, duration, or other factor, then such provision shall be considered divisible and the court making such determination shall have the power to reduce or limit (but not increase or make greater) such scope, duration, or other factor or to reform (but not increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision shall then be enforceable against the appropriate party hereto in its reformed, reduced, or limited form; provided that, a provision shall be enforceable in its reformed, reduced, or limited form only in the particular jurisdiction in which a court of competent jurisdiction makes such determination.

Section 8. Effect of Headings. The descriptive headings of the Sections and, where applicable, subsections, of this Agreement are inserted for convenience and identification only and do not constitute a part of this Agreement for purposes of interpretation.

Section 9. Controlling Law. Except to the extent superseded by the laws of the United States, the laws of the State of Indiana, without reference to the choice of law principles thereof, shall be controlling in all matters relating to this Agreement.

Section 10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

PEOPLES BANK SB	NORTHWEST INDIANA BANCORP

By:	By:
Benjamin J. Bochnowski Chief Executive Officer	Benjamin J. Bochnowski Chief Executive Officer

EXECUTIVE

George Cvack

EXHIBIT 5.19(i)

FORM OF MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT

(See attached)

MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT

THIS MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT (“Agreement”) is entered into on this              day of             , 2018, but effective as of the Effective Time (as defined herein), by and among FIRST PERSONAL FINANCIAL CORP. (“First Personal”), FIRST PERSONAL BANK (“FPB”), and RANDALL R. SCHWARTZ, the current President and Chief Executive Officer of First Personal and FPB (the “Executive”) (hereinafter collectively referred to as the “Parties”). NORTHWEST INDIANA BANCORP (“NWIN”), a registered financial holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and PEOPLES BANK SB (“Peoples Bank”), a wholly-owned Indiana state chartered savings bank subsidiary of NWIN, are Parties for the limited purposes described herein.

RECITALS

WHEREAS, First Personal and the Executive entered into a certain Employment Agreement, dated as of March 20, 2007, as amended on              (the “Employment Agreement”); and

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated February 20, 2018, by and between First Personal and NWIN (the “Merger Agreement”), First Personal shall be merged with and into NWIN (the “Merger”) effective as of the date and time as provided in the Merger Agreement (the “Effective Time”); and

WHEREAS, pursuant to the Merger Agreement, as a condition precedent to the Merger, NWIN has consented to the termination of the Employment Agreement; and

WHEREAS, in light of the Merger, the Parties desire to mutually terminate the Employment Agreement; and

WHEREAS, Peoples Bank has agreed to employ the Executive, and the Executive has agreed to be employed by Peoples Bank as of the Effective Time;

NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

TERMS AND CONDITIONS

Section 1. Termination of Employment Agreement. The Parties hereby agree that the Employment Agreement shall terminate and the Executive’s employment with First Personal and FPB shall cease, and all of the Executive’s rights to compensation, payments, and/or benefits under the Employment Agreement or with respect to the Executive’s employment with First Personal or FPB shall cease (except: (i) any vested benefits to which the Executive is entitled under any tax-qualified retirement plan sponsored by First Personal or FPB that is designed to satisfy the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) any accrued, but unpaid salary and/or vacation; or (iii) under Section 2 of this Agreement), effective as of the Effective Time. Notwithstanding the foregoing, the Executive hereby acknowledges and agrees that the Amount (as defined below) to be paid to the Executive hereunder is in lieu of any severance benefits that would otherwise be available to the Executive under any severance pay policy or practice of First Personal or its subsidiaries or affiliates, or NWIN or its subsidiaries or affiliates, in the event that the Executive’s employment with either First Personal, FPB, NWIN, or Peoples Bank, or any of their subsidiaries or affiliates, terminates for any reason.

Section 2. Consideration.

(a) Subject to Section 4, as consideration for the Executive to enter into this Agreement and its attachments, appendices, and exhibits, to terminate the Employment Agreement with First Personal, First Personal or FPB shall pay to the Executive an amount equal to $         (the “Amount”), less any withholdings for applicable taxes required by law. Subject to the foregoing, First Personal or FPB shall pay the Amount to the Executive in a lump sum on the Effective Time.

(b) The Executive hereby acknowledges and agrees that: (i) the Amount is a sum which is equivalent to the sum to which the Executive would otherwise be entitled under Section 4(g) of the Employment Agreement in the event of a qualifying termination of the Executive’s employment after a Change in Control (as defined in the Employment Agreement); and (ii) except as provided in this Agreement, the Executive is not entitled to receive any further compensation, payments, and/or employee benefits under the Employment Agreement or pursuant to the Executive’s relationship with First Personal or FPB.

(c) As of the Effective Time, the Executive’s FPB issued mobile phone and laptop computer shall be deemed to be the Executive’s personal property and he shall be entitled to retain such mobile phone and laptop computer following any termination of his employment.

Section 3. Governing Law, Jurisdiction, Venue, and Waiver of Jury Trial. To the extent subject to Section 409A of the Code, this Agreement will be administered to comply with the provisions thereof and the regulations thereunder. To the extent not inconsistent with the previous sentence, this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to the choice of law principles or rules thereof. The Parties hereto irrevocably consent to the jurisdiction and venue of the state court for the State of Illinois located in Chicago, Illinois, or the Federal District Court for the Northern District of Illinois, located in Cook County, Illinois, and agree that all actions, proceedings, litigation, disputes, or claims relating to or arising out of this Agreement shall be brought and tried only in such courts. Notwithstanding the foregoing, First Personal or FPB, or the successors of each, reserve the right to pursue injunctive relief in any state or federal court of proper jurisdiction and venue. EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW.

Section 4. Limitation of Benefit. Notwithstanding anything to the contrary in this Agreement, if there are payments to the Executive which constitute “parachute payments,” as defined in Section 280G of the Code, then the payments made to the Executive shall be limited to the greatest amount payable without triggering the tax under Code Section 4999. All necessary calculations shall be done by an outside party in accordance with the Merger Agreement.

Section 5. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of First Personal and FPB and their respective successors and assigns. This Agreement may be assigned, without the prior consent of the Executive to a successor of First Personal or FPB (and the Executive hereby consents to the assignment of the covenants under this Agreement to a purchaser of all or substantially all of the stock of First Personal or FPB, by merger or otherwise) and, upon the Executive’s death, this Agreement shall terminate except to the extent any payments remain due Executive in which case the payments shall inure to the benefit of and be enforceable by the Executive’s executors, administrators, representatives, heirs, distributees, devisees, and legatees and all amounts payable hereunder shall be paid to such persons or the estate of the Executive.

Section 6. Entire Agreement. This Agreement, including all attachments, appendices, and exhibits hereto, comprises the entire agreement between the Parties with respect to the subject matter hereof and supersedes all earlier agreements (whether oral or written) relating to the subject matter hereof.

Section 7. Waiver; Amendment. No provision or obligation of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by the parties to be bound. The waiver by any Party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder. Except as expressly provided otherwise herein, this Agreement may be amended, modified or supplemented only by a written agreement executed by parties to be bound thereto.

Section 8. Severability. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement; provided, however, that should any judicial body interpreting this Agreement deem any provision to be unreasonably broad in time, territory, scope or otherwise, the parties intend for the judicial body, to the greatest extent possible, to reduce the breadth of the provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

Section 9. Further Assurances. Each of the Parties hereto shall do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered at any time and from time to time upon the request of any other Parties hereto, all such further acts, documents, and instruments as may be reasonably required to effect any of the transactions contemplated by this Agreement.

Section 10. Notice. Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered by hand, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:

If to the Executive:	If to First Personal or FPB:
Randall R. Schwartz	Attn: CFO
14701 S. Ravinia Avenue
Orland Park, Illinois 60462

or to such other address as either party hereto may have furnished to the other in writing in accordance with the preceding.

Section 11. Headings. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation, construction, or enforcement of this Agreement.

Section 12. Release. For and in consideration of the foregoing covenants and promises made by First Personal and FPB, and the performance of such covenants and promises, the sufficiency of which is hereby acknowledged, the Executive agrees to release First Personal and FPB and all other persons named in the Release from any and all causes of action that the Executive has or may have against them before the effective date of the Release, other than a breach of this Agreement. The Executive shall execute a separate Release of All Claims substantially in the form attached hereto as Appendix A. THE EXECUTIVE’S RIGHT TO BENEFITS HEREUNDER SHALL BE CONTINGENT ON THE SIGNING, FILING, AND NOT REVOKING THE RELEASE OF ALL CLAIMS WITHIN THE PERIODS REQUIRED BY LAW AND AS PROVIDED IN THE RELEASE OF ALL CLAIMS.

Section 13. Review and Consultation. The Parties hereby acknowledge and agree that each (a) has read this Agreement in its entirety prior to executing it, (b) understands the provisions and effects of this Agreement, (c) has consulted with such attorneys, accountants, and financial and other advisors as it or he has deemed appropriate in connection with their respective execution of this Agreement, and (d) has executed this Agreement voluntarily. THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT THE EXECUTIVE HAS NOT RECEIVED ANY ADVICE, COUNSEL, OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM FIRST PERSONAL OR FPB OR THEIR LEGAL COUNSEL.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Mutual Termination of Employment Agreement as of the day and year first above written.

EXECUTIVE

Randall R. Schwartz

FIRST PERSONAL FINANCIAL CORP.	FIRST PERSONAL BANK

By:	By:
Its:	Its:

For the limited purpose of acknowledging its consent, pursuant to the Merger Agreement, to First Personal and FPB entering into this Agreement:

NORTHWEST INDIANA BANCORP	PEOPLES BANK SB

By:	By:
Its:	Its:

APPENDIX A

RELEASE OF ALL CLAIMS

FOR VALUABLE CONSIDERATION, including the payment to the Executive of certain severance benefits, the Executive hereby makes this Release of All Claims (“Release”) in favor of First Personal Financial Corp., First Personal Bank, and their successors and assigns (including all subsidiaries and affiliates) (collectively the “Released Parties”) and its agents as set forth herein.

Section 1. The Executive releases, waives and discharges the Released Parties and their agents (as defined below) from all claims, whether known or unknown, arising out of the Executive’s employment relationship with the Released Parties, the termination of that relationship, and all other events, incidents, or actions occurring before the date on which this Release is signed; provided, however, this Release shall not apply to any claim based on the Released Parties’ breach of Sections 1 or 2 of the Mutual Termination of Employment Agreement. Claims released herein include, but are not limited to, discrimination claims based on age, race, sex, religion, national origin, disability, veteran status, or any other employment claim, including claims arising under The Civil Rights Act of 1866, 42 U.S.C. § 1981; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Age Discrimination in Employment Act of 1967; the Federal Rehabilitation Act of 1973; the Older Workers’ Benefits Protection Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; the Family and Medical Leave Act (to the extent that FMLA claims may be released under governing law), the Illinois Civil Rights Act, the Indiana Civil Rights Act, the Illinois Wage Payment and Wage Claims Act, the Indiana Wage Payment and Wage Claims Acts, any Federal or State wage and hour laws and all other similar Federal or State statutes; and any and all tort or contract claims, including, but not limited to, breach of contract, breach of good faith and fair dealing, infliction of emotional distress, defamation, or wrongful termination or discharge.

Section 2. The Executive further acknowledges that the Released Parties have advised the Executive to consult with an attorney of the Executive’s own choosing and that the Executive has had ample time and adequate opportunity to thoroughly discuss all aspects of this Release with legal counsel prior to executing this Release.

Section 3. The Executive agrees that the Executive is signing this Release of Executives own free will and is not signing under duress.

Section 4. In the event the Executive is 40 years of age or older, the Executive acknowledges that the Executive has been given a period of 21 days to review and consider a draft of this Release in substantially the form of the copy now being executed and has carefully considered the terms of this Release. The Executive understands that the Executive may use as much or all of the 21-day period as the Executive wishes prior to signing, and the Executive has done so.

Section 5. In the event the Executive is 40 years of age or older, the Executive has been advised and understands that the Executive may revoke this Release within seven days after acceptance. ANY REVOCATION MUST BE IN WRITING AND HAND-DELIVERED TO:

First Personal Financial Corp.

14701 S. Ravinia Avenue

Orland Park, Illinois 60462

Attn: CFO

NO LATER THAN BY CLOSE OF BUSINESS ON THE SEVENTH DAY FOLLOWING THE DATE OF EXECUTION OF THIS RELEASE.

Section 6. The “Released Parties and their agents,” as used in this Release, means each of the Released Parties, their subsidiaries, affiliated or related corporations or associations, their predecessors, successors, and assigns, and the directors, officers, managers, supervisors, employees, representatives, servants, agents, and attorneys of the entities above described, and all persons acting through, under or in concert with any of them.

Section 7. The Executive agrees to refrain from making any disparaging remarks concerning the Released Parties or their agents. The Released Parties agree to refrain from providing any information to third parties other than confirming dates of employment and job title, unless the Executive gives the Released Parties written authorization to release other information or as otherwise required by law. With respect to the Released Parties, this restriction pertains only to official communications made by the Released Parties’ directors and/or officers and not to unauthorized communications by the Released Parties’ employees or agents. This restriction will not bar the Released Parties from disclosing the Release as a defense or bar to any claim made by the Executive in derogation of this Release.

PLEASE READ CAREFULLY BEFORE SIGNING. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 1 ABOVE, THIS RELEASE CONTAINS A RELEASE AND DISCHARGE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE RELEASED PARTIES AND THEIR AGENTS EXCEPT THOSE RELATING TO THE ENFORCEMENT OF THIS RELEASE OR THOSE ARISING AFTER THE EFFECTIVE DATE OF THIS RELEASE.

Name	Date

Appendix B

PIPER JAFFRAY & CO.

Board of Directors

First Personal Financial Corporation

14701 South Ravinia Avenue

Orland Park, IL 60462

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, $0.01 par value, (the “First Personal Common Stock”) of First Personal Financial Corporation (the “Company”) of the Merger Consideration (as defined below) to be paid to such holders pursuant to an Agreement and Plan of Merger (the “Agreement”) to be entered into by and between the Company and NorthWest Indiana Bancorp (the “Acquiror”). The Agreement provides for, among other things, the merger (the “Merger”) of the Company with and into the Acquiror, pursuant to which each outstanding share of First Personal Common Stock, other than the Exempt First Personal Stock (as defined in the Agreement), will be converted into the right to receive both: (i) 0.1246 shares of NWIN common stock (the “Exchange Ratio”) (as adjusted in accordance with the terms of the Agreement), without par value (the stock consideration to be paid in the Merger is referred to herein as the “Stock Consideration”), and (ii) $6.67 in cash (the cash consideration to be paid in the Merger is referred to herein as the “Cash Consideration”) (with the Stock Consideration and the Cash Consideration collectively referred to herein as the “Merger Consideration”); provided that, the Company shareholders owning less than 100 shares of First Personal Common Stock as of the Effective Time will only be entitled to receive $12.12 per share in cash and will not be entitled to receive any of the Stock Consideration. The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement dated February 19, 2018; (ii) reviewed and analyzed certain financial and other data with respect to the Company and the Acquiror which was publicly available, (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror that were publicly available, as well as those that were furnished to us by the Company and the Acquiror, respectively, including the analyses and forecasts of certain cost savings expected by management of the Acquiror to result from the Merger (the “Synergies”); (iv) conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses (ii) and (iii) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Synergies; (v) reviewed the current and historical reported prices and trading activity of the Acquiror Shares; (vi) compared the financial performance of the Company and the Acquiror with that of certain other publicly-traded companies that we deemed relevant; (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant; and (viii) performed a discounted cash flow analysis for each of the Company and the Acquiror on a standalone basis. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company and the Acquiror that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete, inaccurate or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information (including the Synergies) reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company, and the Acquiror with respect to the Synergies, as to the expected future results of operations and financial condition of the Company and the Acquiror, to which such financial

First Personal Financial Corporation

February 20, 2018

forecasts, estimates and other forward-looking information (including the Synergies) relate. We express no opinion as to any such financial forecasts, estimates or forward-looking information (including the Synergies) or the assumptions on which they were based. We have further assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company and the Acquiror, and on the assumptions of the management of the Company and the Acquiror, as to all accounting, legal, tax and financial reporting matters with respect to the Company, the Acquiror and the Agreement.

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company, the Acquiror or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or the Acquiror, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company, the Acquiror or any other entity. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of the Company or the Acquiror since the date of the most recent financial data made available to us. We have not: (i) conducted a review of any individual credit files of the Company or the Acquiror, nor have we evaluated the adequacy of the loan or lease reserves of the Company or the Acquiror, (ii) conducted a review of any credit mark which may be taken in connection with the Merger, nor have we evaluated the adequacy of any contemplated credit mark to be so taken, or (iii) conducted a review of the collectability of any asset or the future performance of any loan of the Company or the Acquiror. We have assumed, with your consent, that the respective allowances for loan and lease losses for the Company and the Acquiror, and the credit mark are adequate to cover such losses and will be adequate for the Acquiror on a pro forma basis assuming completion of the Merger. Accordingly, we express no opinion with respect to the foregoing. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, the Acquiror or any of their affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Acquiror is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Acquiror Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

First Personal Financial Corporation

February 20, 2018

We have been engaged by the Company to act as its financial advisor and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services.

We have, in the past, provided financial advisory and financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. In the ordinary course of our business, we and our affiliates may actively trade securities of the Acquiror for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, the Acquiror or entities that are affiliated with the Company or the Acquiror, for which we would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of its Research Department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Acquiror and the Merger and other participants in the Merger that differ from the views of Piper Jaffray’s investment banking personnel.

This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should act or vote or make any election with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to holders of First Personal Common Stock of the proposed consideration to be received by Company common shareholders set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Acquiror’s ability to fund the merger consideration, or any other terms contemplated by the Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the consideration to be received by holders of First Personal Common Stock in the Merger or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Merger.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration to be received by the holders of First Personal Common Stock pursuant to the Merger, is fair, from a financial point of view, to the holders of First Personal Common Stock as of the date hereof.

Sincerely,

PIPER JAFFRAY & CO.

Appendix C

VOTING AGREEMENT

Each of the undersigned, being all of the directors of FIRST PERSONAL FINANCIAL CORP. (“First Personal”) and FIRST PERSONAL BANK, an Illinois state chartered bank and wholly-owned subsidiary of First Personal (“FPB”) having, in the case of the First Personal directors, voted for the approval and adoption by First Personal of that certain Agreement and Plan of Merger (“Agreement and Plan of Merger”) among First Personal and NORTHWEST INDIANA BANCORP (“NWIN”), whereby NWIN will acquire all of the outstanding capital stock of First Personal in exchange for cash consideration and shares of NWIN common stock, no par value per share (the “Holding Company Merger”), in consideration of the benefits to be derived from the consummation of such merger and in consideration of the mutual agreements made in the Agreement and Plan of Merger and herein, and in order to induce NWIN to execute and deliver the Agreement and Plan of Merger to First Personal and to proceed with the consummation of the Holding Company Merger and to incur the expenses required in connection therewith, hereby irrevocably covenants and agrees with one another and with each of the parties to such Agreement and Plan of Merger that the undersigned:

(a)    will support the consummation of the Holding Company Merger and any merger of any First Personal subsidiaries, including FPB, and, subject to Section 5.06 of the Agreement and Plan of Merger, will recommend the Holding Company Merger for approval and adoption by the shareholders of First Personal;

(b)     will vote all shares of common stock of First Personal (“First Personal Common Stock”) now or hereafter beneficially owned by him or her, in person or by proxy, at any meeting of the stockholders of First Personal or adjournments thereof, in favor of the approval and adoption of the Agreement and Plan of Merger and the Holding Company Merger; and

(c)     until such time as the Holding Company Merger has been consummated or the Agreement and Plan of Merger has been duly terminated in accordance with the provisions thereof, will not transfer any shares of First Personal Common Stock, or any right or option with respect thereto or any interest therein, without first obtaining from the transferee thereof and furnishing to NWIN a written agreement of such transferee substantially to the effect of the agreements herein made and in form and substance acceptable to NWIN. Notwithstanding the foregoing, nothing herein shall prevent the following transfers of First Personal Common Stock: (i) transfers by will or by operation of law (in which case this Voting Agreement shall bind the transferee); (ii) transfers for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to be bound by the terms of this Voting Agreement; or (iii) as NWIN may otherwise consent to in writing, which such consent shall not be unreasonably withheld.

The undersigned represents and warrants that he or she (except to the extent indicated below) is the sole record and/or beneficial owner of (and has sole rights to vote and to dispose of) the number of shares of First Personal Common Stock indicated beside his or her signature below.

This Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the consummation of the Holding Company Merger; (b) the termination of the Agreement and Plan of Merger in accordance with its terms; or (c) the taking of such action whereby a majority of First Personal’s Board of Directors, in accordance with the terms and conditions of Section 5.06 of the Agreement and Plan of Merger, withdraws its favorable recommendation of the Agreement and Plan of Merger to the stockholders of First Personal.

This Voting Agreement may be executed in one or more counterparts and delivered by facsimile, pdf, or other means of electronic communication, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits, and proceedings between the parties hereto relating to this Voting Agreement shall be filed, tried, and litigated only in the Circuit or Superior Courts of Lake County, Indiana or the United States District Court for the Northern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions of this Voting Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS VOTING AGREEMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

EXECUTED AND DELIVERED as of February 20, 2018.

DIRECTORS:

/s/ Daniel J. Horn	(27,459 shares)
Daniel J. Horn

/s/ Randall R. Schwartz	(105,356 shares)
Randall R. Schwartz

/s/ George Cvack	(36,200 shares)
George Cvack

/s/ Deborah S. Ashen	(0 shares)
Deborah S. Ashen

/s/ Lawrence J. Svabek	(0 shares)
Lawrence J. Svabek

/s/ Richard E. Michaels	(0 shares)
Richard E. Michaels

[SIGNATURE PAGE TO VOTING AGREEMENT]

Appendix D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to §251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by §363(a) of this title, appraisal rights shall be available as contemplated by §363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

NorthWest Indiana Bancorp (“NWIN”) is an Indiana corporation. NWIN’s officers and directors (and those who have agreed to such positions) are entitled to be indemnified under Indiana law and NWIN’s Amended and Restated Articles of Incorporation (the “Articles”) against certain liabilities and expenses. Chapter 37 of the Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The IBCL also permits a corporation to indemnify a director or an officer who is made a party to a proceeding because the individual was a director or an officer of the corporation against liability incurred in the proceeding if the individual’s conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests. In a criminal proceeding, the individual must also either have had reasonable cause to believe the individual’s conduct was lawful or no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of a proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

The NWIN Articles provide that every person who is or was a director, officer, employee, or agent of NWIN or is or was serving at the request of NWIN as a director, officer, employee, agent, or fiduciary of another foreign or domestic business entity, trust, employee benefit plan, or other for-profit or non-profit entity, will be indemnified by NWIN against all liability and reasonable expense that may be incurred by him or her in connection with or resulting from any claim, provided that (i) such person is wholly successful with respect to the claim, or (ii) if not wholly successful, the person is determined to have acted in good faith, in what he or she reasonably believed to be the best interests of NWIN or at least not opposed to its best interests, and, for criminal actions, is determined to have had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful. The indemnification by NWIN extends to attorneys’ fees, judgments, fines, liabilities, and settlements. NWIN may also advance expenses for the defense of an eligible indemnified person upon determination of eligibility and upon receipt of written affirmation of eligibility and an undertaking by such person to repay such expenses if it should ultimately be determined that he or she is not entitled to indemnification. In order for a director, officer, employee, or agent to be entitled to indemnification, special legal counsel and the NWIN board of directors, acting upon the findings of the special legal counsel, must determine that the person seeking indemnification has met the standards of conduct required by the NWIN Articles.

NWIN also maintains insurance to protect itself and its directors, officers, employees, and agents against expense, liability, or loss, whether or not NWIN would have the power to indemnify such person against such expense, liability, or loss under the IBCL or pursuant to its Articles.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibits are filed with this Registration Statement:

2.1	Agreement and Plan of Merger dated February 20, 2018 by and among NorthWest Indiana Bancorp and First Personal Financial Corp. (included as Appendix A to this proxy statement/prospectus).

3.1	Articles of Incorporation of NorthWest Indiana Bancorp (incorporated herein by reference to Exhibit 3(i) to NWIN’s Registration Statement on Form S-4 filed March 3, 1994 (File No. 33-76038)).(P)

3.2	Bylaws of NorthWest Indiana Bancorp (incorporated herein by reference to Exhibit 3.2 of NWIN’s Annual Report on Form 10-K for the year ended December 31, 2014).

5.1	Opinion of Barnes & Thornburg LLP regarding legality of the securities being registered.*

8.1	Opinion of Barnes & Thornburg LLP regarding tax matters.*

8.2	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP regarding tax matters.*

10.1	Voting Agreement dated February 20, 2018 (included as Appendix C to this proxy statement/prospectus).

21.1	Subsidiaries of NorthWest Indiana Bancorp (incorporated herein by reference to Exhibit 21 of NWIN’s Annual Report on Form 10-K for the year ended December 31, 2017).

23.1	Consent of Plante & Moran, PLLC.

23.2	Consent of Barnes & Thornburg LLP (included in Exhibits 5.1 and 8.1).*

23.3	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 8.2).*

24	Powers of Attorney.*

99.1	Form of First Personal Financial Corp. proxy card.*

99.2	Consent of Piper Jaffray & Co.*

*	Previously filed.

(b) Financial Statement Schedules

Not applicable.

(c) Reports, Opinions, or Appraisals

Opinion of Piper Jaffray & Co. (included as Appendix B to the proxy statement/prospectus contained in this registration statement).

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(f) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(g) That every prospectus (1) that is filed pursuant to paragraph (f) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(j) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Munster, State of Indiana, on May 2, 2018.

NORTHWEST INDIANA BANCORP

By:	/s/ Benjamin J. Bochnowski
Benjamin J. Bochnowski President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

SIGNATURE	TITLE(S)	DATE

/s/ Benjamin J. Bochnowski Benjamin J. Bochnowski	President, Chief Executive Officer (Principal Executive Officer) and Director	May 2, 2018

/s/ Robert T. Lowry Robert T. Lowry	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 2, 2018

/s/ David A. Bochnowski* David A. Bochnowski	Executive Chairman of the Board	May 2, 2018

/s/ Edward J. Furticella* Edward J. Furticella	Director	May 2, 2018

/s/ Joel Gorelick* Joel Gorelick	Director	May 2, 2018

/s/ Kenneth V. Krupinski* Kenneth V. Krupinski	Director	May 2, 2018

/s/ Anthony M. Puntillo* Anthony M. Puntillo	Director	May 2, 2018

/s/ James L. Wieser* James L. Wieser	Director	May 2, 2018

/s/ Donald P. Fesko* Donald P. Fesko	Director	May 2, 2018

/s/ Amy W. Han* Amy W. Han	Director	May 2, 2018

/s/ Danette Garza* Danette Garza	Director	May 2, 2018

/s/ Robert E. Johnson, III* Robert E. Johnson, III	Director	May 2, 2018

*By:	/s/ Robert T. Lowry
Robert T. Lowry
Attorney-in-Fact